As filed with the Securities and Exchange Commission on May 1, 2007
Registration No. 333-
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SUPERIOR BANCORP
(Exact Name of Registrant as Specified in its Charter)

Delaware	6711	63-1201350
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

17 North 20th Street
Birmingham, Alabama 35203
(205) 327-1400
(Address, including Zip Code, and Telephone Number, including Area Code, of
Registrant’s Principal Executive Offices)

C. Stanley Bailey
Chairman and Chief Executive Officer
Superior Bancorp
17 North 20th Street
Birmingham, Alabama 35203
(205) 327-1400
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:

ROBERT E. LEE GARNER KIMBERLY L. HAGER Haskell Slaughter Young & Rediker, LLC 1400 Park Place Tower 2001 Park Place North Birmingham, Alabama 35203 (205) 251-1000	WILLIAM H. CAUGHRAN General Counsel Superior Bancorp 17 North 20th Street Birmingham, Alabama 35203 (205) 327-1400

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier, effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of		Proposed Maximum	Proposed Maximum
Securities To Be	Amount to be	Offering Price	Aggregate Offering	Amount of
Registered	Registered(1)	per Unit	Price(2)	Registration Fee
Common Stock, par value $.001 per share	6,651,264	N/A	$76,023,947.52	$2,333.94

(1)	Represents the maximum amount of common stock, par value $.001 per share of Superior Bancorp (“Superior Bancorp common stock”), issuable upon the consummation of the merger of People’s Community Bancshares, Inc. with and into Superior Bancorp, assuming the conversion of each outstanding share of common stock, par value $.01 per share of People’s Community Bancshares, Inc. (“People’s Community Bancshares common stock”), into 6,651,264 shares of Superior Bancorp common stock.

(2)	In accordance with Rule 457(f)(2), the registration fee is based on the aggregate book value of the number of shares of common stock of People’s Community Bancshares that will be received by the registrant pursuant to the merger.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further Amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

DATED MAY 1, 2007, SUBJECT TO COMPLETION
Proxy Statement of
People’s Community Bancshares, Inc.

Prospectus of
Superior Bancorp

PROPOSED MERGER — YOUR VOTE IS VERY IMPORTANT

The board of directors of People’s Community Bancshares, Inc. has unanimously approved a transaction that will result in the merger of People’s Community Bancshares with and into Superior Bancorp. The stockholders of People’s Community Bancshares are being asked to approve the merger at special meeting of the stockholders of People’s Community Bancshares.

If we complete the merger, People’s Community Bancshares stockholders will be entitled to receive 2.9036 shares of Superior Bancorp common stock for each share of People’s Community Bancshares common stock they own, subject to reduction if People’s Community Bancshares does not have a net worth, as defined in the merger agreement, of at least $25,959,000 at the effective time of the merger.

We expect that the merger will qualify as a reorganization under the Internal Revenue Code, in which case People’s Community Bancshares stockholders will not recognize gain or loss for federal income tax purposes upon the exchange of their shares of People’s Community Bancshares common stock for share of Superior Bancorp common stock. You should carefully read the description of material federal tax consequences beginning on page    of this prospectus/proxy statement and consult your own tax advisor.

We cannot complete the merger unless the stockholders of People’s Community Bancshares approve the merger agreement. The board of directors of People’s Community Bancshares unanimously recommends that you vote “FOR” the merger agreement and the merger.

People’s Community Bancshares will hold a special meeting of its stockholders to approve the merger. The place, date and time of the special meeting are as follows:

People’s Community Bancshares, Inc.
          , 2007

Superior Bancorp common stock is quoted on the NASDAQ Global Market under the ticker symbol “SUPR”.

YOUR VOTE IS IMPORTANT. Please take the time to vote on the proposals by completing and mailing the enclosed proxy card, even if you plan to attend the stockholders’ meeting.

This prospectus/proxy statement provides you with detailed information about the proposed merger. In addition, you may obtain information about Superior Bancorp from documents that Superior Bancorp has filed with the Securities and Exchange Commission. We encourage you to read this entire document carefully. You should also consider carefully the risk factors we describe beginning on page    of this prospectus/proxy statement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus/proxy statement is truthful or complete. Any representation to the contrary is a criminal offense. Shares of Superior Bancorp common stock are not bank accounts or deposits, are not federally insured by the FDIC and are not insured by any other state or federal agency.

This prospectus/proxy statement is dated          , 2007, and is first being mailed to the stockholders of People’s Community Bancshares on or about          , 2007.

PROSPECTUS/PROXY STATEMENT

This prospectus/proxy statement incorporates by reference important business and financial information about Superior Bancorp from documents that are not included in or delivered with this document. This information is available to you without charge upon your written or oral request. You can obtain documents incorporated by reference in this document, other than certain exhibits to those documents, by requesting them in writing or by telephone from the appropriate company at the following address:

Superior Bancorp	People’s Community Bancshares, Inc.
17 North 20th Street	25 South Links Avenue
Birmingham, Alabama 35203	Sarasota, Florida 34236
(205) 327-1400	(941) 365-5934
Attention: Carol Murcks	Attention: Denise Hagman

Superior Bancorp files quarterly and annual reports with the Securities and Exchange Commission. You can obtain free copies of this information through the SEC website at www.sec.gov or through Superior Bancorp’s website at www.superiorbank.com.

Stockholders requesting documents should do so by          , 2007, in order to receive them before the special meeting.  For additional information about Superior Bancorp and People’s Community Bancshares, see “Where You Can Find More Information” beginning on page   .

You should rely only on information provided in this prospectus/proxy statement. Neither Superior Bancorp nor People’s Community Bancshares has authorized anyone else to provide you with different information. The information in this prospectus/proxy statement about Superior Bancorp and its subsidiaries has been supplied by Superior Bancorp, and the information in this prospectus/proxy statement about People’s Community Bancshares and People’s Community Bank of the West Coast has been supplied by People’s Community Bancshares. Although neither Superior Bancorp nor People’s Community Bancshares has actual knowledge that would indicate that any statement or information (including financial statements) relating to the other party contained herein are inaccurate or incomplete, neither Superior Bancorp nor People’s Community Bancshares warrants the accuracy or completeness of such statements or information as they relate to any other party. Superior Bancorp is not making an offer of these securities in any state or jurisdiction where the offer is not permitted. Neither Superior Bancorp nor People’s Community Bancshares is soliciting proxies in any state where the solicitation of proxies is not permitted.

PEOPLE’S COMMUNITY BANCSHARES INC.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
to be held          , 2007
          .m.

Sarasota, Florida

NOTICE IS HEREBY GIVEN THAT People’s Community Bancshares, Inc. will hold a special meeting of stockholders on          , 2007, at          .m. at          for the following purposes:

1. Merger.  To consider and vote on the approval of the Agreement and Plan of Merger, dated as of January 18, 2007, under which People’s Community Bancshares will merge with and into Superior Bancorp, a Delaware-chartered thrift holding company headquartered in Birmingham, Alabama. The merger agreement, which describes the merger in more detail, is included in the accompanying prospectus/proxy statement as Annex A.

2. Adjournment.  To consider and vote on the adjournment of the special meeting to solicit additional proxies if there are insufficient votes to approve proposal 1.

Only stockholders of record at the close of business on          , 2007 will be entitled to notice of and to vote at the People’s Community Bancshares special meeting or any adjournments or postponements thereof. The approval of the merger agreement and the merger requires the approval of the holders of a majority of the shares of the People’s Community Bancshares common stock outstanding and entitled to vote at the meeting.

Stockholders of People’s Community Bancshares have a right to dissent from the proposed merger and obtain payment in cash of the appraised or fair value of their shares of People’s Community Bancshares common stock by complying with the applicable provisions of Florida law. The full text of Sections 607.1301 through 607.1320 of the Florida Statutes, which describes the procedures to be followed by stockholders who choose to dissent under Florida law, is included as Annex B to the prospectus/proxy statement and should be read carefully.

The board of directors of People’s Community Bancshares unanimously recommends that holders of People’s Community Bancshares common stock vote “FOR” the proposals listed above.

It is important that your shares be represented at the special meeting regardless of the number of shares you own. Even if you plan to attend the special meeting, we urge you to complete, sign and date the enclosed proxy card and return it in the envelope provided as promptly as possible. If you attend the special meeting, you may vote either in person or by proxy. You may revoke any proxy you give at any time before its exercise in the manner described in the prospectus/proxy statement.

BY ORDER OF THE BOARD OF DIRECTORS,

Neil D. McCurry, Jr.
Chief Executive Officer and President

          , 2007
Sarasota, Florida

DO NOT SEND STOCK CERTIFICATES WITH YOUR PROXY CARD.

i

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	What is People’s Community Bancshares proposing at the special meeting?

A:	At the special meeting, the stockholders of People’s Community Bancshares will be asked to approve the merger of People’s Community Bancshares into Superior Bancorp pursuant to the Agreement and Plan of Merger dated January 18, 2007, between Superior Bancorp and People’s Community Bancshares. If sufficient votes to approve the merger and the merger agreement are not received at the special meeting, the adjournment of the special meeting to solicit additional proxies will also be considered.

Q:	What should I do now?

A:	After carefully reviewing this document, please indicate on your proxy card how you want to vote and sign and date your proxy card. Mail your signed proxy card in the enclosed return envelope as soon as possible to ensure that your shares are represented at the special meeting.

If you sign, date and send in your proxy and do not indicate how you want to vote, your proxy will be voted in favor of the merger agreement and the merger and adjournment. If you do not sign and send in your proxy and if you do not attend and cast your vote in person at the special meeting, it will have the same effect as a vote against the merger agreement and the merger and adjournment.

Q:	What vote is required to approve the merger?

A:	Approval of the merger agreement and the merger requires the affirmative vote of a majority of the outstanding shares of the People’s Community Bancshares common stock.

Q.	What does the People’s Community Bancshares board of directors recommend?

A.	The board of directors of People’s Community Bancshares has unanimously approved and adopted the merger and the merger agreement. Accordingly, the board of directors of People’s Community Bancshares unanimously recommends that its stockholders vote “FOR” approval of the merger agreement and the merger and the adjournment of the special meeting, if necessary.

Q.	What will People’s Community Bancshares stockholders receive in the merger?

A.	People’s Community Bancshares stockholders will receive 2.9036 shares of Superior Bancorp common stock for each share of People’s Community Bancshares common stock they own, subject to adjustment as provided in the merger agreement.

Q.	What happens to options previously granted by People’s Community Bancshares with respect to the merger?

A.	All outstanding People’s Community Bancshares options will be cancelled and option holders will receive cash in exchange for each option equal to (1) the ten-day average closing price of Superior Bancorp common stock immediately preceding the effective date multiplied by the exchange ratio, less (2) the exercise price of such option. It is a condition to the closing of the merger that each holder of a People’s Community Bancshares option shall have executed an agreement to cancel such option as of the effective date of the merger and receive cash in exchange therefor. See “The Merger — The Merger Agreement — Treatment of People’s Community Bancshares Stock Options” on page .

Q:	Will People’s Community Bancshares stockholders be able to trade Superior Bancorp common stock they receive pursuant to the merger?

A:	Yes. Superior Bancorp common stock issued pursuant to the merger will be registered under the Securities Act of 1933 and will be listed on the NASDAQ Global Market under the ticker symbol “SUPR”. All shares of Superior Bancorp common stock that you receive pursuant to the merger will generally be freely transferable unless you are deemed an affiliate of People’s Community Bancshares at the time of the merger. Affiliates of People’s Community Bancshares may, however, be able to freely sell the shares they receive pursuant to the merger, subject to the terms of any “lock-up” agreement and any applicable securities regulations. See “The Merger — Resale of Superior Bancorp Common Stock by Affiliates” on page .

Q:	Can I change my vote after I have mailed my signed proxy card?

A:	Yes. You can change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card. If you choose either of these two methods, you must submit your notice of revocation or your new proxy card to People’s Community Bancshares at the address below, before the special meeting. Third, you can attend the special meeting and vote in person. Simply attending the meeting, however, will not revoke your proxy.

Q:	Should I send in my stock certificates now?

A:	No. After the merger is completed, we will send you written instructions on exchanging your People’s Community Bancshares stock certificates for Superior Bancorp stock certificates.

Q:	When do you expect the merger to be completed?

A:	We expect to complete the merger in the second or third quarter of 2007. However, we cannot assure you when or if the merger will occur. We must first obtain the approvals of the stockholders of People’s Community Bancshares and the necessary regulatory approvals, and various conditions specified in the merger agreement must be satisfied or waived.

Q:	Who can help answer my questions?

A:	If you have more questions about the merger or the special meeting or if you need additional copies of this prospectus/proxy statement, you should contact:

People’s Community Bancshares, Inc.
25 South Links Avenue
Sarasota, Florida 34236
Attention: Denise Hagman
Telephone: (941) 365-5934

SUMMARY OF PROSPECTUS/PROXY STATEMENT

This summary highlights selected information from this prospectus/proxy statement and may not contain all of the information that is important to you. For a more complete understanding of this merger and for a more complete description of the legal terms of the merger agreement, you should carefully read this entire prospectus/proxy statement and the documents to which we have referred you. This will help you to understand the merger and related matters fully and their legal terms.

The Companies
(See pages   and  )

Superior Bancorp
17 North 20th Street
Birmingham, Alabama 35203
(205) 327-1400

Superior Bancorp is a Delaware-chartered thrift holding company headquartered in Birmingham, Alabama. Superior Bancorp offers a broad range of banking and related services through Superior Bank, its principal subsidiary. Superior Bank is a federal savings bank with a total of 60 branches in Alabama and Florida. Superior Bank also has loan production offices in Montgomery, Alabama and Tallahassee, Florida and operates 19 consumer finance offices in Northeast Alabama. At December 31, 2006, Superior Bancorp had assets of approximately $2.441 billion, loans of approximately $1.640 billion, deposits of approximately $1.871 billion and stockholders’ equity of approximately $276 million.

Superior Bancorp common stock is traded on the NASDAQ Global Market under the symbol “SUPR”. Superior Bancorp was known as The Banc Corporation until May 18, 2006, when its stockholders approved the change of its corporate name to Superior Bancorp. As used in this prospectus/proxy statement, the term “Superior Bancorp” refers to Superior Bancorp and its subsidiaries and affiliates, including Superior Bank, unless the context requires otherwise.

People’s Community Bancshares, Inc.
25 South Links Avenue
Sarasota, Florida 34236
(941) 365-5934

People’s Community Bancshares is a Florida bank holding company, headquartered in Sarasota, Florida. People’s Community Bank of the West Coast, a wholly-owned subsidiary of People’s Community Bancshares, is a Florida-chartered bank. People’s Community Bank has three branches in Sarasota, Venice and Bradenton, Florida. At December 31, 2006, People’s Community Bancshares had assets of approximately $323 million, loans of approximately $246 million, deposits of approximately $244 million and stockholders’ equity of approximately $26.2 million.

As used in this prospectus/proxy statement, the term “People’s Community Bancshares” refers to People’s Community Bancshares and its subsidiaries, including People’s Community Bank of the West Coast, unless the context requires otherwise.

The Special Meeting
(See page   )

People’s Community Bancshares will hold a special meeting of stockholders on          , 2007, at                    .m., local time, at     , Sarasota, Florida.

At the special meeting, stockholders will be asked to vote on a proposal to approve and adopt the merger agreement providing for the merger of People’s Community Bancshares with and into Superior Bancorp, the merger and the adjournment of the special meeting to solicit additional proxies, if necessary.

The Merger
(See page   )

If the conditions for completing the merger are satisfied, People’s Community Bancshares will merge with and into Superior Bancorp. Superior Bancorp will be the surviving corporation and People’s Community Bancshares will cease to exist. In connection with the merger, we anticipate that on or after the effective date of the merger, Superior Bank will purchase substantially all of the assets of and assume substantially all of the liabilities of People’s Community Bank.

We have attached the merger agreement to this prospectus/proxy statement as Annex A. The merger agreement is the legal document that establishes the terms and conditions of the merger, and you should read the entire merger agreement carefully.

Board of Directors of the Surviving Corporation
(See page   )

After the effective time of the merger, the boards of directors of Superior Bancorp and its subsidiaries, including Superior Bank, will consist of those persons serving before the effective time. At the first board meeting following the effective date of the merger, Superior Bancorp will elect to its board one individual who is currently an independent director of People’s Community Bancshares.

Reasons for the Merger
(See page   )

In reaching its decision to approve and adopt the merger agreement, the board of directors of Superior Bancorp considered a number of factors as generally supporting its decision, including the following:

•	the high-growth market available in central Florida;

•	the growth potential in Florida for a billion-dollar thrift;

•	the numerous customer relationships of People’s Community Bank in Sarasota and Manatee Counties;

•	the expected impact on future earnings of the combined companies;

•	the expected impact on stockholder value of the combined companies;

•	the financial terms of recent business combinations in the financial services industry and a comparison of the multiples of selected combinations with the terms of the proposed transaction with People’s Community Bancshares; and

•	the opinion of Sandler O’Neill & Partners, L.P. that the consideration for which shares of People’s Community Bancshares common stock will be exchanged in the merger agreement is fair from a financial point of view to Superior Bancorp.

In reaching its decision to approve and adopt the merger agreement, the board of directors of People’s Community Bancshares considered a number of factors as generally supporting its decision, including the following:

•	the value of the consideration to be received by People’s Community Bancshares stockholders relative to the value of its common stock;

•	certain information concerning the financial condition, results of operations and business prospects of Superior Bancorp;

•	the financial terms of recent business combinations in the financial services industry and a comparison of the multiples of selected combinations with the terms of the proposed transaction with Superior Bancorp;

•	the alternatives to the merger, including remaining an independent institution;

•	the competitive and regulatory environment for financial institutions generally;

•	the fact that the merger will enable People’s Community Bancshares stockholders to exchange their shares of common stock for shares of common stock of a financial institution, the stock of which is publicly traded on the NASDAQ Global Market, and that the consideration will be received tax-free; and

•	the opinion of Hovde Financial that the consideration for which shares of People’s Community Bancshares common stock will be exchanged in the merger is fair from a financial point of view.

Board of Directors of People’s Community Bancshares Recommends Stockholder Approval

The board of directors of People’s Community Bancshares believes that the merger is in the best interests of its company and its stockholders and recommends that stockholders vote “FOR” the approval of the merger agreement and the merger.

Opinion of People’s Community Bancshares’ Financial Advisor
(See page   )

Hovde Financial delivered a written opinion to the board of directors of People’s Community Bancshares to the effect that, as of January 18, 2007, and subject to various conditions and limitations in its opinion, the consideration for which shares of People’s Community Bancshares common stock will be exchanged in the merger is fair from a financial point of view to People’s Community Bancshares stockholders.

The opinion is attached to this prospectus/proxy statement as Annex C. You should read the entire opinion carefully in connection with your consideration of the merger.

Vote Required

To approve the merger, a majority of the outstanding shares of People’s Community Bancshares common stock entitled to vote at the special meeting must vote “FOR” the merger agreement and the merger. To approve the adjournment of the special meeting to solicit additional proxies, more of the shares of People’s Community Bancshares common stock voting at the special meeting must vote “FOR” the adjournment than vote against the adjournment.

People’s Community Bancshares Stockholders Will Receive Shares of Superior Bancorp Common Stock
(See page   )

When the merger is completed, People’s Community Bancshares stockholders will have the right to receive 2.9036 shares of Superior Bancorp common stock in exchange for each share of People’s Community Bancshares common stock they own, subject to the following provisions. In the event that the actual net worth, as defined in the merger agreement, of People’s Community Bancshares is less than $25,959,000 on the effective date of the merger, then the exchange ratio will be reduced by a factor equal to the percentage obtained by dividing (a) the amount by which the net worth of People’s Community Bancshares is less than $25,959,000 by (b) $25,959,000.

People’s Community Bancshares Optionholders Will Receive Cash in Consideration for the Value of Their Options
(See page   )

At the effective time of the merger, all outstanding options to purchase People’s Community Bancshares common stock will be cancelled and each holder of an option will be entitled to receive in exchange for each option cash per share equal to the amount resulting when the number of options held by such a holder is multiplied by the per option value. The per option value equals (1) the ten-day average closing price of Superior Bancorp common stock immediately preceding the effective date multiplied by the exchange ratio, less (2) the exercise price per share of People’s Community Bancshares common stock subject to such option.

It is a condition to the closing of the merger that each holder of a People’s Community Bancshares option has entered into an agreement to surrender his or her option as of the effective date of the merger in exchange for the consideration described above.

Listing of Superior Bancorp Common Stock
(See page   )

Superior Bancorp common stock issued pursuant to the merger will be registered under the Securities Act of 1933 and will be listed on the NASDAQ Global Market under the ticker symbol “SUPR”. Shares of Superior Bancorp common stock issued to People’s Community Bancshares stockholders will be freely transferable unless the stockholder is an affiliate of People’s Community Bancshares at the time of the merger. Affiliates of People’s Community Bancshares may, however, be able to freely sell the shares they receive in the merger subject to the terms of any lock-up agreement and any applicable securities regulations.

Other Interests of Officers and Directors of People’s Community Bancshares in the Merger
(See page   )

You should be aware that the officers and directors of People’s Community Bancshares, who are also stockholders of People’s Community Bancshares, have interests in the merger that are different from or in addition to your interests. These differing interests include the following:

•	Superior Bancorp will continue to indemnify People’s Community Bancshares’ and its subsidiaries’ current directors and executive officers under the merger agreement, and People’s Community Bancshares has agreed to provide these individuals with extended directors’ and officers’ insurance for a period of four years following the effective date of the merger;

•	Superior Bancorp will elect one independent director of the current People’s Community Bancshares board to its board of directors at the first board meeting following the effective date of the merger;

•	Neil D. McCurry, Jr., Rick Halloran, Dorothy S. Barth and Christopher Pennewill of People’s Community Bancshares have entered into employment agreements with Superior Bancorp that will become effective immediately prior to completion of the merger;

•	Pursuant to their amended Salary Continuation Agreements with People’s Community Bancshares, Neil D. McCurry, Jr., Rick Halloran, Dorothy S. Barth and Christopher Pennewill will be paid $1,500,000, $121,500, $201,000 and $72,000, respectively, on January 8, 2008, if the merger is completed; and

•	Each non-director officer who owns 5% or more of the outstanding stock of People’s Community Bancshares and each director of People’s Community Bancshares has executed a support agreement to vote his shares for the merger, not to transfer his shares prior to the merger, not to exercise any stock options and not to compete with Superior Bank for a period of two years following the merger.

Share Ownership of Directors and Executive Officers
(See page   )

As of March 31, 2007, the directors and executive officers of People’s Community Bancshares and People’s Community Bank beneficially owned and were entitled to vote approximately 950,234 shares, or approximately 41.48% of the outstanding shares, of People’s Community Bancshares common stock. These executive officers and directors have agreed in writing to vote all shares of People’s Community Bancshares common stock for which they have voting power in favor of the merger agreement and the merger.

Conditions to the Completion of the Merger
(See page   )

In order to complete the merger, Superior Bancorp and People’s Community Bancshares must satisfy a number of mutual conditions, including the following:

•	the merger agreement and the merger will have been approved by the People’s Community Bancshares stockholders;

•	all necessary regulatory approvals and consents will have been received from the Office of Thrift Supervision, the SEC and other regulatory agencies and for any contract and permit required for the consummation of the merger;

•	no court or governmental agency will have enacted, issued or enforced any law or order or taken any other action to prohibit or restrict the merger;

•	all other consents will have been obtained that are required for consummation of the merger for the prevention of a default under any contract or permit which, if not obtained, is reasonably likely to have a material adverse effect on the party subject to the contract or permit;

•	the registration statement of which this prospectus/proxy statement is a part will have been declared effective by the SEC and will not be subject to a stop order, and no other proceedings will be threatened or pending by any state or federal agency; and

•	Superior Bancorp and People’s Community Bancshares will each have received an opinion of Haskell Slaughter Young & Rediker, LLC, regarding the tax consequences of the merger.

The obligation of Superior Bancorp to complete the merger is subject to the satisfaction or waiver of the following conditions, among others:

•	all representations and warranties of People’s Community Bancshares will be true and correct in all material respects;

•	People’s Community Bancshares will have performed in all material respects all agreements and covenants required by the merger agreement to be performed by People’s Community Bancshares;

•	People’s Community Bancshares will have a net worth, as defined in the merger agreement, of not less than $25,959,000;

•	People’s Community Bancshares will have provided certain closing certificates with respect to the merger and the financial and regulatory condition of People’s Community Bancshares and its subsidiaries;

•	People’s Community Bancshares’ legal counsel, Igler & Dougherty, P.A., will have provided an opinion to Superior Bancorp as required by the merger agreement;

•	People’s Community Bancshares will have used its best efforts to obtain an agreement from each director, executive officer and affiliate of People’s Community Bancshares, regarding the sale and disposition of each such person’s stock;

•	the number of shares as to which People’s Community Bancshares stockholders have exercised dissenters’ rights of appraisal will not exceed 10% of the outstanding shares of People’s Community Bancshares;

•	Superior Bancorp will have received a letter from Sandler O’Neill & Partners, L.P. confirming its opinion prior to the date of the merger agreement that the exchange ratio is fair to the stockholders of Superior Bancorp from a financial point of view;

•	the board of directors of Superior Bancorp will not have made a determination that the merger has become impractical because of any state of war, declaration of a banking moratorium or a general suspension of trading of Superior Bancorp common stock on the NASDAQ Global Market;

•	each of the officers and directors of People’s Community Bancshares will have delivered a letter to Superior Bancorp to the effect that he or she is not aware of any claims he or she may have against People’s Community Bancshares;

•	People’s Community Bancshares will have paid off in full and terminated, without penalty or cost to Superior Bancorp or People’s Community Bancshares, the People’s Community Bancshares’ line of credit, and all liens and collateral for such line of credit will have been released in full;

•	Superior Bancorp will not be required to make any payment to any person in connection with the merger which in the reasonable opinion of Superior Bancorp will be subject to the excise tax imposed on excess parachute payments by Section 4999 of the Internal Revenue Code and/or for which Superior Bancorp will receive no deduction by virtue of Section 280G of the code; and

•	all holders of People’s Community Bancshares’ options will have entered into agreements to surrender their respective People’s Community Bancshares options in exchange for the payment of cash contemplated by the merger agreement.

The obligations of People’s Community Bancshares are subject to the satisfaction or waiver of the following conditions:

•	all representations and warranties of Superior Bancorp will be true and correct in all material respects;

•	Superior Bancorp will have performed in all material respects all agreements and covenants required by the merger agreement to be performed by Superior Bancorp;

•	Superior Bancorp will have provided certain closing certificates with respect to the merger and the financial and regulatory condition of Superior Bancorp and its subsidiaries;

•	People’s Community Bancshares will have received the opinion of Superior Bancorp’s General Counsel as required by the merger agreement;

•	People’s Community Bancshares will have received a letter from Hovde Financial confirming its opinion as of the date of the merger agreement that the exchange ratio is fair to the stockholders of People’s Community Bancshares from a financial point of view;

•	the shares of Superior Bancorp common stock to be issued in the merger will have been approved for listing on the NASDAQ Global Market; and

•	the board of directors of People’s Community Bancshares will not have made a determination that the merger has become impractical because of any state of war, declaration of a banking moratorium or a general suspension of trading of Superior Bancorp common stock on the NASDAQ Global Market.

Except for stockholder approval and other legal and regulatory requirements, any condition to the merger may be waived by the company entitled to assert the condition.

Regulatory Approvals
(See page   )

The merger of People’s Community Bancshares with Superior Bancorp and related acquisition of People’s Community Bank must be approved by the Office of Thrift Supervision, the Florida Office of Financial Regulation and the Board of Governors of the Federal Reserve System. Superior Bancorp filed on April 20, 2007, all of the required notices and applications with the Office of Thrift Supervision and the Florida Office of Financial Regulation.

No Solicitation of Another Business Combination By People’s Community Bancshares
(See page   )

People’s Community Bancshares has agreed that it will not initiate or encourage any discussions regarding a business combination of People’s Community Bancshares with any other party.

Termination of the Merger Agreement
(See page   )

The boards of directors of Superior Bancorp and People’s Community Bancshares may mutually agree to terminate the merger agreement without completing the merger even after the stockholders of People’s Community Bancshares approve the merger. In addition, either Superior Bancorp or People’s Community Bancshares can terminate the merger agreement even after the stockholders of People’s Community Bancshares approve the merger if any of the following occurs:

•	The other party is in material breach of its representations or warranties under the merger agreement, the breach has not been or cannot be cured within 30 days after notice of the breach, and the breach would provide the non-breaching party the ability to refuse to consummate the merger;

•	The other party is in material breach of any of its covenants or other agreements under the merger agreement, and as a result of such breach, one of the conditions to the merger cannot be satisfied or cured within 30 days after notice of the breach; or

•	The merger is not completed by December 31, 2007.

People’s Community Bancshares may terminate the merger agreement in any of the following events:

•	if before the approval of the merger agreement by the stockholders of People’s Community Bancshares, the board of directors of People’s Community Bancshares has (1) withdrawn or modified or changed its recommendation or approval of the merger agreement and the merger consideration in a manner adverse to Superior Bancorp to approve and permit People’s Community Bancshares to accept a superior proposal, and (2) determined after consideration of written advice of People’s Community Bancshares’ legal counsel that the termination of the merger agreement is necessary to comply with the board’s fiduciary duties under applicable laws; provided, however, that at least two business days before any such termination People’s Community Bancshares will negotiate with Superior Bancorp to amend the merger agreement to enable People’s Community Bancshares to proceed with the merger (the “Fiduciary Duty Termination Rights”); or

•	if its board of directors determines by majority vote that at any time during the five-business-day period commencing on the date that all regulatory approvals and consents are received (the determination date) that, on the determination date, (1) the ten-day average closing price of Superior Bancorp common stock is less than $9.56 and (2) the number obtained by dividing the ten-day average closing price of Superior Bancorp on the determination date by $11.25 is less than the Bank Index Ratio minus 0.15. The Bank Index Ratio is equal to the quotient obtained by dividing the ten-day average of the NASDAQ Bank Index as reported on NASDAQ immediately preceding the determination date by 3,386.64. People’s Community Bancshares must give Superior Bancorp notice of its election to terminate and Superior Bancorp will have the option to pay additional consideration in stock, cash or a combination of both so that the aggregate consideration will be valued at the lesser of (1) the product obtained by multiplying (A) the product of 0.85 and $11.25 by (B) the exchange ratio and (2) the product obtained by multiplying (A) the product of the Bank Index Ratio and $11.25 by (B) the exchange ratio. If Superior Bancorp elects to pay such additional consideration within the five-day period, the merger agreement will not terminate.

Superior Bancorp may terminate the merger agreement in any of the following events (the “Superior Bancorp Termination Rights”):

•	the board of directors of People’s Community Bancshares fails to reaffirm its approval of the merger upon Superior Bancorp’s request or resolves not to reaffirm its approval of the merger;

•	the board of directors of People’s Community Bancshares does not include in its proxy statement its recommendation, without modification or qualification, that People’s Community Bancshares stockholders approve the merger or withdraws, qualifies or modifies, or proposes publicly to withdraw, qualify or modify, in any manner adverse to Superior Bancorp, its recommendation to People’s Community Bancshares stockholders to approve the merger;

•	the board of directors of People’s Community Bancshares affirms, recommends or authorizes entering into any business combination other than the merger or the board of People’s Community Bancshares does not recommend against any tender or exchange offer or takes no position with respect to any tender or exchange offer within ten business days of commencement of a tender or exchange offer; or

•	the board of directors of People’s Community Bancshares negotiates or authorizes any negotiations with a third party regarding a proposal other than the merger.

Superior Bancorp may also terminate the merger agreement if the number of shares as to which People’s Community Bancshares stockholders have exercised dissenters’ rights of appraisal exceeds 10% of the outstanding shares of People’s Community Bancshares.

Termination Fees
(See page   )

If (1) People’s Community Bancshares terminates the merger agreement pursuant to its Fiduciary Duty Termination Rights or (2) Superior Bancorp terminates the merger agreement pursuant to the Superior Bancorp Termination Rights, and People’s Community Bancshares thereafter enters into a definitive agreement with respect to an acquisition proposal or transaction, then People’s Community Bancshares will pay to Superior Bancorp a termination fee of $3,250,000 upon the consummation of the transaction contemplated by such agreement.

Accounting Treatment
(See page   )

The merger will be accounted for using the purchase method of accounting for financial reporting purposes.

Material Federal Income Tax Consequences
(See page   )

Superior Bancorp and People’s Community Bancshares expect that the merger will qualify as a reorganization under the Internal Revenue Code. Haskell Slaughter Young & Rediker, LLC, will opine that the merger will qualify as a reorganization for federal income tax purposes. If the merger does qualify as a reorganization, People’s Community Bancshares stockholders will generally not recognize gain or loss for federal income tax purposes upon the exchange of their shares of People’s Community Bancshares common stock for Superior Bancorp common stock. The tax consequences of the merger to you will depend on the facts of your own situation. You are advised to consult your tax advisor as to the tax consequences of the merger to you.

Dissenters’ Rights of Appraisal of People’s Community Bancshares Stockholders
(See page   )

If you are a People’s Community Bancshares stockholder, you have the right to dissent from the merger under Florida law and receive payment in cash of the “fair value” of your shares of People’s Community Bancshares common stock if you do not vote in favor of the merger agreement and the merger and give written notice (satisfying the requirements of Florida law) to People’s Community Bancshares before the special meeting that you plan to exercise dissenters’ rights of appraisal.

Differences in Stockholders’ Rights
(See page   )

If you are a People’s Community Bancshares stockholder, you will become a stockholder of Superior Bancorp when the merger is completed unless you exercise your dissenters’ rights. The rights of Superior Bancorp stockholders differ from the rights of People’s Community Bancshares stockholders in certain significant ways as a result of provisions of Superior Bancorp’s restated certificate of incorporation and bylaws and Delaware law.

Risk Factors
(See page   )

See “Risk Factors” for a discussion of certain risk factors related to the merger and the business of Superior Bancorp.

MARKET PRICE AND DIVIDEND INFORMATION

Superior Bancorp common stock currently trades on the NASDAQ Global Market under the ticker symbol “SUPR”. Superior Bancorp common stock traded on the NASDAQ Global Market under the ticker symbol “TBNC” through May 18, 2006. As of April 30, 2007, there were approximately 3,108 record holders of Superior Bancorp common stock. The following table sets forth, for the calendar periods indicated, the range of high and low reported sales prices:

	High	Low

2005
First Quarter	$11.25	$8.00
Second Quarter	10.85	9.25
Third Quarter	10.91	10.34
Fourth Quarter	12.00	10.49
2006
First Quarter	$11.94	$10.70
Second Quarter	11.87	10.71
Third Quarter	11.93	10.54
Fourth Quarter	11.89	10.39
2007
First Quarter	$11.87	$10.57
Second Quarter (through April 30, 2007)	10.99	10.30

On January 18, 2007, the closing price for Superior Bancorp common stock before the public announcement of the merger was $11.02 per share. On April 30, 2007, the closing price for Superior Bancorp common stock was $10.37 per share.

People’s Community Bancshares common stock is not listed for quotation on any stock exchange. As of March 31, 2007, there were approximately 420 record holders of People’s Community Bancshares common stock. There is no active market for People’s Community Bancshares common stock, although management generally is aware of transactions in its common stock. The range of prices per share of People’s Community Bancshares common stock involved in such transactions during 2005 and 2006 was between $13.50 and $24.00. The last private trade of People’s Community Bancshares common stock that management is aware of was at $24.00 per share in March 2007.

Dividends

Holders of Superior Bancorp common stock are entitled to receive dividends when, as and if declared by its board of directors. Superior Bancorp derives cash available to pay dividends primarily, if not entirely, from dividends paid to Superior Bancorp by its subsidiaries. There are certain restrictions that limit Superior Bank’s ability to pay dividends to Superior Bancorp and, in turn, Superior Bancorp’s ability to pay dividends to its stockholders. Superior Bancorp’s ability to pay dividends will depend on its earnings and financial condition, liquidity and capital requirements, the general economic and regulatory climate, its ability to service any equity or debt obligations senior to Superior Bancorp common stock and other factors deemed relevant by its board of directors. Superior Bancorp does not currently pay dividends on its common stock, but expects to evaluate its common stock dividend policy from time to time as circumstances indicate, subject to applicable regulatory restrictions.

Although thrift holding companies are not currently subject to specific capital requirements or specific restrictions on the payment of dividends or other capital distributions, federal regulations prescribe such restrictions on subsidiary savings institutions, as described below. Superior Bank must notify the Office of Thrift Supervision 30 days before declaring any dividend to Superior Bancorp. In addition, the financial impact of a holding company on its subsidiary institution is a matter that is evaluated by the Office of Thrift Supervision, and the Office

of Thrift Supervision has authority to order cessation of activities or divestiture of subsidiaries deemed to pose a threat to the safety and soundness of the institution.

Superior Bancorp paid dividends on its preferred stock aggregating $4.92 per preferred share in 2005. All preferred stock of Superior Bancorp was converted into Superior Bancorp common stock effective July 1, 2005.

Holders of People’s Community Bancshares common stock are entitled to receive dividends when, as and if declared by the board of directors. People’s Community Bancshares funds that are available to pay dividends come from dividends it receives from People’s Community Bank. There are certain restrictions that limit People’s Community Bank’s ability to pay dividends to People’s Community Bancshares under Florida law and, in turn, People’s Community Bancshares’ ability to pay dividends to its stockholders. People’s Community Bancshares’ ability to pay dividends depends on its earnings and financial condition, liquidity and capital requirements, and other factors deemed relevant by its board of directors. The most recent dividend paid by People’s Community Bancshares was $0.10 per share in June 2006.

COMPARATIVE PER SHARE INFORMATION

The following summary presents selected information about Superior Bancorp’s and People’s Community Bancshares’ income per share and book value per share of common stock, respectively, in comparison with pro forma information giving effect to the merger. The selected financial information should be read in conjunction with the historical consolidated financial statements of Superior Bancorp, the historical consolidated financial statements of People’s Community Bancshares and the related notes thereto.

The following information is not necessarily indicative of the combined results of operations or combined financial position that would have resulted had the merger been consummated at the beginning of the periods indicated, nor is it necessarily indicative of the future combined results of operations or financial position.

Year Ended
December 31, 2006

Net Income per Common Share — Basic
Superior Bancorp
Historical	$.21
Pro Forma Combined	.25
People’s Community Bancshares
Historical (unaudited)	1.52
Pro Forma Equivalent	.73
Net Income per Common Share — Diluted
Superior Bancorp
Historical	$.21
Pro Forma Combined	.24
People’s Community Bancshares
Historical (unaudited)	1.49
Pro Forma Equivalent	.70
Book Value per Common Share
Superior Bancorp
Historical	$7.97
Pro Forma Combined	8.48
People’s Community Bancshares
Historical	11.43
Pro Forma Equivalent	24.62
Dividends Declared per Common Share
Superior Bancorp	—
People’s Community Bancshares (unaudited)	.10
People’s Community Bancshares Pro Forma Equivalent	.03

UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated financial information is based on the historical financial statements of Superior Bancorp and People’s Community Bancshares and has been prepared to illustrate the effects of the merger of People’s Community Bancshares with and into Superior Bancorp. The unaudited pro forma condensed consolidated statement of financial condition as of December 31, 2006 and the unaudited pro forma condensed consolidated statement of operation and for the year ended December 31, 2006 give effect to this merger, accounted for under the purchase method of accounting.

The unaudited pro forma condensed consolidated statement of income for the year ended December 31, 2006 is based on the audited financial statements of Superior Bancorp and People’s Community Bancshares included or incorporated by reference in this prospectus/proxy statement. This unaudited pro forma condensed consolidated statement of income gives effect to the transaction as if it had been consummated as of January 1, 2006. The unaudited pro forma condensed consolidated financial statements do not give effect to any anticipated cost savings or revenue enhancements in connection with the transaction.

The unaudited pro forma condensed consolidated financial statements should be considered together with the historical financial statements of Superior Bancorp and People’s Community Bancshares, including the respective notes to those statements, included or incorporated by reference in this prospectus/proxy statement. The pro forma information is based on certain assumptions described in the accompanying Note 1 to Unaudited Pro Forma Condensed Consolidated Financial Information and does not necessarily indicate the consolidated financial position or the results of operations in the future or the consolidated financial position or the results of operations that would have been realized had the merger transaction been consummated during the period or as of the date for which the pro forma information is presented.

Superior Bancorp and Subsidiaries

Unaudited Pro Forma Condensed Consolidated Statement of Financial Condition
As of December 31, 2006

	Historical
		People’s	Pro Forma
		Community	Acquisition		Pro Forma
	Superior Bancorp	Bancshares	Adjustments		Consolidated
	(In thousands, except per share data)

ASSETS
Cash and due from banks	$49,783	$7,458	$(3,575	)(b)	$53,566
			(100	)(c)
Interest bearing deposits in other banks	10,994	486	—		11,480
Federal funds sold	25,185	13,970	—		39,155
Investment securities	354,716	42,719	(173	)(b)	397,262
Tax lien certificates	16,313	—	—		16,313
Mortgage loans held for sale	24,433	—	—		24,433
Loans, net of unearned income	1,639,528	249,719	(2,938	)(b)	1,886,309
Less: Allowance for loan losses	(18,892)	(3,284)	—		(22,176)

Net loans	1,620,636	246,435	(2,938)		1,864,133

Premises and equipment, net	94,626	2,316	(100	)(b)	96,842
Accrued interest receivable	14,387	1,597	—		15,984
Stock in FHLB	12,382	2,221	—		14,603
Cash surrender value of life insurance	40,598	3,455	—		44,053
Goodwill and intangible assets	129,520	—	7,360	(b)	187,614
			50,734	(b)
Other assets	47,417	2,403	(1,399	)(b)	48,421

Total assets	$2,440,990	$323,060	$49,809		$2,813,859

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$1,870,841	$244,185	$(1,755	)(b)	$2,113,271
Advances from FHLB	187,840	38,000	(820	)(b)	225,020
Federal funds borrowed and security repurchase agreements	23,415	4,037	—		27,452
Notes payable	5,545	4,275	—		9,820
Junior subordinated debentures owed to unconsolidated subsidiary trusts	44,006	4,124	(209	)(b)	47,921
Capital lease obligation	3,798	—	—		3,798
Accrued expenses and other liabilities	29,458	2,246	4,716	(b)	36,420

Total liabilities	2,164,903	296,867	1,932		2,463,702
Stockholders’ Equity
Common stock	35	23	(23	)(a)	42
			7	(b)
Surplus	253,815	25,811	382	(a)	327,878
			47,970	(b)
			(100	)(c)
Retained earnings	26,491	571	(571	)(a)	26,491
Accumulated other comprehensive loss	(1,452)	(212)	212	(a)	(1,452)
Treasury stock, at cost	(716)	—	—		(716)
Unearned ESOP stock	(2,086)	—	—		(2,086)

Total stockholders’ equity	276,087	26,193	47,877		350,157

Total liabilities and stockholders’ equity	$2,440,990	$323,060	$49,809		$2,813,859

Number of common shares outstanding	34,652	2,291	6,652	(b)	41,304

Total book value per common share	$7.97	$11.43			$8.48

Tangible book value per common share	$4.23	$11.43			$3.94

Equivalent pro forma book value per common share exchanged for People’s Community Bancshares common shares					$24.62

(a)	— To eliminate equity of People’s Community Bancshares.

(b)
— To record issuance of common stock and cash payments to purchase 100% of People’s Community Bancshares; to record assets acquired and liabilities assumed at their estimated fair market values and related merger and transaction costs. See Note 1 to Unaudited Proforma Condensed Consolidated Financial Information for detail.

(c)	— To record estimated direct costs of issuing common stock.

Professional fees	$50
Printing costs	50

$100

Superior Bancorp and Subsidiaries

Unaudited Pro Forma Condensed Consolidated Statement of Income
For the Year Ended December 31, 2006

	Historical
		People’s		Pro Forma
	Superior	Community		Acquisition		Pro Forma
	Bancorp	Bancshares		Adjustments		Consolidated
	(In thousands, except per share data)

Interest income	$108,777	$20,289		$1,487	(a)	$130,369
				(184	)(e)
Interest expense	61,383	9,749		1,683	(b)	72,815

Net interest income	47,394	10,540		(380)		57,554
Provision for loan losses	2,500	667		—		3,167

Net interest income after provision for loan losses	44,894	9,873		(380)		54,387
Noninterest income	11,811	1,196		—		13,007
Noninterest expenses
Salaries and employee benefits	26,805	4,329		—		31,134
Occupancy, furniture and equipment expense	7,754	955		(20	)(g)	8,689
Management separation costs	265	—		—		265
Other operating expenses	14,961	629		1,338	(c)	16,928

Noninterest expenses	49,785	5,913		1,318		57,016

Income before income taxes	6,920	5,156		(1,698)		10,378
Income tax expense	1,923	1,712		(628	)(d)	3,007

Net income	$4,997	$3,444		$(1,070)		$7,371

Basic net income per common share	$0.21	$1.52	(h)			$0.25

Diluted net income per common share	$0.21	$1.49	(h)			$0.24

Weighted average common shares outstanding	23,409	2,273	(h)	6,652	(f)	30,061

Weighted average common shares outstanding, assuming dilution	24,034	2,305	(h)	6,652	(f)	30,686

Dividends declared per common share	$—	$.10				$.01

Pro forma equivalent net income and dividends per common share for Superior common shares exchanged for People’s Community Bancshares common shares
Basic						$0.73

Diluted						$0.70

Dividends per common share						$0.03

(a)	— To record amortization of fair value adjustment of loans and investments over a 3- to 4-year period using straight-line and accelerated methods which approximate the interest method.

(b)	— To record amortization of fair value adjustment of deposits and borrowings over a 1- to 29-year period using straight-line and accelerated methods which approximate the interest method.

(c)	— To record amortization of core deposit intangible over a 10-year period using an accelerated method.

Amortization

Year 1	$1,338
Year 2	1,204
Year 3	1,071
Year 4	937
Year 5	803
Year 6	669
Year 7	535
Year 8	401
Year 9	268
Year 10	134

(d)	— To record the tax effect of the interest amortization adjustments at a 37% marginal tax rate.

(e)	— Adjust interest income for loss of earnings due to cash payments at the federal funds rate of 5%.

(f)	— Common stock issued to acquire People’s Community Bancshares.

(g)	— To record reduction in depreciation expense related to decrease in carrying value of equipment and software.

(h)	— Unaudited.

Note 1 — Unaudited Pro Forma Condensed Consolidated Financial Information

	People’s Community
	Bancshares
	(In thousands, except
	per share amounts)

Outstanding shares of acquired corporation	2,291
Exchange ratio per merger agreement	2.9036

Total Superior Bancorp shares to be issued	6,652
Fair value of Superior Bancorp stock	$11.15	(a)

Fair value of stock to be issued	$74,170
Net cash paid to cancel outstanding stock options	2,120	(b)
Pro forma transaction costs	535	(c)

Total pro forma purchase price	76,825

Net assets of acquired corporation per historical financial statements	26,193
Increase (decrease) in net assets to be acquired to reflect certain pro forma premerger transactions
Merger costs	(920	)(d)

Pro forma net assets to be acquired	25,273

Purchase accounting adjustments to carrying value of asset or liability:(h)
Investments	(173)
Loans	(2,938)
Equipment and software	(100)
Core deposit intangible	7,360	(e)
Other assets — Florida bank charter to be sold	1,000
Deposits	1,755
FHLB borrowings	820
Junior subordinated debentures	209
Contractual obligations	(5,500	)(f)
Tax benefit on cash payments to option holders	784	(b)
Other assets — deferred income taxes	(2,399	)(g)

Net pro forma purchase accounting adjustments	818

Goodwill	$50,734

(a)	— Based on the closing stock price several days prior to and after the agreements were reached and announced.

(b)	— Pro forma amount of cash payment for cancellation of outstanding stock options.

Per Option Value as defined in agreement
Proforma estimated ten-day average trading price	$11.15
Exchange ratio	2.9036

Dollar per option	$32.38
Less: Weighted average exercise price per option	12.19

Per Option Value	$20.190
Total stock options outstanding	105

Total cash payment to option holders	$2,120
Less: Tax benefit (37%)	(784)

Net cash payment	$1,336

(c)	— The following pro forma merger costs are expected to be incurred by Superior Bancorp:

Professional fees	$100
Investment banking	400
Consulting	35

$535

(d)	— The following pro forma merger costs are expected to be incurred by People’s Community Bancshares:

Professional fees	$150
Investment banking	770

$920

(e)	— Estimated to be approximately 5.0% non-time deposits.

(f)	— Pro forma costs related to exit or terminate certain contracts or activities.

Employment related	$5,000
Data processing	500

Pro forma contractual obligations	$5,500

(g)	— Assumes 37% marginal tax rate.

(h)
 — These purchase accounting adjustments are preliminary estimates and are subject to change primarily as a result of changes in market interest rates and obtaining final valuations of certain long-lived assets.

SELECTED FINANCIAL DATA — SUPERIOR BANCORP

The following table sets forth selected financial data from Superior Bancorp’s consolidated financial statements for the periods and dates indicated and should be read in conjunction with Superior Bancorp’s consolidated financial statements including the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference herein. The selected historical financial data as of December 31, 2006, 2005, 2004, 2003 and 2002 and for each of the years then ended is derived from Superior Bancorp’s audited consolidated financial statements and related notes.

	As Of and For the Year Ended December 31,
	2006	2005	2004	2003	2002

Selected Statement of Financial Condition Data:
Total assets	$2,440,990	$1,415,469	$1,423,128	$1,171,626	$1,406,800
Loans, net of unearned income	1,639,528	963,253	934,868	856,941	1,138,537
Allowance for loan losses	18,892	12,011	12,543	25,174	27,766
Investment securities	354,716	242,595	288,308	141,601	73,125
Deposits	1,870,841	1,043,695	1,067,206	889,935	1,107,798
Advances from FHLB and other borrowings	211,255	214,496	205,546	131,919	174,922
Notes payable	5,545	3,755	3,965	1,925	—
Junior subordinated debentures owed to unconsolidated trusts	44,006	31,959	31,959	31,959	31,959
Stockholders’ equity	276,087	105,065	100,539	100,122	76,541
Selected Statement of Operations Data:
Interest income	$108,777	$77,280	$66,160	$76,213	$88,548
Interest expense	61,383	38,255	28,123	33,487	40,510

Net interest income	47,394	39,025	38,037	42,726	48,038
Provision for loan losses	2,500	3,500	975	20,975	51,852
Noninterest income	11,811	9,583	10,527	14,592	15,123
Gain on sale of branches	—	—	739	48,264	—
Insurance Proceeds	—	5,114	—	—	—
Prepayment penalty — FHLB advances	—	—	—	2,532	—
Loss on sale of loans	—	—	2,293	—	—
Management separation costs	265	15,467	—	—	—
Noninterest expense	49,520	45,153	45,644	55,398	42,669

Income (loss) before income taxes (benefit)	6,920	(10,398)	391	26,677	(31,360)
Income tax (benefit) expense	1,923	(4,612)	(796)	9,178	(12,959)

Net income (loss)	4,997	(5,786)	1,187	17,499	(18,401)
Preferred stock dividends	—	305	446	219	—
Effect of early conversion of preferred stock	—	2,006	—	—	—

Net (loss) income applicable to common stockholders	$4,997	$(8,097)	$741	$17,280	$(18,401)

Per Share Data:
Net (loss) income — basic	$0.21	$(0.42)	$0.04	$0.99	$(1.09)
— diluted(1)	$0.21	$(0.42)	$0.04	$0.95	$(1.09)
Weighted average shares outstanding — basic	23,409	19,154	17,583	17,492	16,829
Weighted average shares outstanding — diluted(1)	24,034	19,154	17,815	18,137	16,829
Book value at period end	$7.97	$5.21	$5.31	$5.31	$4.35
Tangible book value per share	$4.23	$4.61	$4.62	$4.59	$3.59
Preferred shares outstanding at period end	—	—	62	62	—
Common shares outstanding at period end	34,652	20,172	17,750	17,695	17,605

	As Of and For the Year Ended December 31,
	2006	2005	2004	2003	2002

Performance Ratios and Other Data:
Return on average assets	0.30%	(0.41)%	0.09%	1.29%	(1.36)%
Return on average stockholders’ equity	3.55	(5.68)	1.18	19.08	(19.89)
Net interest margin(2)(3)	3.17	3.14	3.31	3.50	3.93
Net interest spread(3)(4)	2.93	3.00	3.20	3.35	3.70
Noninterest income to average assets(5)	0.66	0.77	0.82	1.03	0.99
Noninterest expense to average assets(6)	2.87	3.14	3.52	4.07	3.15
Efficiency ratio(7)	82.13	87.99	91.72	100.09	67.85
Average loan to average deposit ratio	93.12	88.82	92.16	100.69	105.35
Average interest-earning assets to average interest bearing liabilities	106.01	104.58	104.88	105.82	107.04
Assets Quality Ratios:
Allowance for loan losses to nonperforming loans	219.88%	252.76%	169.36%	78.59%	105.00%
Allowance for loan losses to loans, net of unearned income	1.15	1.25	1.34	2.94	2.44
Nonperforming assets (“NPAs”) to loans plus NPAs, net of unearned income	0.63	0.68	1.32	4.41	2.53
Nonaccrual loans to loans, net of unearned income	0.47	0.47	0.68	3.46	2.17
Net loan charge-offs to average loans	0.20	0.43	1.52	2.21	3.35
Net loan charge-offs to average Loans:
Provision for loan losses	92.64	115.20	1,395.49	111.87	72.69
Allowance for loan losses	12.26	33.57	108.47	93.21	135.74
Capital Ratios:
Tier 1 risk-based capital ratio	9.39%	10.15%	10.05%	12.60%	6.51%
Total risk-based capital ratio	10.40	11.08	11.51	14.07	8.83
Leverage ratio	7.43	8.30	7.98	9.72	3.70

(1)	Common stock equivalents of 775,000 and 1,002,000 shares were not included in computing diluted earnings per share for the years ended December 31, 2004 and 2005, respectively, because their effects were antidilutive.

(2)	Net interest income divided by average earning assets.

(3)	Calculated on a taxable equivalent basis.

(4)	Yield on average interest-earning assets less rate on average interest-bearing liabilities.

(5)	Noninterest income has been adjusted for certain nonrecurring items such as gain on sale of branches, insurance proceeds, change in fair value of derivatives and investment security gains (losses).

(6)	Noninterest expense has been adjusted for certain nonrecurring items such as loss on sale of assets and management separation costs.

(7)	Efficiency ratio is calculated by dividing noninterest expense, adjusted for management separation costs, losses on other real estate and the loss on sale of assets, by noninterest income, adjusted for gain on sale of branches, insurance proceeds, changes in fair values of derivatives and investment security gains (losses), plus net interest income on a fully taxable equivalent basis.

SELECTED FINANCIAL DATA — PEOPLE’S COMMUNITY BANCSHARES, INC.

The following table sets forth selected financial data for People’s Community Bancshares, Inc. and should be read in conjunction with the related consolidated financial statements and notes thereto. See “People’s Community Bancshares, Inc. and Subsidiaries Consolidated Financial Statements”, beginning on page   .

	December 31,
	2006	2005	2004	2003	2002
	(Dollars In Thousands, except per share data)

Statement of Operations Data:
Total interest income	$20,289	$14,501	$8,591	$5,320	$4,456
Total interest expense	9,749	5,321	2,805	1,785	1,900

Net interest income before provision for loan losses	10,540	9,180	5,786	3,535	2,556
Provision for loan losses	667	645	926	363	297

Net interest income after provision for loan losses	9,873	8,535	4,860	3,172	2,259
Noninterest income	1,196	989	583	480	276
Noninterest expense	5,913	5,497	4,146	3,088	2,437

Income before taxes	5,156	4,027	1,297	564	98
Income taxes	1,712	1,517	503	221	40

Net income	$3,444	$2,510	$794	$343	$58

Balance Form Data:
Total assets	$323,060	$256,089	$195,360	$117,940	$82,835
Total cash and cash equivalents	21,914	7,905	8,916	16,592	8,073
Investment securities	42,719	27,602	16,478	10,582	8,493
Loans (gross)	250,055	216,175	166,645	89,619	63,966
Allowance for loan losses	3,284	2,620	1,940	1,035	692
Deposits	244,185	195,703	158,928	103,844	73,555
Borrowings	50,436	36,466	17,105	75	—
Shareholders’ equity	26,193	20,766	18,542	13,225	8,653
Cash dividend per share	$.10	$-0-	$-0-	$-0-	$-0-
Earnings per share
— basic(1)	$1.52	$1.20	$.42	$.28	$.05
— diluted(1)(2)	1.49	—	—	—	—

(1)	Unaudited.

(2)	There is insufficient information to calculate diluted earnings per share for the years 2002-2005.

FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by Superior Bancorp or on its behalf. Some of the disclosures in this prospectus/proxy statement, including any statements preceded by, followed by or which include the words “may”, “could”, “should”, “will”, “would”, “hope”, “might”, “believe”, “expect”, “anticipate”, “estimate”, “intend”, “plan”, “assume” or similar expressions constitute forward-looking statements.

These forward-looking statements include, implicitly and explicitly, the assumptions underlying the statements and other information with respect to Superior Bancorp’s beliefs, plans, objectives, goals, expectations, anticipations, estimates, intentions, financial condition, results of operations, future performance and business, including the accretive effect of the merger and Superior Bancorp’s expectations and estimates with respect to Superior Bancorp’s revenues, expenses, earnings, return on equity, return on assets, efficiency ratio, asset quality, the adequacy of Superior Bancorp’s allowance for loan losses and other financial data and capital and performance ratios.

Although Superior Bancorp believes that the expectations reflected in its forward-looking statements are reasonable, these statements involve risks and uncertainties, including those described under “Risk Factors” below and in Superior Bancorp’s Annual Report on Form 10-K, which are subject to change based on various important factors (some of which are beyond Superior Bancorp’s control). The following factors, among others, could cause Superior Bancorp’s financial performance to differ materially from its goals, plans, objectives, intentions, expectations and other forward-looking statements: (1) the strength of the United States economy in general and the strength of the regional and local economies in which Superior Bancorp conducts operations; (2) the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; (3) inflation, interest rate, market and monetary fluctuations; (4) Superior Bancorp’s ability to successfully integrate the assets, liabilities, customers, systems and management that it acquires or merges into its operations; (5) Superior Bancorp’s timely development of new products and services in a changing environment, including the features, pricing and quality compared to the products and services of its competitors; (6) the willingness of users to substitute competitors’ products and services for its products and services; (7) the impact of changes in financial services policies, laws and regulations, including laws, regulations and policies concerning taxes, banking, securities and insurance, and the application thereof by regulatory bodies; (8) Superior Bancorp’s ability to resolve any legal proceeding on acceptable terms and the proceedings effect on Superior Bancorp’s financial condition or results of operations; (9) technological changes; (10) changes in consumer spending and savings habits; (11) the effect of natural disasters, such as hurricanes, in Superior Bancorp’s geographic markets; and (12) regulatory, legal or judicial proceedings.

If one or more of the factors affecting Superior Bancorp’s forward-looking information and statements proves incorrect, then its actual results, performance or achievements could differ materially from those expressed in, or implied by, forward-looking information and statements contained in this prospectus/proxy statement. Therefore, Superior Bancorp cautions you not to place undue reliance on its forward-looking information and statements.

Superior Bancorp does not intend to update its forward-looking information and statements, whether written or oral, to reflect change. All forward-looking statements attributable to Superior Bancorp are expressly qualified by these cautionary statements.

RISK FACTORS

If the merger is consummated, People’s Community Bancshares stockholders will receive shares of Superior Bancorp common stock in exchange for their shares of People’s Community Bancshares common stock. You should be aware of the risks and uncertainties associated with an investment in Superior Bancorp common stock and should carefully consider these risks.

Some of the risks and uncertainties involved in an investment in Superior Bancorp common stock relate to economic conditions generally and would affect other financial institutions in similar ways. Some of these factors are identified under the heading “Forward-Looking Statements” on page   .

Risks Relating to the Merger

If the merger is not completed, Superior Bancorp and People’s Community Bancshares will have incurred substantial expenses without realizing the expected benefits.

Superior Bancorp and People’s Community Bancshares have incurred substantial expenses in connection with the merger. The completion of the merger depends on the satisfaction of specified conditions and the receipt of regulatory approvals. We cannot guarantee that these conditions will be met. If the merger is not completed, these expenses could have a material adverse impact on the financial condition of Superior Bancorp and/or People’s Community Bancshares because neither company would have realized the expected benefits of the merger.

The merger must be approved by multiple governmental agencies.

Before the merger and related transactions may be completed, various orders, consents and approvals or waivers must be obtained from the Office of Thrift Supervision, the Board of Governors of the Federal Reserve System, the Florida Office of Financial Regulation, the Securities and Exchange Commission and other governmental authorities. These governmental entities may impose conditions on the completion of the merger or require changes to the terms of the merger. Although Superior Bancorp and People’s Community Bancshares do not currently expect that any such conditions or changes would be imposed, there can be no assurance that they will not be, and such conditions or changes could have the effect of delaying completion of the merger or imposing additional costs on or limiting the revenues of Superior Bancorp following the merger, any of which might have a material adverse effect on Superior Bancorp following the merger. Neither Superior Bancorp nor People’s Community Bancshares is obligated to complete the merger if the regulatory approvals received in connection with the completion of the merger include any conditions or restrictions which, in the reasonable good faith judgment of the board of directors of Superior Bancorp, would so materially adversely impact the economic benefits of the transaction so as to render inadvisable the consummation of the merger.

Superior Bancorp may fail to realize all of the anticipated benefits of the merger.

The success of the merger will depend, in part, on Superior Bancorp’s ability to realize the anticipated benefits and cost savings from combining the businesses of Superior Bancorp and People’s Community Bancshares. However, to realize these anticipated benefits and cost savings, Superior Bancorp must successfully combine the businesses of Superior Bancorp and People’s Community Bancshares. If Superior Bancorp is not able to achieve these objectives, the anticipated benefits and cost savings of the merger may not be realized fully or at all or may take longer to realize than expected.

Superior Bancorp and People’s Community Bancshares have operated, and until the completion of the merger will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect Superior Bancorp’s ability to maintain its relationships with the companies’ respective clients, customers, depositors and employees or to achieve the anticipated benefits of the merger. In addition, management’s time and resources may be focused on the integration of recently completed acquisitions during the same general time period. These acquisitions and any future acquisitions, in turn, could divert time and resources from other matters, which could have an adverse effect on Superior Bancorp during the transition period. This could be further exacerbated by efforts to integrate any other merged companies.

People’s Community Bancshares’ directors and executive officers have financial interests in the merger that are different from, or in addition to, the interests of People’s Community Bancshares stockholders.

People’s Community Bancshares’ executive officers and directors, who collectively hold approximately 41.48% of the outstanding People’s Community Bancshares stock, have agreed to vote in favor of the merger agreement and the merger. In considering these facts and the other information contained in this document, you should be aware that People’s Community Bancshares’ directors and executive officers have financial interests in the merger that are different from, or in addition to, the interests of People’s Community Bancshares stockholders. In addition, these agreements to vote in favor of the merger may have the effect of discouraging persons from making a proposal to acquire People’s Community Bancshares. Further, certain executive officers of People’s Community Bancshares have entered into employment agreements with Superior Bancorp. These and certain other additional interests of People’s Community Bancshares’ directors and executive officers are described in detail in “The Merger — Interests of Directors, Officers and Others in the Merger”, beginning on page    of this prospectus/proxy statement. These circumstances may cause some of People’s Community Bancshares’ directors and executive officers to view the proposed transaction differently than you may view it.

Because the market price of Superior Bancorp common stock will fluctuate, People’s Community Bancshares stockholders cannot be sure of the exact market value of Superior Bancorp common stock that they will receive in the merger.

Under the terms of the merger agreement, each share of People’s Community Bancshares common stock you own will be converted into the right to receive 2.9036 shares of Superior Bancorp common stock. The market price of Superior Bancorp common stock may vary from the price on the date that this prospectus/proxy statement is mailed to People’s Community Bancshares stockholders or on the date of the special meeting of People’s Community Bancshares stockholders. See “Market Price and Dividend Information”, beginning on page   .

The market price of Superior Bancorp common stock may change as a result of a variety of factors, including general market and economic conditions, changes in Superior Bancorp’s business, operations and prospects, and regulatory considerations. Many of these factors are beyond the control of Superior Bancorp and are not necessarily related to a change in the financial performance or condition of Superior Bancorp. As a result of the fixed exchange ratio, the market value of shares of Superior Bancorp common stock that a People’s Community Bancshares stockholder receives in the merger will decline or increase correspondingly with declines or increases in the market price of Superior Bancorp common stock prior to and as of the date shares are exchanged.

There can be no assurance that the value of Superior Bancorp common stock that People’s Community Bancshares stockholders receive in the merger will be substantially equivalent to the market price of Superior Bancorp common stock at the time People’s Community Bancshares stockholders vote to approve the merger agreement and the merger. We urge you to obtain current market quotations for Superior Bancorp common stock. Superior Bancorp common stock is currently listed on the NASDAQ Global Market under the ticker symbol “SUPR”. At the time of the special meeting, you will not know the exact value of the consideration you will receive when the merger is completed.

The exchange ratio will be reduced if People’s Community Bancshares’ net worth is less than $25,959,000 at the effective time of the merger.

It is a condition to the merger that People’s Community Bancshares have a net worth, as defined in the merger agreement, of at least $25,959,000 at the effective time of the merger. In the event that there is a shortfall between $25,959,000 and the actual net worth of People’s Community Bancshares at the effective time of the merger, then the exchange ratio will be reduced downward by a reduction factor equal to the percentage obtained by dividing the shortfall amount by $25,959,000.

The value of the stock consideration People’s Community Bancshares stockholders will receive could be less than $9.56 per share if the People’s Community Bancshares board of directors does not exercise its right to terminate the merger agreement upon the occurrence of certain events.

If, on the date that all necessary consents and regulatory approvals have been received (the determination date), (1) the ten-day average closing price of Superior Bancorp common stock immediately preceding the determination date is less than $9.56 per share, and (2) the number obtained by dividing the Superior Bancorp stock price on the determination date by $11.25 is less than the Bank Index Ratio minus 0.15, then a majority of the entire board of directors of People’s Community Bancshares may vote to terminate the merger agreement at any time during the five-business-day period after all consents and approvals have been received. The Bank Index Ratio is equal to the quotient obtained by dividing (A) the average of the NASDAQ Bank Index for ten consecutive trading days immediately preceding the determination date by (B) 3,386.64. If People’s Community Bancshares exercises its option to terminate the merger agreement, People’s Community Bancshares must give notice to Superior Bancorp. Superior Bancorp will have the option of paying additional consideration in the form of Superior Bancorp common stock, cash or a combination of both so that the aggregate consideration is valued at the lesser of (1) the product of 0.85 and $11.25, multiplied by the exchange ratio, and (2) the product of the Bank Index Ratio and $11.25, multiplied by the exchange ratio.

No assurance can be given as to whether People’s Community Bancshares’ board of directors would exercise the right to terminate the merger agreement if these conditions are met or whether Superior Bancorp would agree to pay additional consideration.

The merger agreement does not provide for a resolicitation of People’s Community Bancshares’ stockholders in the event that the conditions are met and the People’s Community Bancshares board of directors nevertheless chooses to complete the transaction. The People’s Community Bancshares board of directors has made no decision as to whether it would exercise its right to terminate the merger agreement. In considering whether to exercise its right to terminate the merger agreement, Superior Bancorp expects that the People’s Community Bancshares board of directors would take into account all the relevant facts and circumstances that exist at the time and would consult with its financial advisor and legal counsel.

The merger agreement limits People’s Community Bancshares’ ability to pursue alternative transactions to the merger and requires People’s Community Bancshares to pay a termination fee if it does.

The merger agreement prohibits People’s Community Bancshares and its directors, officers, representatives and agents from soliciting, authorizing the solicitation of or, subject to very narrow exceptions, entering into discussions with any third party regarding alternative business combinations. The prohibition limits People’s Community Bancshares’ ability to pursue offers that may be superior from a financial point of view from other possible acquirers. If either People’s Community Bancshares or Superior Bancorp terminates the merger agreement as a result of certain events and People’s Community Bancshares consummates a transaction with another party, People’s Community Bancshares would be required to pay a $3,250,000 termination fee to Superior Bancorp upon consummation of such transaction. This fee makes it less likely that a third party will make an alternative acquisition proposal.

Superior Bancorp and People’s Community Bancshares may choose not to proceed with the merger if it is not completed by December 31, 2007, or if all conditions to closing are not met or waived.

Either Superior Bancorp or People’s Community Bancshares may terminate the merger agreement if the merger has not been completed by December 31, 2007. See “The Merger — The Merger Agreement — Termination Events,” beginning on page   . There can be no assurance that all conditions to the merger will have been satisfied by December 31, 2007. See “The Merger — The Merger Agreement — Conditions to Completion of the Merger”, beginning on page   .

After the merger is completed, People’s Community Bancshares stockholders who receive Superior Bancorp common stock for some or all of their shares of People’s Community Bancshares common stock will become stockholders of Superior Bancorp and will have different rights, as stockholders, which that may be less advantageous than their current rights.

Upon completion of the merger, People’s Community Bancshares stockholders who receive Superior Bancorp common stock for their shares of People’s Community Bancshares common stock will become stockholders of Superior Bancorp. Differences in People’s Community Bancshares’ articles of incorporation and bylaws and Superior Bancorp’s restated certificate of incorporation and bylaws, as well as differences between Florida law and Delaware law, will result in changes to the rights of People’s Community Bancshares stockholders who become Superior Bancorp stockholders. For a description of these changes, see “Comparison of the Rights of People’s Community Bancshares Stockholders and Superior Bancorp Stockholders”, beginning on page    of this prospectus/proxy statement. A stockholder of People’s Community Bancshares may conclude that his or her current rights under People’s Community Bancshares’ articles of incorporation and bylaws are more advantageous than the rights such stockholder would have as a stockholder of Superior Bancorp under Superior Bancorp’s restated certificate of incorporation and bylaws.

Superior Bank and Superior Bancorp are subject to different regulation than People’s Community Bank and People’s Community Bancshares.

Superior Bank is a federal savings bank, and Superior Bancorp is a thrift holding company. Each is subject to supervision by the Office of Thrift Supervision, an agency of the United States Department of the Treasury. People’s Community Bank is a Florida state-chartered bank, which is subject to the regulation by the Florida Office of Financial Regulation and the Federal Deposit Insurance Corporation. People’s Community Bancshares is a bank holding company, which is regulated by the Board of Governors of the Federal Reserve System.

There are a number of material differences between federal savings banks and thrift holding companies, on the one hand, and Florida state-chartered banks and bank holding companies, on the other hand. Neither Superior Bancorp nor Community Bancshares can give any assurance as to the effect that any of these differences will have on the operations of the combined organizations. Some of these differences include restrictions on federal savings banks’ non-real estate-related lending not imposed on Florida state-chartered banks; differences in permitted non-banking-related activities; differences in interstate branching rights; differences in the cost of supervisory assessments imposed from time to time by the Office of Thrift Supervision as compared to the Florida Office of Financial Regulation and the Federal Reserve; and differences in the nature and extent of other supervisory and regulatory requirements by the Office of Thrift Supervision as compared to the Florida Office of Financial Regulation and the Federal Reserve and the interpretation thereof by such agencies.

Risks Relating To Superior Bancorp’s Business

If the interest payments Superior Bank makes on deposits increase relative to interest income, Superior Bancorp may be less profitable.

Superior Bancorp’s profitability depends to a large extent on Superior Bank’s net interest income, which is the difference between income from interest-earning assets, such as loans made and investment securities held, and interest paid on deposits and its borrowings. Superior Bancorp’s net interest income is affected not only by actions it takes, but by changes in general interest rate levels and by other economic factors beyond Superior Bancorp’s control. Superior Bancorp’s net interest income may be reduced if (i) more interest-earning assets than interest-bearing liabilities reprice or mature at a time when interest rates are declining, or (ii) more interest-bearing liabilities than interest-earning assets reprice or mature at a time when interest rates are rising.

In addition, Superior Bancorp may be affected by changes in the difference between short- and long-term interest rates. For example, short-term deposits may be used to support longer-term loans. If the difference between short- and long-term interest rates becomes smaller, the spread between the rates Superior Bancorp pays on deposits and borrowings and the rates Superior Bancorp receives on loans could narrow significantly, decreasing net interest income.

Further, if market interest rates rise rapidly, interest rate adjustment caps may limit Superior Bancorp’s ability to increase interest rates on adjustable-rate mortgage loans, but Superior Bancorp may have to pay higher interest rates on deposits and borrowings. This could cause Superior Bancorp’s net interest income to decrease.

An increase in loan prepayments may adversely affect Superior Bancorp’s profitability.

The rate at which borrowers prepay loans is dependent on a number of factors outside Superior Bancorp’s control, including changes in market interest rates, conditions in the housing and financial markets and general economic conditions. Superior Bancorp cannot always accurately predict prepayment rates. If the prepayment rates with respect to loans are greater than Superior Bancorp anticipates, there may be a negative impact on profitability because Superior Bancorp may not be able to reinvest prepayment proceeds at rates comparable to those received on the prepaid loans, particularly in a time of falling interest rates.

If Superior Bancorp’s allowance for loan losses is inadequate, then Superior Bancorp’s profitability will be reduced.

Superior Bancorp is exposed to the risk that its customers will be unable to repay their loans in accordance with their terms and that any collateral securing such loans will be insufficient to ensure full repayment. Such credit risk is inherent in the lending business, and failure to adequately assess such credit risk could have a material adverse effect on Superior Bancorp’s financial condition and results of operations. Superior Bancorp evaluates the collectibility of its loan portfolio and reviews its evaluation on a regular basis, and Superior Bancorp provides an allowance for loan losses that Superior Bancorp believes is adequate based on various factors that Superior Bancorp believes may affect the credit quality of loans. However, there can be no assurance that actual loan losses will not exceed the allowance that has been established, as such allowance is adjusted from time to time.

If the allowance for loan losses is inadequate for the actual losses, then there could be a material adverse effect on Superior Bancorp’s results of operations. In addition, if as a result of its perception of adverse trends, Superior Bancorp materially increases the allowance for loan losses in the future, its earnings would be reduced.

Events in Superior Bancorp geographic markets could adversely affect Superior Bancorp.

Superior Bancorp’s business is concentrated in a limited number of markets in Alabama and Florida. Changes in general economic conditions and in the values of real estate in such geographic markets could have an adverse impact on Superior Bancorp’s ability to achieve loan and deposit growth targets and on its customers’ ability to repay existing loans. In addition, natural disasters, such as hurricanes and tornadoes, in these geographic markets could adversely affect Superior Bancorp’s business.

Superior Bancorp faces substantial competition.

There are numerous competitors in Superior Bancorp’s geographic markets, including national, regional and local banks and thrifts and other financial services businesses, some of which have substantially greater resources, higher brand visibility and a wider geographic presence than Superior Bancorp has. Some of these competitors may offer a greater range of services, more favorable pricing and greater customer convenience than Superior Bancorp is able to provide. In addition, in some markets, there are a significant number of new banks and other financial institutions that have opened in the recent past or are expected to open in the near future, and such new competitors may also seek to exploit Superior Bancorp’s markets and customer base. Further, there have been recent consolidations or announcements of proposed consolidations of larger banking institutions in Superior Bank’s market areas which have led to some uncertainties and such consolidations may have an impact on Superior Bank’s market areas. If Superior Bancorp is unable to maintain and grow its market share in the face of such competition, its results of operations will be adversely affected.

Superior Bancorp is subject to extensive regulation.

Superior Bancorp’s operations are subject to regulation by the Office of Thrift Supervision. Regulation by these entities is intended primarily for the protection of depositors and the deposit insurance fund and not for the benefit of stockholders. Superior Bancorp may incur substantial costs in complying with such regulations, and failure to comply with them may expose Superior Bancorp to substantial penalties.

In addition, Superior Bancorp is subject to numerous consumer protection laws and other laws relating to the operation of financial institutions. Failure to comply with such laws could expose Superior Bancorp to liability, which could have a material adverse effect on its results of operations.

Superior Bancorp may require additional capital to fund its growth plans.

Superior Bancorp’s business strategy includes the expansion of its business through the development of new locations and through the acquisition of other financial institutions and, to the extent permitted by applicable law, complementary businesses as appropriate opportunities arise. In order to finance such growth and to maintain required regulatory capital levels, Superior Bancorp may require additional capital in the future. There can be no assurance that such capital will be available upon favorable terms, or at all.

Superior Bancorp is dependent upon the services of its management team.

Superior Bancorp’s operations and strategy are directed by its senior management team, most of whom have joined Superior Bancorp since January 2005. Any loss of the services of members of this management team could have a material adverse effect on Superior Bancorp’s results of operations and the ability to implement Superior Bancorp’s business strategy.

Risks Related To an Investment in Superior Bancorp Common Stock

Superior Bancorp’s stock price may be volatile due to limited trading volume.

Superior Bancorp common stock is traded on the NASDAQ Global Market. However, the average daily trading volume in Superior Bancorp common stock is relatively small, typically under 60,000 shares per day and sometimes less than that. With the increased number of outstanding shares, Superior Bancorp expects trading activity to increase. For the fourth quarter of 2006, the average daily trading volume increased to 106,000 shares. Notwithstanding this increase, trades involving a relatively small number of shares may have a significant effect on the market price of Superior Bancorp common stock, and it may be difficult for investors to acquire or dispose of large blocks of stock without significantly affecting the market price.

Superior Bancorp’s ability to pay dividends is limited.

Superior Bancorp’s ability to pay dividends is limited by regulatory requirements and the need to maintain sufficient consolidated capital to meet the capital needs of its business, including capital needs related to future growth. Superior Bancorp’s primary source of income is the payment of dividends from Superior Bank to Superior Bancorp. Superior Bank, in turn, is likewise subject to regulatory requirements potentially limiting its ability to pay such dividends to Superior Bancorp and by the need to maintain sufficient capital for its operations and obligations. Further, Superior Bancorp is obligated, subject to regulatory limitations, to make periodic distributions on its trust preferred securities, which reduces the income that might otherwise be available to pay dividends on Superior Bancorp common stock. Thus, there can be no assurance that Superior Bancorp will pay dividends to its common stockholders, no assurance as to the amount or timing of any such dividends, and no assurance that such dividends, if and when paid, will be maintained, at the same level or at all, in future periods. Superior Bancorp has no present plans for paying a dividend on its common stock.

The market price of Superior Bancorp common stock has risen significantly in a relatively short period of time and such increase may not continue.

The market price of Superior Bancorp common stock, as reported on the NASDAQ Global Market, increased by approximately 38% between December 31, 2004 and December 31, 2006. Superior Bancorp believes that this increase resulted in part from investors’ perception as to the ability of its new senior management team to execute its business strategy and enhance stockholder value. There can be no assurance that the market price of Superior

Bancorp common stock will remain at or near its current level, which is substantially above historic trading prices prior to 2005, or will increase at a similar pace in the future.

Use of Superior Bancorp common stock for future acquisitions or to raise capital may be dilutive to existing stockholders.

When Superior Bancorp determines that appropriate strategic opportunities exist, Superior Bancorp may acquire other financial institutions and related businesses, subject to applicable regulatory requirements. Superior Bancorp may use its common stock for such acquisitions. From time to time, Superior Bancorp may also seek to raise capital through selling additional common stock. It is possible that the issuance of additional common stock in such acquisition or capital transactions may be dilutive to the interests of existing stockholders.

THE PEOPLE’S COMMUNITY BANCSHARES SPECIAL MEETING

This prospectus/proxy statement is being furnished to People’s Community Bancshares stockholders in connection with the solicitation of proxies by the People’s Community Bancshares board of directors for use at the People’s Community Bancshares special meeting to consider and vote upon the approval of the merger agreement and the merger and the adjournment of the special meeting, if necessary. Each copy of this prospectus/proxy statement mailed or delivered to People’s Community Bancshares stockholders is accompanied by a proxy card for use at the special meeting.

This prospectus/proxy statement is also furnished to People’s Community Bancshares stockholders as a prospectus in connection with the issuance of shares of Superior Bancorp common stock upon consummation of the merger.

Date, Place and Time.  The People’s Community Bancshares special meeting is to be held at          ,          , Florida,          , on          , 2007, at   a.m.

Record Date, Quorum and Voting.  The board of directors of People’s Community Bancshares has fixed the close of business on          , 2007, as the record date for the determination of the People’s Community Bancshares stockholders entitled to receive notice of and to vote at the People’s Community Bancshares special meeting. The presence, in person or by proxy, of the holders of a majority of the shares of People’s Community Bancshares common stock entitled to vote at the People’s Community Bancshares special meeting will constitute a quorum. Each stockholder of record as of the record date is entitled to one vote for each share then held.

Vote Required.  As of          , the People’s Community Bancshares record date, there were 2,290,696 shares of People’s Community Bancshares common stock outstanding. Approval and adoption of the merger agreement requires the affirmative vote of a majority of all outstanding shares of People’s Community Bancshares common stock entitled to vote thereon; as a result, failures to vote, broker non-votes and abstentions will be the equivalents of votes against the merger agreement and the merger. Accordingly, approval of the merger agreement at the People’s Community Bancshares special meeting will require the affirmative vote of the holders of at least           shares of People’s Community Bancshares common stock.

As of the People’s Community Bancshares record date, directors and executive officers of People’s Community Bancshares and People’s Community Bank beneficially owned an aggregate of 950,234 shares, or approximately 41.48% of the People’s Community Bancshares common stock, outstanding on such date. The directors and executive officers of People’s Community Bancshares and People’s Community Bank have agreed to vote the shares of People’s Community Bancshares common stock beneficially owned by them in favor of the merger agreement and the merger. See “The Merger — The Merger Agreement — Lock-Up and Non-Competition Agreements”, beginning on page   .

To adjourn the special meeting to solicit additional proxies, more of the shares of People’s Community Bancshares common stock voting at the special meeting must vote “FOR” the adjournment than vote against the adjournment.

Voting and Revocation of Proxies.  Shares of People’s Community Bancshares common stock represented by a proxy properly signed and received at or prior to the People’s Community Bancshares special meeting, unless subsequently revoked, will be voted in accordance with the instructions thereon. The proposal to adopt the merger agreement is a non-discretionary item, meaning that brokerage firms may not vote shares in their discretion on behalf of a client if the client has not furnished voting instructions. Because the merger must be approved by the holders of a majority of the outstanding shares of the common stock of both Superior Bancorp and People’s Community Bancshares, abstentions and broker non-votes will have the same effect as a vote against the merger. You are urged to complete, sign and date the accompanying proxy and return it promptly in the enclosed postage-prepaid envelope. Only votes cast “FOR” approval and adoption of the merger agreement and the merger or other matters constitute affirmative votes.

If a proxy is properly executed and returned without indicating any voting instructions, shares of People’s Community Bancshares common stock represented by the proxy will be voted “FOR” approval and adoption of the merger agreement and the merger and for adjournment of the special meeting.

Any proxy given pursuant to the solicitation may be revoked by the person giving the proxy at any time before the proxy is voted by filing an instrument revoking it or by delivering a duly executed proxy bearing a later date to People’s Community Bancshares before or at the special meeting, or by voting in person at the special meeting. Attendance at the People’s Community Bancshares special meeting will not in and of itself constitute a revocation of a proxy.

Solicitation of Proxies.  In addition to solicitation by mail, directors, officers and employees of People’s Community Bancshares, who will not be specifically compensated for such services, may solicit proxies from the stockholders of People’s Community Bancshares personally or by telephone or other forms of communication. Except as otherwise provided in the merger agreement, People’s Community Bancshares will bear its own expenses in connection with the solicitation of proxies for the People’s Community Bancshares special meeting. See “The Merger — Expenses and Fees”, on page   .

Recommendation of People’s Community Bancshares’ Board of Directors.  People’s Community Bancshares’ board of directors has unanimously adopted the merger agreement and believes that the proposed transaction is fair and in the best interests of People’s Community Bancshares and its stockholders. People’s Community Bancshares’ board of directors recommends that its stockholders vote “FOR” approval and adoption of the merger agreement and the merger and “FOR” the adjournment of the special meeting.

People’s Community Bancshares stockholders should not send stock certificates with their proxy cards. The procedure for the exchange of shares after the merger is consummated is described at pages    in this prospectus/proxy statement. See “The Merger — Exchange of Certificates”, beginning on page   .

THE MERGER

We describe and summarize below the principal provisions of the proposed merger between Superior Bancorp and People’s Community Bancshares, Inc. This description is not complete and is subject to, and qualified in its entirety by reference to, the Agreement and Plan of Merger, the full text of which is attached to this joint proxy statement prospectus as Annex A. We urge you to read the Agreement and Plan of Merger carefully and in its entirety.

Background of the Merger

From time to time over the past several years, during regularly scheduled meetings, the directors of People’s Community Bancshares discussed its business and prospects, conditions in the business and community banking market in Florida, and the merger activity among financial institutions in Florida. During this time, several parties approached People’s Community Bancshares expressing moderate to serious interest in acquiring it. People’s Community Bancshares did not enter into an agreement with any of those parties, as its board of directors did not believe that the transactions that were proposed would afford People’s Community Bancshares’ stockholders the opportunity to receive any meaningful return on their investment.

In late March 2006, Stan Bailey, the Chairman and Chief Executive Officer of Superior Bancorp, held an introductory meeting with Neil McCurry, Jr., the President of People’s Community Bancshares, to discuss Superior Bancorp and its plans for expansion in Florida as well as People’s Community Bancshares and its strategic plans for the future.

In May 2006, the board of directors of People’s Community Bancshares met for a general discussion of its strategic alternatives, and the board decided to interview two investment banking firms, including Hovde Financial (“Hovde”), to determine whether either could assist the board in a strategic analysis of People’s Community Bancshares’ prospects. The People’s Community Bancshares board of directors met with representatives of Hovde on June 29, 2006, to discuss People’s Community Bancshares’ strategic options. On August 22, 2006, Hovde and People’s Community Bancshares signed an engagement letter pursuant to which Hovde was to assist and advise People’s Community Bancshares with respect to merger discussions with potential partners and, if the parties proceeded with a transaction, provide an opinion that the merger consideration was fair from a financial point of view to the stockholders of People’s Community Bancshares.

As a part of its engagement, Hovde discussed with the board information regarding the banking industry and market conditions in general. Hovde also discussed bank holding companies and investor groups that, in its opinion, could have an interest in acquiring People’s Community Bancshares and had the necessary financial resources to carry out a transaction with People’s Community Bancshares and the ability to obtain regulatory approvals. While not making a final decision whether to pursue any business combination transaction, People’s Community Bancshares’ board did authorize Hovde to solicit indications of interest that might warrant serious consideration and potentially result in an agreement for People’s Community Bancshares to merge with or otherwise be acquired by another entity. During September and October of 2006, Hovde, with the assistance of People’s Community Bancshares’ management, performed a due diligence review of People’s Community Bancshares and completed a detailed offering memorandum.

After a thorough review of the potential buyers deemed most suitable, Hovde made the initial contacts with those select parties during late October 2006. Then, on November 14, 2006, Mr. Bailey and George Hall, the Chief Banking Officer of Superior Bank, met with Mr. McCurry to discuss Superior Bancorp’s recent acquisition of Kensington Bankshares, Inc. and First Kensington Bank in the Tampa, Florida market and Superior Bancorp’s future plans for expansion in Florida and to initiate preliminary discussions about the possibility of combining the two companies.

On December 5, 2006, Mr. Bailey met with Mr. McCurry and representatives of Hovde to discuss in conceptual terms a merger with People’s Community Bancshares, and the process and schedule if the parties were to agree to pursue a transaction.

On December 15, 2006, Superior Bancorp delivered to Mr. McCurry and Hovde a draft letter of intent addressing the proposed terms and conditions of the potential merger between Superior Bancorp and People’s

Community Bancshares as well as Superior Bancorp’s plans for retention of certain members of People’s Community Bank’s senior management in the event of a merger.

On December 20, 2006, Mr. Bailey met with Mr. McCurry to discuss the proposed terms and conditions and retention plans, provided to Mr. McCurry Superior Bancorp’s due diligence request list and submitted a revised letter of intent to Mr. McCurry for consideration by the board of directors of People’s Community Bancshares.

On December 26, 2006, representatives of Superior Bancorp met with the board of directors of People’s Community Bancshares to discuss the proposed merger. In addition, Mr. Bailey met with Rick Halloran, Executive Vice President of People’s Community Bancshares, Christopher Pennewill, Senior Vice President of People’s Community Bank, and Dorothy Barth, Chief Financial Officer of People’s Community Bancshares, to discuss the proposed merger and plans for management retention.

During the remainder of December 2006 and in early January 2007, representatives of Superior Bancorp and People’s Community Bancshares, respectively, continued to discuss the respective backgrounds, philosophies and corporate cultures of Superior Bancorp and People’s Community Bancshares, their strategic directions, future plans, and other issues. The representatives also discussed the parameters of a possible transaction between the two parties, including integration issues, non-compete agreements, employment agreements, and regulatory, tax and compliance issues. Concurrently, Hovde, counsel for People’s Community Bancshares, and representatives of People’s Community Bancshares and Superior Bancorp negotiated the terms of a merger agreement.

On January 10, 2007, Superior Bancorp engaged Sandler O’Neill & Partners, LP (“Sandler O’Neill”) to assist and advise Superior Bancorp with respect to merger discussions with People’s Community Bancshares and, if the parties proceeded with a transaction, to provide an opinion that the merger consideration was fair from a financial point of view to the stockholders of Superior Bancorp.

On January 10 and 11, 2007, representatives of People’s Community Bancshares and Hovde conducted on-site due diligence of Superior Bancorp.

On January 11, 2007, Superior Bancorp’s board of directors met to discuss the proposed merger with People’s Community Bancshares, the reasons for the merger and the due diligence process. Representatives of Superior Bancorp conducted on-site due diligence of People’s Community Bancshares on January 12-14, 2007. Superior Bancorp’s board of directors reconvened on January 17, 2007 to review the results of the due diligence investigation, to review Sandler O’Neill’s fairness opinion and to consider approval of the merger agreement. Superior Bancorp’s board of directors approved the merger and the merger agreement and the transactions contemplated thereby at the meeting.

On January 15, 2007, the board of directors of People’s Community Bancshares held its regularly scheduled meeting, at which representatives of Hovde and legal counsel for People’s Community Bancshares participated. People’s Community Bancshares’ legal counsel reviewed generally for the board of directors the fiduciary obligations of directors in the sale of financial institutions. Hovde and legal counsel for People’s Community Bancshares briefed the board of directors on the results of final negotiations concerning the merger agreement and related matters. The board of directors discussed, among other matters, the proposed terms of the merger, including financial terms. Specifically, the board of directors discussed the structure of the transaction, merger consideration terms, the representations, warranties and covenants of the parties and certain non-financial issues. The board of directors reviewed the most recent drafts of the merger agreement and ancillary documents. During the board’s meeting, Hovde advised that it was of the opinion, which opinion was subsequently confirmed in writing, that as of that date and based on and subject to the procedures followed, assumptions made, matters considered and limitations on review described in its opinion, the consideration to be received by People’s Community Bancshares’ shareholders under the merger agreement was fair from a financial point of view. See “— Opinion of People’s Community Bancshares’ Financial Advisor”. Following these discussions, People’s Community Bancshares’ board of directors unanimously approved the merger agreement, the merger and the transactions contemplated thereby. The board of directors authorized People’s Community Bancshares’ officers to execute the merger agreement upon receiving confirmation that Superior Bancorp had approved the merger agreement and the transactions contemplated by the merger agreement.

On January 18, 2007, Superior Bancorp and People’s Community Bancshares executed the merger agreement and Messrs. McCurry, Halloran and Pennewill and Ms. Barth executed agreements with Superior Bank. In addition, Superior Bancorp and People’s Community Bancshares issued a joint press release announcing the execution of the merger agreement and the merger. Superior Bancorp, joined by Mr. McCurry, held an analyst conference call on January 19, 2007 to review the announced transaction.

Superior Bancorp’s Reasons for the Merger

On January 17, 2007, the board of directors of Superior Bancorp unanimously approved and adopted the merger agreement. The board of directors of Superior Bancorp believes that the merger and the terms and provisions of the merger agreement are in the best interests of Superior Bancorp’s stockholders.

In approving the merger, the board of directors of Superior Bancorp considered a number of factors as generally supporting its decision to enter into the merger agreement. The following factors considered by the board of directors of Superior Bancorp in evaluating the merger agreement are not intended to be exhaustive, but include the material factors considered by the board. Without assigning any relative or specific weights to the factors, the board of directors of Superior Bancorp considered the following material factors:

•	the high-growth market available in central Florida;

•	the growth potential in Florida for a billion-dollar thrift;

•	the numerous customer relationships of People’s Community Bancshares in Sarasota and Manatee Counties;

•	the expected impact on future earnings of the combined companies;

•	the expected impact on stockholder value of the combined companies;

•	the financial terms of recent business combinations in the financial services industry and a comparison of the multiples of selected combinations with the terms of the proposed transaction with People’s Community Bancshares; and

•	the opinion of Sandler O’Neill that the consideration for which shares of People’s Community Bancshares common stock will be exchanged in the merger is fair from a financial point of view to the stockholders of Superior Bancorp.

The foregoing discussion of the information and factors considered by the Superior Bancorp board of directors is not intended to be exhaustive, but includes the material factors considered. In view of the variety of factors considered in connection with its evaluation of the merger and the offer price, the board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations, and individual directors may have given differing weights to different factors.

The terms of the merger were the result of arm’s-length negotiations between representatives of Superior Bancorp and representatives of People’s Community Bancshares. Based upon the consideration of the foregoing factors, the board of directors of Superior Bancorp unanimously approved the merger as being in the best interest of Superior Bancorp, its stockholders and its other constituencies.

People’s Community Bancshares’ Reasons for the Merger

On January 15, 2007, the board of directors of People’s Community Bancshares unanimously approved and adopted the merger agreement. The board of directors of People’s Community Bancshares believes that the merger and the terms and provisions of the merger agreement are in the best interests of People’s Community Bancshares’ stockholders.

In approving the merger, the board of directors of People’s Community Bancshares considered a number of factors as generally supporting its decision to enter into the merger agreement. The following factors considered by the board of directors of People’s Community Bancshares in evaluating the merger agreement are not intended to be exhaustive, but include the material factors considered by the board. Without assigning any relative or specific weights to the factors, the board of directors of People’s Community Bancshares considered the following material factors:

•	the value of the consideration to be received by People’s Community Bancshares stockholders relative to the value of its common stock;

•	certain information concerning the financial condition, results of operations and business prospects of Superior Bancorp;

•	the financial terms of recent business combinations in the financial services industry and a comparison of the multiples of selected combinations with the terms of the proposed transaction with Superior Bancorp;

•	the alternatives to the merger, including remaining an independent institution;

•	the competitive and regulatory environment for financial institutions generally;

•	the fact that the merger will enable People’s Community Bancshares stockholders to exchange their shares of common stock for shares of common stock of a financial institution the stock of which is widely held and publicly traded, and that the consideration will be received tax-free; and

•	the opinion of Hovde Financial that the consideration for which shares of People’s Bancshares common stock will be exchanged in the merger is fair from a financial point of view to the stockholders of People’s Community Bancshares.

The foregoing discussion of the information and factors considered by the People’s Community Bancshares board of directors is not intended to be exhaustive, but includes the material factors considered. In view of the variety of factors considered in connection with its evaluation of the merger and the offer price, the board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations, and individual directors may have given differing weights to different factors.

Each member of the People’s Community Bancshares board of directors has indicated that he intends to vote his shares of common stock in favor of the merger.

The terms of the merger were the result of arm’s-length negotiations between representatives of People’s Community Bancshares and representatives of Superior Bancorp. Based upon the consideration of the foregoing factors, the board of directors of People’s Community Bancshares unanimously approved the merger as being in the best interest of People’s Community Bancshares, its stockholders and its other constituencies.

Recommendation of People’s Community Bancshares’ Board of Directors

People’s Community Bancshares’ board of directors has unanimously approved the merger agreement and the merger and believes that the proposed merger is in the best interest of People’s Community Bancshares and its stockholders. Accordingly, People’s Community Bancshares’ board of directors unanimously recommends that its stockholders vote “FOR” approval of the merger agreement and the merger and “FOR” the adjournment of the special meeting.

Opinion of People’s Community Bancshares’ Financial Advisor

Hovde has delivered to the board of directors of People’s Community Bancshares its opinion that, based upon and subject to the various considerations set forth in its written opinion dated January 18, 2007, the total transaction consideration to be paid to the stockholders of People’s Community Bancshares is fair from a financial point of view as of such date. In requesting Hovde’s advice and opinion, no limitations were imposed by People’s Community Bancshares upon Hovde with respect to the investigations made or procedures followed by it in rendering its opinion. The full text of the opinion of Hovde, dated January 18, 2007, which describes the procedures followed, assumptions made, matters considered and limitations on the review undertaken, is attached hereto as Annex C. The stockholders of People’s Community Bancshares should read this opinion in its entirety.

Hovde is a nationally recognized investment banking firm and, as part of its investment banking business, is continually engaged in the valuation of financial institutions in connection with mergers and acquisitions, private placements and valuations for other purposes. As a specialist in securities of financial institutions, Hovde has experience in, and knowledge of, banks, thrifts and bank and thrift holding companies. The board of directors of People’s Community Bancshares selected Hovde to act as its financial advisor in connection with the merger on the basis of the firm’s reputation and expertise in transactions such as the merger.

Hovde will receive a fee from People’s Community Bancshares for performing a financial analysis of the merger and rendering a written opinion to the board of directors of People’s Community Bancshares as to the fairness, from a financial point of view, of the consideration to be paid to the stockholders of People’s Community Bancshares. Hovde will receive all of such fee subsequent to Hovde’s presentation of its fairness opinion and analysis to the board of directors of People’s Community Bancshares. People’s Community Bancshares has also agreed to indemnify Hovde against any claims, losses and expenses arising out of the merger or Hovde’s engagement that did not arise from Hovde’s gross negligence or willful misconduct.

Hovde’s opinion is directed only to the fairness, from a financial point of view, of the total transaction consideration, and, as such, does not constitute a recommendation to any stockholder of People’s Community Bancshares as to how the stockholder should vote at the People’s Community Bancshares stockholder meeting. The summary of the opinion of Hovde set forth in this prospectus/proxy statement is qualified in its entirety by reference to the full text of the opinion attached hereto as Annex C.

The following is a summary of the analyses performed by Hovde in connection with its fairness opinion. Certain of these analyses were confirmed in a presentation to the board of directors of People’s Community Bancshares by Hovde. The summary set forth below does not purport to be a complete description of either the analyses performed by Hovde in rendering its opinion or the presentation delivered by Hovde to the board of directors of People’s Community Bancshares, but it does summarize all of the material analyses performed and presented by Hovde.

The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances. In arriving at its opinion, Hovde did not attribute any particular weight to any analysis and factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Hovde believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, without considering all factors and analyses, could create an incomplete view of the process underlying the analyses set forth in its report to the board of directors of People’s Community Bancshares and its fairness opinion.

In performing its analyses, Hovde made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of People’s Community Bancshares and Superior Bancorp. The analyses performed by Hovde are not necessarily indicative of actual value or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Hovde’s analysis of the fairness of the transaction consideration, from a financial point of view, to the stockholders of People’s Community Bancshares. The analyses do not purport to be an appraisal or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. Hovde’s opinion does not address the relative merits of the merger as compared to any other business combination in which People’s Community Bancshares might engage. In addition, as described above, Hovde’s opinion to the board of directors of People’s Community Bancshares was one of many factors taken into consideration by the board of directors of People’s Community Bancshares in making its determination to approve the merger agreement.

During the course of its engagement, and as a basis for arriving at its opinion, Hovde reviewed and analyzed material bearing upon the financial and operating conditions of People’s Community Bancshares and Superior Bancorp and material prepared in connection with the merger, including, among other things, the following:

•	the merger agreement and all attachments thereto;

•	certain historical publicly available information concerning People’s Community Bancshares and Superior Bancorp;

•	certain internal financial statements and other financial and operating data concerning People’s Community Bancshares and Superior Bancorp;

•	certain financial projections prepared by the managements of People’s Community Bancshares and Superior Bancorp;

•	certain other information provided to Hovde by members of the senior management of People’s Community Bancshares and Superior Bancorp for the purpose of reviewing the future prospects of People’s Community Bancshares and Superior Bancorp, including financial forecasts related to the respective businesses, earnings, assets, liabilities and the amount and timing of cost savings expected to be achieved as a result of the merger;

•	historical market prices and trading volumes for Superior Bancorp common stock;

•	the nature and terms of recent merger and acquisition transactions to the extent publicly available, involving banks, thrifts and bank and thrift holding companies that Hovde considered relevant;

•	the pro forma ownership of Superior Bancorp’s common stock by the stockholders of People’s Community Bancshares relative to the pro forma contribution of People’s Community Bancshares’ assets, liabilities, equity and earnings to the combined company;

•	the pro forma impact of the merger on the combined company’s earnings per share, consolidated capitalization and financial ratios;

•	such other information and factors as Hovde deemed appropriate; and

•	its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its knowledge of the commercial banking industry and its general experience in securities valuations.

In rendering its opinion, Hovde assumed, without independent verification, the accuracy and completeness of the financial and other information and relied upon the accuracy of the representations of the parties contained in the merger agreement. Hovde also assumed that the financial forecasts furnished to or discussed with Hovde by People’s Community Bancshares and Superior Bancorp were reasonably prepared and reflected the best currently available estimates and judgments of senior management of People’s Community Bancshares and Superior Bancorp as to the future financial performance of People’s Community Bancshares, Superior Bancorp, or the combined company, as the case may be. Hovde has not made any independent evaluation or appraisal of any properties, assets or liabilities of People’s Community Bancshares or Superior Bancorp. Hovde assumed and relied upon the accuracy and completeness of the publicly available and other non-public financial information provided to it by People’s Community Bancshares and Superior Bancorp, relied upon the representations and warranties of People’s Community Bancshares and Superior Bancorp made pursuant to the merger agreement, and did not independently attempt to verify any of such information.

Analysis of Selected Mergers.  As part of its analysis, Hovde reviewed three groups of comparable merger transactions. The first peer group included transactions, which have occurred since January 1, 2006, that involved target banks in the entire United States that had total assets between $200 million and $400 million and a return on average assets greater than 1.00% (the “Nationwide Merger Group”). This Nationwide Merger Group consisted of the following 13 transactions:

Buyer	Seller

Enterprise Financial Services (MO)	Clayco Banc Corporation (KS)
Dearborn Bancorp Inc. (MI)	Fidelity Financial Corporation of MI (MI)
United Community Banks Inc. (GA)	Southern Bancorp Inc. (GA)
Sterling Bancshares Inc. (TX)	BOTH Inc. (TX)
Industrial Bank of Taiwan	Evertrust bank (CA)
Castle Creek Capital LLC (CA)	Bankshares Inc. (FL)
Inland Bancorp Holding Company (IL)	Cambank Inc. (IL)
UMB Financial Corporation (MO)	Mountain States Bancorp Inc. (CO)
Security Bank Corp. (GA)	Homestead Bank (GA)
Vineyard National Bancorp (CA)	Rancho Bank (CA)
Riverside Banking Company (FL)	First Community Bank Holding Corp. (FL)
Superior Bancorp (AL)	Kensington Bankshares, Inc. (FL)
Western Alliance Bancorp (NV)	Bank of Nevada (NV)

Hovde then reviewed comparable mergers involving banks headquartered in Sarasota, Florida that have announced since January 1, 1994 (the “Florida Merger Group”). This Florida Merger Group consisted of the following seven transactions:

Buyer	Seller

TIB Financial Corp. (FL)	Bank of Venice (FL)
NBC Capital Corp. (MS)	SunCoast Bancorp Inc. (FL)
Colonial BancGroup Inc. (AL)	Sarasota Bancorp. (FL)
United Financial Holdings Inc. (FL)	First Security Bank (FL)
F.N.B. Corp. (PA)	West Coast Bank (FL)
Provident Financial Group Inc. (OH)	Florida Gulfcoast Bancorp, Inc. (FL)
First of America Bank Corp. (MI)	Presidential Holding Company (FL)

Hovde also reviewed comparable mergers announced since January 1, 2005, involving target banks in the entire United States that had total assets under $1 billion and efficiency ratios less than 0.50% (the “Efficiency Ratio Merger Group”). This Efficiency Ratio Merger Group consisted of 33 transactions:

Buyer	Seller

Enterprise Financial Services (MO)	Clayco Banc Corporation (KS)
Stifel Financial Corp. (MO)	First Service Financial Co. (MO)
Sun American Bancorp (FL)	Independent Community Bank (FL)
Greene Investment Company (IA)	Dunlap Corp. (IA)
American West Bancorp. (WA)	Far West Bancorporation (UT)
Integra Bank Corp. (IN)	Prairie Financial Corporation (IL)
Reserve Financial Associates LLC (OH)	Business Bank of Florida Corp. (FL)
Industry Bancshares Inc. (TX)	Community Bancorp, Inc. (TX)
Blackridge Financial Inc. (ND)	Carlos Bancshares Inc. (MN)
Sterling Bancshares Inc. (TX)	BOTH Inc. (TX)
Community Bancorp (NV)	Valley Bancorp (NV)
Castle Creek Capital LLC (CA)	Bankshares Inc. (FL)
First Charter Corp. (NC)	GBC Bancorp Inc. (GA)
Glacier Bancorp Inc. (MT)	First National Bank of Morgan (UT)
Alabama National BanCorp. (AL)	PB Financial Services Corp. (GA)
Security Bank Corp. (GA)	Homestead Bank (GA)
Crescent Financial Corp. (NC)	Port City Capital Bank (NC)
Western Alliance Bancorp (NC)	Bank of Nevada (NV)
Cornerstone Holding Co Inc. (ND)	Citizens Incorporated (ND)
East West Bancorp Inc. (CA)	Standard FSB (CA)
IBT Bancorp Inc. (MI)	Farwell State Savings Bank (MI)
Wintrust Financial Corp. (IL)	Hinsbrook Bancshares inc. (IL)
United Bancorp of WY (WY)	First National Bank Holding Co. Inc. (WY)
Synovus Financial Corp. (GA)	Banking Corporation of Florida (FL)
First Sleepy Eye Bancorp Inc. (SD)	Stearns Bank Evansville NA (MN)
Synovus Financial Corp. (GA)	Riverside Bancshares Inc. (GA)
Liberty Bancshares Inc. (AR)	Russelville Bancshares Inc. (AR)
Pacific Continental Corp. (OR)	NWB Financial Corp. (WA)
Frandsen Financial Corporation (MN)	QCF Bancorp Inc. (MN)
First Community Bancorp (CA)	Pacific Liberty Bank (CA)
Home Bancshares Inc. (AR)	Mountain View Bancshares Inc. (AR)
Investor Group	Rock Springs American Bancorp Inc. (WY)
Mercantile Bankshares Corp. (MD)	Community Bank of N. Virginia (VA)

Hovde calculated the medians and averages of the following relevant transaction ratios in the Nationwide Merger Group, the Florida Merger Group and the Efficiency Ratio Merger Group: the percentage of the offer value to the acquired company’s total assets, the multiple of the offer value to the acquired company’s tangible book value; the multiple of the offer value to the acquired company’s earnings for the 12 months preceding the announcement date of the transaction; and the tangible book value premium to core deposits. Hovde compared these multiples with the corresponding multiples for the merger, valuing the total consideration that would be received pursuant to the merger agreement at $32.77 per People’s Community Bancshares diluted share. In calculating the multiples for the merger, Hovde used People’s Community Bancshares’ earnings for the 12 months ended

September 30, 2006, and People’s Community Bancshares’ tangible book value per share, total assets, and total deposits as of September 30, 2006. The results of this analysis were as follows:

				Ratio of
				Tangible
	Offer Value to			Book Value
			12 Months	Premium
	Total	Tangible	Preceding	to Core
	Assets	Book Value	Earnings	Deposits
	(%)	(x)	(x)	(%)

People’s Community Bancshares	25.3	3.2	22.6	26.5
Nationwide Merger Group average	23.5	3.0	21.7	24.2
Florida Merger Group average	22.7	2.5	21.5	19.8
Efficiency Ratio Merger Group average	25.3	2.73	18.5	24.6

Rate of Return Analysis.  Hovde estimated the rates of returns for four different scenarios; People’s Community Bancshares stand-alone, People’s Community Bancshares affiliates in five years, People’s Community Bancshares affiliates with Superior Bancorp, and People’s Community Bancshares affiliates with Superior Bancorp and Superior Bancorp is acquired. For the standalone scenario (“Status Quo”), it is assumed that Superior Bancorp common stock sells in the market on December 31, 2011 at 17x earnings per share (“EPS”) and the current Superior Bancorp price to earnings ratio (“P/E”) is based on the 2007 estimate. The Status Quo scenario yielded an annual return of investment of 47.10%. For the second scenario (“Affiliation in 5 Years”), it is assumed that Superior Bancorp affiliates with a merger partner on December 31, 2011 at 21x EPS, which yielded an annual return of investment of 55.08%. The third scenario (“Affiliation Today”) assumes Superior Bancorp affiliates with People’s Community Bancshares in 2007 and the pro forma stock sells in the market on December 31, 2011 at 17x EPS with the current People’s Community Bancshares P/E based on the 2007 estimate. The Affiliation Today scenario yielded an annual return of investment of 71.41%. The fourth scenario (“Double Dip”) assumed Superior Bancorp affiliates with People’s Community Bancshares in 2007 and the pro forma company is acquired on December 31, 2011 at 25x EPS. The Double Dip scenario yielded an annual return of investment of 88.76%.

Contribution Analysis.  Hovde prepared a contribution analysis showing percentages of total assets, total net loans, total deposits, total equity, and total tangible equity at September 30, 2006 for People’s Community Bancshares and for Superior Bancorp, as well the estimated fiscal year 2007 earnings, that would be contributed to the combined company on a pro-forma basis by People’s Community Bancshares and Superior Bancorp. This analysis indicated that holders of People’s Community Bancshares common stock would own approximately 16.1% of the pro forma common shares outstanding of Superior Bancorp, assuming an exchange ratio of 1.00, while contributing an average of 14.4% of the financial components listed above.

People’s Community Bancshares
Contribution
Superior Bancorp

Total assets	11.7%
Total net loans	13.1%
Total deposits	11.9%
Total equity	8.6%
Total tangible equity	14.8%
Net income — estimated fiscal year 2007 — GAAP Basis	26.1%
Average People’s Community Bancshares Contribution Percentage	14.4%
Actual People’s Community Bancshares Pro Forma Ownership	16.1%

Discounted Cash Flow Analysis.  Hovde estimated the present value of all shares of People’s Community Bancshares common stock by estimating the value of People’s Community Bancshares’ estimated future earnings stream beginning in 2006. Reflecting People’s Community Bancshares’ internal projections, Hovde assumed net income in 2006, 2007, 2008, 2009, 2010 and 2011 of $4.0 million, $5.1 million, $6.1 million, $7.0 million, $7.9 million and $8.9 million, respectively. The present value of these earnings was calculated based on a range of discount rates of 10.0%, 11.0%, 12.0%, 13.0%, and 14.0%, respectively. In order to derive the terminal value of

People’s Community Bancshares’ earnings stream beyond 2011, Hovde assumed a terminal value based on a multiple of between 2.07x and 2.47x applied to book value in 2011. The present value of this terminal amount was then calculated based on the range of discount rates mentioned above. These rates and values were chosen to reflect different assumptions regarding the required rates of return of holders or prospective buyers of People’s Community Bancshares common stock. This analysis and its underlying assumptions yielded a range of values for present value of People’s Community Bancshares stock of approximately $28.17 per share (at a 14.0% discount rate and a 2.07 price to book value multiple) to $39.95 per share (at a 10.0% discount rate and a 2.47x price to book value multiple), with a midpoint of $33.64 per share (using a 12.0% discount rate and a 2.27x price to book value multiple), compared to total merger consideration of $32.77 per share.

Deposit Premium Analysis.  Hovde prepared a core deposit premium sensitivity analysis based on aggregate value. In calculating the value, Hovde used People’s Community Bancshares’ tangible equity and core deposits as of September 30, 2006. For this analysis, core deposit premiums ranged from 21.75% to 24.25%. The value per share ranged from $30.73 (21.75% Core Deposit Premium) to $32.98 (24.25% Core Deposit Premium). The median People’s Community Bancshares value per share based on the range was $31.86 (23.00% Core Deposit Premium). The transaction deal value per share was $32.77. The average core deposit premium for the Nationwide Merger Group, Florida Merger Group, Efficiency Ratio Merger Group, and all banks in 2006 were 19.8%, 24.2%, 19.8%, and 24.6%, respectively. Superior Bancorp’s offer implies a core deposit premium of 26.5%.

Based upon the foregoing analyses and other investigations and assumptions set forth in its opinion, without giving specific weightings to any one factor or comparison, Hovde determined that the transaction consideration was fair from a financial point of view to the stockholders of People’s Community Bancshares.

The Merger Agreement

The merger agreement has been included as Annex A to this prospectus/proxy statement in order to provide you with information regarding its terms. It is not intended to provide any other factual information about the parties. The merger agreement contains representations and warranties the parties made to each other. The assertions contained in those representations and warranties are qualified by information contained in confidential disclosure schedules that the parties have exchanged. These disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the merger agreement. Accordingly, you should not rely on the representations and warranties contained in the merger agreement as characterizations of the actual state of facts, since they are modified in important part by the underlying disclosure schedules. In addition, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement. You should rely only on this prospectus/proxy statement, other filings made by Superior Bancorp with the SEC and other public announcements or statements by the parties for factual information about the parties.

Effect of the Merger

Subject to the terms of the merger agreement, and in accordance with Delaware law and Florida law, People’s Community Bancshares will merge with and into Superior Bancorp and the separate legal existence of People’s Community Bancshares will cease. Superior Bancorp will be the surviving corporation. All property, rights, powers, duties, obligations, debts and liabilities of People’s Community Bancshares will automatically be deemed transferred to Superior Bancorp, as the surviving corporation in the merger. The restated certificate of incorporation and the bylaws of Superior Bancorp in effect at the effective time of the merger will govern Superior Bancorp, as the surviving corporation in the merger, until amended or repealed in accordance with applicable law. Superior Bancorp will continue as the surviving corporation under the same name after the merger is completed.

People’s Community Bank

Superior Bancorp and People’s Community Bancshares anticipate that, on or after the effective date of the merger, Superior Bank will acquire substantially all of the assets of, and assume substantially all of the liabilities of, People’s Community Bank. People’s Community Bancshares has agreed to cooperate with Superior Bancorp, including calling any special meetings of the board of directors of People’s Community Bank and the filing of any regulatory applications, in the execution of appropriate documentation relating to such transaction. In the event that following the effective date of the merger People’s Community Bank remains a separate legal entity owned by Superior Bancorp, Superior Bancorp and People’s Community Bancshares have agreed that prior to the effective date of the merger they will determine which existing members of the board of directors of People’s Community Bank, if any, will remain as directors. Superior Bancorp has agreed that it will accept the resignations of any such existing members who desire to resign as of effective date of the merger.

What People’s Community Bancshares Stockholders Will Receive

On the effective date of the merger, each share of People’s Community Bancshares common stock will be converted into the right to receive 2.9036 shares of Superior Bancorp common stock, subject to People’s Community Bancshares’ price termination right described in the next section below.

In the event that there is a shortfall between the required net worth of People’s Community Bancshares of $25,959,000 and the actual amount of the net worth of People’s Community Bancshares at the effective time of the merger, then the exchange ratio shall be adjusted downward by a reduction factor equal to the percentage obtained by dividing the net worth shortfall amount by $25,959,000. The net worth of People’s Community Bancshares will be calculated pursuant to the merger agreement as People’s Community Bancshares’ stockholders’ equity less adjustments for specified loans and credits. Net worth will not be reduced as a result of any expense incurred or losses realized as a result of the merger agreement, changes in laws or generally accepted accounting principles (“GAAP”), the transactions contemplated by the merger agreement or any actions taken at the request or with the consent of Superior Bancorp.

In addition, Superior Bancorp will not issue fractional shares of Superior Bancorp common stock to People’s Community Bancshares stockholders. If, as a People’s Community Bancshares stockholder, you are otherwise entitled to receive a fractional share of Superior Bancorp common stock under the exchange procedure described below, you will instead have the right to receive cash, without interest, in an amount equal to the product of the fractional part of a share that would otherwise be due to you and the final closing price per share of Superior Bancorp common stock on the last business day immediately preceding the effective date of the merger.

People’s Community Bancshares’ Price Termination Right

People’s Community Bancshares may, but is not required to, terminate the merger agreement during the five-business-day period after the date all consents and regulatory approvals have been received (the determination date) if (1) the ten-day average closing price per share of Superior Bancorp common stock as reported on the NASDAQ Global Market immediately preceding the determination date is less than $9.56, and (2) the number obtained by dividing the Superior Bancorp stock price on the determination date by $11.25, is less than the Bank Index Ratio minus 0.15. The Bank Index Ratio is equal to the quotient obtained by dividing the average of the NASDAQ Bank Index for ten consecutive trading days immediately preceding the determination date by 3,386.64, the value of the NASDAQ Bank Index on the date of the merger agreement. If People’s Community Bancshares exercises its option to terminate, People’s Community Bancshares must give notice to Superior Bancorp. The merger agreement will not be terminated if Superior Bancorp agrees within five business days of receipt of such notice to increase the consideration for the merger by paying additional consideration in stock, cash or a combination of both so that consideration will be valued at the lesser of (1) the product of 0.85 and $11.25, multiplied by the exchange ratio and (2) the product of the Bank Index Ratio and $11.25, multiplied by the exchange ratio. No assurance can be given as to whether People’s Community Bancshares’ board of directors would exercise such right to terminate the merger agreement if these conditions occur or whether Superior Bancorp would agree to pay additional consideration.

Superior Bancorp Common Stock

Each share of Superior Bancorp common stock outstanding immediately prior to completion of the merger will remain outstanding and unchanged by the merger.

Treatment of People’s Community Bancshares Stock Options

The merger agreement provides that, at the effective time of the merger, each outstanding option to purchase People’s Community Bancshares common stock will be cancelled and each holder of such options will be entitled to receive cash equal to the amount resulting when the number of options held by such a holder is multiplied by the Per Option Value. The Per Option Value equals (1) the ten-day average trading price of Superior Bancorp common stock immediately preceding the effective date multiplied by the exchange ratio, less (2) the exercise price for each share of People’s Community Bancshares common stock subject to such option.

It is a condition to the closing of the merger that each holder of a People’s Community Bancshares option has entered into an agreement to surrender his or her option as of the effective date of the merger in exchange for the consideration described above.

Closing and Effective Date of the Merger

The merger will be consummated only when all conditions, including obtaining all stockholder and regulatory approvals and consents, have been fulfilled or waived, or as soon as practicable thereafter as Superior Bancorp and People’s Community Bancshares may mutually agree. Regulatory approvals cannot be waived. The effective date of the merger will be the date specified in the Certificate of Merger to be issued by the Secretary of State of the State of Delaware. We currently expect to close the merger during the third quarter of 2007, although we cannot guarantee when or if the merger will be completed. See “The Merger — The Merger Agreement — Conditions to the Completion of the Merger” and “The Merger — The Merger Agreement — Regulatory Approvals”, beginning at pages    and          , respectively.

Representations and Warranties

In the merger agreement, Superior Bancorp and People’s Community Bancshares have each made a number of customary representations and warranties relating to the organization and capital structures of the respective companies and their subsidiaries, their operations, financial condition and other matters, including their authority to enter into the merger agreement and to consummate the merger.

Covenants with Respect to the Merger

The merger agreement provides that, during the period from the date of the merger agreement to the effective time, except as specifically provided for in the merger agreement, each of Superior Bancorp and People’s Community Bancshares will:

•	use its best efforts promptly to take all actions and do all things necessary, proper or advisable under applicable law to consummate and make effective, as soon as practicable, the transactions contemplated by the merger agreement;

•	use its best efforts to cooperate with the other party and take certain actions under the merger agreement in order to consummate the merger;

•	not make any public announcement, issue any press release or other publicity or confirm any statements concerning the transaction without the approval of the other party;

•	furnish to the other party public and non-public filings not precluded from disclosure by law, including call reports, SEC filings, regulatory filings, tax returns and similar documents;

•	provide the other party with access to its assets, books and records during normal business hours to effect the parties’ respective covenants under the merger agreement and hold such information in confidence; and

•	give written notice promptly to the other party upon becoming aware of the occurrence or impending occurrence of any event or circumstances relating to it or its subsidiaries which (1) is likely to have, individually or in the aggregate, a material adverse effect on it or (2) would cause or constitute a material breach of any of its representations, warranties or covenants, and to use its reasonable efforts to prevent or promptly remedy the same.

In addition, until the effective date of the merger, People’s Community Bancshares has agreed to:

•	conduct its business in the ordinary course of business and use commercially reasonable efforts subject to the terms of the merger agreement to maintain its relationship with its depositors, customers and employees;

•	not make any material change in its accounting or tax policies or methods of operations, except as disclosed in writing in its disclosure schedules to Superior Bancorp;

•	take no action which would prevent or impede the merger from qualifying as a tax-free reorganization for federal income tax purposes;

•	cooperate with Superior Bancorp in the preparation of the registration statement that includes this prospectus/proxy statement and any regulatory filings and file all regulatory applications and the registration statement and cause a stockholders’ meeting to be held to approve the merger as soon as possible after the effective date of the registration statement;

•	take no action which would materially adversely affect the ability of any party to obtain any consents required for the transactions contemplated by the merger agreement without the imposition of conditions or restrictions;

•	take no action which would materially adversely affect the ability of any party to perform its covenants and agreements under the merger agreement;

•	use its reasonable efforts to cause the merger to be closed at the earliest practicable date and take no action or omit to take any action which would cause the merger not to qualify as a reorganization for federal income tax purposes;

•	recommend that People’s Community Bancshares stockholders vote in favor of the merger agreement and the merger at the People’s Community Bancshares stockholders’ meeting, and not withdraw, qualify or modify its recommendation or approve or recommend another acquisition proposal or enter into another acquisition proposal unless its board of directors determines in good faith after it has received a superior proposal that the failure to do so would result in a breach of fiduciary duties to the People’s Community Bancshares stockholders;

•	not solicit, initiate, encourage or induce the making, submission or announcement of any competing request or proposal or participate in negotiations or furnish any person any nonpublic information that may lead to an acquisition proposal or approve, recommend or enter into an acquisition proposal;

•	maintain an allowance for possible loan, securities or credit losses, including for loans made or securities purchased after January 18, 2007, that is adequate within the meaning of GAAP and applicable regulatory requirements or guidelines and its current credit policies and loan loss methodologies;

•	use its reasonable efforts to cause each executive officer and director of People’s Community Bancshares to execute a support agreement;

•	furnish to Superior Bancorp copies of all quarterly financial statements, all audit reports submitted to People’s Community Bancshares by independent auditors and copies of financial statements and reports sent to its stockholders or filed with the SEC or other regulatory agency and any additional financial data as reasonably requested;

•	provide Superior Bancorp with all information provided to its board of directors for each new, renewed or modified loan with an outstanding principal amount in excess of $250,000;

•	consult with Superior Bancorp prior to making any loan which will result in an exception to its loan policy;

•	consult with Superior Bancorp in advance on any agreement to make or to permit any amendment or termination of any contract requiring capital expenditures of more than $50,000;

•	consult with Superior Bancorp to coordinate various business issues on a basis mutually satisfactory to People’s Community Bancshares and Superior Bancorp;

•	purchase for and on behalf of its current and former officers and directors extended coverage under the current directors’ and officers’ liability insurance policy maintained by Community Bancshares to provide continued coverage for four years following the effective date of the merger; and

•	if so determined by its board of directors, may establish and declare its normal dividend of $.10 per share of People’s Community Bancshares common stock at the earlier of ten business days prior to the effective date or during May 2007.

In addition, until the effective date of the merger, Superior Bancorp has agreed to:

•	conduct its business in the ordinary course of business and use commercially reasonable efforts subject to the terms of the merger agreement to maintain its relationship with its depositors, customers and employees;

•	not make any material change in its accounting or tax policies or methods of operations, except as required by GAAP or by law;

•	take no action which would materially adversely affect the ability of any party to obtain any consents required for the transactions contemplated by the merger agreement without the imposition of conditions or restrictions;

•	take no action which would materially adversely affect the ability of any party to perform its covenants and agreements under the merger agreement;

•	use its reasonable efforts to cause the merger to be effected at the earliest practicable date and take no action or omit to take any action which would cause the merger not to qualify as a reorganization for federal income tax purposes;

•	cooperate with People’s Community Bancshares in the preparation of any regulatory filings and the registration statement that includes this joint prospectus/proxy statement, file all regulatory applications for approvals and the registration statement as soon as possible;

•	furnish to People’s Community Bancshares copies of all financial statements and loan reports that it provides to its board of directors and executive management and reports filed with the SEC or other regulatory agency and any additional financial data as reasonably requested;

•	cause the listing of the shares of Superior Bancorp common stock to be issued in the merger on the NASDAQ Global Market or other quotations system on which such shares are primarily traded;

•	provide to officers and employees of People’s Community Bancshares at the effective time employee benefits under employee benefit and welfare plans of Superior Bancorp and honor all employment, severance, consulting and other agreements disclosed by People’s Community Bancshares;

•	acknowledge that the authority to establish and implement business policies of People’s Community Bancshares shall continue to reside with People’s Community Bancshares’ officers and board until the effective date of the merger;

•	after the effective date, provide to the officers and employees of People’s Community Bancshares employee benefits under employee benefit and welfare plans similar to those provided by Superior Bancorp to similarly situated employees; and

•	provide certain indemnification rights to each current and former director and/or officer of People’s Community Bancshares or any of its subsidiaries arising out of or pertaining to matters existing or occurring at or prior to the effective date of the merger for a period of four years from the effective date of the merger.

Conditions to the Completion of the Merger

The completion of the merger is subject to a number of conditions, some of which are mutual and others of which are applicable to either Superior Bancorp or People’s Community Bancshares. Although most of the conditions will not be satisfied until immediately before the effective time of the merger, the companies believe that they each are currently in material compliance with the conditions.

The obligation of Superior Bancorp to complete the merger is subject to the following conditions:

•	The representations and warranties of People’s Community Bancshares contained in the merger agreement will be true and correct in all material respects on the effective date of the merger.

•	People’s Community Bancshares will have performed in all material respects all agreements and covenants required by the merger agreement to be performed by People’s Community Bancshares.

•	People’s Community Bancshares will have a net worth, as defined in the merger agreement, of not less than $25,959,000.

•	Superior Bancorp will have received certain closing certificates with respect to the merger and the financial and regulatory condition of People’s Community Bancshares and its subsidiaries.

•	Superior Bancorp will have received an opinion of People’s Community Bancshares’ legal counsel, Igler & Dougherty, P.A., as to certain legal matters.

•	People’s Community Bancshares will have used its best efforts to obtain an agreement from each director, executive officer and affiliate of People’s Community Bancshares regarding the sale and disposition of each such person’s stock.

•	The number of shares as to which People’s Community Bancshares stockholders have exercised dissenters’ rights of appraisal will not exceed 10% of the outstanding shares of People’s Community Bancshares.

•	Superior Bancorp will have received a letter from Sandler O’Neill & Partners, L.P. confirming its opinion prior to the date of the merger agreement that the exchange ratio is fair to the stockholders of Superior Bancorp from a financial point of view.

•	The board of directors of Superior Bancorp will not have made a determination that the merger has become impractical because of any state of war, declaration of a banking moratorium or a general suspension of trading of Superior Bancorp common stock on the NASDAQ Global Market.

•	Each of the officers and directors of People’s Community Bancshares will have delivered a letter to Superior Bancorp confirming that he or she is not aware of any claims he or she may have against People’s Community Bancshares.

•	People’s Community Bancshares will have paid off in full and terminated, without penalty or cost to Superior Bancorp or People’s Community Bancshares, the People’s Community Bancshares’ line of credit and all liens and collateral for such line of credit will have been released in full.

•	Superior Bancorp will not be required to make any payment to any person in connection with the merger which in the reasonable opinion of Superior Bancorp will be subject to the excise tax imposed on excess parachute payments by Section 4999 of the Internal Revenue Code and/or for which Superior Bancorp will receive no deduction by virtue of Section 280G.

•	All holders of People’s Community Bancshares’ options will have entered into agreements to surrender their respective People’s Community Bancshares options in exchange for the payment of cash contemplated by the merger agreement.

The obligation of People’s Community Bancshares to consummate the merger is subject to, among others, the following conditions:

•	The representations and warranties of Superior Bancorp contained in the merger agreement will be true and correct in all material respects on the effective date of the merger.

•	Superior Bancorp will have performed in all material respects all agreements and covenants required by the merger agreement to be performed by Superior Bancorp.

•	People’s Community Bancshares will have received certain closing certificates with respect to the merger and the financial and regulatory condition of Superior Bancorp and its subsidiaries.

•	People’s Community Bancshares will have received the opinion of Superior Bancorp’s General Counsel as required by the merger agreement.

•	People’s Community Bancshares will have received a letter from Hovde Financial confirming its opinion as of the date of the merger agreement that the exchange ratio is fair to the stockholders of People’s Community Bancshares from a financial point of view.

•	The shares of Superior Bancorp common stock to be issued in connection with the merger will have been approved for listing on the NASDAQ Global Market.

•	The board of directors of People’s Community Bancshares will not have made a determination that the merger has become impractical because of any state of war, declaration of a banking moratorium or a general suspension of trading of Superior Bancorp common stock on the NASDAQ Global Market.

•	People’s Community Bancshares will use its reasonable best efforts to obtain an agreement from each officer, director or affiliate of People’s Community Bancshares regarding the sale and disposition of such person’s stock.

The obligation of each of Superior Bancorp and People’s Community Bancshares to consummate the merger is subject to certain additional conditions, including the following:

•	The merger agreement will have been approved by holders of a majority of the outstanding People’s Community Bancshares common stock entitled to vote thereon.

•	All required orders, consents and approvals will have been obtained from the Office of Thrift Supervision and other appropriate bank regulatory authorities, the Securities and Exchange Commission and other governmental authorities. No such order, consent or approval obtained which is necessary to consummate the merger will be conditioned or restricted in a manner which in the reasonable good faith judgment of the board of directors of Superior Bancorp would so materially adversely impact the economic benefits of the transaction so as to render inadvisable the consummation of the merger.

•	All other consents will have been obtained that are required for consummation of the merger for the prevention of any default under any contract or permit, which if not obtained, is reasonably likely to have individually or in the aggregate a material adverse effect. No such consent obtained which is necessary to consummate the merger will be conditioned or restricted in a manner which in the reasonable judgment of the board of directors of Superior Bancorp would so materially adversely impact the economic or business benefits of the transaction so as to render it inadvisable.

•	There will be no pending or threatened legal proceeding in any court or any pending or threatened proceeding by any governmental commission, board or agency, with a view to seeking any restraint or prohibition on, or in which it is sought to restrain or prohibit consummation of the transactions contemplated by the merger agreement or in which it is sought to obtain divestiture, rescission or damages in connection with the transactions contemplated by the merger agreement, and no investigation by any such entity will be pending or threatened.

•	The registration statement of which this prospectus/proxy statement is a part will have been declared effective by the SEC and will not be subject to a stop order, and all applicable federal securities and state blue sky laws will have been complied with.

•	Superior Bancorp and People’s Community Bancshares will have each received an opinion of Haskell Slaughter Young & Rediker, LLC, in form and substance reasonably satisfactory to each of Superior Bancorp and People’s Community Bancshares, with respect to certain tax consequences of the merger.

No assurance can be given as to when or if all of the foregoing conditions to the merger can or will be satisfied or waived by the respective parties. As of the date of this prospectus/proxy statement, neither Superior Bancorp nor People’s Community Bancshares has any reason to believe that any of these conditions will not be satisfied.

Amendment and Waiver

Subject to applicable law, Superior Bancorp and People’s Community Bancshares may amend the merger agreement by written agreement authorized by their respective boards of directors. Before or at the effective time of the merger, either Superior Bancorp or People’s Community Bancshares may waive in writing any inaccuracies in the representations and warranties of the other party, or, subject to applicable law, may waive compliance by the other party with any of the other agreements or conditions contained in the merger agreement.

Termination Events

The merger agreement may be terminated at any time prior to or on the effective date of the merger in the following circumstances:

•	by the mutual consent of the respective boards of directors of Superior Bancorp and People’s Community Bancshares;

•	by the board of directors of either Superior Bancorp and People’s Community Bancshares (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement) in the event of a material breach by the other party of any representation, warranty, covenant or other agreement contained in the merger agreement (determined without regard to any qualifications regarding materiality which may be contained in any applicable representation or warranty) which cannot be or has not been cured within 30 days after the giving of written notice to the breaching party and which breach would provide the non-breaching party the ability to refuse to consummate the merger;

•	by the board of directors of either Superior Bancorp or People’s Community Bancshares (provided that the terminating party is not then in material breach of any representation, warranty, covenant, or other agreement contained in merger agreement) in the event of a material breach by the other party of any covenant or agreement contained in the merger agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching party or if any of the conditions to the obligations of such party will have not been satisfied in full;

•	by the board of directors of either Superior Bancorp or People’s Community Bancshares if all transactions contemplated by the merger agreement will not have been consummated on or prior to December 31, 2007, unless the failure to complete the merger by that date is due to the terminating party’s actions;

•	by People’s Community Bancshares, if its board of directors so determines by a vote of a majority of its entire board, at any time during the five-business-day period commencing on the first date on which all orders, consents and approvals (and waivers, if applicable) necessary for consummation of the merger and the transactions contemplated by the merger agreement have been received (the determination date), if on the determination date, (1) the ten-day average closing price of Superior Bancorp common stock immediately preceding the determination date as reported on NASDAQ Global Market and (2) the number obtained by dividing the ten-day average closing price of Superior Bancorp on the determination date by $11.25 is less than the Bank Index Ratio minus 0.15 (the Bank Index Ratio is equal to the quotient obtained by dividing the ten-day average of the NASDAQ Bank Index as reported on NASDAQ immediately preceding the determination date by 3,386.64); subject, however, to the next three sentences. If People’s Community Bancshares elects to exercise its termination right, it will give prompt written notice thereof to Superior Bancorp. During the five-business-day period commencing with its receipt of such notice, Superior Bancorp will have the option of paying additional consideration for the merger in the form of Superior Bancorp common stock, cash or a combination of Superior Bancorp common stock and cash, so that the aggregate consideration paid by Superior Bancorp per share of People’s Community Bancshares common stock for the merger will be valued at the lesser of (1) the product obtained by multiplying (A) the product of 0.85 and $11.25 by (B) the exchange ratio and (2) the product obtained by multiplying (A) the product of the Bank Index Ratio and $11.25 by (B) the exchange ratio. If within such five-business-day period, Superior Bancorp delivers written notice to People’s Community Bancshares that it intends to proceed with the merger by paying such additional consideration, as contemplated by the previous sentence, then no termination will have occurred and the merger agreement will remain in full force and effect in accordance with its terms (except that the consideration for the merger will have been so modified);

•	by People’s Community Bancshares, if before the approval of the merger agreement by the stockholders of People’s Community Bancshares, the board of directors of People’s Community Bancshares has (1) withdrawn or modified or changed its recommendation or approval of the merger agreement and the merger consideration in a manner adverse to Superior Bancorp to approve and permit People’s Community Bancshares to accept a superior proposal, and (2) determined after consideration of written advice of People’s Community Bancshares’ legal counsel that the termination of the merger agreement is necessary to comply with its fiduciary duties under applicable laws; provided, however, that at least two business days before any such termination People’s Community Bancshares will negotiate with Superior Bancorp to amend the merger agreement to enable People’s Community Bancshares to proceed with the merger (the “Fiduciary Duty Termination Rights”);

•	by Superior Bancorp, if the board of directors of People’s Community Bancshares fails to reaffirm its approval of the merger upon Superior Bancorp’s request or resolves not to reaffirm its approval of the merger;

•	by Superior Bancorp, if the board of directors of People’s Community Bancshares does not include in its proxy statement its recommendation, without modification or qualification, that People’s Community Bancshares stockholders approve the merger or withdraws, qualifies or modifies, or proposes publicly to withdraw, qualify or modify, in any manner adverse to Superior Bancorp, its recommendation to People’s Community Bancshares stockholders to approve the merger;

•	by Superior Bancorp, if the board of directors of People’s Community Bancshares affirms, recommends or authorizes entering into any acquisition transaction other than the merger or the board of People’s Community Bancshares does not recommend against any tender or exchange offer or takes no position with respect to any tender or exchange offer within ten business days of commencement of a tender or exchange offer;

•	by Superior Bancorp, if the board of directors of People’s Community Bancshares negotiates or authorizes any negotiations with a third party regarding a proposal other than the merger; or

•	by Superior Bancorp, if the number of shares as to which People’s Community Bancshares stockholders have exercised dissenters’ rights of appraisal exceeds 10% of the outstanding shares of People’s Community Bancshares.

Effect of Termination; Termination Fee

If the merger agreement is terminated, it will become void, and there will be no liability on the part of either Superior Bancorp or People’s Community Bancshares, except as described in the next paragraph and except that each party will be liable for damages caused by its willful breach of any warranty, representation, covenant or other agreement contained in the merger agreement.

If (1) People’s Community Bancshares terminates the merger agreement pursuant to its Fiduciary Duty Termination Rights or (2) if Superior Bancorp terminates the merger agreement pursuant to the Superior Bancorp Termination Rights, and People’s Community Bancshares enters into a definitive agreement with respect to an acquisition proposal or transaction, then People’s Community Bancshares is obligated under the merger agreement to pay Superior Bancorp, upon consummation of such transaction, a termination fee of $3,250,000 to compensate Superior Bancorp for its direct and indirect expenses associated with the transaction.

Agreement Not to Solicit Other Offers

Under the merger agreement, People’s Community Bancshares is restricted in its ability to participate in discussions and negotiate with any person concerning any proposal to acquire People’s Community Bancshares upon a merger, purchase of assets, purchase of or tender offer for People’s Community Bancshares common stock or similar acquisition transaction. People’s Community Bancshares has also agreed, except to the extent legally required for the board of directors of People’s Community Bancshares to discharge its fiduciary duties, not to make any information regarding People’s Community Bancshares available to any person for the purpose of affecting or causing a merger, consolidation or disposition of People’s Community Bancshares, or its assets or common stock.

Expenses and Fees

In general, each of Superior Bancorp and People’s Community Bancshares will be responsible for all expenses it incurs in connection with the negotiation and completion of the transactions contemplated by the merger agreement. However, Superior Bancorp has agreed to pay the filing fees payable in connection with the filing of this prospectus/proxy statement with the SEC and printing costs incurred in connection with the printing of this document.

Regulatory Approvals

Completion of the merger and related transactions is subject to several federal and state regulatory filings and approvals. The merger and related transactions cannot be completed unless the companies receive prior approvals, waivers or exemptions from the Office of Thrift Supervision, the Florida Office of Financial Regulation and the Board of Governors of the Federal Reserve System. Superior Bancorp filed its application with the Office of Thrift Supervision on April 20, 2007. Superior Bancorp filed its application with the Florida Office of Financial Regulation on April 20, 2007.

This transaction is subject to the approval of the Office of Thrift Supervision under the Bank Merger Act. This approval requires consideration by the Office of Thrift Supervision of various factors, including assessments of the competitive effect of the contemplated transactions, the managerial and financial resources and future prospects of the resulting institutions and the effect of the contemplated transactions on the convenience and needs of the communities to be served.

The Community Reinvestment Act of 1977 also requires that the Office of Thrift Supervision, in deciding whether to approve the merger, assess the records of performance of Superior Bank in meeting the credit needs of the communities it serves, including low and moderate income neighborhoods. As part of the review process under the Community Reinvestment Act, it is not unusual for the Office of Thrift Supervision to receive protests and other adverse comments from community groups and others. Superior Bank currently maintains a Community Reinvestment Act rating of “Satisfactory” from its primary regulator, and People’s Community Bank also currently maintains a Community Reinvestment Act rating of “Satisfactory” from its primary regulator.

In addition, the USA PATRIOT Act places responsibility on the Office of Thrift Supervision to monitor institutions under its supervision with regard to compliance with anti-money laundering laws and regulations. As part of this monitoring, the Office of Thrift Supervision must take into consideration the effectiveness of the insured depository institutions involved in the proposed merger transaction in combating money laundering activities.

The regulations of the Office of Thrift Supervision require publication of notice of, and an opportunity for public comment with respect to, the application filed in connection with the merger and authorize the Office of Thrift Supervision to conduct a meeting if it finds that written submissions are insufficient to address facts or issues raised in an application, or otherwise determines that a meeting will benefit the Office of Thrift Supervision’s decision-making process in connection with the application. Any such meeting or comments provided by third parties could prolong the period during which the merger is subject to review by the Office of Thrift Supervision.

Consummation of the merger is also subject to, and conditioned upon, receipt of approvals or waivers from the Florida Division of Financial Institutions and the Board of Governors of the Federal Reserve System. Superior Bancorp believes that, pursuant to the regulations and advisory letters of the Board of Governors of the Federal Reserve System, the Federal Reserve will waive any approval requirements in connection with the transactions contemplated by the merger.

Superior Bancorp has filed its application and related notices seeking the requisite approvals from the above agencies. Superior Bancorp and People’s Community Bancshares cannot be certain that such approvals will be granted and, if granted, of the date of those approvals or as to what conditions, if any, may be imposed on such approvals.

Superior Bancorp and People’s Community Bancshares are not aware of any other significant governmental approvals that are required for consummation of the merger. If any other approval or action is required, it is presently contemplated that Superior Bancorp and People’s Community Bancshares would seek to obtain such approval. There can be no assurance that any other approvals, if required, will be obtained.

The approval of any application merely implies the satisfaction of regulatory criteria for approval, which do not include review of the merger from the standpoint of the adequacy of the consideration to be received by People’s Community Bancshares stockholders. Further, regulatory approvals do not constitute an endorsement or recommendation of the merger.

Management and Operations After the Merger

After the effective date of the merger, the boards of directors and the officers of Superior Bancorp and its subsidiaries, including Superior Bank, will consist of those persons serving in such capacities of Superior Bancorp before such date. Superior Bancorp has agreed that after the effective date of the merger, it will elect one independent member of the current People’s Community Bancshares board of directors to the Superior Bancorp board at the first board meeting after the effective date of the merger. See “The Merger — Interests of Directors, Officers and Others in the Merger”, and “The Merger — The Merger Agreement — People’s Community Bank”, beginning on pages    and          , respectively.

Employment; Severance; Employee Benefit Plans

On the effective date of the merger, Superior Bancorp will provide to officers and employees of People’s Community Bancshares and its subsidiaries employee benefits under employee benefit and welfare plans which are substantially similar to those provided by Superior Bancorp to its similarly situated officers and employees.

With respect to employee benefits maintained by Superior Bancorp or by Superior Bank in which employees of People’s Community Bancshares and its subsidiaries participate after the effective date of the merger, Superior Bancorp has agreed to treat service by employees of People’s Community Bancshares and its subsidiaries prior to the effective date of the merger as service with Superior Bancorp, for purposes of determining eligibility to participate, entitlement to benefits and vesting including for vacation entitlement, severance benefits. Service with People’s Community Bancshares will also apply for purposes of satisfying any waiting periods, evidence of insurability requirements or the application of pre-existing condition limitations with respect to any Superior Bancorp employee benefit plan that is a group health plan. Each Superior Bancorp employee benefit plan that is a group health plan will waive, or cause the insurance carrier to waive, pre-existing condition limitations to the same extent waived under the applicable People’s Community Bancshares employee benefit plan. Each such employee of People’s Community Bancshares and its subsidiaries will be given credit for amounts paid under a corresponding group health plan during the same period for purposes of applying deductibles, co-payments and out of pocket maximums as though such amounts had been paid under the Superior Bancorp group health plan.

Interests of Directors, Officers and Others in the Merger

In considering the recommendation of the board of directors of People’s Community Bancshares that you vote “FOR” the merger agreement and the merger, you should be aware that some of People’s Community Bancshares’ executive officers and directors have interests in the merger that are different from, or in addition to, your interests as a stockholder. The respective boards of directors of Superior Bancorp and People’s Community Bancshares were aware of these interests and took them into account in their respective decisions to approve the merger.

These differing interests include, among other things, the following:

•	Superior Bancorp will continue to indemnify People’s Community Bancshares’ and its subsidiaries’ current directors and executive officers under the merger agreement and People’s Community Bancshares has agreed to provide these individuals with extended directors’ and officers’ insurance for a period of four years following the effective date of the merger;

•	Superior Bancorp will elect one independent director of the current People’s Community Bancshares board to its board of directors at the first board meeting following the effective date of the merger;

•	Neil D. McCurry, Jr., Rick Halloran, Dorothy S. Barth and Christopher Pennewill of People’s Community Bancshares have entered into employment agreements with Superior Bancorp that will become effective immediately prior to completion of the merger;

•	Pursuant to their amended Salary Continuation Agreements with People’s Community Bancshares, Neil D. McCurry, Jr., Rick Halloran, Dorothy S. Barth and Christopher Pennewill will be paid $1,500,000, $121,500, $201,000 and $72,000, respectively, on January 8, 2008, if the merger is completed; and

•	Each non-director officer who owns 5% or more of the outstanding stock of People’s Community Bancshares and each director of People’s Community Bancshares has executed a support agreement to vote his shares for the merger, not to transfer his shares prior to the merger, not to exercise any stock options and not to compete with Superior Bank for a period of two years following the merger.

Indemnification and Directors’ and Officers’ Insurance

Superior Bancorp’s restated certificate of incorporation and bylaws provide for the elimination of directors’ liability for monetary damages arising from a breach of certain fiduciary obligations and for the indemnification of directors, officers and agents to the full extent permitted by Delaware law. These provisions generally provide for indemnification in the absence of gross negligence or willful misconduct and cannot be amended without the affirmative vote of a majority of the outstanding shares of Superior Bancorp common stock entitled to vote thereon.

By operation of law under Delaware law and Florida law, all rights to indemnification for acts or omissions occurring prior to the effective time now existing in favor of the current or former directors or officers of People’s Community Bancshares as provided in its articles of incorporation or bylaws will survive the merger and will continue in effect in accordance with their terms.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Superior Bancorp or People’s Community Bancshares pursuant to the foregoing provisions, the companies have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Superior Bancorp has agreed in the merger agreement that, for four years following the effective time of the merger, it will indemnify and hold harmless each of People’s Community Bancshares’ present and former directors, officers and employees and those of its subsidiaries against any costs or expenses including reasonable attorneys’ fees, judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the effective time of the merger including the transactions contemplated by the merger agreement, whether asserted or claimed prior to, at or after the effective time of the merger, to the fullest extent that the person would have been indemnified pursuant to (i) People’s Community Bancshares’ articles of incorporation and bylaws and (ii) any agreement, arrangement or understanding disclosed by People’s Community Bancshares to Superior Bancorp in each case as in effect on the date of the merger agreement.

People’s Community Bancshares has also agreed in the merger agreement that it will purchase for, and on behalf of, its current and former officers and directors, extended coverage under the current directors’ and officers’ liability insurance policy maintained by People’s Community Bancshares to provide for continued coverage of such insurance for a period of four years following the effective date of the merger with respect to matters occurring prior to such date

Share Ownership of Directors and Executive Officers

As of          , 2007, the record date for the special meeting of People’s Community Bancshares stockholders, the directors and executive officers of People’s Community Bancshares may be deemed to be the beneficial owners of 950,234 shares, representing 41.48% of the outstanding shares of People’s Community Bancshares common stock. See “Information About People’s Community Bancshares — Stock Ownership of Principal Stockholders and Management”, beginning on page   .

Agreements with Messrs. McCurry and Halloran

On January 18, 2007, Neil D. McCurry, Jr., President and Chief Executive Officer of People’s Community Bancshares, and Rick Halloran, Executive Vice President of People’s Community Bancshares, entered into agreements with Superior Bank. Each of these agreements will become effective immediately prior to the merger and will replace and supersede each officer’s current Employment Agreement and Supplemental Life Insurance Agreements with People’s Community Bancshares, but will not supersede such officer’s Salary Continuation Agreement. Pursuant to the agreements, Messrs. McCurry and Halloran will serve as at-will employees of Superior Bancorp. Mr. McCurry will be employed as Chairman and Chief Executive Officer of People’s Community Bank, a division of Superior Bank, during the post-closing period and following such period as Superior Bank’s Southwest Florida Regional Executive. Mr. Halloran will be employed as Executive Vice President — Lending of People’s Community Bank, a division of Superior Bank. Mr. McCurry will receive an annual base salary of $225,000, and Mr. Halloran will continue to receive his current base salary of $140,600. After the merger, Mr. McCurry will also receive options to purchase the number of shares of Superior Bancorp common stock valued at $100,000 as of the grant date. In addition, Messrs. McCurry and Halloran will be entitled to participate in the employee benefit plans and programs of Superior Bank generally made available to similarly situated employees of Superior Bank from time to time, including, in the case of Mr. McCurry, the annual bonus plan pursuant to which Mr. McCurry will be eligible to receive a bonus of up to 30% of his base salary. Mr. Halloran will be eligible to receive a retention bonus in the amount of $75,000 following the second anniversary of the effective date of the merger. Pursuant to the agreements, Messrs. McCurry and Halloran have agreed to terminate and waive all rights, benefits and payments specified in any employment agreement or supplemental life insurance agreement with People’s Community Bank or People’s Community Bancshares. In consideration for this termination, Superior Bank will pay $1,100,000 to Mr. McCurry and $202,500 to Mr. Halloran, each payable in the first payroll following the effective date of the merger.

In addition, the agreements restrict the ability of each of Messrs. McCurry and Halloran to engage in various activities that are competitive with Superior Bank’s business beginning at the effective time of the merger and ending on the fifth anniversary and second anniversary, respectively, of the termination of his employment. In consideration for each officer’s agreement to the restrictive covenants relating to noncompetition and/or nonsolicitation, Superior Bank will pay the following amounts: $1,500,000 to Mr. McCurry, payable in five equal annual installments beginning on the first payroll following the effective date of the merger, and $190,000 to Mr. Halloran, payable in the first payroll following the effective date of the merger.

Superior Bank and each of Messrs. McCurry and Halloran may terminate his respective employment agreement at any time for any reason; provided, however, that if Superior Bank terminates the officer’s employment other than for cause (as defined in the agreement) or on account of death or total disability (as defined in the agreement), in the case of Mr. McCurry, prior to the third anniversary of the effective date of the merger, and in the case of Mr. Halloran, prior to the second anniversary of the effective date of the merger, Superior Bank will pay to the officer a lump sum payment equal to the officer’s base salary for the period from the date of termination of employment to the third or second anniversary date, respectively, of the effective date of the merger.

In the event of a change in control (as defined in the agreement) of Superior Bancorp, all unpaid payments to Mr. McCurry will be paid at the effective time of the change in control, and Mr. McCurry will, in such event, not be subject to any restrictions on competition longer than one year following such change in control.

Agreements with Ms. Barth and Mr. Pennewill

On January 18, 2007, Dorothy S. Barth, Chief Financial Officer of People’s Community Bancshares and People’s Community Bank, and Christopher Pennewill, Senior Vice President of People’s Community Bank, entered into agreements with Superior Bank which will become effective immediately prior to the merger. Pursuant to the agreements, Ms. Barth will, at the effective time of the merger, be employed as Chief Financial Officer of People’s Community Bank, a division of Superior Bank, at her current annual salary, and Mr. Pennewill will be employed at the effective time of the merger as the Manatee County Executive of People’s Community Bank, a division of Superior Bank, at his current annual salary. Ms. Barth and Mr. Pennewill will be entitled to participate in employee benefit plans and programs of Superior Bank generally made available to other similarly situated employees of Superior Bank from time to time. Pursuant to the agreements, Ms. Barth and Mr. Pennewill will terminate their existing Split Dollar Agreements with People’s Community Bancshares or People’s Community Bank immediately prior to the consummation of the merger and, in consideration of the termination of such agreements, Ms. Barth and Mr. Pennewill will each receive $25,000 in the first payroll following the effective date of the merger. Each agreement provides that if the officer has not terminated his or her employment or has not been terminated by Superior Bank for cause prior to the second anniversary of the effective date of the merger, Superior Bank will pay each such officer a $50,000 bonus. In addition, the agreements restrict the ability of Ms. Barth and Mr. Pennewill to engage in various activities that are competitive with business conducted by Superior Bank beginning at the effective date of the merger and ending on the first and second anniversary, respectively, of the effective date of the merger.

Superior Bank and each of Ms. Barth and Mr. Pennewill may terminate his or her employment at any time for any reason; provided, however, that Ms. Barth and Mr. Pennewill will remain subject to the other obligations under their respective agreements, including the nondisclosure and nonsolicitation covenants. If Superior Bank terminates Ms. Barth’s or Mr. Pennewill’s employment other than for cause (as defined in the agreement) in the case of Ms. Barth, prior to the first anniversary of the effective time of the merger, and in the case of Mr. Pennewill, prior to the second anniversary of the effective time of the merger, Superior Bank will pay to the officer a lump sum payment equal to the officer’s base salary for the period from the date of termination of employment to the first anniversary of the effective time of the merger for Ms. Barth and to the second anniversary of the effective time of the merger for Mr. Pennewill.

Amendments to Salary Continuation Agreements

On January 18, 2007, People’s Community Bank amended the Salary Continuation Agreements with Messrs. McCurry, Halloran and Pennewill and Ms. Barth to provide the officers with a new election as to the timing and form of recurring benefits. The Amendments to Salary Continuation Agreements provide that in the event People’s Community Bancshares merges with Superior Bancorp, the officers will receive the following lump sum payments on January 31, 2008: Mr. McCurry, $1,500,000; Mr. Halloran, $121,500; Ms. Barth, $201,000; and Mr. Pennewill, $72,000.

Support Agreements

Each non-director officer of People’s Community Bancshares who owns 5% or more of the outstanding voting securities of People’s Community Bancshares, and each director of People’s Community Bancshares and People’s Community Bank, has executed a Support Agreement, in which each such person agrees to vote all their shares of People’s Community Bancshares common stock in favor of the merger and the merger agreement.

The form of the Support Agreement is set forth in Exhibit A to the merger agreement, which is attached to this prospectus/proxy statement as Annex A. This agreement may have the effect of discouraging third parties from making a proposal for an acquisition transaction involving People’s Community Bancshares. The following is a brief summary of the material provisions of this agreement:

•	Each such person agrees to vote, or cause to be voted, in person or by proxy, all of the People’s Community Bancshares common stock as to which the he or she has voting power, individually or jointly with other persons.

•	Each such person agrees, except for certain specific transfers set forth in the agreement, not to directly or indirectly transfer any of his or her People’s Community Bancshares common stock until the vote upon the merger agreement and the merger by People’s Community Bancshares stockholders has been taken or until the merger agreement has been terminated.

•	Each such person agrees not to exercise any outstanding People’s Community Bancshares stock options.

•	Each such person agrees that, for a period of two years following the effective date of the merger, he or she will not serve as an officer or director, or acquire 5% or more of the outstanding equity securities, of any bank or savings and loan association or bank holding company, or federal or state chartered bank, savings bank, thrift, homestead association, savings association, savings and loan association or cooperative bank that has its principal business location within the Florida counties in which People’s Community Bank has a branch or its main office.

Public Trading Markets

Superior Bancorp common stock is listed on the NASDAQ Global Market stock exchange under the ticker symbol “SUPR”. Superior Bancorp was listed under the ticker symbol “TBNC” through May 18, 2006, when The Banc Corporation changed its name to Superior Bancorp. People’s Community Bancshares common stock is not traded on any stock exchange and any trading of its common stock occurs in privately negotiated transactions. Upon completion of the merger, all shares of People’s Community Bancshares common stock, for which dissenters’ rights of appraisal are not perfected, will be exchanged for shares of common stock of Superior Bancorp. Superior Bancorp common stock issued pursuant to the merger agreement will be listed on the NASDAQ Global Market.

The shares of Superior Bancorp common stock to be issued in connection with the merger will be freely transferable under the Securities Act, except for shares issued to any stockholders that may be deemed either to be an affiliate of (i) People’s Community Bancshares at or after the effective time of the merger or (ii) Superior Bancorp as discussed in “— Resale of Superior Bancorp Common Stock by Affiliates,” beginning on page   .

Accounting Treatment

The merger is expected to be treated for accounting and financial reporting purposes as a “purchase”, meaning that the assets and liabilities of People’s Community Bancshares will be recorded at their respective estimated fair values and combined with the historical basis of Superior Bancorp, Therefore, the financial statements of Superior Bancorp issued after the merger will reflect these values from People’s Community Bancshares and will not be restated retroactively to reflect the historical financial position or results of operations of People’s Community Bancshares. Goodwill and/or other intangible assets may be created by the excess of the purchase price over the net fair value of People’s Community Bancshares’ assets and liabilities.

The unaudited pro forma financial information contained in this prospectus/proxy statement has been prepared using the purchase accounting method to account for the merger. See “Pro Forma Condensed Consolidated Financial Information,” beginning on page   .

Certain Federal Income Tax Consequences

The following discussion is a general summary of the anticipated material United States federal income tax consequences of the exchange of People’s Community Bancshares common stock for Superior Bancorp common stock pursuant to the merger. This summary does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), regulations promulgated by the United States Treasury Department, court cases and administrative rulings in each case as in effect as of the date hereof and all of which are subject to change at any time, possibly with retroactive effect. This discussion assumes that you hold your People’s Community Bancshares common stock as a capital asset within the meaning of Section 1221 of the Code. The federal income tax laws are complex and the tax consequences of the merger may vary depending upon each stockholder’s individual circumstances or tax status. Accordingly, this description is not a complete description of all of the consequences of the merger and, in particular, may not address United States federal income tax considerations that may affect the treatment of stockholders subject to special treatment under United States federal income tax law (including, for example, foreign persons, financial institutions, dealers in securities, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt entities, pass-through entities or investors in such entities, holders who acquired their shares of People’s Community Bancshares common stock pursuant to the exercise of an employee stock option or right, pursuant to a tax qualified retirement plan or otherwise as compensation and holders who hold People’s Community Bancshares common stock as part of a “hedge”, “straddle” or “conversion transaction”). This discussion is based on laws, regulations, rulings and judicial decisions as in effect on the date of this document, without consideration of the particular facts or circumstances of any holder of People’s Community Bancshares common stock. These authorities are all subject to change and any such change may be made with retroactive effect. No assurance can be given that, after any such change, this discussion would not be different.

The obligations of the parties to complete the merger are conditioned upon the receipt by each party of a tax opinion from Haskell Slaughter Young & Rediker, LLC, that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code.

Haskell Slaughter Young & Rediker, LLC, has rendered its tax opinion to each of Superior Bancorp and People’s Community Bancshares, subject to the limitations discussed above, on the basis of facts, representations and assumptions set forth or referred to in such opinion which are consistent with the state of facts existing at the effective time of the merger. In rendering its tax opinion, counsel relied upon representations and covenants, including those contained in certificates of officers of Superior Bancorp and People’s Community Bancshares, reasonably satisfactory in form and substance to such counsel. The opinion represents counsel’s best legal judgment, but has no binding effect or official status of any kind, and no assurance can be given that contrary positions will not be taken by the Internal Revenue Service or a court considering the issues. Neither Superior Bancorp nor People’s Community Bancshares has requested, nor do either of them intend to request, a ruling from the Internal Revenue Service as to the tax consequences of the merger and as a result there can be no assurances that the Internal Revenue Service will not disagree with or challenge any of the conclusions herein.

Subject to the limitations and qualifications referred to in this prospectus/proxy statement and assuming that the merger will be completed as described in the merger agreement and this prospectus/proxy statement and that the merger is treated as a reorganization within the meaning of Section 368(a) of the Code, the following are the material United States federal income tax consequences to the People’s Community Bancshares stockholders:

•	the merger will constitute a “reorganization” within the meaning of Section 368 of the Code;

•	no gain or loss will be recognized by Superior Bancorp or People’s Community Bancshares;

•	no gain or loss will be recognized by the stockholders of People’s Community Bancshares who receive shares of Superior Bancorp’s common stock except to the extent of any taxable “boot” received by stockholders from Superior Bancorp, and except to the extent of any dividends received from People’s Community Bancshares prior to the effective date of the merger;

•	the basis of Superior Bancorp’s common stock received in the merger will be equal to the sum of the basis of the shares of People’s Community Bancshares common stock exchanged in the merger and the amount of gain, if any, which was recognized by the exchanging People’s Community Bancshares stockholder, including any portion treated as a dividend, less the value of taxable boot, if any, received by the stockholder in the merger;

•	the holding period of Superior Bancorp’s common stock will include the holding period of the shares of People’s Community Bancshares common stock exchanged therefor if the shares of People’s Community Bancshares common stock were capital assets in the hands of the exchanging People’s Community Bancshares stockholder; and

•	cash received by a People’s Community Bancshares stockholder in lieu of a fractional share interest of Superior Bancorp common stock will be treated as having been received as a distribution in full payment in exchange for the fractional share interest of Superior Bancorp common stock which he or she would otherwise be entitled to receive and will qualify as capital gain or loss, assuming the People’s Community Bancshares stock was a capital asset in his or her hands as of the effective date of the merger.

A stockholder who receives cash in lieu of a fractional share of Superior Bancorp common stock in the merger will be treated for United States federal income tax purposes as if the fractional share of Superior Bancorp common stock had been received and then redeemed for cash by Superior Bancorp. A stockholder will recognize a capital gain or loss in an amount equal to the difference between the cash received and the tax basis allocable to the fractional share of Superior Bancorp common stock, unless such payment, under each such stockholder’s particular facts and circumstances, is deemed to have the effect of a dividend distribution and not a redemption treated as an exchange under the principles of Section 302 of the Code, described above.

A stockholder who receives cash for his or her People’s Community Bancshares common stock because he or she exercised his or her dissenters’ rights will be treated for United States federal income tax purposes as if Superior Bancorp common stock had been received and then redeemed for cash by Superior Bancorp. A stockholder will recognize a capital gain or loss in an amount equal to the difference between the cash received and the tax basis in Superior Bancorp common stock, unless such payment, under each such stockholder’s particular facts and circumstances, is deemed to have the effect of a dividend distribution and not a redemption treated as an exchange under the principles of Section 302 of the Code, described above.

Unless an exemption applies under the backup withholding rules of Section 3406 of the Internal Revenue Code, the Exchange Agent will be required to withhold, and will withhold, 28% of any cash payments to which a People’s Community Bancshares stockholders is entitled pursuant to the merger, unless the stockholder provides the appropriate form. A stockholder should complete and sign the substitute Internal Revenue Service Form W-9 enclosed with the letter of transmittal sent by the exchange agent. Unless an applicable exemption exists and is proved in a manner satisfactory to the exchange agent, this completed form provides the information, including the holder’s taxpayer identification number, and certification necessary to avoid backup withholding.

A stockholder of People’s Community Bancshares who receives Superior Bancorp common stock and cash as a result of the merger will generally be required to retain records pertaining to the merger and will be required to file with such stockholder’s United States federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to the merger as provided in Treasury Regulations Section 1.368-3(b).

A holder of People’s Community Bancshares stock options will realize gross income, which will be characterized as ordinary compensation income, from the cancellation of such options pursuant to the merger agreement in an amount equal to the fair market value of Superior Bancorp common stock received in exchange for the cancellation of such options.

The foregoing is a summary discussion of material federal income tax consequences of the merger and is not a complete analysis or listing of potential tax effects relevant to a decision whether to vote in favor of approval of the merger agreement. You are urged to consult your personal tax and financial advisors as to the particular tax consequences to you of the merger, including the application of state, local and foreign tax laws and possible future changes in federal income tax laws and the interpretation thereof, which can have retroactive effects.

IRS Circular 230 Notice

To ensure compliance with the requirements of the Internal Revenue Service, we inform you that any federal tax information provided herein may not be used to avoid any federal tax penalty. Any such information provided herein is provided on the basis and with the intent that the information may not be used to avoid any federal tax penalty.

Resale of Superior Bancorp Common Stock by Affiliates

Superior Bancorp common stock to be issued to People’s Community Bancshares stockholders in connection with the merger will be registered under the Securities Act. Superior Bancorp common stock received by the People’s Community Bancshares stockholders upon consummation of the merger will be freely transferable under the Securities Act, except for shares issued to any person who may be deemed an “affiliate” of People’s Community Bancshares or Superior Bancorp within the meaning of Rule 145 under the Securities Act. “Affiliates” are generally defined as persons who control, are controlled by, or are under common control with People’s Community Bancshares or Superior Bancorp, as the case may be. Affiliates generally include directors, certain executive officers and major stockholders of Superior Bancorp and People’s Community Bancshares. In addition, affiliates of People’s Community Bancshares or Superior Bancorp must sell their shares of Superior Bancorp common stock acquired in connection with the merger in compliance with Rule 145 or another applicable exemption from the registration requirements of the Securities Act.

In general, under Rule 145, for one year following the effective time of the merger, an affiliate (together with certain related persons) would be entitled to sell shares of Superior Bancorp common stock acquired in the merger only through unsolicited “broker transactions” or in transactions directly with a “market maker”, as such terms are defined in Rule 144 under the Securities Act. Additionally, during the one-year period, the number of shares to be sold by an affiliate (together with certain related persons and certain persons acting in concert) within any three-month period for purposes of Rule 145 may not exceed the greater of 1% of the outstanding shares of Superior Bancorp common stock or the average weekly trading volume of the stock during the four calendar weeks preceding such sale. Rule 145 will remain available to affiliates only if Superior Bancorp remains current with its information filings with the SEC under the Securities Exchange Act of 1934. One year after the effective time, an affiliate of People’s Community Bancshares would be able to sell its shares of Superior Bancorp common stock without the manner of sale or volume limitations, provided that Superior Bancorp was current with its Securities Exchange Act information filings and such affiliate was no longer an affiliate of Superior Bancorp. Two years after the effective time, an affiliate of People’s Community Bancshares would be able to sell its shares of Superior Bancorp common stock without any restrictions so long as the affiliate was not, and had not been for at least three months before selling, an affiliate of Superior Bancorp.

People’s Community Bancshares has agreed in the merger agreement to use its reasonable best efforts to identify each person who may be deemed to be an affiliate for purposes of Rule 145 and to cause such persons to deliver to People’s Community Bancshares, prior to the date of the People’s Community Bancshares special meeting, a written agreement intended to ensure compliance with the Securities Act in connection with the sale or other transfer of Superior Bancorp common stock received in the merger.

Appraisal Rights of People’s Community Bancshares Stockholders

Stockholders of People’s Community Bancshares will have dissenters’ rights of appraisal under the merger agreement. A dissenting stockholder of People’s Community Bancshares must take each step in the indicated order and in strict compliance with the provisions of the law in order to perfect his or her appraisal rights. The failure of a People’s Community Bancshares stockholder to comply precisely with the procedural steps on a timely basis will result in a loss of that stockholder’s appraisal rights. The following discussion is not a complete statement of the law relating to dissenters’ rights of appraisal and is qualified in its entirety by reference to Sections 607.1301 through 607.1333 of the Florida Business Corporation Act, the full text of which is set forth in Annex B hereto.

Pursuant to the Florida Business Corporation Act, any stockholder of record of People’s Community Bancshares common stock who objects to the merger, and who fully complies with all the provisions of Sections 607.1301 through 603.1333 of the Florida Business Corporation Act, will be entitled to demand and receive payment in cash of an amount equal to the fair value of his or her shares of People’s Community Bancshares common stock if the merger is consummated.

Any People’s Community Bancshares stockholder desiring to receive payment of the fair value of his or her People’s Community Bancshares common stock in accordance with the requirements of Sections 607.1301 through 607.1333 of the Florida Business Corporation Act:

•	must deliver to People’s Community Bancshares prior to the special meeting at which the vote will be taken on the merger, or at the special meeting, but before the vote is taken, written notice of intent to demand payment for his or her People’s Community Bancshares shares if the merger is consummated; and

•	must not vote in favor of the merger.

A vote against the merger or abstention from voting will not by itself satisfy the notice requirements.

A stockholder must demand appraisal with respect to all of the shares registered in his or her name, except that a record stockholder may assert appraisal rights as to fewer than all of the shares registered in the record stockholder’s name but that are owned by one or more beneficial owners, if the record stockholder objects with respect to all shares owned by each dissenting beneficial stockholder. A record stockholder must notify People’s Community Bancshares in writing of the name and address of each beneficial stockholder on whose behalf appraisal rights are being asserted. A beneficial stockholder may assert appraisal rights as to any shares held on behalf of the stockholder only if the stockholder submits to People’s Community Bancshares the record stockholder’s written consent to the assertion of such rights before the date specified in the appraisal notice as the due date to execute and return the form, and does so with respect to all shares that are beneficially owned by the beneficial stockholder.

Within 10 days after the effective date of the merger, Superior Bancorp, as successor to People’s Community Bancshares in the merger, will provide to each former stockholder of People’s Community Bancshares who has voted against the merger and properly provided a notice of intent to demand payment of fair value a written appraisal notice and form, which will (1) indicate Superior Bancorp’s estimate of the fair value of People’s Community Bancshares common stock, (2) contain an offer by Superior Bancorp to pay the stockholder this estimate of fair value, and (3) be accompanied by a copy of Superior Bancorp’s most recent published financial statements and a copy of Sections 607.1301 through 607.1333 of the Florida Business Corporation Act. The appraisal notice will provide that a stockholder may obtain information on the number of stockholders who return the appraisal form and the number of shares owned by those stockholders. It will also indicate the date by which Superior Bancorp must be notified if a stockholder wishes to withdraw from the appraisal process.

A stockholder asserting appraisal rights must execute and return the appraisal form to Superior Bancorp, as successor to People’s Community Bancshares, and deposit the stockholder’s certificates in accordance with the terms of the notice, before the date specified in the appraisal notice, which will not be fewer than 40 nor more than 60 days after the appraisal notice and form were sent to the stockholder. A stockholder who timely returns the form and deposits shares in accordance with the appraisal notice has no further rights as a stockholder, but only has the right to receive “fair value” for the shares in accordance with the appraisal procedures, unless the appraisal demand is withdrawn.

A stockholder who does not (1) execute and return the form and (2) deposit his or her certificates by the date set forth in the appraisal notice will no longer be entitled to appraisal rights, will be bound by the terms of the merger agreement and will receive the merger consideration consisting of Superior Bancorp common stock. A stockholder who complies with the terms of the notice but wishes to withdraw from the appraisal process may do so by notifying Superior Bancorp in writing no more than 20 days after the date set forth in the appraisal notice as the due date to execute and return the form. A stockholder who fails to withdraw from the appraisal process in a timely manner may not thereafter withdraw without Superior Bancorp’s written consent.

If a stockholder timely accepts the offer to pay the fair value of the shares as set forth in the appraisal notice, payment will be made within 90 days after Superior Bancorp receives the form from the stockholder. A stockholder who is dissatisfied with the offer must include in his or her returned form a demand for payment of that stockholder’s estimate of the fair value of the shares plus interest; otherwise the stockholder will be entitled to payment of only the amount offered. Interest is to be calculated at the interest rate on judgments in Florida in effect at the merger’s effective time. Once Superior Bancorp has made payment of an agreed value as described above, the stockholder will cease to have any further appraisal rights.

If Superior Bancorp and the stockholder asserting appraisal rights are unable to agree on the fair value of the shares, under Section 607.1330 of the Florida Business Corporation Act, Superior Bancorp will be required to file, within 60 days after receipt of the stockholder’s demand, an appraisal action in the appropriate court in Sarasota County. The court would be required to determine the fair value for the shares of Superior Bancorp common stock. If Superior Bancorp fails to file such proceeding within 60 days, any stockholder asserting appraisal rights may do so in the name of Superior Bancorp. All stockholders asserting appraisal rights, except for those that have agreed upon a value with Superior Bancorp, are deemed to be parties to the proceeding. In such a proceeding, the court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. Superior Bancorp would be required to pay each stockholder asserting appraisal rights the amount found to be due within 10 days after final determination of the proceedings. At the court’s discretion, the judgment may include interest at a rate determined by the court. Upon payment of this judgment, the stockholder would cease to have any further appraisal rights with respect to his or her People’s Community Bancshares shares.

The court in any appraisal proceeding will determine the costs and expenses (including attorneys’ and experts’ fees) of any appraisal proceeding and such costs and expenses will be assessed against Superior Bancorp. However, all or any part of such costs and expenses (including attorneys’ and experts’ fees) may be apportioned and assessed against all or some of the stockholders that request an appraisal, in such amount as the court deems equitable, if the court determines that the stockholders acted arbitrarily or not in good faith with respect to the stockholders’

appraisal rights. If the court finds that counsel for one stockholder substantially benefited other stockholders, and attorneys’ fees should not be assessed against Superior Bancorp, the court may award counsel fees to be paid out of the amounts awarded to benefited stockholders.

If you should decide to exercise your dissenter’s rights of appraisal, you must do all of the things described in this section and as set forth in Sections 607.1301 through 607.1333 of the Florida Business Corporation Act in order to preserve your appraisal rights and to receive the fair value of your shares of People’s Community Bancshares common stock in cash (as determined in accordance with those provisions). If you do not follow each of the steps as described above, you will have no right to receive cash for your shares as provided for appraisal rights by the Florida Business Corporation Act. In view of the complexity of these provisions of Florida law, stockholders of People’s Community Bancshares who are considering exercising their appraisal rights should consult their legal advisors.

If a People’s Community Bancshares stockholder fails to comply with any requirements of the provisions relating to dissenters’ rights of appraisal, that failure will result in a forfeiture of such rights.

References in the foregoing discussion to applicable statutes are summaries of portions of those statutes, do not purport to be complete and are qualified in their entirety by reference to applicable law. Sections 607.1301 through 607.1333 of the Florida Business Corporations Act are attached to this prospectus/proxy statement as Annex B. You are urged to read Annex B carefully if you intend to exercise your dissenters’ rights of appraisal.

Exchange of Certificates

As promptly as practicable, but in no case later than 15 business days after the effective date of the merger, an agent of Superior Bancorp (the “Exchange Agent”) will mail to each People’s Community Bancshares stockholder of record (1) the election form, (2) a letter of transmittal and (3) instructions for use in effecting the surrender of the certificates representing shares of People’s Community Bancshares common stock in exchange for certificates representing shares of Superior Bancorp common stock. The letter of transmittal will specify that delivery will be effected, and risk of loss and title to the certificates will pass, only upon delivery of the certificates to Superior Bancorp. When a People’s Community Bancshares stockholder surrenders his or her certificate to the Exchange Agent, together with a properly completed letter of transmittal, and any other documents as may be necessary, that stockholder will receive in exchange a certificate representing that number of whole shares of Superior Bancorp common stock which that stockholder is entitled, if any, and a check for the amount to be paid instead of any fractional share of Superior Bancorp common stock. The Exchange Agent will deliver the merger consideration to People’s Community Bancshares stockholders within ten business days of receipt of their certificates of People’s Community Bancshares common stock, duly executed and in property form for transfer.

If a prior transfer of ownership of People’s Community Bancshares common stock is not registered in the transfer records of People’s Community Bancshares, a certificate representing the proper number of shares of Superior Bancorp common stock may be issued to a person other than the person in whose name the certificate so surrendered is registered, if the certificate will be properly endorsed or otherwise be in proper form for transfer and the person requesting the issuance will pay any transfer or other taxes required by reason of the issuance of shares of Superior Bancorp common stock to a person other than the registered holder of the certificate or establish to the satisfaction of Superior Bancorp that such tax has been paid or is not applicable.

Until surrendered as contemplated by the merger agreement, each certificate will be deemed at any time after the effective time to represent only the right to receive such stockholder’s pro rata share of the merger consideration under the terms of the merger agreement. No interest will be paid or will accrue on any cash payable in lieu of any fractional shares of Superior Bancorp common stock. After the merger is completed, to the extent permitted by law, holders of record of People’s Community Bancshares common stock at the time we complete the merger will be entitled to vote at any meeting of Superior Bancorp stockholders the number of shares of Superior Bancorp common stock into which their respective shares of People’s Community Bancshares common stock are converted after the effective time, regardless of whether such holders have received their certificates representing Superior Bancorp common stock in accordance with the merger agreement.

No dividend or other distribution payable after the completion of the merger with respect to Superior Bancorp common stock will, however, be paid to the holder of any unsurrendered People’s Community Bancshares certificate until the holder properly surrenders such certificate along with the properly completed transmittal materials. Upon surrender, all undelivered dividends and other distributions and, if applicable, a check for the amount to be paid instead of any fractional share interest will be delivered to such stockholder, in each case without interest. No certificates or scrip representing fractional shares of Superior Bancorp common stock will be issued upon conversion of People’s Community Bancshares common stock, and the fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Superior Bancorp. Notwithstanding any other provision of the merger agreement, each holder of People’s Community Bancshares common stock exchanged pursuant to the merger who would otherwise have been entitled to receive a fraction of a share of Superior Bancorp common stock will receive cash instead of fractional shares of Superior Bancorp common stock.

At the effective time of the merger, People’s Community Bancshares stockholders will cease to be, and will have no rights as, People’s Community Bancshares stockholders other than:

•	the right to receive the number of shares of Superior Bancorp common stock into which the shares of People’s Community Bancshares common stock have been converted or, if elected, cash,

•	the right to receive any fractional share payment,

•	the right to receive any dividends or other distributions to which they may be entitled under the merger agreement, or

•	the right to perfect dissenters’ rights of appraisal, if such have been properly exercised.

None of Superior Bancorp, People’s Community Bancshares or the Exchange Agent will be liable to any holder of People’s Community Bancshares common stock for any shares of Superior Bancorp common stock or any related dividends or other distributions or cash in lieu of fractional shares delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

Payment for People’s Community Bancshares Options

The merger agreement provides that, at the effective time of the merger, each outstanding option to purchase People’s Community Bancshares common stock shall be cancelled, and each holder of such options will be entitled to receive cash equal to the amount resulting when the number of options is multiplied by the Per Option Value. The term “Per Option Value” means (1) the ten-day average trading price of Superior Bancorp common stock immediately preceding the effective date multiplied by the exchange ratio, less (2) the exercise price for each share of People’s Community Bancshares common stock subject to such option. As promptly as practicable after the effective date of the merger, Superior Bancorp will issue a check for the amount to be paid to each holder of a People’s Community Bancshares option who has executed a termination agreement. It is a condition of Superior Bancorp’s obligation to consummate the merger that each holder of a People’s Community Bancshares option shall have executed an agreement to cancel such option as of the effective date of the merger.

Until cancelled as contemplated by the merger agreement, each option will be deemed at any time after the effective time to represent only the right to receive such option merger consideration under the terms of the merger agreement.

INFORMATION ABOUT SUPERIOR BANCORP

General

Superior Bancorp is a Delaware-chartered thrift holding company headquartered in Birmingham, Alabama. Superior Bancorp offers a broad range of banking and related services in 60 locations in Alabama and Florida through Superior Bank, its principal subsidiary. Superior Bank’s consumer finance subsidiaries operate an additional 19 consumer finance offices in North Alabama. Superior Bancorp had assets of approximately $2.441 billion, loans of approximately $1.640 billion, deposits of approximately $1.871 billion and stockholders’ equity of approximately $276 million at December 31, 2006. Superior Bancorp’s principal executive offices are located at 17 North 20th Street, Birmingham, Alabama 35203, and its telephone number is (205) 327-1400.

Superior Bancorp was founded in 1997 and completed its initial public offering in December 1998. Beginning in the fall of 1998, Superior Bancorp grew through the acquisition of various financial institutions in Alabama and Florida.

In January 2005, Superior Bancorp began the transition from its founding management team to a new senior management team composed of veteran bankers with a strong operational track record and a history of enhancing stockholder value. During the remainder of 2005, Superior Bancorp completed that management transition. In addition, in November 2005 Superior Bancorp converted its principal subsidiary, now known as Superior Bank, from an Alabama state-chartered bank to a federally chartered thrift regulated by the Office of Thrift Supervision. Superior Bancorp believes that this conversion will allow it greater flexibility in its operations, as well as allowing Superior Bank to operate under a single regulatory system rather than the dual federal/state regulatory system that had been applicable to it.

Superior Bancorp expanded its franchise during 2006 with two strategic acquisitions. On August 31, 2006, Superior Bancorp entered the Tampa, Florida market when Superior Bancorp acquired Kensington Bankshares, Inc. and its subsidiary, First Kensington Bank. On November 7, 2006, Superior Bancorp increased its market presence in North Alabama by acquiring Community Bancshares, Inc. and its subsidiary, Community Bank.

Strategy

Operations.  Superior Bancorp focuses its services on small- to medium-sized businesses, as well as professionals and individuals, emphasizing its local decision-making, effective response time and personalized service. As a result, Superior Bancorp conducts its business on a decentralized basis with respect to deposit gathering and most credit decisions, emphasizing local knowledge and authority to make these decisions. Superior Bancorp supplements this decentralized management approach with centralized loan administration, policy oversight, credit review, audit, legal, asset/liability management, data processing, human resources and risk management systems. Superior Bancorp implements these standardized administrative and operational policies at each of its locations while retaining local management and advisory directors to capitalize on their knowledge of the local community.

Products and Services.  Superior Bank provides a wide range of retail and small business services, including noninterest-bearing and interest-bearing checking, savings and money market accounts, negotiable order of withdrawal (“NOW”) accounts, certificates of deposit and individual retirement accounts. In addition, Superior Bank offers an extensive array of consumer, small business and commercial real estate loan products. Other financial services include annuities, automated teller machines, debit cards, credit-related life and disability insurance, safety deposit boxes, internet banking, bill payment and telephone banking. Superior Bank attracts primary banking relationships through the customer-oriented service environment created by Superior Bank’s personnel combined with competitive financial products.

Superior Bank also owns two consumer finance companies: Superior Financial Services, LLC and 1st Community Credit Corporation. The finance companies generally provide smaller loans to a market segment traditionally not pursued by Superior Bank. These loans typically involve greater risk and generate higher yields than standard bank loans. Superior Bancorp believes that, by conducting this business, Superior Bancorp reaches a customer base not served by its banking operations.

Market Areas.  Superior Bancorp is headquartered in Birmingham, Alabama. Its primary markets are located in northern and central Alabama, the panhandle of Florida and the Tampa, Florida area.

Superior Bank has branches in:

Alabama		Florida

Albertville	Andalusia	Altha
Athens	Birmingham	Apalachicola
Blountsville	Boaz	Blountstown
Childersburg	Cleveland	Bristol
Decatur	Elkmont	Carrabelle
Falkville	Frisco City	Clearwater
Gadsden	Gardendale	Mexico Beach
Guntersville	Gurley	New Port Richey
Haleyville	Hamilton	Palm Harbor
Hartselle	Huntsville	Panama City
Kinston	Madison	Port Richey
Meridianville	Monroeville	Port St. Joe
Mountain Brook	New Hope	Spring Hill
Oneonta	Opp	Sun City Center
Rainbow City	Rogersville	Tallahassee
Samson	Snead	Tampa
Sylacauga	Uniontown	Wesley Chapel
Warrior

In addition to these branches, Superior Bancorp operates loan production offices in Montgomery, Alabama and Tallahassee, Florida. Superior Bancorp’s finance company subsidiaries have offices in Albertville, Arab, Athens, Boaz, Cullman, Decatur, Fort Payne, Gadsden, Hartselle, Huntsville, Jasper, Oneonta, Oxford, Pell City and Talladega, Alabama.

Growth.  Superior Bancorp’s future growth depends primarily on the expansion of the business of its primary wholly owned subsidiary, Superior Bank. That expansion will depend on internal growth and the opening of new branch offices in new and existing markets. Superior Bank may also continue to engage in the strategic acquisition of other financial institutions and branches that have relatively high earnings and low-cost deposits or that Superior Bancorp believes to have exceptional growth potential, such as the acquisitions completed in 2006 and the proposed merger with People’s Community Bancshares. Superior Bancorp’s ability to increase profitability and grow internally depends primarily on its ability to attract and retain low-cost and core deposits while continuing to generate high-yielding, quality loans. Superior Bancorp’s ability to grow profitably through the opening or acquisition of new branches will depend primarily on, among other things, its ability to identify profitable, growing markets and branch locations within such markets that will enable it to attract the necessary deposits to operate such branches profitably and identify lending and investment opportunities within such markets.

Superior Bancorp periodically evaluates business combination opportunities and conducts discussions, due diligence activities and negotiations in connection with those opportunities. As a result, Superior Bancorp may pursue business combination transactions involving cash, debt or equity securities from time to time. Any future business combination or series of business combinations that Superior Bancorp might undertake may be material to its business, financial condition or results of operations in terms of assets acquired or liabilities assumed. Any future acquisition is subject to approval by the appropriate regulatory agencies.

Available Information

Superior Bancorp maintains an Internet website at www.superiorbank.com. Superior Bancorp makes available free of charge through its website various reports that Superior Bancorp files with the SEC, including its annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to these reports which are incorporated herein by reference. These reports are made available as soon as reasonably practicable after these reports are filed with, or furnished to, the SEC. From its home page at

www.superiorbank.com, go to and click on “Investor Relations” and click on “SEC Filings” to access these reports. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” beginning on page   .

INFORMATION ABOUT PEOPLE’S COMMUNITY BANCSHARES

Business

People’s Community Bancshares is a Florida bank holding company, headquartered in Sarasota, Florida. People’s Community Bank of the West Coast, a wholly-owned subsidiary of People’s Community Bancshares, is a Florida-chartered bank. People’s Community Bank has three branches in Sarasota, Venice and Bradenton, Florida. At December 31, 2006, People’s Community Bancshares had assets of approximately $323 million, loans of approximately $246 million, deposits of approximately $244 million and stockholders’ equity of approximately $26.2 million.

People’s Community Bancshares was incorporated under the laws of the State of Florida on September 4, 1998 and is a registered bank holding company under the Bank Holding Company Act of 1956, as amended. People’s Community Bancshares acquired all of the voting shares of People’s Community Bank on July 6, 2002. People’s Community Bank was incorporated under the laws of the State of Florida on August 25, 1999 and commenced operations as a Florida state bank on October 4, 1999.

People’s Community Bank provides a range of consumer and commercial banking services to individuals, businesses and industries. The basic services offered by People’s Community Bank include demand interest-bearing and noninterest-bearing accounts, money market deposit accounts, NOW accounts, time deposits, safe deposit services, homeowner association services, direct deposits, notary services, money orders, night depository, travelers’ checks, cashier’s checks, domestic collections, savings bonds, bank drafts, automated teller services, drive-in tellers, and banking by mail. In addition, People’s Community Bank primarily makes secured and unsecured commercial and real estate loans and issues stand-by letters of credit. People’s Community Bank does not have trust powers and, accordingly, provides no trust services.

The revenues of People’s Community Bank are primarily derived from interest on, and fees received in connection with, real estate and other loans, and from interest and dividends from investment securities and short-term investments. The principal sources of funds for People’s Community Bank lending activities are its deposits, repayment of loans, and the maturity of investment securities. The principal expenses of People’s Community Bank are the interest paid on deposits, and operating and general administrative expenses.

As is the case with banking institutions generally, People’s Community Bank’s operations are materially and significantly influenced by general economic conditions and by related monetary and fiscal policies of financial institution regulatory agencies, including the Board of Governors of the Federal Reserve System. Deposit flows and costs of funds are influenced by interest rates on competing investments and general market rates of interest. Lending activities are affected by the demand for financing of real estate and other types of loans, which in turn is affected by the interest rates at which such financing may be offered and other factors affecting local demand and availability of funds. People’s Community Bank faces strong competition in the attraction of deposits (its primary source of lendable funds) and in the origination of loans.

Management’s Discussion and Analysis of Financial Condition

General Information

Scope of Operations.  People’s Community Bancshares serves as a one-bank holding company for People’s Community Bank. People’s Community Bank’s deposits are insured by the FDIC. People’s Community Bank provides community-banking services through three full-service branches in Sarasota, Bradenton and Venice, Florida. People’s Community Statutory Trust I, a special purpose entity formed solely to issue trust preferred securities, is a wholly owned subsidiary of People’s Community Bancshares.

Critical Accounting Policies.  People’s Community Bancshares’ consolidated financial statements are prepared in conformity with GAAP. The financial information contained within these statements is, to a significant extent, based on approximate measures of the financial effects of transactions and events that have already occurred. Critical accounting policies are those that involve the most complex and subjective decisions and assessments, and have the greatest potential impact on People’s Community Bancshares’ stated results of operations. The notes to the consolidated financial statements include a summary of the significant accounting policies and methods used in the preparation of People’s Community Bancshares consolidated financial statements. Management believes that, of these significant accounting policies, the following involve a higher degree of judgment and complexity. Management has discussed these critical accounting assumptions and estimates with the Board of Directors’ Audit Committee.

Allowance for Loan Losses.  People’s Community Bancshares’ allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to operations. Loan losses are charged against the allowance when management believes the collectibility of a loan balance is unlikely. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses comprises (1) a component for individual loan impairment measured according to SFAS No. 114, “Accounting by Creditors for Impairment of a Loan,” and (2) a measure of collective loan impairment according to SFAS No. 5, “Accounting for Contingencies”. The allowance for loan losses is established and maintained at levels deemed adequate to cover losses inherent in the portfolio as of the balance sheet date. This estimate is based upon management’s evaluation of the risks in the loan portfolio and changes in the nature and volume of loan activity. Estimates for loan losses are derived by analyzing historical loss experience, current trends in delinquencies and charge-offs, historical peer bank experience, changes in the size and composition of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available.

Income Taxes.  Provisions for income taxes are based on taxes payable or refundable for the current year and deferred taxes on temporary differences between the tax basis of assets and liabilities and their reported amounts in the consolidated financial statements. Deferred tax assets and liabilities are included in the consolidated financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled. In the event of changes in the tax laws, deferred tax assets and liabilities are adjusted in the period of the enactment of those changes, with the cumulative effects included in the current year’s income tax provision.

Market Risk Disclosure

Market risk is the risk of loss due to adverse changes in market prices and rates. People’s Community Bancshares’ market risk arises primarily from interest-rate risk inherent in its lending and deposit gathering activities. The measure of market risk associated with financial instruments is meaningful only when all related and offsetting on and off balance sheet transactions are aggregated, and the resulting net positions are identified.

People’s Community Bancshares does not engage in trading or hedging activities and has not invested in interest-rate derivatives or entered into interest rate swaps. People’s Community Bancshares’ primary objective in managing interest-rate risk is to minimize the adverse impact of changes in interest rates on its net interest income and capital, while adjusting its asset-liability structure to obtain the maximum yield-cost spread on that structure.

Asset/Liability Management.  It is the objective of People’s Community Bancshares to manage assets and liabilities to provide a satisfactory, consistent level of profitability within the framework of established cash, loan, investment, borrowing and capital policies. Designated bank officers are responsible for monitoring policies and procedures that are designed to ensure acceptable composition of the asset/liability mix, stability and leverage of all sources of funds while adhering to prudent banking practices. It is the overall philosophy of management to support asset growth primarily through growth of core deposits, which include deposits of all categories made by individuals, partnerships and corporations. Management seeks to invest the largest portion of its assets in commercial, commercial real estate, consumer and real estate loans.

The asset/liability mix is monitored on an ongoing basis, and a quarterly report reflecting interest-sensitive assets and interest-sensitive liabilities is prepared and presented to the board of directors. The objective of this policy is to control interest-sensitive assets and liabilities to minimize the impact of substantial movements in interest rates on People’s Community Bancshares’ earnings.

Interest Sensitivity.  The objective of interest sensitivity management is to minimize the risk associated with the effect of interest rate changes on net interest margins while maintaining net interest income at acceptable levels. Managing this risk involves monthly monitoring of the interest sensitive assets relative to interest sensitive liabilities over specific time intervals. All assets and liabilities are evaluated as maturing at the earlier of the repricing date or the contractual maturity date. While liabilities without specific terms such as money market, NOW and savings accounts are generally considered core deposits for liquidity purposes, 100% are deemed to reprice for purposes of interest rate sensitivity analysis within the first twelve months; however, all lag in both a rising and falling rate environment. Management subjectively sets rates on all accounts not specifically tied to an index.

The principal measure of People’s Community Bancshares’ exposure to interest rate risk is the difference between interest-sensitive assets and liabilities for the periods being measured, commonly referred to as the “gap” for such period. A positive gap position represents a greater amount of interest-sensitive assets repricing (or maturing). Thus, an increase in rates would positively impact net interest income, as the yield on interest-earning assets would increase prior to the increase in the cost of interest bearing liabilities. Conversely, a negative gap position is indicative of a greater amount of interest-sensitive liabilities repricing (or maturing) than interest-sensitive assets in a given time interval. In this instance, the impact on net interest income would be positive in a declining rate environment and negative if rates were rising. The impact on net interest income described above is general, as other factors would additionally maximize or minimize the effect. For example, a change in the prime interest rate could effect an immediate change to rates on prime-related assets, whereas a liability that reprices according to changes in Treasury rates might (i) lag in the timing of the change and (ii) change rates in an amount less than the change in the prime interest rate. It is common to focus on the one-year gap, which is the difference between the dollar amount of assets and the dollar amount of liabilities maturing or repricing within the next twelve months.

The following is a consolidated maturity and repricing analysis of rate-sensitive assets and liabilities as of December 31, 2006.

	0-90	91-180	181-365	Over
	Days	Days	Days	1 Year	Total
	(In thousands)

Interest-earning assets:
Federal funds sold	$13,790	$—	$—	$—	$13,790
Interest-bearing deposits	—	—	—	—	—
Investment securities	726	1,668	1,240	39,085	42,719
Restricted securities	—	—	—		—
Loans	91,206	14,769	22,316	121,428	249,719

Total interest-earning assets	105,722	16,437	23,556	160,513	306,228

Interest-bearing demand deposits	—	12,003	11,004	—	23.007
Savings	79,617	—	14,317	—	93,934
Certificates of Deposit	20,318	31,454	32,655	12,552	96,979
Other borrowings	29,312	—	—	21,124	50,436

Total interest-bearing liabilities	129,247	43,457	57,976	33,676	264,356

Interest Sensitivity Gap (rate-sensitive assets less rate-sensitive liabilities):
Interest sensitivity gap	$(23,525)	$(27,020)	$(34,420)	$126,837	$41,872

Cumulative interest sensitivity gap	(23,525)	(50,545)	(84,965)	41,872
Interest sensitivity gap ratio as a percent of total assets	(7.3)%	(8.4)%	(10.6)%	39.3%
Cumulative interest sensitivity gap ratio as a percent of total assets	(7.3)%	(15.6)%	(26.3)%	13.0%

At December 31, 2006, People’s Community Bancshares had $145.7 million in interest-sensitive assets compared to $230.7 million in interest-sensitive liabilities that will mature or reprice within a year, resulting in a negative gap of $85.0 million (or 26%) expressed as a percentage of total assets).

Management believes that the current balance sheet structure of interest-sensitive assets and liabilities does not represent a material risk to earnings or liquidity in the event of a change in market rates.

Comparison of the Twelve-Month Periods Ended December 31, 2006 and 2005

General.  At December 31, 2006, People’s Community Bancshares had total assets of $323 million, net loans of $246 million, total deposits of $244 million, and stockholder’s equity of $26.2 million.

Earnings.  Net earnings for the year ended December 31, 2006 were $3.4 million compared to net earnings of $2.5 million for the year ended December 31, 2005. This increase in People’s Community Bancshares’ net earnings was primarily due to an increase in net interest income and secondary market fee income.

Interest Income.  Interest income increased to $20.3 million for the year ended December 31, 2006 from $14.5 million for the year ended December 31, 2005. Interest income on loans increased to $18.3 million due primarily to an increase in the average loan portfolio balance for the year ended December 31, 2006, and an increase in the average yield earned from 6.77% for the year ended December 31, 2005 to 7.58% for the year ended December 31, 2006. Interest on securities increased to $1.3 million due to an increase in the average balance and average yield during the year ended December 31, 2006.

Interest Expense.  Interest expense on deposit accounts increased to $7.5 million for the year ended December 31, 2006, from $4.2 million for the year ended December 31, 2005. Interest expense increased primarily because of an increase in the average balance of deposits during 2006. Interest expense on borrowings increased to $2.2 million for the year ended December 31, 2006 from $1.1 million for the year ended December 31, 2005 due to an increase in the average balance of Federal Home Loan Bank advances, borrowings under People’s Community Bancshares’ line of credit and other borrowings.

Provision and Allowance for Loan Losses.  The provision for loan losses is charged to earnings to bring the total allowance to a level deemed appropriate by management and the board and is based upon historical experience, the volume and type of lending conducted by People’s Community Bank, industry standards, the amount of nonperforming loans, general economic conditions, particularly as they relate to People’s Community Bank’s market areas, and other factors related to the estimated collectibility of its loan portfolio. The allowance for loan losses at December 31, 2006, was $3.3 million compared to $2.6 million at the same date in 2005.

Noninterest Income.  Total noninterest income increased to $1.2 million for the year ended December 31, 2006 from $989,000 for the year ended December 31, 2005, primarily due to an increase in mortgage loan referral fees of $136,000.

Noninterest Expenses.  Total noninterest expenses increased to $5.9 million for the year ended December 31, 2006 from $5.5 million for the year ended December 31, 2005, primarily due to normal increases in operating expenses associated with a growing company.

Income Taxes.  Income taxes for the year ended December 31, 2006, were $1.7 million (an effective rate of 33%) compared to income taxes of $1.5 million (an effective rate of 38%) for the year ended December 31, 2005.

Comparison of the Twelve-Month Periods Ended December 31, 2005 and 2004

General.  At December 31, 2005, People’s Community Bancshares had total assets of $256 million, net loans of $213 million, total deposits of $196 million, and stockholder’s equity of $20.8 million.

Earnings.  Net earnings for the year ended December 31, 2005 were $2.5 million compared to net earnings of $794,000 for the year ended December 31, 2004. This increase in People’s Community Bancshares’ net earnings was primarily due to an increase in net interest income and secondary market fee income.

Interest Income.  Interest income increased to $14.5 million for the year ended December 31, 2005 from $8.6 million for the year ended December 31, 2004. Interest income on loans increased to $13.3 million, due primarily to an increase in the average loan portfolio balance for the year ended December 31, 2005. Interest on securities increased to $867,000 due to an increase in the average balance and average yield during the year ended December 31, 2005.

Interest Expense.  Interest expense on deposit accounts increased to $4.2 million for the year ended December 31, 2005, from $2.6 million for the year ended December 31, 2004. Interest expense increased primarily because of an increase in the average balance of deposits during 2005. Interest expense on borrowings increased to $1.1 million for the year ended December 31, 2005 from $185,000 for the year ended December 31, 2004 due to an increase in the average balance of Federal Home Loan Bank advances, borrowings under People’s Community Bancshares’ line of credit, People’s Community Bank’s junior subordinated debenture and other borrowings.

Provision and Allowance for Loan Losses.  At December 31, 2005, the allowance for loan losses was $2.6 million, compared to $1.9 million at December 31, 2004.

Noninterest Income.  Total noninterest income increased to $989,000 for the year ended December 31, 2005 from $583,000 for the year ended December 31, 2004, primarily as a result of gain on sale of real estate.

Noninterest Expenses.  Total noninterest expenses increased to $5.5 million for the year ended December 31, 2005 from $4.1 million for the year ended December 31, 2004, primarily due to normal increases in operating expenses associated with a growing company.

Income Taxes.  Income taxes for the year ended December 31, 2005, were $1.5 million (an effective rate of 38%) compared to income taxes of $503,000 (an effective rate of 39%) for the year ended December 31, 2004.

SUMMARY OF REGULATORY DIFFERENCES

There are a number of material differences between the regulation of federal savings banks and thrift holding companies, on the one hand, and Florida state-chartered banks and bank holding companies, on the other hand. Superior Bancorp is a thrift holding company and Superior Bank is a federal savings bank, also known as a thrift. Both entities are regulated by the Office of Thrift Supervision (“OTS”). People’s Community Bancshares is a bank holding company and People’s Community Bank is a Florida state-chartered bank. People’s Community Bancshares is regulated by the Board of Governors of the Federal Reserve System and People’s Community Bank is regulated by the Florida Office of Financial Regulation. In addition, both Superior Bank and People’s Community Bank are regulated by the Federal Deposit Insurance Corporation.

After the merger of People’s Community Bancshares into Superior Bancorp, the combined holding companies will be a thrift holding company and the combined banks will be a federal savings bank. The primary regulator of the combined organizations will be the OTS. In addition, the FDIC will continue to regulate the combined banks. The combined organizations will not be regulated by the Board of Governors of the Federal Reserve System or by the Florida Office of Financial Regulation. Neither Superior Bancorp nor People’s Community Bancshares can give any assurance as to the effect that any regulatory differences will have on the operations of the combined organizations. The following is a summary of these differences.

Single Regulator.  Federal savings banks and their holding companies have a single regulator, the OTS. Having a single regulator can provide certain advantages to banks operating on an interstate basis, by providing a single set of regulatory rules and by providing certain preemption of state and local laws that might otherwise be applicable. By contrast, a state-chartered bank is subject to regulation by its home state banking regulator, by its “host” state banking regulators (regulators in states outside its home state in which it operates), and by one or more federal regulators. For example, a federal savings bank generally has greater power to engage in interstate banking than does a state-chartered bank, because of the single set of interstate branching rules enacted by the OTS. By contrast, a state-chartered bank is subject to the interstate banking rules of both its home state and all host states, which might not be consistent or as advantageous as the OTS rules.

In addition, a holding company of a state-chartered bank, such as People’s Community Bancshares, is subject to regulation by the Board of Governors of the Federal Reserve System. This regulation is in addition to its subsidiary bank’s regulation by its state banking authority. Such additional regulation of a holding company may provide a benefit to depositors and shareholders that is not present with a single regulator.

Limitations on Certain Loans.  A federal savings bank is restricted from holding non-real estate-related commercial and industrial loans, including agricultural loans, in excess of 20% of the bank’s assets. Any such loans above 10% of assets must qualify as small business loans as defined by the OTS. In addition, commercial real estate loans may not exceed 400% of a federal savings bank’s capital. Legislation has been introduced in Congress to relax these restrictions but there can be no assurance whether such legislation will ever pass. By contrast, Florida state-chartered banks are not subject to such restrictions based on the real estate nature of loans.

Federal savings banks are also subject to the so-called “Qualified Thrift Lender” test. Under this test, at least 65% of a federal savings bank’s assets must consist of “Qualified Assets”, which generally consist of cash, U.S. government or agency securities, or real estate related loans, and consumer, credit card and small business loans. Florida state-chartered banks are not subject to such test.

Neither Superior Bancorp nor People’s Community Bancshares can give any assurance that the above limitations on types of loans will not in the future have an adverse effect on Superior Bank or Superior Bancorp.

Lending Limits to One Borrower.  Under OTS regulations, federal savings banks may not have credit outstanding to a single borrower in excess of 15% of their capital and surplus, with certain exceptions for secured transactions and for the development of domestic residential housing units. Florida state-chartered banks also may not have credit outstanding to a single borrower in excess of 15% of their capital and surplus, with certain exceptions for secured transactions. Neither Superior Bancorp nor People’s Community Bancshares can give any assurance that any differences in legal lending limits to a single borrower resulting from the application of the OTS rules to the combined organizations will not in the future have an adverse effect on Superior Bank or Superior Bancorp.

COMPARISON OF RIGHTS OF PEOPLE’S COMMUNITY BANCSHARES STOCKHOLDERS AND SUPERIOR BANCORP STOCKHOLDERS

People’s Community Bancshares is incorporated in Florida, and Superior Bancorp is incorporated in Delaware. After the merger, the former People’s Community Bancshares stockholders will have their rights and obligations as stockholders of Superior Bancorp governed by Delaware law. A summary comparison of the material rights of Superior Bancorp stockholders under Superior Bancorp’s restated certificate of incorporation and bylaws and the rights of a People’s Community Bancshares stockholder under the People’s Community Bancshares’ articles of incorporation and bylaws is described below. The information set forth below is qualified in its entirety by reference to Superior Bancorp’s restated certificate of incorporation and its bylaws and to the articles of incorporation and the bylaws of People’s Community Bancshares.

Classes and Series of Capital Stock

People’s Community Bancshares.  People’s Community Bancshares is authorized by its articles of incorporation to issue up to 10,000,000 shares of capital stock, which includes 9,000,000 designated as common stock, par value $0.01 per share, and 1,000,000 of undesignated preferred stock. As of December 31, 2006, there were 2,290,696 shares of People’s Community Bancshares common stock outstanding. In addition, 32,265 shares of People’s Community Bancshares common stock have been reserved for future option grants under People’s Community Bancshares’ stock option plans. The board of directors of People’s Community Bancshares has the authority under the People’s Community Bancshares articles of incorporation to designate classes of and to issue preferred stock.

Superior Bancorp.  Superior Bancorp is authorized by its restated certificate of incorporation to issue up to 55,000,000 shares of capital stock, of which 50,000,000 shares are designated common stock, par value $.001 per share, and 5,000,000 shares are designated preferred stock, par value $.001 per share. As of December 31, 2006, there were 34,651,669 shares of Superior Bancorp common stock outstanding. In addition, 2,500,000 shares of Superior Bancorp common stock have been reserved for future option grants under The Banc Corporation’s stock option plans. Superior Bancorp is seeking stockholder approval to increase its authorized common stock to 60,000,000 shares at its 2007 Annual Meeting of Stockholders. The board of directors of Superior Bancorp has the authority to issue preferred stock in one or more series and fix the rights, preferences, privileges and restrictions for each such series, without any further vote or action by the stockholders. As of December 31, 2006, there were no shares of preferred stock of Superior Bancorp issued and outstanding.

Size and Election of the Board of Directors

People’s Community Bancshares.  People’s Community Bancshares’ articles of incorporation provide that the board of directors of People’s Community Bancshares will consist of not more than 15 directors, nor less than five directors. The board of directors of People’s Community Bancshares fixes its size by resolution. There are currently ten directors. Directors of People’s Community Bancshares are elected by a plurality of votes cast at the annual meeting of stockholders to one-year terms.

Superior Bancorp.  Superior Bancorp’s bylaws provide that the board of directors of Superior Bancorp will consist of not more than 30 directors, nor less than three directors. The board of directors of Superior Bancorp fixes the size of the board by resolution. There are currently 15 directors. Directors of Superior Bancorp are elected to one-year terms by a plurality of votes cast at the annual meeting of stockholders.

Removal of Directors

People’s Community Bancshares.  People’s Community Bancshares’ articles of incorporation provide that a director may be removed for any reason by the vote of the holders of 66% of the shares of People’s Community Bancshares common stock entitled to vote at an election of directors, except as might be limited by the rights of the holders of any class of preferred stock.

Superior Bancorp.  Superior Bancorp’s bylaws provide that a director may be removed with or without cause by the vote of the holders of a majority of the shares of Superior Bancorp common stock entitled to vote at an election of directors, except as otherwise provided by applicable law.

Dividends

People’s Community Bancshares.  The bylaws of People’s Community Bancshares authorize the board of directors to declare a dividend to the stockholders, in cash or property, without a vote of the stockholders. Such dividends would be paid pursuant to applicable provisions of Florida law.

Superior Bancorp.  The restated certificate of incorporation of Superior Bancorp authorizes the board of directors of Superior Bancorp to declare a dividend to distribute to the stockholders, without a vote of the stockholders, any portion of the assets of Superior Bancorp which are available under Delaware law for distribution.

Conversion and Dissolution

People’s Community Bancshares.  People’s Community Bancshares common stock cannot be converted into any other type of stock of People’s Community Bancshares. The articles of incorporation of People’s Community Bancshares authorizes the issuance of 1,000,000 shares of preferred stock and provides that shares of preferred stock may have the voting powers, preferences and other rights as designated by the board of directors.

Superior Bancorp.  Superior Bancorp common stock cannot be converted into any other type of stock of Superior Bancorp. The restated certificate of incorporation of Superior Bancorp authorizes the issuance of 5,000,000 shares of preferred stock, par value $.001 per share, and provides that shares of preferred stock may have the voting powers, preferences and other special rights (including, without limitation, the right to convert the shares of preferred stock into shares of Superior Bancorp common stock) as described in Superior Bancorp’s restated certificate of incorporation or resolutions providing for the issuance of preferred stock. If the board of directors of Superior Bancorp designated a series of preferred stock, such preferred stock could be entitled to preferential payments in the event of dissolution of Superior Bancorp. Superior Bancorp is seeking stockholder approval to increase its authorized common stock to 60,000,000 shares at its 2007 Annual Meeting of Stockholders.

Amendment or Repeal of the Incorporation Documents and Bylaws

People’s Community Bancshares.  Under Florida law, People’s Community Bancshares’ articles of incorporation may be amended upon a vote of the holders of a majority of the outstanding shares of People’s Community Bancshares common stock.

Superior Bancorp.  Under Delaware law, unless its certificate of incorporation or bylaws require a greater vote, amendment of a corporation’s certificate of incorporation generally requires the approval of the holders of a majority of the outstanding stock entitled to vote thereon. If the amendment would increase or decrease the number of authorized shares of any class or series or the par value of such shares or would adversely affect the shares of such class or series, the approval of the holders of a majority of the outstanding stock of such class or series is required to amend the certificate of incorporation. The restated certificate of incorporation and the bylaws of Superior Bancorp impose no greater voting requirement.

The restated certificate of incorporation and bylaws of Superior Bancorp provide that the bylaws may be altered, amended or repealed by a vote of a majority of the entire board of directors of Superior Bancorp, or by a majority of the outstanding stock entitled to vote thereon.

Special Meetings of Stockholders

People’s Community Bancshares.  People’s Community Bancshares’ bylaws provide that a special meeting of stockholders may be called by resolution of a majority of the total number of authorized directors, the chairman of the board, the president or the holders of at least 20% of the outstanding shares of People’s Community Bancshares.

Superior Bancorp.  Superior Bancorp’s bylaws provide that a special meeting of Superior Bancorp stockholders may, unless otherwise prescribed by law, be called at any time by the chairman of the board or the President or by order of the board of directors of Superior Bancorp. Special meetings of stockholders prescribed by law for the election of directors will be called by the board of directors of Superior Bancorp, the chairman of the board, the president or the secretary whenever they are required to do so by applicable law.

Liability of Directors

People’s Community Bancshares.  People’s Community Bancshares’ articles of incorporation provide that its directors, officers, employees and agents are to be indemnified by People’s Community Bancshares to the fullest extent of the law. Florida law generally provides that a director is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act, regarding corporate management or policy, by a director, unless:

• The director breached or failed to perform his or her duties as a director; and

• The director’s breach of, or failure to perform, those duties constitutes:

1. A violation of the criminal law, unless the director had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful. A judgment or other final adjudication against a director in any criminal proceeding for a violation of the criminal law estops that director from contesting the fact that his or her breach, or failure to perform, constitutes a violation of the criminal law; but does not estop the director from establishing that he or she had reasonable cause to believe that his or her conduct was lawful or had no reasonable cause to believe that his or her conduct was unlawful;

2. A transaction from which the director derived an improper personal benefit, either directly or indirectly;

3. A circumstance under which the liability provisions under Florida law for unlawful distributions to stockholders are applicable;

4. In a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a stockholder, conscious disregard for the best interest of the corporation, or willful misconduct; or

5. In a proceeding by or in the right of someone other than the corporation or a stockholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property.

Superior Bancorp.  Delaware law permits a corporation to include a provision in its certificate of incorporation eliminating or limiting the personal liability of a director to a corporation or its stockholders for damages for breach of the director’s fiduciary duty, subject to certain limitations. The restated certificate of incorporation of Superior Bancorp includes such a provision which, as described below, limits the liability to the fullest extent permitted under applicable law.

The restated certificate of incorporation of Superior Bancorp provides that a director will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to Superior Bancorp or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law, which concerns unlawful payments of dividends or expenditures of funds for unlawful stock purchases or redemptions; or

•	for any transaction from which the director derived an improper personal benefit.

While these provisions provide directors with protection from awards of monetary damages for breaches of their duty of care, they do not eliminate such duty. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director’s breach of his or her duty of care. The provisions described above apply to an officer of Superior Bancorp only if he or she is a director of Superior Bancorp and is acting in his or her capacity as director, and do not apply to officers of Superior Bancorp who are not directors.

DESCRIPTION OF CAPITAL STOCK OF SUPERIOR BANCORP

Authorized Capital Stock

Superior Bancorp’s restated certificate of incorporation provides that Superior Bancorp may issue 5,000,000 shares of preferred stock, par value $.001 per share, and 50,000,000 shares of common stock, par value $.001 per share. Superior Bancorp is seeking stockholder approval to increase its authorized common stock to 60,000,000 shares at its 2007 Annual Meeting of Stockholders.

Superior Bancorp Common Stock

Holders of Superior Bancorp common stock are entitled to one vote for each share held of record on all matters to be submitted to a vote of the stockholders and do not have pre-emptive rights. Cumulative voting is not permitted. This means that the holders of shares entitled to exercise more than 50% of the voting rights in the election of directors, for example, will be able to elect all Superior Bancorp’s directors.

The holders of Superior Bancorp common stock are entitled to dividends and other distributions as and if declared by the board of directors of Superior Bancorp out of funds legally available therefor. See “Market Price and Dividend Information”. All outstanding shares of Superior Bancorp common stock are, and the shares to be issued in the merger will be, when issued pursuant to the merger agreement, fully paid and nonassessable. Upon the liquidation, dissolution or winding up of Superior Bancorp, the holders of Superior Bancorp common stock would be entitled to share pro rata in the distribution of all assets, if any, of Superior Bancorp remaining after payment or provision for payment of all Superior Bancorp’s debts and obligations and preferred liquidation payments, if any, to holders of any outstanding shares of preferred stock. Shares of Superior Bancorp common stock are not subject to any redemption provisions and are not convertible into any other security or other property of Superior Bancorp. No share of Superior Bancorp common stock is subject to any call or assessment.

Superior Bancorp Preferred Stock

The board of directors of Superior Bancorp is authorized to issue shares of preferred stock in one or more series. The board of directors of Superior Bancorp will determine and fix the rights, preferences and privileges of each series, including dividend rights and preferences over dividends on Superior Bancorp common stock and one or more series of preferred stock, conversion rights, voting rights (in addition to those provided by law), redemption rights and the terms of any sinking fund therefor, and rights upon liquidation, dissolution or winding up, including preferences over Superior Bancorp common stock and one or more series of preferred stock. Although Superior Bancorp has no present plans to issue any shares of preferred stock, the issuance of shares of preferred stock, or the issuance of rights to purchase such shares, may have the effect of delaying, deferring or preventing a change in control of Superior Bancorp or an unsolicited acquisition proposal.

Certain Provisions of Superior Bancorp’s Restated Certificate of Incorporation and Delaware Law

No Classified Board of Directors.  Superior Bancorp’s restated certificate of incorporation and bylaws provide for the directors of Superior Bancorp to be elected annually for a term of one year.

Advance Notice Provisions for Stockholder Proposals and Stockholder Nominations of Directors.  Superior Bancorp’s restated certificate of incorporation provides that at an annual meeting of stockholders, only such business will be conducted as will have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (a) specified in the notice of such meeting (or any supplement thereof, given by or at the direction of the board of directors of Superior Bancorp), (b) otherwise properly brought before the meeting by or at the direction of the board of directors of Superior Bancorp, or (c) otherwise properly brought before the meeting by a stockholder. For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereto in writing to the Secretary of Superior Bancorp.

Delaware Takeover Statute.  Superior Bancorp is subject to Section 203 of the Delaware General Corporation Law which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any “interested stockholder” for a period of three years following the date that such stockholder became an interested stockholder, unless:

•	before that date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction which resulted in the stockholder’s becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned:

•	by persons who are directors and also officers; and

•	by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

An “interested stockholder” is defined as any person that is (a) the owner of 15% or more of the outstanding voting stock of the corporation or (b) an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

Limitations on Liability of Officers and Directors

Superior Bancorp’s restated certificate of incorporation contains a provision eliminating or limiting a director’s liability to Superior Bancorp and its stockholders for monetary damages arising from acts or omissions in the director’s capacity as a director, as described above under “Comparison of Rights of People’s Community Bancshares Stockholders and Superior Bancorp Stockholders — Liability of Directors”.

This provision offers persons who serve on the board of directors of Superior Bancorp protection against awards of monetary damages resulting from breaches of their duty of care except as indicated above. As a result of this provision, the ability of Superior Bancorp or a stockholder of Superior Bancorp to successfully prosecute an action against a director for a breach of his duty of care is limited. However, the provision does not affect the availability of equitable remedies such as an injunction or rescission based upon a director’s breach of his duty of care. The SEC has taken the position that the provision will have no effect on claims arising under the federal securities laws.

In addition, Superior Bancorp’s restated certificate of incorporation and bylaws provide for mandatory indemnification rights, subject to limited exceptions, to any director, officer, employee or agent of Superior Bancorp who by reason of the fact that he or she is a director, officer, employee or agent of Superior Bancorp, is involved in a legal proceeding of any nature. Such indemnification rights include reimbursement for expenses incurred by such director, officer, employee or agent in advance of the final disposition of such proceeding in accordance with the applicable provisions of Delaware law.

Transfer Agent and Registrar

The transfer agent and registrar for Superior Bancorp common stock is Computershare, 250 Royall Street, Canton, Massachusetts 02021, Telephone (781) 575-2000.

EXPERTS

The consolidated financial statements and management’s report on the effectiveness of internal control over financial reporting of Superior Bancorp (formerly The Banc Corporation) incorporated by reference in this prospectus/proxy statement have been audited by Carr, Riggs & Ingram, LLC, an independent registered public accounting firm, as stated in its reports thereon, and are included in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of People’s Community Bancshares appearing in this prospectus/proxy statement have been audited by Hacker, Johnson & Smith, P.A., an independent registered public accounting firm, to the extent and for the periods indicated in their report appearing elsewhere herein. Such consolidated financial statements have been included in reliance upon such report given on the authority of such firm as an expert in accounting and auditing.

LEGAL MATTERS

The validity of the shares of Superior Bancorp common stock to be issued to the stockholders of People’s Community Bancshares pursuant to the merger will be passed upon by Haskell Slaughter Young & Rediker, LLC, Birmingham, Alabama.

OTHER MATTERS

Superior Bancorp and People’s Community Bancshares know of no other matters which may be brought before the special meeting.

WHERE YOU CAN FIND MORE INFORMATION

Superior Bancorp is subject to the informational requirements of the Securities Exchange Act of 1934, which means that Superior Bancorp is required to file reports, proxy statements and other information, all of which are available at the Public Reference Room of the Securities and Exchange Commission (the “SEC”) at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of the reports, proxy statements and other information from the Public Reference Section of the SEC, at prescribed rates, by calling 1-800-SEC-0330. The SEC maintains a World Wide Web site on the Internet at http://www.sec.gov where you can access reports, proxy, information and registration statements and other information regarding registrants that file electronically with the SEC through the EDGAR system. Superior Bancorp has filed a registration statement on Form S-4 to register Superior Bancorp common stock to be issued to the People’s Community Bancshares stockholders in the merger. This prospectus/proxy statement is a part of that registration statement and constitutes a prospectus of Superior Bancorp in addition to being a proxy statement of People’s Community Bancshares for the special meeting of its stockholders to be held on          , 2007, as described in this prospectus/proxy statement. As allowed by SEC rules, this prospectus/proxy statement does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. This prospectus/proxy statement summarizes some of the documents that are exhibits to the registration statement, and you should refer to the exhibits for a more complete description of the matters covered by these documents.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows Superior Bancorp to incorporate by reference certain information into this document, which means that Superior Bancorp can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered part of this document, except for any information superseded by information contained directly in this document or in later filed documents incorporated by reference in this document.

This document incorporates by reference the documents set forth below that Superior Bancorp has previously filed with the SEC. These documents contain important information about Superior Bancorp and their respective businesses:
Superior Bancorp Filings (File No. 0-25033)

•	Superior Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2006, filed March 16, 2007;

•	Superior Bancorp’s Proxy Statement for its 2007 Annual Meeting of Stockholders filed April 16, 2007; and

•	Superior Bancorp’s Current Reports on Form 8-K filed January 19, January 26, January 29, March 1, April 27, and April 30, 2007.

Superior Bancorp also incorporates by reference additional documents that may be filed with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act between the date of this prospectus/proxy statement and prior to the special meetings.

Notwithstanding any other provision of this prospectus/proxy statement, no portion of any document which is furnished to, but not filed with, the SEC shall be deemed to be incorporated by reference herein unless such furnished portion is expressly so incorporated. Any statements in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any subsequently filed document which is also incorporated by reference herein) modifies or supersedes any such statement. Any statement so modified or superseded shall not be deemed to be a part of this prospectus/proxy statement except as so modified or superseded.

All information concerning Superior Bancorp and its subsidiaries has been furnished by Superior Bancorp, and all information concerning People’s Community Bancshares has been furnished by People’s Community Bancshares. You should rely only on the information contained or incorporated by reference in this prospectus/proxy statement in making your decision to vote on the merger agreement and the merger. No one has been authorized to provide you with information that is different from that contained in this prospectus/proxy statement.

This prospectus/proxy statement is dated          , 2007. You should not assume that the information contained in this prospectus/proxy statement is accurate as of any date other than such date, and neither the mailing of this prospectus/proxy statement to stockholders nor the issuance of Superior Bancorp common stock in the merger will create any implication to the contrary.

This prospectus/proxy statement does not constitute an offer to sell, or a solicitation of any offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction. Neither the delivery of this prospectus/proxy statement nor any distribution of securities made hereunder will, under any circumstances, create an implication that there has been no change in information set forth or incorporated in this document by reference or in the affairs of Superior Bancorp or People’s Community Bancshares since the date of this prospectus/proxy statement.

PEOPLE’S COMMUNITY BANCSHARES, INC.
AND SUBSIDIARY
Sarasota, Florida

Audited Consolidated Financial Statements

At December 31, 2006 and 2005 and For Each of the
Three Years in the Period Ended December 31, 2006

(Together with Independent Auditors’ Report)

Independent Auditors’ Report

People’s Community BancShares, Inc.
Sarasota, Florida:

We have audited the accompanying consolidated balance sheets of People’s Community BancShares, Inc. and Subsidiary (the “Company”) at December 31, 2006 and 2005, and the related consolidated statements of earnings, changes in stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company at December 31, 2006 and 2005, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

HACKER, JOHNSON & SMITH PA
Tampa, Florida
April 5, 2007

People’s Community Bancshares, Inc. and Subsidiary

Consolidated Balance Sheets
($ in thousands, except per share amounts)

	At December 31,
	2006	2005

ASSETS
Cash and due from banks	$7,458	7,483
Interest-bearing deposits with banks	486	344
Federal funds sold	13,970	78

Total cash and cash equivalents	21,914	7,905
Securities available for sale	24,945	20,091
Securities held to maturity	17,774	7,511
Loans, net of allowance for loan losses of $3,284 in 2006 and $2,620 in 2005	246,435	213,189
Federal Home Loan Bank stock, at cost	2,221	1,780
Premises and equipment, net	2,316	872
Accrued interest receivable	1,597	1,068
Cash surrender value of bank owned life insurance	3,455	2,121
Deferred income taxes	1,306	971
Other assets	1,097	581

Total assets	$323,060	256,089

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Noninterest-bearing demand deposits	30,265	38,746
Savings, NOW and money-market deposits	116,941	89,311
Time deposits	96,979	67,646

Total deposits	244,185	195,703
Junior subordinated debenture	4,124	4,124
Other borrowings	4,037	1,322
Line of credit	4,275	—
Federal Home Loan Bank advances	38,000	31,000
Official checks	1,256	1,981
Accrued interest payable and other liabilities	990	1,193

Total liabilities	296,867	235,323

Commitments (Notes 4, 10 and 19)
Stockholders’ equity:
Preferred stock, no par value; 1,000,000 shares authorized, none issued or outstanding	—	—
Common stock, $.01 par value; 9,000,000 shares authorized, 2,290,696 and 2,085,992 shares issued and outstanding in 2006 and 2005	23	21
Additional paid-in capital	25,811	23,710
Retained earnings (accumulated deficit)	571	(2,644)
Accumulated other comprehensive loss	(212)	(321)

Total stockholders’ equity	26,193	20,766

Total liabilities and stockholders’ equity	$323,060	256,089

See Accompanying Notes to Consolidated Financial Statements.

People’s Community Bancshares, Inc. and Subsidiary

Consolidated Statements of Earnings
(In thousands)

	Year Ended December 31,
	2006	2005	2004

Interest income:
Loans	$18,319	13,293	7,982
Securities	1,327	867	514
Other interest-earning assets	643	341	95

Total interest income	20,289	14,501	8,591

Interest expense:
Deposits	7,530	4,244	2,620
Borrowings	2,219	1,077	185

Total interest expense	9,749	5,321	2,805

Net interest income	10,540	9,180	5,786
Provision for loan losses	667	645	926

Net interest income after provision for loan losses	9,873	8,535	4,860

Noninterest income:
Service charges on deposit accounts	204	180	150
Other service charges and fees	99	82	46
Mortgage loan referral fees	705	569	264
Gain on sale of securities available for sale	—	4	31
Gain on sale of equipment	—	30	—
Income from bank owned life insurance	143	84	37
Other	45	40	55

Total noninterest income	1,196	989	583

Noninterest expenses:
Salaries and employee benefits	4,329	3,347	2,411
Occupancy and equipment	955	1,152	965
Printing and supplies	104	186	120
Professional fees	91	149	132
Advertising	43	154	120
Other	391	509	398

Total noninterest expenses	5,913	5,497	4,146

Earnings before income taxes	5,156	4,027	1,297
Income taxes	1,712	1,517	503

Net earnings	$3,444	2,510	794

See Accompanying Notes to Consolidated Financial Statements.

People’s Community Bancshares, Inc. and Subsidiary

Consolidated Statements of Changes in Stockholders’ Equity
($ in thousands)

				Accumulated
				Other
			Retained	Compre-
		Additional	Earnings	hensive	Total
	Common	Paid-In	(Accumulated	Income	Stockholders’
	Stock	Capital	Deficit)	(Loss)	Equity

Balance at December 31, 2003	$14	14,463	(1,310)	58	13,225

Comprehensive income:
Net earnings	—	—	794	—	794
Net change in unrealized gain on securities available for sale, net of taxes	—	—	—	(93)	(93)

Comprehensive income					701

Common stock dividend (149,615 shares)	1	1,794	(1,795)	—	—
Sale of common stock, net of issuance costs of $10 (385,566 shares)	4	4,612	—	—	4,616
Repurchase of common stock (370 shares)	—	(5)	—	—	(5)
Sale of common stock in connection with employee stock purchase plan (370 shares)	—	5	—	—	5

Balance at December 31, 2004	19	20,869	(2,311)	(35)	18,542

Comprehensive income:
Net earnings	—	—	2,510	—	2,510
Net change in unrealized loss on securities available for sale, net of taxes	—	—	—	(286)	(286)

Comprehensive income					2,224

Common stock dividend (189,528 shares)	2	2,841	(2,843)	—	—
Repurchase of common stock (1,558 shares)	—	(23)	—	—	(23)
Sale of common stock in connection with employee stock purchase plan (1,558 shares)	—	23	—	—	23

Balance at December 31, 2005	$21	23,710	(2,644)	(321)	20,766

Balance at December 31, 2005	$21	23,710	(2,644)	(321)	20,766

Comprehensive income:
Net earnings	—	—	3,444	—	3,444
Net change in unrealized loss on securities available for sale, net of taxes	—	—	—	109	109

Comprehensive income					3,553

Dividends paid	—	—	(229)	—	(229)
Repurchase of common stock (1,504 shares)	—	(23)	—	—	(23)
Sale of common stock in connection with Employee Stock Purchase Plan (1,504 shares)	—	23	—	—	23
Exercise of common stock options (204,704 shares), including tax benefit of $343	2	2,101	—	—	2,103

Balance at December 31, 2006	$23	25,811	571	(212)	26,193

See Accompanying Notes to Consolidated Financial Statements.

People’s Community Bancshares, Inc. and Subsidiary

Consolidated Statements of Cash Flows
(In thousands)

	Year Ended December 31,
	2006	2005	2004

Cash flows from operating activities:
Net earnings	$3,444	2,510	794
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	198	383	356
Provision for loan losses	667	645	926
Credit for deferred income taxes	(405)	(320)	(294)
Gain on sale of securities available for sale	—	(4)	(31)
Gain on sale of equipment	—	(30)	—
Amortization of loan fees, costs, premiums and discounts	(26)	240	328
Increase in accrued interest receivable	(529)	(409)	(257)
Income from bank owned life insurance	(143)	(84)	(37)
Increase in other assets	(516)	(385)	(37)
(Decrease) increase in official checks, accrued interest payable and other liabilities	(928)	2,389	(11)

Net cash provided by operating activities	1,762	4,935	1,737

Cash flows from investing activities:
Maturity of interest-bearing deposits in banks	—	—	95
Purchase of securities available for sale	(7,153)	(12,966)	(9,854)
Purchase of securities held to maturity	(10,276)	(6,557)	(961)
Maturity of securities available for sale	—	4,500	2,500
Repayments of securities available for sale	2,434	2,389	1,557
Proceeds from sale of securities available for sale	—	1,001	668
Net increase in loans	(33,830)	(49,495)	(77,191)
Purchase of premises and equipment	(1,642)	(186)	(177)
Proceeds from sale of equipment	—	31	—
Purchase of Federal Home Loan Bank stock	(441)	(779)	(780)
Purchase of bank owned life insurance	(1,191)	—	(2,000)

Net cash used in investing activities	(52,099)	(62,062)	(86,143)

Cash flows from financing activities:
Net increase in deposits	48,482	36,775	55,084
Net increase in Federal Home Loan Bank advances	7,000	14,000	17,000
Net increase in other borrowings	2,715	1,217	30
Proceeds from junior subordinated debenture	—	4,124	—
Repurchase of common stock	(23)	(23)	(5)
Net proceeds from sale of common stock	23	23	4,621
Proceeds from exercise of common stock options	1,760	—	—
Tax benefit from exercise of common stock options	343	—	—
Dividends paid	(229)	—	—
Net proceeds from line of credit	4,275	—	—

Net cash provided by financing activities	64,346	56,116	76,730

Net increase (decrease) in cash and cash equivalents	14,009	(1,011)	(7,676)
Cash and cash equivalents at beginning of year	7,905	8,916	16,592

Cash and cash equivalents at end of year	$21,914	7,905	8,916

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest	$10,928	5,158	2,757

Income taxes	$2,578	1,830	685

Noncash transactions:
Accumulated other comprehensive income, change in unrealized gain (loss) on securities available for sale, net of taxes	$109	(286)	(93)

Common stock dividend	$—	2,843	1,795

See Accompanying Notes to Consolidated Financial Statements.

People’s Community Bancshares, Inc. and Subsidiary

Notes to Consolidated Financial Statements

At December 31, 2006 and 2005 and For Each of the Three
Years in the Period Ended December 31, 2006

(1)	Summary of Significant Accounting Policies

General.  People’s Community BancShares, Inc. (the “Holding Company”) owns 100% of the outstanding common stock of People’s Community Bank of the West Coast (the “Bank”) (collectively the “Company”). The Holding Company’s primary business activity is the operation of the Bank. The Bank is a state (Florida) chartered commercial bank. The deposit accounts of the Bank are insured by the Federal Deposit Insurance Corporation. The Bank offers a variety of community banking services to individual and corporate customers through its three banking offices located in Sarasota and Manatee Counties, Florida.

The following is a description of the significant accounting policies and practices followed by the Company, which conform to accounting principles generally accepted in the United States of America and prevailing practices within the banking industry.

Basis of Presentation.  The accompanying consolidated financial statements include the accounts of the Holding Company and the Bank. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates.  In preparing consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and deferred tax assets.

Cash and Cash Equivalents.  For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash and balances due from banks, interest-bearing deposits with banks and federal funds sold, all of which mature within ninety days.

The Bank is required by law or regulation to maintain cash reserves with the Federal Reserve, in other bank accounts or in the vault. The reserve balances at December 31, 2006 and 2005 were approximately $1,073,000 and $608,000, respectively.

Securities.  Securities may be classified as either trading, held to maturity or available for sale. Trading securities are held principally for resale and recorded at their fair values. Unrealized gains and losses on trading securities are included immediately in earnings. Held-to-maturity securities are those which the Company has the positive intent and ability to hold to maturity and are reported at amortized cost. Available-for-sale securities consist of securities not classified as trading securities nor as held-to-maturity securities. Unrealized holding gains and losses, net of tax, on available-for-sale securities are excluded from earnings and reported in accumulated other comprehensive loss. Gains and losses on the sale of available-for-sale securities are recorded on the trade date and are determined using the specific-identification method. Premiums and discounts on securities are recognized in interest income using the interest method over the period to maturity.

Loans.  Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs.

Loan origination fees are deferred and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan.

The accrual of interest on loans is discontinued at the time the loan is ninety days delinquent unless the credit is well-collateralized and in process of collection. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

People’s Community Bancshares, Inc. and Subsidiary

Notes to Consolidated Financial Statements — (Continued)

All interest accrued but not collected for loans that are placed on nonaccrual or charged-off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for Loan Losses.  The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of specific and general components. The specific component relates to loans that are classified as either loss, doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers nonclassified loans and is based on historical industry loss experience adjusted for qualitative factors.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and commercial real estate loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual installment, including lines of credit and residential loans for impairment disclosures.

Premises and Equipment.  Land is stated at cost. Premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation expense is computed using the straight-line method over the estimated useful life of each type of asset. Leasehold improvements are amortized on a straight-line basis over the estimated useful life of the asset or the expected lease term which includes certain renewal options, if shorter.

Transfer of Financial Assets.  Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Income Taxes.  Deferred income tax assets and liabilities are recorded to reflect the tax consequences on future years of temporary differences between revenues and expenses reported for financial statement and those reported for income tax purposes. Deferred tax assets and liabilities are measured using the enacted tax rates

People’s Community Bancshares, Inc. and Subsidiary

Notes to Consolidated Financial Statements — (Continued)

expected to apply to taxable income in the years in which those temporary differences are expected to be realized or settled. Valuation allowances are provided against assets which are not likely to be realized.

The Holding Company and the Bank file consolidated income tax returns. Income taxes are allocated between the Holding Company and the Bank as through separate income tax returns were filed.

Stock-Based Compensation.  Prior to January 1, 2006, the Company’s stock option plans were accounted for under the recognition and measurement provisions of Accounting Principles Board (APB) Opinion No. 25 (Opinion 25), Accounting for Stock Issued to Employees, and related Interpretations, as permitted by Financial Accounting Standards Board (FASB) Statement No. 123, Accounting for Stock-Based Compensation (as amended by Statement of Financial Accounting Standards (SFAS) No. 148, Accounting for Stock-Based Compensation Transition and Disclosure) (collectively SFAS 123). No stock-based employee compensation cost was recognized in the Company’s consolidated statements of earnings through December 31, 2005, as all options granted under the plans had an exercise price equal to the market value of the underlying common stock on the date of grant. Effective January 1, 2006, the Company adopted the fair value recognition provisions of FASB Statement No. 123R, Share-Based Payment (SFAS 123(R)), and is required to expense the fair value of any stock options granted after January 1, 2006. There were no stock options granted in 2006.

In addition, prior to the adoption of SFAS 123(R), the tax benefits of stock options exercised were classified as operating cash flows. Since the adoption of SFAS 123(R), tax benefits resulting from tax deductions in excess of the compensation cost recognized for options are classified as financing cash flows. No stock options were exercised prior to 2006.

Off-Balance-Sheet Financial Instruments.  In the ordinary course of business the Company has entered into off-balance-sheet financial instruments consisting of unfunded loan commitments and unused lines of credit. Such financial instruments are recorded in the financial statements when they are funded.

Fair Values of Financial Instruments.  The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. Fair value disclosure excludes certain financial instruments and all nonfinancial instruments. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company. The following methods and assumptions were used by the Company in estimating fair values of financial instruments:

Cash and Cash Equivalents.  The carrying amounts of cash and cash equivalents approximates their fair value.

Securities.  Fair values for securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

Loans.  For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for fixed-rate loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

Federal Home Loan Bank Stock.  Fair value of the Company’s investment in Federal Home Loan Bank stock is based on its redemption value.

Accrued Interest.  The carrying amount approximates fair value.

People’s Community Bancshares, Inc. and Subsidiary

Notes to Consolidated Financial Statements — (Continued)

Deposit Liabilities.  The fair values disclosed for demand, savings, NOW and money market deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). Fair values for fixed-rate time deposits are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregate expected monthly maturities of time deposits.

Other Borrowings and Line of Credit.  The carrying amounts of other borrowings and the line of credit approximate their fair value.

Federal Home Loan Bank Advances and Junior Subordinated Debenture.  Fair values of these borrowings are estimated using discounted cash flow analysis based on the Company’s current incremental borrowing rates for similar types of borrowings.

Off-Balance-Sheet Financial Instruments.  Fair values for off-balance-sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing.

Advertising.  The Company expenses all media advertising as incurred.

Comprehensive Income.  Generally accepted accounting principles require that recognized revenue, expenses, gains and losses be included in net earnings. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the consolidated balance sheet, such items, along with net earnings, are components of comprehensive income. The components of other comprehensive income and related tax effects for the years ended December 31, 2006, 2005 and 2004 are as follows (in thousands):

	Before	Tax	After
	Tax	Effect	Tax

Year Ended December 31, 2006-
Holding gains	$179	(70)	109

Year Ended December 31, 2005:
Holding losses	(458)	175	(283)
Gains included in net earnings	(4)	1	(3)

Net unrealized holding losses	$(462)	176	(286)

Year Ended December 31, 2004:
Holding losses	(119)	45	(74)
Gains included in net earnings	(31)	12	(19)

Net unrealized holding losses	$(150)	57	(93)

Recent Accounting Pronouncements.  In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Instruments (SFAS 155), which permits, but does not require, fair value accounting for any hybrid financial instrument that contains an embedded derivative that would otherwise require bifurcation in accordance with SFAS 133. The statement also subjects beneficial interests issued by securitization vehicles to the requirements of SFAS 133. The statement was effective as of January 1, 2007. The adoption of SFAS 155 had no effect on the Company.

In March 2006, the FASB issued SFAS No. 156, Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 133 and 140 (SFAS 156), which permits, but does not require, an entity to account for one or more classes of servicing rights (i.e., mortgage servicing rights) at fair value, with the changes in fair value recorded

People’s Community Bancshares, Inc. and Subsidiary

Notes to Consolidated Financial Statements — (Continued)

in the consolidated statement of earnings. This Statement was effective as of January 1, 2007. The adoption of SFAS 156 had no effect on the Company.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (SFAS 157). SFAS 157 defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles and enhances disclosures about fair value measurements. SFAS 157 retains the exchange price notion and clarifies that the exchange price is the price that would be received for an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants on the measurement date. SFAS 157 is effective for the Company’s financial statements for the year beginning on January 1, 2008, with earlier adoption permitted. The adoption of SFAS 157 is not expected to have a material effect on the Company.

In July 2006, the FASB released FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109 (FIN 48). FIN 48 clarifies the accounting and reporting for income taxes where interpretation of the tax law may be uncertain. FIN 48 prescribes a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of income tax uncertainties with respect to positions taken or expected to be taken in income tax returns. The Company adopted FIN 48 on January 1, 2007. The adoption of FIN 48 had no impact on the Company.

Reclassifications.  Certain balances in the 2004 and 2005 consolidated financial statements have been reclassified to conform to the 2006 presentation.

(2)  Securities

Securities have been classified according to management’s intent. The carrying amount of securities and their fair values are as follows (in thousands):

	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

Available for sale:
At December 31, 2006:
U.S. government agency securities	$14,154	44	(104)	14,094
Mortgage-backed securities	11,131	—	(280)	10,851

	$25,285	44	(384)	24,945

At December 31, 2005:
U.S. government agency securities	7,020	—	(118)	6,902
Mortgage-backed securities	13,590	—	(401)	13,189

	$20,610	—	(519)	20,091

Securities held for maturity:
At December 31, 2006 —
Municipal securities	$17,774	13	(173)	17,616

At December 31, 2005 —
Municipal securities	$7,511	—	(233)	7,278

Sales of available for sale securities were as follows (in thousands):

	Year Ended December 31,
	2006	2005	2004

Gross proceeds	$—	1,001	688

Gross gains	$—	4	31

People’s Community Bancshares, Inc. and Subsidiary

Notes to Consolidated Financial Statements — (Continued)

The scheduled maturities of securities at December 31, 2006 are as follows (in thousands):

	Available for Sale		Held to Maturity
	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value

Due in one year	$995	965	—	—
Due from one to five years	3,950	3,934	285	276
Due from five to ten years	8,210	8,199	2,817	2,808
Due after ten years	999	996	14,672	14,532
Mortgage-backed securities	11,131	10,851	—	—

	$25,285	24,945	17,774	17,616

Securities with gross unrealized losses at December 31, 2006, aggregated by investment category and length of time that individual securities have been in a continuous loss position, is as follows (in thousands):

	Less Than
	Twelve Months		Over Twelve Months
	Gross		Gross
	Unrealized	Fair	Unrealized	Fair
	Losses	Value	Losses	Value

Securities Available for Sale:
U.S. Government agency securities	$15	2,184	89	6,908
Mortgage-backed securities	—	—	280	10,851

Total securities available for sale	$15	2,184	369	17,759

Securities Held for Maturity-
Municipal securities	$117	8,337	56	5,510

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

The unrealized losses on fifty-one of the Company’s investment securities were caused by interest rate changes. It is expected that the securities would not be settled at a price less than the par value of the investments. Because the decline in fair value is attributable to changes in interest rates and not credit quality, and because the Company has the ability and intent to hold these investments until a market price recovery or maturity, these investments are not considered other-than-temporarily impaired.

People’s Community Bancshares, Inc. and Subsidiary

Notes to Consolidated Financial Statements — (Continued)

(3)  Loans

The components of loans are as follows (in thousands):

	At December 31,
	2006	2005

Commercial real estate	$213,177	166,027
Residential real estate	12,181	19,871
Commercial	7,650	6,221
Installment, including lines of credit	17,047	24,056

Total loans	250,055	216,175
Less:
Deferred loan fees, net	(336)	(366)
Allowance for loan losses	(3,284)	(2,620)

Loans, net	$246,435	213,189

An analysis of the change in the allowance for loan losses follows (in thousands):

	Year Ended December 31,
	2006	2005	2004

Beginning balance	$2,620	1,940	1,035
Provision for loan losses	667	645	926
Charge-offs	(3)	—	(21)
Recoveries	—	35	—

Ending balance	$3,284	2,620	1,940

The Company had no impaired loans in 2006, 2005 or 2004. Nonaccrual and past due loans at December 31, 2006 and 2005 were as follows (in thousands):

	At December 31,
	2006	2005

Nonaccrual loans	$540	—
Accruing loans past due ninety days or more	—	—

	$540	—

The Company grants the majority of its loans to borrowers throughout the Sarasota and Manatee Counties, Florida area. Although the Company has a diversified loan portfolio, a significant portion of its borrowers’ ability to honor their contracts is dependent upon the economy and real estate market in Sarasota and Manatee Counties, Florida.

The Company’s loan portfolio consists of $6,569,000 and $33,764,000 of construction loans within the commercial real estate and residential real estate categories, respectively. Of this amount, repayment of $33,271,000 of the construction loans is primarily dependent upon the sale of the collateral.

People’s Community Bancshares, Inc. and Subsidiary

Notes to Consolidated Financial Statements — (Continued)

(4)  Premises and Equipment

A summary of premises and equipment follows (in thousands):

	At December 31,
	2006	2005

Land	$1,404	—
Furniture and fixtures	1,121	1,031
Computer equipment and software	576	454
Leasehold improvements	889	831

Total, at cost	3,990	2,316
Less accumulated depreciation and amortization	(1,674)	(1,444)

Premises and equipment, net	$2,316	872

The Company leases its main office facility under an operating lease. The lease contains escalation clauses providing for increased rent expense based primarily on increases in real estate taxes. The lease has a ten year term and contains three five year renewal options. The Company also has an operating lease for additional office space. This lease has a three-year term. In January 2004, the Company opened a branch in Manatee County, Florida. The Company leases this branch under an operating lease. The lease is for a thirty month period and contains two, one year renewal options. In addition, the Company has an operating lease for a branch facility in Venice, Florida. The lease is for a term of three years with three renewal options of three years each. Total rental expense for the years ended December 31, 2006, 2005 and 2004 was $293,132, $281,914 and $247,728, respectively. The Company subleased a portion of their main office facility to a related party during 2005 and 2004 for $21,130 and $31,694, respectively.

At December 31, 2006, future minimum rental commitments under operating leases, including certain renewal options, are as follows (in thousands):

Operating
Lease
Year Ending December 31,	Expense

2007	$276
2008	240
2009	230
2010	210
2011	217
Thereafter	3,343

$4,516

(5)  Deposits

The aggregate amount of time deposits with a minimum denomination of $100,000, was approximately $25.5 million and $12.0 million at December 31, 2006 and 2005, respectively.

People’s Community Bancshares, Inc. and Subsidiary

Notes to Consolidated Financial Statements — (Continued)

A schedule of maturities of time deposits at December 31, 2006 follows (in thousands):

Year Ending
December 31,	Amount

2007	$84,425
2008	4,177
2009	3,734
2010	1,995
2011	2,648

$96,979

(6)  Other Borrowings

The Company enters into repurchase agreements with customers. These agreements require the Company to pledge securities as collateral for borrowings under these agreements. At December 31, 2006 and 2005, the outstanding balance of such borrowings totaled approximately $4,037,000 and $1,322,000, respectively, and the Company pledged securities with a carrying value of approximately $4,117,000 and $1,407,000, respectively as collateral for these agreements.

(7)  Federal Home Loan Bank Advances

At December 31, 2006, the maturities and interest rates on the advances from the Federal Home Loan Bank of Atlanta (“FHLB”) are as follows ($ in thousands):

At December 31, 2006						At December 31, 2005
Maturing						Maturing
in the	Next					in the	Next
Year Ending	Call		Interest			Year Ending	Call	Interest
December 31,	Date		Rate		Amount	December 31,	Date	Rate		Amount

2007			2.72%		$3,000	2006		3.33%		$3,000
2008			3.81%		2,000	2007		2.72%		3,000
2009			4.71%		3,000	2008		3.81%		2,000
2011	3/08	(1)	4.79%		5,000	2009		4.71%		3,000
2012	4/07		2.52	%(2)	5,000	2010	9/06	3.29%		8,000
2013	9/08		4.81	%(3)	8,000	2012	4/07	2.52	%(2)	5,000
2015	9/10		3.91	%(4)	7,000	2015	9/10	3.91	%(4)	7,000

2019	3/09		4.86	%(5)	5,000

					$38,000					$31,000

(1)	Callable quarterly beginning March 10, 2008.

(2)	Adjusts monthly to one-month LIBOR less 50 basis points.

(3)	Adjusts quarterly to the rate for three-month U.S. dollar deposits less .56% as published in Reuters.

(4)	Fixed until September 2010, then adjustable three-month LIBOR.

(5)	Adjustable quarterly to three month LIBOR, fixed at 4.75% after September 2008.

At December 31, 2006, the collateral agreement with the FHLB includes a lien requiring the Company to maintain qualifying first mortgage, commercial real estate and one-to-four family residential loans in the amount of $76.1 million.

People’s Community Bancshares, Inc. and Subsidiary

Notes to Consolidated Financial Statements — (Continued)

(8)  Junior Subordinated Debenture

People’s Community Statutory Trust I (the “Trust”) was formed in 2005 for the sole purpose of issuing $4,000,000 of Trust Preferred Securities.

On December 15, 2005, the Trust sold adjustable-rate Trust Preferred Securities due December 15, 2035 in the aggregate principal amount of $4,000,000 (the “Capital Securities”) in a pooled trust preferred securities offering. The interest rate on the Capital Securities is fixed at 6.41% until December 2010 then adjusts quarterly, to a rate equal to the then current three-month London Interchange Bank Offering Rate (“LIBOR”), plus 145 basis points. In addition, the Holding Company contributed capital of $124,000 to the Trust for the purchase of the common securities of the Trust. The proceeds from these sales were paid to the Holding Company in exchange for $4,124,000 of its adjustable-rate Junior Subordinated Debenture (the “Debenture”) due December 15, 2035. The Debenture has the same terms as the Capital Securities. The sole asset of the Trust, the obligor on the Capital Securities, is the Debenture.

The Holding Company has guaranteed the Trust’s payment of distributions on, payments on any redemptions of, and any liquidation distribution with respect to, the Capital Securities. Cash distributions on both the Capital Securities and the Debenture are payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year.

The Capital Securities are subject to mandatory redemption (i) in whole, but not in part, upon repayment of the Debenture at stated maturity or, at the option of the Holding Company, their earlier redemption in whole upon the occurrence of certain changes in the tax treatment or capital treatment of the Capital Securities, or a change in the law such that the Trust would be considered an Investment Company and (ii) in whole or in part at any time on or after December 15, 2010 contemporaneously with the optional redemption by the Holding Company of the Debenture in whole or in part. The Debenture is redeemable prior to maturity at the option of the Holding Company (i) on or after December 15, 2010, in whole at any time or in part from time to time, or (ii) in whole, but not in part, at any time within 90 days following the occurrence and continuation of certain changes in the tax treatment or capital treatment of the Capital Securities, or a change in law such that the Trust would be considered an Investment Company, required to be registered under the Investment Company Act of 1940.

In 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities (FIN 46), as revised in December, 2003. In accordance with this Interpretation, the Trust is not consolidated in the financial statements of the Company, but rather accounted for under the equity method of accounting.

(9)  Line of Credit

The Company has a line of credit with a third party lender. The total available credit is $7.5 million. The line of credit has a variable interest rate of prime less 75 basis points and is collateralized with the common stock of the Bank. The line of credit expires June 30, 2007. The outstanding balance at December 31, 2006 was $4,275,000. The Company had no outstanding balance on the line of credit at December 31, 2005.

(10)  Off-Balance-Sheet Financial Instruments

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments are unfunded loan commitments and unused lines of credit and may involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated balance sheets. The contract amounts of these instruments reflect the extent of involvement the Company has in these financial instruments.

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for unfunded loans commitments and unused lines of credit is represented by the contractual amount of

People’s Community Bancshares, Inc. and Subsidiary

Notes to Consolidated Financial Statements — (Continued)

those instruments. The Company uses the same credit policies in making commitments as it does for on-balance-sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Company upon extension of credit is based on management’s credit evaluation of the counterparty.

Unfunded loan commitments and unused lines of credit typically result in loans with a market interest rate when funded. A summary of the amounts of the Company’s financial instruments with off balance sheet risk at December 31, 2006 follows (in thousands):

Amount

Unfunded loan commitments	$2,024

Unused lines of credit	$38,220

(11)  Financial Instruments

The estimated fair values of the Company’s financial instruments at December 31, 2006 and 2005 were as follows (in thousands):

	December 31, 2006		December 31, 2005
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value

Financial assets:
Cash and cash equivalents	$21,914	21,914	7,905	7,905

Securities available for sale	$24,945	24,945	20,091	20,091

Securities held to maturity	$17,774	17,616	7,511	7,278

Loans, net	$246,435	243,497	213,189	212,989

Accrued interest receivable	$1,597	1,597	1,068	1,068

Federal Home Loan Bank stock	$2,221	2,221	1,780	1,780

Financial liabilities:
Deposits	$244,185	242,430	195,703	197,071

Other borrowings	$4,037	4,037	1,322	1,322

Line of credit	$4,275	4,275	—	—

Federal Home Loan Bank advances	$38,000	37,180	31,000	30,914

Junior subordinated debenture	$4,124	3,915	4,124	4,124

Off-balance-sheet financial instruments	$—	—	—	—

People’s Community Bancshares, Inc. and Subsidiary

Notes to Consolidated Financial Statements — (Continued)

(12)  Income Taxes

The income tax provision consisted of the following (in thousands):

	Year Ended December 31,
	2006	2005	2004

Current:
Federal	$1,791	1,561	681
State	326	276	116

Total current	2,117	1,837	797

Deferred:
Federal	(348)	(273)	(252)
State	(57)	(47)	(42)

Total deferred	(405)	(320)	(294)

Total income taxes	$1,712	1,517	503

The reasons for the differences between the statutory Federal income tax rate and the effective tax rate are summarized as follows ($ in thousands):

	Years Ended December 31,
	2006		2005		2004
		% of		% of		% of
		Pretax		Pretax		Pretax
	Amount	Earnings	Amount	Earnings	Amount	Earnings

Income taxes at statutory rate	$1,753	34.0%	$1,370	34.0%	$441	34.0%
Increase (decrease) resulting from:
State taxes, net of Federal tax benefit	177	3.4	151	3.7	49	3.8
Tax exempt income	(69)	(1.3)	—	—	—	—
Other	(149)	(2.9)	(4)	(.1)	13	1.0

Income taxes	$1,712	33.2%	$1,517	37.6%	$503	38.8%

People’s Community Bancshares, Inc. and Subsidiary

Notes to Consolidated Financial Statements — (Continued)

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below (in thousands).

	At December 31,
	2006	2005

Deferred tax assets:
Allowance for loan losses	$1,118	867
Unrealized loss on securities available for sale	128	198
Accumulated depreciation	2	—
Accrued salary continuation	73	34
Other	2	2

Deferred tax assets	1,323	1,101

Deferred tax liabilities:
Accrual to cash conversion	17	33
Accumulated depreciation	—	25
Other	—	72

Deferred tax liabilities	17	130

Net deferred tax asset	$1,306	971

(13)  Stock Option Plans

The Company has an incentive stock option plan and a compensatory stock option plan for officers and employees (the “Officers and Employees Plan”) and a directors nonqualified stock option plan (the “Directors Plan”). The Company has reserved a total of 15% of the outstanding shares of common stock at any given time for all plans. The exercise price of the stock options for both plans is the fair market value of the common stock on the date of grant. The options must be exercised within 10 years from the date of grant. At December 31, 2006, a total of 5,820 shares remain available for grant under both plans.

A summary of stock option transactions follows (all per share information has been adjusted for the 10% stock dividend issued in 2005 and 2004) (dollars in thousands, except per share amounts):

			Weighted-
		Weighted-	Average
		Average	Remaining
	Number of	Exercise	Contractual
	Options	Price	Term

Outstanding at December 31, 2004	257,394	$8.96
Options granted	49,703	14.85

Outstanding at December 31, 2005	307,097	9.91
Options exercised	(204,704)	8.72

Outstanding and exercisable at December 31, 2006	102,393	$12.19	6.9 years

The total intrinsic value of options exercised during the year ended December 31, 2006 was $1,285,000 and the tax benefit relating to the stock options exercised was $343,000. No stock options were exercised in 2005 or 2004.

In 2005, the Company accelerated the vesting of all stock options granted prior to 2005 and immediately vested all stock options granted in 2005. There were no unvested stock options at December 31, 2006 or 2005.

People’s Community Bancshares, Inc. and Subsidiary

Notes to Consolidated Financial Statements — (Continued)

(14)  Related Party Transactions

At December 31, 2006 and 2005, executive officers and directors of the Company and entities in which they hold a financial interest had approximately $3,358,000 and $5,619,000, respectively of funds on deposit in the Company. At December 31, 2006 and 2005, there were loans with a balance outstanding of approximately $7,830,000 and $4,142,000, respectively, to these related parties.

(15)  Regulatory Matters

Banking regulations place contain restrictions on dividends paid and loans or advances made by the Bank to the Holding Company.

The Bank is subject to various regulatory capital requirements administered by the banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s and the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and percentages (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2006, that the Bank met all capital adequacy requirements to which they were subject.

As of December 31, 2006, the most recent notification from the regulatory authorities categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage percentages as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank’s category. The Bank’s actual capital amounts and percentages are also presented in the table (dollars in thousands).

					For Well
			For Capital		Capitalized
	Actual		Adequacy Purposes		Purposes
	Amount	Percent	Amount	Percent	Amount	Percent

As of December 31, 2006:
Total Capital (to Risk-Weighted Assets)	$33,072	12.02%	$22,003	8.00%	$27,504	10.00%
Tier I Capital (to Risk-Weighted Assets)	30,093	10.94	11,002	4.00	16,502	6.00
Tier I Capital (to Average Assets)	30,093	9.45	12,742	4.00	15,926	5.00
As of December 31, 2005:
Total Capital (to Risk-Weighted Assets)	27,343	12.13	18,031	8.00	22,539	10.00
Tier I Capital (to Risk-Weighted Assets)	24,747	10.98	9,015	4.00	13,523	6.00
Tier I Capital (to Average Assets)	24,747	9.64	10,270	4.00	12,837	5.00

(16)  Stockholders’ Equity

In 2003, the Company offered 500,000 shares of common stock at $12 per share in a special offering to its Florida shareholders only. In 2004, the Company sold 135,566 shares for net proceeds of $1,626,000.

People’s Community Bancshares, Inc. and Subsidiary

Notes to Consolidated Financial Statements — (Continued)

In 2004, the Company sold 250,000 shares of common stock at $12 per share in a special offering to its Florida shareholders only for net proceeds of $2,990,000.

In 2005 and 2004, the Company paid a 10% common stock dividend. No fractional shares were issued or paid in cash.

In 2006, the Company paid a $.10 cash dividend.

(17)  Compensation Programs

The Company has a profit sharing plan established in accordance with the provisions of Section 401(k) of the Internal Revenue Code. The profit sharing plan is available to all employees electing to participate after meeting certain length-of-service requirements. The Company contributed $93,000, $73,000 and $28,000 to the plan during the years ended December 31, 2006, 2005 and 2004, respectively.

In 2004, the Company entered into Salary Continuation Agreements (the “Agreements”) with certain officers of the Company which require the Company to provide salary continuation benefits to them upon retirement. The Agreements require the Company to pay monthly benefits, as calculated in the Agreements, for the greater of twenty-two years or the participant’s lifetime following their normal retirement age. The Agreements also provide for salary continuation in the event of a change in control of the Company and for early voluntary termination by the officers, based on a vesting schedule from the date of the Agreements until the officers normal retirement age. The Company is accruing the present value of the future benefits over the terms of the Agreements. The Company has purchased life insurance policies on the officers which although not formally linked, have future cash value that exceeds the estimated future benefit. The Company recognized expense of approximately $106,000, $67,000 and $39,000 in 2006, 2005 and 2004, respectively.

(18)  Employee Stock Purchase Plan

In August 2004, the Company established a Employee Stock Purchase Plan (the “Plan”) under which employees can elect to purchase the Company’s common stock through payroll deductions. Employees defer salary each pay period and the Company issues shares at the end of the fiscal year. 1,504 shares and 1,558 shares of common stock were purchased under this Plan in 2006 and 2005, respectively, at market value.

(19)  Pending Merger

On January 18, 2007, the Company entered into a merger agreement with Superior Bancorp. In the merger, the Company’s shares shall be converted into 2.9036 shares of Superior Bancorp common stock. The agreement is subject to shareholder and regulatory approval.

People’s Community Bancshares, Inc. and Subsidiary

Notes to Consolidated Financial Statements — (Continued)

(20)  Holding Company Financial Information

The Holding Company’s financial information as of December 31, 2006 and 2005 and for each of the years in the three year period ending December 31, 2006 follows (in thousands):

Condensed Balance Sheets

	At December 31,
	2006	2005

ASSETS
Cash and interest-bearing deposits with banks	$65	345
Loans, net of allowance for loan losses of $305 in 2006	2,428	—
Land	1,404	—
Other assets	871	153
Investment in subsidiary	29,882	24,425

Total assets	$34,650	24,923

LIABILITIES AND STOCKHOLDERS’ EQUITY
Junior subordinated debenture	4,124	4,124
Line of credit	4,275	—
Accrued expenses	58	33
Stockholders’ equity	26,193	20,766

Total liabilities and stockholders’ equity	$34,650	24,923

Condensed Statements of Earnings

	For the
	Year Ended December 31,
	2006	2005	2004

Revenue	$158	92	134
Expenses	(1,061)	(86)	(150)

(Loss) earnings before earnings of subsidiary	(903)	6	(16)
Earnings of subsidiary	4,347	2,504	810

Net earnings	$3,444	2,510	794

Condensed Statements of Cash Flows

	For the
	Year Ended December 31,
	2006	2005	2004

Cash flows from operating activities:
Net earnings	$3,444	2,510	794
Adjustments to reconcile net earnings to net cash used in operating activities:
Provision for loan losses	305	—	20
Equity in undistributed earnings of subsidiary	(4,347)	(2,504)	(810)
Increase in other assets	(718)	(133)	(12)
Increase (decrease) in accrued expenses	25	33	(93)

Net cash used in operating activities	(1,291)	(94)	(101)

Cash flow from investing activities:
Net (increase) decrease in loans	(2,733)	2,286	(2,082)
Investment in subsidiary	(1,001)	(6,170)	(3,200)
Purchase of land	(1,404)	—	—

Net cash used in investing activities	(5,138)	(3,884)	(5,282)

Cash flows from financing activities:
Proceeds from sale of common stock, net	23	23	4,621
Repurchase of common stock	(23)	(23)	(5)
Proceeds from line of credit	4,275	—	—
Proceeds from exercise of common stock options	1,760	—	—
Tax benefit from exercise of common stock options	343	—	—
Proceeds from junior subordinated debenture	—	4,124	—
Dividend paid	(229)	—	—

Net cash provided by financing activities	6,149	4,124	4,616

Net (decrease) increase in cash	(280)	146	(767)
Cash at beginning of year	345	199	966

Cash at end of year	$65	345	199

Noncash transactions:
Change in investment in subsidiary due to change in accumulated other comprehensive income, change in unrealized gain (loss) on securities available for sale, net of income taxes	$109	(286)	(93)

Stock dividend	$—	2,843	1,795

ANNEX A
AGREEMENT AND PLAN OF MERGER
by and between
PEOPLE’S COMMUNITY BANCSHARES, INC.
and
SUPERIOR BANCORP
dated as of
January 18, 2007

- i -

- ii -

- iii -

- iv -

- v -

- vi -

AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of this the 18th day of January, 2007, by and between PEOPLE’S COMMUNITY BANCSHARES, INC. (“Acquired Corporation”), a Florida corporation, and SUPERIOR BANCORP (“Buyer”), a Delaware corporation.
WITNESSETH
     WHEREAS, Acquired Corporation operates as a bank holding company for its wholly owned Subsidiary, People’s Community Bank of the West Coast, a Florida state bank (the “Bank”), with its principal office in Sarasota, Florida;
     WHEREAS, Buyer is a thrift holding company with a Subsidiary federal savings bank in Alabama and Florida;
     WHEREAS, Acquired Corporation wishes to merge with Buyer; and
     WHEREAS, it is the intention of Buyer and Acquired Corporation that such Merger shall qualify for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code, as defined herein;
     NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Parties hereto agree as follows:
ARTICLE 1
NAME
     1.1 Name. The name of the corporation resulting from the Merger shall be “Superior Bancorp”, or such other name as Buyer shall have adopted as of the Effective Date.
ARTICLE 2
MERGER — TERMS AND CONDITIONS

     2.1 Applicable Law. On the Effective Date, Acquired Corporation shall be merged (the “Merger”) with and into Buyer (herein referred to as the “Resulting Corporation” whenever reference is made to it as of the Effective Date or thereafter). The Merger shall be undertaken pursuant to the provisions of and with the effect provided in the DGCL and, to the extent applicable, the FBCA. The offices and facilities of Acquired Corporation and of Buyer shall become the offices and facilities of the Resulting Corporation.
     2.2 Corporate Existence. On the Effective Date, the corporate existence of Acquired Corporation and of Buyer shall, as provided in the DGCL and FBCA, be merged into and continued in the Resulting Corporation, and the Resulting Corporation shall be deemed to be the same corporation as Acquired Corporation and Buyer. All property, rights, privileges, powers, franchises and interests of Acquired Corporation and Buyer, respectively, in and to every type of property (real, personal and mixed) and choses in action shall be transferred to and vested in the Resulting Corporation, and all debts and other obligations shall be assumed by the Resulting Corporation, by virtue of the Merger without any deed or other transfer. The Resulting Corporation on the Effective Date, and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations and all other rights and interests as trustee, executor, administrator, transfer agent and registrar of stocks and bonds, guardian of estates, assignee, and receiver and in every other fiduciary capacity and in every agency, and capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by Acquired Corporation and Buyer, respectively, on the Effective Date, and shall be subject to all the restrictions, disabilities and duties of Acquired Corporation and Buyer, respectively, on the Effective Date.
     2.3 Certificate of Incorporation and Bylaws. On the Effective Date, the certificate of incorporation and bylaws of the Resulting Corporation shall be the restated certificate of incorporation and bylaws of Buyer as they exist immediately before the Effective Date.
     2.4 Resulting Corporation’s Officers and Board. The board of directors and the officers of the Resulting Corporation on the Effective Date shall consist of those persons serving in such capacities of Buyer as of the Effective Date. Buyer agrees that at its first regularly scheduled meeting of Resulting Corporation’s board of directors following the Effective Date Resulting Corporation will elect to its board of directors one individual who as of the business day prior to the Effective Date is an independent member of Acquired Corporation’s board of directors (as determined by SEC and NASDAQ rules and regulations and other applicable Laws).
     2.5 Stockholder Approvals. This Agreement shall be submitted to the stockholders of Acquired Corporation at the Stockholders Meeting to be held as promptly as practicable consistent with the terms and conditions set forth in this Agreement. Upon approval by the requisite vote of the stockholders of Acquired Corporation as required by applicable Law, the Merger shall become effective as soon as practicable thereafter in the manner provided in Section 2.7 hereof, subject to the provisions of Articles 8, 9 and 10 below.

     2.6 Further Acts. If, at any time after the Effective Date, the Resulting Corporation shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable to vest, perfect, confirm or record, in the Resulting Corporation, title to and possession of any property or right of Acquired Corporation or Buyer, acquired as a result of the Merger, Buyer and its officers and directors shall execute and deliver all such proper deeds, assignments and assurances in law and do all acts necessary or proper to vest, perfect or confirm title to, and possession of, such property or rights in the Resulting Corporation.
     2.7 Effective Date and Closing. Subject to the terms of all requirements of Law and the conditions specified in this Agreement the Merger shall become effective on the date specified in the Certificate of Merger to be issued by the Secretary of State of Delaware (such time being herein called the “Effective Date”). Assuming all other conditions stated in this Agreement have been or will be satisfied as of the Closing, the Closing shall take place at the offices of Buyer, in Birmingham, Alabama, at 5:00 p.m. on a date specified by Buyer that shall be as soon as reasonably practicable, but not later than 30 calendar days, after the later to occur of the Stockholders Meetings or the receipt of all required regulatory approvals under Section 8.2, or at such other place and time that the Parties may mutually agree.
     2.8 Subsidiary Bank. Buyer and Acquired Corporation anticipate that, on or after the Effective Date, Buyer’s federal savings bank Subsidiary, Superior Bank, will acquire the Bank by merger, acquisition of assets or otherwise. The exact timing and structure of such acquisition have not been finalized at this time, and Buyer in its discretion will finalize such timing and structure at a later date. Acquired Corporation will cooperate with Buyer, including the call of any special meetings of the board of directors of the Bank and the filing of any regulatory applications, in the execution of appropriate documentation relating to such merger or other transaction. In the event that following the Effective Date the Bank remains a separate legal entity owned by Buyer, Buyer and Acquired Corporation will mutually agree prior to the Effective Date upon which existing members of the board of directors of the Bank, if any, shall remain as directors thereof following the Effective Date.
ARTICLE 3
CONVERSION OF ACQUIRED CORPORATION STOCK
     3.1 Conversion of Acquired Corporation Stock.
     (a) Subject to the potential adjustment provided for in Section 3.1(c) and 3.4 below, on the Effective Date, each share of common stock of Acquired Corporation outstanding and held of record by Acquired Corporation’s stockholders, but excluding shares held by Acquired Corporation or any of its Subsidiaries, other than in a fiduciary capacity or as a result of debts previously contracted, and excluding shares held by stockholders who perfect their dissenters’ rights of appraisal as provided in Section 3.6 of this Agreement (the “Acquired Corporation Stock”), shall be converted by operation of law and without any action by any holder thereof into and exchanged for the right to receive 2.9036 shares of Buyer’s Common Stock (the “Exchange Ratio”).

     (b) On the Effective Date, all outstanding Acquired Corporation Options shall be cancelled and each holder of such options shall be entitled to receive in exchange therefor the right to receive cash equal to the amount resulting when the number of Acquired Corporation Options held by a holder thereof is multiplied by the Per Unit Value. As used herein, the term “Per Unit Value” shall mean (i) the average of the closing prices of Buyer’s Common Stock for the 10 business days preceding the Effective Date multiplied by the Exchange Ratio less (ii) the exercise price for each share of Acquired Corporation Stock subject to such option. Schedule 3.1 to the Acquired Corporation’s Disclosure Supplement sets forth the names of all persons holding Acquired Corporation Options, the number of shares of Acquired Corporation common stock subject to such options, the exercise price and the expiration date of such options.
     (c) Notwithstanding anything to the contrary in this Section 3.1 or otherwise in this Agreement, in the event that there is a shortfall (the “Net Worth Shortfall Amount”) between the Acquired Corporation Net Worth specified in Section 10.2 hereof (the “Required Net Worth Amount”), and the actual amount of such Net Worth, then the Exchange Ratio shall be adjusted downward by the Reduction Factor. As used herein, the “Reduction Factor” shall mean the percentage obtained by dividing (i) the Net Worth Shortfall Amount by (ii) the Required Net Worth Amount.

     3.2 Surrender of Acquired Corporation Stock. As promptly as practicable, but in no case later than fifteen (15) business days after the Effective Date, an independent exchange agent (the “Exchange Agent”) appointed by Buyer shall send to each holder of record of shares of Acquired Company Stock outstanding on the Effective Date transmittal materials for use in exchanging the certificates for such shares for certificates for shares of Buyer’s Common Stock into which such shares of Acquired Company Stock have been converted pursuant hereto. Each holder of an outstanding certificate or certificates which prior thereto represented shares of Acquired Corporation Stock who is entitled to receive Buyer’s Common Stock shall be entitled, upon surrender to the Exchange Agent of their certificate or certificates representing shares of Acquired Corporation Stock (or an affidavit or affirmation by such holder of the loss, theft, or destruction of such certificate or certificates in such form as the Exchange Agent may reasonably require and, if Buyer reasonably requires, a bond of indemnity in form and amount, and issued by such sureties, as Buyer may reasonably require), to receive in exchange therefor a certificate or certificates representing the number of whole shares of Buyer’s Common Stock into and for which the shares of Acquired Corporation Stock so surrendered shall have been converted, such certificates to be of such denominations and registered in such names as such holder may reasonably request. Until so surrendered and exchanged, each such outstanding certificate which, prior to the Effective Date, represented shares of Acquired Corporation Stock and which is to be converted into Buyer’s Common Stock shall for all purposes evidence ownership of the Buyer’s Common Stock into and for which such shares shall have been so converted and holders thereof shall have all rights as holders of Buyer’s Common Stock, except that dividends or other distributions with respect to such Buyer’s Common Stock, if any, shall be held by Buyer until the certificates previously representing shares of Acquired Corporation Stock shall have been properly tendered. After the Effective Date, there shall be no transfers on the stock transfer books of Acquired Corporation of shares of Acquired Corporation Stock which were issued and outstanding on the Effective Date and converted pursuant to the provisions hereof. If after the Effective Date certificates are presented for transfer to Acquired Corporation, they shall be canceled and exchanged for the shares of Buyer’s Common Stock deliverable in respect thereof as determined in accordance with the provisions of this paragraph.
     3.3 Fractional Shares. No fractional shares of Buyer’s Common Stock shall be issued, and each holder of shares of Acquired Corporation Stock having a fractional interest arising upon the conversion of such shares into shares of Buyer’s Common Stock shall, at the time of surrender of the certificates previously representing Acquired Corporation Stock, be paid by Buyer an amount in cash, without interest, in an amount equal to such fractional part of a share of Buyer’s Common Stock multiplied by the closing price per share of Buyer’s Common Stock on NASDAQ on the Effective Date.
     3.4 Adjustments. In the event that prior to the Effective Date Buyer’s Common Stock shall be changed into a different number of shares or a different class of shares by reason of any recapitalization or reclassification, stock dividend, combination, stock split, or reverse stock split of the Buyer’s Common Stock, an appropriate and proportionate adjustment shall be made in the number of shares of Buyer’s Common Stock into which the Acquired Corporation Stock shall be converted. In the event that Buyer is acquired by another entity prior to the Effective Date, the compensation paid to stockholders of Acquired Corporation shall be adjusted as necessary to reflect the consideration paid to the stockholders of Buyer.

     3.5 Buyer Stock. The shares of Common Stock of Buyer issued and outstanding immediately before the Effective Date shall continue to be issued and outstanding shares of the Resulting Corporation.
     3.6 Dissenting Stockholder Rights Any stockholder of Acquired Corporation who perfects such stockholder’s dissenters’ rights in accordance with the FBCA shall be entitled to receive from the Resulting Corporation the value of such shares in cash as determined pursuant to the provisions of the FBCA; provided, that no such payment shall be made to any dissenting stockholder unless and until such dissenting stockholder has complied with the applicable provisions of the FBCA and surrendered to the Resulting Corporation the certificate or certificates representing the shares for which payment is being made. If after the Effective Date a dissenting stockholder of Acquired Corporation fails to perfect, or effectively withdraws or loses, his or her right to appraisal and payment for shares of Acquired Corporation Stock, Buyer shall issue and deliver the consideration to which such holder of shares of Acquired Corporation Stock is entitled under Section 3.1(a) (without interest) upon surrender by such holder of the certificate or certificates representing shares of Acquired Corporation Stock held by him or her.
ARTICLE 4
REPRESENTATIONS, WARRANTIES AND COVENANTS OF BUYER
     Buyer represents, warrants and covenants to and with Acquired Corporation as follows:
     4.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Buyer has all requisite power and authority to carry on its business as it is now being conducted and is qualified to do business in every jurisdiction in which the character and location of the Assets owned by it or the nature of the business transacted by it requires qualification or in which the failure to qualify could, individually, or in the aggregate, have a Material Adverse Effect.
     4.2 Capital Stock.
     (a) The authorized capital stock of Buyer consists of (A) 50,000,000 shares of Common Stock, $0.001 par value per share, of which as of December 31, 2006, 34,641,666 shares were validly issued and 34,722,342 shares were outstanding, fully paid and nonassessable under the DGCL and are not subject to preemptive rights (not counting additional shares reserved for issuance pursuant to stock option and other plans and outstanding options issued under such plans or otherwise), and (B) 5,000,000 shares of Convertible Preferred Stock, $0.001 par value per share, none of which is issued and outstanding. The shares of Buyer’s Common Stock to be issued in the Merger are duly authorized and, when so issued, will be validly issued and outstanding, fully paid and nonassessable under the DGCL, will have been registered under the 1933 Act and will have been registered or qualified under the securities laws of all jurisdictions in which such registration or qualification is required, based upon information provided by Acquired Corporation and will be listed and eligible for trading on NASDAQ.
     (b) The authorized capital stock of each Subsidiary of Buyer is validly issued and outstanding, fully paid and nonassessable under the Laws of the jurisdiction in which such Subsidiary is organized, and each Subsidiary is wholly owned, directly or indirectly, by Buyer.

     4.3 Taxes. All Tax returns required to be filed by or on behalf of Buyer have been timely filed (or requests for extensions therefor have been timely filed and granted and have not expired), and all returns filed are complete and accurate in all material respects. All Taxes due and all additional assessments received have been paid, if due and payable. The amounts recorded for Taxes on the balance sheets contained in the reports described in Section 4.14 are, to the Knowledge of Buyer, sufficient in all material respects for the payment of all unpaid federal, state, county, local, foreign or other Taxes (including any interest or penalties) of Buyer accrued for or applicable to the period ended on the dates thereof, and all years and periods prior thereto and for which Buyer may at such dates have been liable in its own right or as transferee of the Assets of, or as successor to, any other corporation or other party. Except as disclosed on Schedule 4.3 to Buyer’s Disclosure Supplement, no audit, examination or investigation is presently being conducted or, to the Knowledge of Buyer, threatened by any taxing authority which is likely to result in a material Tax Liability, no material unpaid Tax deficiencies or additional liabilities of any sort have been proposed by any governmental representative and no agreements for extension of time for the assessment of any material amount of Tax have been entered into by or on behalf of Buyer. To the Knowledge of Buyer, Buyer has withheld from its employees (and timely paid to the appropriate governmental entity) proper and accurate amounts for all periods in material compliance with all Tax withholding provisions of applicable federal, state, foreign and local Laws (including without limitation, income, Social Security and employment Tax withholding for all types of compensation).
     4.4 No Conflict with Other Instrument. The consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of or constitute a Default (without regard to the giving of notice or the passage of time) under any material Contract, indenture, mortgage, deed of trust or other material agreement or instrument to which Buyer or any of its Subsidiaries is a party or by which they or their Assets may be bound; will not conflict with any provision of the certificate of incorporation or bylaws of Buyer or the certificate or articles of incorporation or bylaws of any of its Subsidiaries; and will not violate any provision of any Law, regulation, judgment or decree binding on them or any of their Assets.
     4.5 Absence of Material Adverse Change. Since September 30, 2006, there have been no events, changes or occurrences which have had or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Buyer, except as disclosed in Schedule 4.5 to Buyer’s Disclosure Supplement.
     4.6 Approval of Agreement. The board of directors of Buyer has approved this Agreement and the transactions contemplated by it, and has authorized the execution and delivery by Buyer of this Agreement. This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms. Subject to the matters referred to in Section 8.2, Buyer has full power, authority and legal right to enter into this Agreement and to consummate the transactions contemplated by this Agreement. Buyer has no Knowledge of any fact or circumstance under which the appropriate regulatory approvals required by Section 8.2 will not be granted without the imposition of material conditions or material delays.

     4.7 Tax Treatment. Buyer has no present plan to sell or otherwise dispose of any material portion of the Assets of Acquired Corporation, subsequent to the Merger, and Buyer intends to continue the historic business of Acquired Corporation.
     4.8 Title and Related Matters. Buyer has good and marketable title to all the properties, interests in properties and Assets, real and personal, that are material to the business of Buyer, reflected in the balance sheet dated as of September 30, 2006 in the Buyer SEC Reports, or acquired after the date of such balance sheet (except properties, interests and Assets sold or otherwise disposed of since such date, in the ordinary course of business, or, if other than in the ordinary course of business, of a nature and amount not material to the business of Buyer), free and clear of all mortgages, Liens, pledges, charges or encumbrances except (a) mortgages and other encumbrances referred to in the notes of such balance sheet, (b) liens for current Taxes not yet due and payable and (c) such imperfections of title and easements as do not materially detract from or interfere with the present use of the properties subject thereto or affected thereby, or otherwise materially impair present business operations at such properties. To the Knowledge of Buyer, the material structures and equipment of Buyer comply in all material respects with the requirements of all applicable Laws.
     4.9 Subsidiaries. Each Subsidiary of Buyer has been duly incorporated and is validly existing as a corporation in good standing under the Laws of the jurisdiction of its incorporation and each Subsidiary has been duly qualified as a foreign corporation to transact business and is in good standing under the Laws of each other jurisdiction in which it owns or leases properties, or conducts any business so as to require such qualification and in which the failure to be duly qualified could have a Material Adverse Effect upon Buyer and its Subsidiaries considered as one enterprise; the federal savings bank Subsidiary of Buyer has its deposits fully insured by the Federal Deposit Insurance Corporation to the extent provided by the Federal Deposit Insurance Act; and the businesses of the non-bank Subsidiaries of Buyer are permitted to subsidiaries of registered thrift holding companies.
     4.10 Contracts. Neither Buyer nor any of its Subsidiaries is in violation of its respective certificate or articles of incorporation or bylaws or in Default in the performance or observance of any material obligation, agreement, covenant or condition contained in any Contract, indenture, mortgage, loan agreement, note, lease or other instrument to which it is a party or by which it or its property may be bound, except for such Defaults, if any, as would not, individually or in the aggregate, have a Material Adverse Effect upon Buyer.
     4.11 Litigation. Except as disclosed in Schedule 4.11 to Buyer’s Disclosure Supplement, there is no Litigation before or by any court or Agency, domestic or foreign, now pending, or, to the Knowledge of Buyer, threatened against or affecting Buyer or any of its Subsidiaries (nor does Buyer have knowledge of any facts which could give rise to any such Litigation) which is reasonably likely to have any Material Adverse Effect or prospective Material Adverse Effect, or which is reasonably likely to materially affect or delay the consummation of the transactions contemplated by this Agreement; and all pending legal or governmental proceedings to which Buyer or any Subsidiary is a party or of which any of their properties is the subject, including ordinary routine litigation incidental to the business, are, considered in the aggregate not material.

     4.12 Compliance. Except as disclosed in Schedule 4.12 to Buyer’s Disclosure Supplement, to the Knowledge of Buyer, Buyer and its Subsidiaries have complied in all material respects with all material applicable Laws and Regulations including without limitation those imposing Taxes and those related to consumer finance, commercial banking, and the sale of non-deposit investment and insurance products, of any applicable jurisdiction and of all states, municipalities, other political subdivisions and Agencies, in respect of the ownership of its Assets and the conduct of its business, except where such noncompliance would not have a Material Adverse Effect on the Buyer and its Subsidiaries as a whole.
     4.13 Registration Statement. None of the information supplied or to be supplied by Buyer for inclusion in the Registration Statement to be filed by Buyer with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by Buyer to Acquired Corporation’s stockholders in the proxy statement/prospectus used in connection with the Stockholders Meeting, and any other documents to be filed by Buyer with the SEC, or any other Agency in connection with the transactions contemplated hereby will, at the respective time such documents are filed and with respect to the Acquired Corporation Proxy Statement, when first mailed to the stockholders of Acquired Corporation, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, not misleading, or in the case of the Acquired Corporation Proxy Statement or any amendment thereof or supplement thereto, at the time of the Acquired Corporation Stockholders Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders Meeting.

     4.14 SEC Filings and Financial Statements; NASDAQ. (a) Since December 31, 2003, Buyer has filed all forms, reports and documents with the SEC required to be filed by it pursuant to the federal securities Laws and SEC rules and regulations thereunder (the “Buyer SEC Reports”), each of which complied as to form, at the time such form, report or document was filed (and subject to any subsequent amendments thereto), in all material respects with the applicable requirements of the 1933 Act, the 1934 Act and the applicable rules and regulations thereunder. To the Knowledge of Buyer, each member of Buyer’s board of directors has filed all forms, reports and documents with the SEC required to be filed by him pursuant to the federal securities Laws and SEC rules and regulations thereunder. As of their respective dates, none of the Buyer SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each of the balance sheets in the Buyer SEC Reports (including the related notes and schedules, and subject to any subsequent amendments to such Buyer SEC Reports) fairly presents the financial condition of the entity or entities to which it relates for the periods set forth therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments that are not material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein. Buyer has no material obligations or liabilities (contingent or otherwise) except as disclosed in the Buyer SEC Reports. For purposes of this paragraph, “material” shall have the meaning of such term as defined under the 1933 Act, the 1934 Act and the rules promulgated thereunder.
     (b) Since December 31, 2003, Buyer has filed all forms, reports and documents with NASDAQ required to be filed by it pursuant to the requirements of NASDAQ (the “NASDAQ Reports”), each of which complied as to form, at the time such form, report or document was filed (and subject to any subsequent amendments thereto), in all material respects with the applicable requirements of NASDAQ. As of their respective dates, none of the NASDAQ Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Buyer is in material compliance with all rules and requirements of NASDAQ applicable to it.

     4.15 Form S-4. The conditions for use of a registration statement on SEC Form S-4 set forth in the General Instructions on Form S-4 will be satisfied with respect to Buyer and the Registration Statement.
     4.16 Brokers. Except for services provided by Sandler O’Neill & Partners, L.P., which have been retained by Buyer and the arrangements with which, including fees, have been disclosed to Acquired Corporation prior to the date hereof, all negotiations relative to this Agreement and the transactions contemplated by this Agreement have been carried on by Buyer directly with Acquired Corporation and without the intervention of any other person, either as a result of any act of Buyer or otherwise in such manner as to give rights to any valid claim against Buyer for finder’s fees, brokerage commissions or other like payments.
     4.17 Government Authorization. Buyer and its Subsidiaries have all Permits that are or will be legally required to enable Buyer or any of its Subsidiaries to conduct their businesses in all material respects as now conducted by each of them.
     4.18 Absence of Regulatory Communications. Except as disclosed in Schedule 4.18 to Buyer’s Disclosure Supplement, neither Buyer nor any of its Subsidiaries is subject to, or has received during the past three years, any written communication directed specifically to it from any Agency to which it is or has been subject or pursuant to which such Agency has imposed or has indicated it is reasonably likely to impose any material restrictions on the operations of it or the business conducted by it or taken any other action with respect to Buyer or any of its Subsidiaries which has had or is reasonably likely to have a Material Adverse Effect upon Buyer and its Subsidiaries taken as a whole.
     4.19 Disclosure. No representation or warranty, or any statement or certificate furnished or to be furnished to Acquired Corporation by Buyer, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained in this Agreement or in any such statement or certificate not misleading.
     4.20 Absence of Certain Changes or Events. Except as disclosed in Schedule 4.20 to Buyer’s Disclosure Supplement, since September 30, 2006, neither Buyer nor any of its Subsidiaries has
     (a) issued, delivered or agreed to issue or deliver any stock, bonds or other corporate securities (whether authorized and unissued or held in the treasury) except shares of common stock issued upon the exercise of existing options to purchase shares of Buyer’s common stock under its Third Amended and Restated 1998 Stock Option Plan;
     (b) borrowed or agreed to borrow any funds or incurred, or become subject to, any Liability (absolute or contingent) except borrowings, obligations (including purchase of federal funds) and Liabilities incurred in the ordinary course of business and consistent with past practice;
     (c) paid any material obligation or Liability (absolute or contingent) other than current Liabilities shown on the September 30, 2006 balance sheet in the Buyer SEC Reports and current Liabilities incurred since that date in the ordinary course of business and consistent with past practice;

     (d) declared or made, or agreed to declare or make, any payment of dividends or distributions of any Assets of any kind whatsoever to stockholders, or purchased or redeemed, or agreed to purchase or redeem, directly or indirectly, or otherwise acquire, any of its outstanding securities;
     (e) except in the ordinary course of business, sold or transferred, or agreed to sell or transfer, any of its Assets, or canceled, or agreed to cancel, any debts or claims;
     (f) except in the ordinary course of business, entered or agreed to enter into any agreement or arrangement granting any preferential rights to purchase any of its Assets, or requiring the consent of any party to the transfer and assignment of any of its Assets;
     (g) suffered any Losses or waived any rights of value which in either event in the aggregate are material considering Buyer’s business as a whole, except as are disclosed in Schedule 4.20 of Buyer’s Disclosure Supplement;
     (h) except in the ordinary course of business or as disclosed in Schedule 4.20(h) to Buyer’s Disclosure Supplement, made or permitted any amendment or termination of any Contract, agreement or license to which it is a party if such amendment or termination is material considering Buyer’s business as a whole;
     (i) except in accordance with Buyer’s normal and usual practice, or as required by Law or by Contract, or as noted in Schedule 4.20(i) to Buyer’s Disclosure Supplement, made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee;
     (j) except in accordance with normal and usual practice, increased the rate of compensation payable to or to become payable to any of its officers or employees or made any material increase in any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement or other employee benefit plan, payment or arrangement made to, for or with any of its officers or employees;
     (k) received notice that any of its substantial customers has terminated or intends to terminate its relationship, which termination would have a Material Adverse Effect;
     (l) failed to operate its business in the ordinary course (other than this Agreement and the transactions contemplated hereby) so as to preserve its business intact and to preserve the goodwill of its customers and others with whom it has business relations;
     (m) entered into any other transaction other than in the ordinary course of business; or
     (n) agreed, in writing or otherwise, to take any action described in clauses (a) through (m) above.
     Between the date hereof and the Effective Date, Buyer will not do any of the things listed in clauses (a) through (n) of this Section 4.20 if such action would have a Material Adverse Effect on Buyer and its Subsidiaries taken as a whole.

     4.21 Commitments. Buyer has disclosed in the Exhibits to its annual report on Form 10-K for the year ended December 31, 2005, or in the Exhibits to any subsequently filed quarterly report on Form 10-Q or current report on Form 8-K, all “material contracts” required to be disclosed pursuant to Item 601(b)(10) of Regulation S-K under the 1933 Act.
     4.22 Charter and Bylaws. Schedule 4.22 to Buyer’s Disclosure Supplement contains true and correct copies of the certificate of incorporation or articles of incorporation and bylaws of Buyer and Superior Bank including all amendments thereto, as currently in effect. There will be no changes in such certificates or articles of incorporation or bylaws prior to the Effective Date without the prior written consent of Acquired Corporation.
     4.23 Material Contract Defaults. Except as disclosed on Schedule 4.23 to Buyer’s Disclosure Supplement, neither Buyer nor any of its Subsidiaries is in Default in any material respect under the terms of any material Contract which has or is reasonably likely to have a Material Adverse Effect on Buyer and its Subsidiaries taken as a whole, and, to the Knowledge of Buyer, there is no event which, with notice or lapse of time, or both, may be or become an event of Default under any such material Contract that is reasonably likely to have such a Material Adverse Effect in respect of which adequate steps have not been taken to prevent such a Default from occurring.
     4.24 Insurance. Each of the Buyer and its Subsidiaries has in effect insurance coverage and bonds with reputable insurers which, in respect to amounts, types and risks insured, management of Buyer reasonably believes to be adequate for the type of business conducted by such company, and all of which are identified on Schedule 4.24 to Buyer’s Disclosure Supplement. Neither Buyer nor any of its Subsidiaries is liable for any material retroactive premium adjustment. All insurance policies and bonds are valid, enforceable and in full force and effect, and neither Buyer nor any of its Subsidiaries has received any notice of any material premium increase or cancellation with respect to any of its insurance policies or bonds. Within the last three years, neither Buyer nor any of its Subsidiaries has been refused any insurance coverage which it has sought or applied for, and it has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums that do not result from any extraordinary loss experience. All policies of insurance presently held or policies containing substantially equivalent coverage, to the extent available generally in the market without material increase in cost or change in coverage, will be outstanding and in full force with respect to each of Buyer and its Subsidiaries at all times from the date hereof to the Effective Date.
     4.25 Pension and Employee Benefit Plans.
     (a) The following representations pertain to “employee benefit plans” as defined by Section 3(3) of ERISA (whether or not such plans are subject to ERISA), and all bonus, incentive compensation, deferred compensation, profit sharing, stock option, restricted stock, stock appreciation right, stock bonus, stock purchase, supplemental retirement, life insurance, or any other employee benefit plans, programs or arrangements (whether written or oral, qualified or nonqualified), and all employment, consulting, retention, termination, severance or other contracts or arrangements, whether legally enforceable or not, and any trust, escrow or other agreement related thereto, to which Buyer or any ERISA Affiliate thereof is a party which (i) is now or was for the last six (6) years maintained or contributed to by Buyer or an ERISA Affiliate thereof (as hereinafter defined), or (ii) with respect to which Buyer or any ERISA Affiliate thereof has any obligations to any current or former officer, employee, consultant or independent contractor, leased employee or the dependents of any thereof, regardless of whether funded, or (iii) which could result in the imposition of any liability or obligation of any kind or nature, and whether or not now due or to become due to Buyer or any ERISA Affiliate thereof (all of the above shall be collectively referred to as the “ Buyer Employee Plans”).
     (b) [Reserved]
     (c) Except as set forth in Schedule 4.25(c) to Buyer’s Disclosure Supplement, neither Buyer nor any ERISA Affiliate has been liable at any time for contributions to (i) a plan or program that is, or has been at any time, subject to Section 412 of the Code, Section 302 of ERISA and/or Title IV of ERISA or (ii) a “multiemployer plan” (as defined in Section 3(39) of ERISA). Schedule 4.25(c) to Buyer’s Disclosure Supplement also indicates whether (i) any Buyer Employee Plan has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA, (ii) Buyer or any ERISA Affiliate has an outstanding funding waiver, (iii) Buyer or any ERISA Affiliate is required to provide security for any Employee Plan pursuant to Section 401(a)(29) of the Code or (iv) if, and to the extent, any unfunded liabilities (past, present or future) exist with respect to any Buyer Employee Plan.
     (d) Except as set forth in Schedule 4.25(d) to Buyer’s Disclosure Supplement, the form and operation of all Buyer Employee Plans are in all material respects in compliance with the applicable provisions of ERISA, the Code, and any other applicable laws, including the Americans with Disabilities Act of 1990, the Family Medical Leave Act of 1993 and the Health Insurance Portability and Accountability Act of 1996, and such Buyer Employee Plans have been operated in all material respects in compliance with such laws and the written Buyer Employee Plan documents. To the Knowledge of Buyer, neither Buyer nor any fiduciary of a Buyer Employee Plan has violated the requirements of Section 404 of ERISA with respect to any Buyer Employee Plan. All required reports (including IRS Form 5500 annual reports and summary annual reports) have been (when required) timely filed with the IRS and the United States Department of Labor (the “DOL”). To the Knowledge of Buyer, all summary plan descriptions and summaries of material modifications and other notices required by ERISA or the Code with respect to the Buyer Employee Plans have been timely distributed as required to all participants, alternate payees and beneficiaries, and all such summary plan descriptions, summaries of material modifications and other notices have complied and currently comply with applicable Law and are consistent with the terms and provisions of the corresponding written Buyer Employee Plan documents. To the Knowledge of Buyer, there have been no prohibited transactions with respect to the Buyer Employee Plans that will or could reasonably likely result in a Material Adverse Effect on Buyer and its Subsidiaries taken as a whole. Any contributions, including salary deferrals, required to be made under the terms of any of the Buyer Employee Plans by Buyer as of the Effective Date of the Merger have been timely made.

     (e) Each Buyer Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, and Buyer is not aware of any circumstances that will or could reasonably result in revocation of any such favorable determination letter. Each trust created under any Buyer Employee Plan has been determined to be exempt from taxation under Section 501(a) of the Code, and to the Knowledge of Buyer there are no circumstances that will or could reasonably result in a revocation of such exemption. Each Buyer Employee Plan that is an employee welfare benefit plan (as defined in Section 3(1) of ERISA) that utilizes a funding vehicle described in Section 501(c)(9) of the Code or is subject to the provisions of Section 505 of the Code has been the subject of a notification by the IRS that such funding vehicle qualifies for tax-exempt status under Section 501(c)(9) of the Code or that the Buyer Employee Plan complies with Section 505 of the Code, unless the IRS does not, as a matter of policy, issue such notification with respect to the particular type of funding vehicle. With respect to each Buyer Employee Plan, to the Knowledge of Buyer no event has occurred or condition exists that will or could give rise to a loss of any intended tax consequence or to any tax under Section 511 of the Code.
     (f) Except as disclosed on Schedule 4.25(f) of Buyer’s Disclosure Supplement, there are no pending claims, lawsuits or actions relating to any Buyer Employee Plan (other than ordinary course claims for benefits) and, to the best knowledge of Buyer, none are threatened.
     (g) No written or oral representations have been made, and no Buyer Employee Plans provide, for the continuation of medical, dental, life or disability insurance coverage for any period of time beyond the earlier of (i) the end of the current plan year, or (ii) the termination of employment (except to the extent of coverage required under COBRA), except as provided in any Contracts disclosed in Buyer’s Disclosure Supplement.
     (h) Except as disclosed on Schedule 4.25(h) of Buyer’s Disclosure Supplement and except for the possibility of full vesting of plan account balances which may be necessitated by Section 411(d)(3) of the Code in order for tax-qualified status to be retained, the consummation of the transactions contemplated by this Agreement will not accelerate the time of vesting, of payment, or increase the amount, of compensation to any employee, officer, former employee or former officer of Buyer or any ERISA Affiliate.
     (i) Buyer and any ERISA Affiliate thereof have at all times complied and currently comply in all material respects with the applicable continuation requirements for their group health plans, including (1) Section 4980B of the Code and Sections 601 through 608, inclusive, of ERISA, which provisions are referred to collectively as “COBRA” and (2) any applicable state statutes mandating health insurance continuation coverage for employees.
     (j) Except as disclosed in Schedule 4.25(j) to Buyer’s Disclosure Supplement, neither Buyer nor any ERISA Affiliate has incurred any liability to the DOL, the Pension Benefit Guaranty Corporation (the “PBGC”) or the IRS in connection with any of the Buyer Employee Plans, and, to the Knowledge of Buyer, except as disclosed in Schedule 4.25(j) to Buyer’s Disclosure Supplement, no condition exists that presents a risk to Acquired Buyer or any ERISA Affiliate of incurring any liability to the DOL, the PBGC or the IRS.

     (k) For the purpose of this Section 4.25, the term “ERISA Affiliate” shall mean (i) any related company or trade or business that is required to be aggregated with Buyer under Code Sections 414(b), (c), (m) or (o); (ii) any other company, entity or trade or business that has adopted or has ever participated in any Buyer Employee Plan; and (iii) any predecessor or successor company or trade or business of Buyer or any entity described in this Section 4.25(k).
     (l) Buyer and any ERISA Affiliate have properly classified individuals providing services to such entities as independent contractors or employees, as the case may be for purposes of eligibility to participate in the Buyer Employee Plans and such classifications have not been challenged by the IRS.
     (m) Except as disclosed in Schedule 4.25(m) to the Buyer’s Disclosure Supplement, no lien, security interests or other encumbrances exist with respect to any of the assets of Buyer or any ERISA Affiliate that were imposed pursuant to the terms of the Code or ERISA and, to the Knowledge of Buyer, no condition exists or could occur that would result in the imposition of such liens, security interests or encumbrances arising from or relating to the Buyer Employee Plans.
     (n) [Reserved]
     (o) To the Knowledge of Buyer, Buyer is not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it or any other amounts required to be reimbursed to such employees (including accrued paid time off, accrued vacation, accrued sick leave and other benefits) or in the payment to the appropriate governmental authority of all required taxes, insurance, social security and withholding thereon; and as of the Effective Date of the Merger, Buyer will not have an obligation or liability to any of its employees or to any governmental authority for any such matters.
     4.26 [Reserved]
     4.27 Regulatory Approvals. Buyer has no Knowledge of any reason why all requisite regulatory approvals regarding the Merger should not or cannot be obtained.
     4.28 Loans; Adequacy of Allowance for Loan Losses. All reserves for loan losses shown on the September 30, 2006 financial statements of Buyer in the Buyer SEC Reports are adequate (within the meaning of GAAP and applicable regulatory guidelines) in all material respects. Buyer has no Knowledge of any fact which is likely to require a future material increase in the provision for loan losses or a material decrease in the loan loss reserve reflected in the most recent financial statements contained in Buyer’s SEC Reports. Each loan reflected as an Asset on the financial statements of Buyer is the legal, valid and binding obligation of the obligor of each loan, enforceable in accordance with its terms subject to the effect of bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors’ rights generally and to general equitable principles and complies with all Laws to which it is subject. Buyer does not have in its portfolio any loan exceeding its legal lending limit, and except as disclosed to Acquired Corporation, to the Knowledge of Acquired Corporation, it has no material loans that are delinquent in payment for more than 30 days, substandard, doubtful, loss, or nonperforming.

     4.29 Environmental Matters. Buyer and each of its Subsidiaries are in material compliance with all Environmental Laws, and Buyer has no Knowledge that Buyer or any of its Subsidiaries has not complied with all regulations and requirements promulgated by the Occupational Safety and Health Administration that are applicable to Buyer or any of its Subsidiaries, except, in each case, where such noncompliance has not had or is not reasonably likely to have a Material Adverse Effect on Buyer and its Subsidiaries taken as a whole. To the Knowledge of Buyer, there is no Litigation pending or threatened with respect to any violation or alleged violation of the Environmental Laws. To the Knowledge of Buyer, with respect to Assets of Buyer or any of its Subsidiaries, including any Loan Property of any material loan, (a) there has been no spillage, leakage, contamination or release of any substances for which the appropriate remedial action has not been completed; (b) no owned or leased property is contaminated with or contains any hazardous substance or waste; and (c) there are no underground storage tanks on any premises owned or leased by Buyer or any of its Subsidiaries, where in the case of each of clause (a) and (b) any such condition or occurrence has had or is reasonably likely to have a Material Adverse Effect on Buyer and its Subsidiaries taken as a whole.
     4.30 Collective Bargaining; Labor Disputes. To the Knowledge of Buyer, Buyer and each of its Subsidiaries is in material compliance with all federal and state laws respecting employment and employment practices, terms and conditions of employment, wages and hours. Neither Buyer nor any of its Subsidiaries is or has been engaged in any unfair labor practice, and, to the Knowledge of Buyer, no unfair labor practice complaint against Buyer or any of its Subsidiaries is pending before the National Labor Relations Board. Relations between management of Buyer and its Subsidiaries and the employees are amicable and there have not been, nor to the Knowledge of Buyer, are there presently, any attempts to organize employees, nor to the Knowledge of Buyer, are there plans for any such attempts. There are no labor contracts, collective bargaining agreements, letters of undertakings or other arrangements, formal or informal, between Buyer and any union or labor organization covering any employees of Buyer and its Subsidiaries and none of said employees are represented by any union or labor organization.
     4.31 Derivative Contracts. Except as disclosed in Section 4.31 to Buyer’s Disclosure Supplement or as entered into in the ordinary course of business subsequent to the date hereof, neither Buyer nor any of its Subsidiaries is a party to or has agreed to enter into a swap, forward, future, option, cap, floor or collar financial contract, or any other interest rate or foreign currency protection contract or derivative security (“Derivative Contract”) not included in Buyer’s September 30, 2006 financial statements in the Buyer SEC Reports (including various combinations thereof). With respect to all agreements currently outstanding pursuant to which Buyer or any of its Subsidiaries has purchased securities subject to an agreement to resell, Buyer or such Subsidiary has a security interest in the securities or other collateral securing such agreement, and the value of such collateral at the date such agreement was entered into equals or exceeds the amount of the debt secured thereby. Neither Buyer nor any of its Subsidiaries has pledged collateral in excess of the amount required under any interest rate swap, repurchase agreement, Derivative Contract or other similar agreement currently outstanding.

     4.32 Accounting, Tax and Regulatory Matters. Neither Buyer nor any of its Subsidiaries has taken any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions provided for herein, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Code, or (ii) materially impede or delay receipt of any Consents of Agencies referred to in subsection 8.2 of this Agreement.
     4.33 Opinion of Counsel. Buyer has no Knowledge of any facts that would preclude issuance of the opinion of counsel referred to in Section 9.4.
     4.34 Transactions with Management. Buyer has disclosed in Buyer’s proxy statement dated April 17, 2006 with respect to its regular 2006 annual meeting of stockholders all matters required to be disclosed pursuant to Item 404 of Regulation S-K under the 1933 Act, “Certain Relationships and Related Transactions”.
     4.35 Accounting Controls. Buyer and its Subsidiaries have devised and maintained systems of internal accounting control sufficient to provide reasonable assurances that: (i) all material transactions are executed in accordance with general or specific authorization of the Board of Directors of Buyer and the duly authorized executive officers of Buyer or the applicable Subsidiary of Buyer; (ii) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP with respect to Buyer or the applicable Subsidiary of Buyer or any other criteria applicable to such financial statements, and to maintain proper accountability for items therein; (iii) access to the material Assets of Buyer and its Subsidiaries is permitted only in accordance with general or specific authorization of the Board of Directors of Buyer and the duly authorized executive officers; and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate actions taken with respect to any differences.
     4.36 Deposit Insurance. The deposit accounts of Superior Bank are insured by the FDIC in accordance with the provisions of the FDIC Act. Superior Bank has paid all regular premiums and special assessments and filed all reports required under the FDIC Act.
     4.37 Intellectual Property. Each of Buyer and its Subsidiaries owns or possesses licenses or other rights to use all material patents, copyrights, trade secrets, trade names, service marks, trademarks, computer software and other intellectual property used in its business; and none of Buyer or its Subsidiaries has received any notice of any Litigation that is pending or threatened, which challenge the right of Buyer and its Subsidiaries to the ownership or use of such. Each of Buyer and its Subsidiaries has taken reasonable precautions to safeguard its trade secrets from disclosure to third-parties.
ARTICLE 5
REPRESENTATIONS, WARRANTIES AND COVENANTS OF ACQUIRED
CORPORATION
     Acquired Corporation represents, warrants and covenants to and with Buyer, as follows:

     5.1 Organization. Acquired Corporation is a Florida corporation, and the Bank is a Florida state-chartered bank. Each is duly organized, validly existing and in good standing under the respective Laws of its jurisdiction of incorporation and has all requisite power and authority to carry on its business as it is now being conducted and is qualified to do business in every jurisdiction in which the character and location of the Assets owned by it or the nature of the business transacted by it requires qualification or in which the failure to qualify could, individually, or in the aggregate, have a Material Adverse Effect.
     5.2 Capital Stock. As of December 31, 2006, the authorized capital stock of Acquired Corporation consisted of (A) 9,000,000 shares of common stock, $0.01 par value per share, 2,290,696 shares of which were issued and outstanding at such date, and (B) 1,000,000 shares of Preferred Stock, no par value per share, none of which was issued and outstanding at such date. All of such shares which are outstanding are validly issued, fully paid and nonassessable under the FBCA and not subject to preemptive rights. As of December 31, 2006, Acquired Corporation had 107,201 shares of its common stock subject to exercise at any time pursuant to outstanding stock options under its stock option plans or pursuant to outstanding warrants. Except for the foregoing, Acquired Corporation does not have any other arrangements or commitments obligating it to issue shares of its capital stock or any securities convertible into or having the right to purchase shares of its capital stock, including the grant or issuance of Acquired Corporation Options.
     5.3 Subsidiaries. Acquired Corporation has no direct Subsidiaries other than the Bank and the Subsidiaries shown on Schedule 5.3 to Acquired Corporation’s Disclosure Supplement. Acquired Corporation owns all of the issued and outstanding capital stock of the Bank and its other Subsidiaries, including without limitation the Trust, free and clear of any liens, claims or encumbrances of any kind. All of the issued and outstanding shares of capital stock of the Subsidiaries have been validly issued and are fully paid and non-assessable. As of December 31, 2006, there were 3,000,000 shares of the common stock, par value $5.00 per share, authorized of the Bank, 762,156 of which were issued and outstanding and wholly owned by Acquired Corporation, and no shares of preferred stock. The Bank has no arrangements or commitments obligating it to issue shares of its capital stock or any securities convertible into or having the right to purchase shares of its capital stock. There are no arrangements or commitments relating to the rights of any Acquired Corporation Company to vote or dispose of any shares of the capital stock of any Acquired Corporation Company.
     5.4 Financial Statements. Acquired Corporation has delivered to Buyer copies of the following financial statements of Acquired Corporation:
     (i) Consolidated statements of financial condition as of December 31, 2004 and 2005 and September 30, 2006;
     (ii) Consolidated statements of income for each of the two years ended December 31, 2004 and 2005 and the quarter ended September 30, 2006;
     (iii) Consolidated statements of stockholders’ equity for each of the two years ended December 31, 2004 and 2005 and the quarter ended September 30, 2006; and

     (iv) Consolidated statements of cash flows for the two years ended December 31, 2004 and 2005 and the quarter ended September 30, 2006.
     All of the foregoing financial statements are in all material respects in accordance with the books and records of Acquired Corporation and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, except for changes required by GAAP, all as more particularly set forth in the notes to such statements. Each of such financial statements presents fairly as of its date the financial condition and results of operations of Acquired Corporation for the year then ended. Except as and to the extent reflected or reserved against in such financial statements (including the notes thereto), Acquired Corporation did not have, as of the date of such financial statements, any material Liabilities or obligations (absolute or contingent) of a nature customarily reflected in financial statements or the notes thereto. For purposes of this paragraph, “material” shall have the meaning of such term as defined under the 1933 Act, the 1934 Act and the rules promulgated thereunder.
     5.5 Absence of Certain Changes or Events. Except as set forth on Schedule 5.5 to Acquired Corporation’s Disclosure Supplement, since September 30, 2006, no Acquired Corporation Company has
     (a) issued, delivered or agreed to issue or deliver any stock, bonds or other corporate securities (whether authorized and unissued or held in the treasury) except shares of common stock issued upon the exercise of existing Acquired Corporation Options;
     (b) borrowed or agreed to borrow any funds or incurred, or become subject to, any Liability (absolute or contingent) except borrowings, obligations (including purchase of federal funds) and Liabilities incurred in the ordinary course of business and consistent with past practice;
     (c) paid any material obligation or Liability (absolute or contingent) other than current Liabilities reflected in or shown on the most recent balance sheet referred to in Section 5.4 and current Liabilities incurred since that date in the ordinary course of business and consistent with past practice;
     (d) except as necessary in order to enable Acquired Corporation to pay the dividend contemplated by Section 6.2(k) hereof or for any Acquired Corporation Company to pay dividends to enable Acquired Corporation to meet its obligations as they come due, declared or made, or agreed to declare or make, any payment of dividends or distributions of any Assets of any kind whatsoever to stockholders, or purchased or redeemed, or agreed to purchase or redeem, directly or indirectly, or otherwise acquire, any of its outstanding securities;
     (e) except in the ordinary course of business, sold or transferred, or agreed to sell or transfer, any of its Assets, or canceled, or agreed to cancel, any debts or claims;
     (f) except in the ordinary course of business, entered or agreed to enter into any agreement or arrangement granting any preferential rights to purchase any of its Assets, or requiring the consent of any party to the transfer and assignment of any of its Assets;

     (g) suffered any Losses or waived any rights of value which in either event in the aggregate are material considering its business as a whole;
     (h) except in the ordinary course of business, made or permitted any amendment or termination of any Contract, agreement or license to which it is a party if such amendment or termination is material considering its business as a whole;
     (i) except in accordance with normal and usual practice or as required by Law or Contract, made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee;
     (j) except in accordance with normal and usual practice, increased the rate of compensation payable to or to become payable to any of its officers or employees or made any material increase in any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement or other employee benefit plan, payment or arrangement made to, for or with any of its officers or employees;
     (k) as of December 31, 2006, received notice that any of its substantial customers has terminated or intends to terminate its relationship, which termination would have a Material Adverse Effect;
     (l) failed to operate its business in the ordinary course (other than this Agreement and the transactions contemplated hereby) so as to preserve its business intact and to preserve the goodwill of its customers and others with whom it has business relations;
     (m) entered into any other transaction other than in the ordinary course of business; or
     (n) agreed, in writing or otherwise, to take any action described in clauses (a) through (m) above.
     Between the date hereof and the Effective Date, no Acquired Corporation Company, without the express written approval of Buyer, will do any of the things listed in clauses (a) through (n) of this Section 5.5 except as permitted therein or as contemplated in this Agreement, or disclosed in the Acquired Corporation Disclosure Supplement and no Acquired Corporation Company will enter into or amend any material Contract wherein either the Acquired Corporation Company has an obligation to pay or the other party thereto has an obligation to provide goods or services, in either case in excess of $50,000 during the term thereof, other than Loans or renewals thereof entered into in the ordinary course of business, without the express written consent of Buyer.
     5.6 Title and Related Matters.
     (a) Title. Each Acquired Corporation Company has good and marketable title to all Assets that are material to the business of the Acquired Corporation Companies taken as a whole, reflected in the most recent financial statements referred to in Section 5.4, or acquired after the date of such financial statement (except Assets sold or otherwise disposed of since such date, in the ordinary course of business or as disclosed in the Acquired Corporation Disclosure Supplement),

free and clear of all mortgages, Liens, pledges, charges or encumbrances except (i) mortgages and other encumbrances referred to in the notes to such balance sheet, (ii) Liens for current Taxes not yet due and payable and (iii) such imperfections of title and easements as do not materially interfere with the present use of the properties subject thereto or affected thereby, or otherwise materially impair present business operations at such properties. To the Knowledge of Acquired Corporation, the material structures and equipment of each Acquired Corporation Company comply in all material respects with the requirements of all applicable Laws.
     (b) Leases. Schedule 5.6(b) to Acquired Corporation’s Disclosure Supplement sets forth a list and description of all real and personal property owned or leased by any Acquired Corporation Company, either as lessor or lessee, all of which are in full force and effect and under which no breach or Default on the part of such Acquired Corporation Company or, to the Knowledge of Acquired Corporation, any other party has occurred or is continuing.
     (c) Depreciation Schedule. Schedule 5.6(c) to Acquired Corporation’s Disclosure Supplement sets forth a depreciation schedule for financial reporting purposes of each Acquired Corporation Company’s fixed Assets as of September 30, 2006.
     (d) Computer Hardware and Software. Schedule 5.6(d) to Acquired Corporation’s Disclosure Supplement contains a description of all material agreements relating to data processing computer software and hardware now being used in the business operations of any Acquired Corporation Company. Acquired Corporation has no Knowledge of any defects, irregularities or problems with any of its computer hardware or software which renders such hardware or software unable to reasonably perform the tasks and functions to be performed by them in the business of any Acquired Corporation Company. Except as set forth in Schedule 5.6(d) to Acquired Corporation’s Disclosure Supplement, each applicable Acquired Corporation Company owns or has the uncontested right, and after the Effective Date will continue to own or have the uncontested right, to use all such computer software and hardware.
     (e) Bank Owned Life Insurance. Schedule 5.6(e) sets forth the insurance policies owned by Acquired Corporation or an Acquired Corporation Company insuring the lives of certain of its officers. The premiums for each such policy have been paid in full and Acquired Corporation or an Acquired Corporation Company is both the legal owner and beneficiary of each such policy. Neither Acquired Corporation nor any Acquired Corporation Company has Knowledge of any misrepresentation in the application for such policies or any other reason why such policies would not be valid and binding on the insurers who issued the policies.

     5.7 Commitments. Except as set forth in Schedule 5.7 to Acquired Corporation’s Disclosure Supplement or in the most recent financial statements referred to in Section 5.4, no Acquired Corporation Company is a party to any oral or written (i) Contracts for the employment of any officer or employee which is not terminable on 30 days’ (or less) notice, (ii) profit sharing, bonus, deferred compensation, savings, stock option, severance pay, pension or retirement plan, agreement or arrangement, (iii) loan agreement, indenture or similar agreement relating to the borrowing of money by such party, except for such agreements for borrowing made in the ordinary course of business , (iv) guaranty of any obligation for the borrowing of money or otherwise, excluding guaranties made in the ordinary course of business, (v) consulting Contracts, (vi) collective bargaining agreement, (vii) agreement with any present or former officer, director or shareholder of such party, or (viii) any Contract (A) which limits the freedom of the Acquired Corporation Companies to compete in any line of business or with any Person or (B) which limits the freedom of any other Person to compete in any line of business with any Acquired Corporation Company, or (ix) other Contract, agreement or commitment which involves the payment by any Acquired Corporation Company of amounts aggregating $50,000 or more in any twelve-month period or is otherwise material to the business, operations, prospects or Assets or to the condition, financial or otherwise, of any Acquired Corporation Company. Complete and accurate copies of all Contracts, plans and other items so listed will be made available to Buyer for inspection and copying.
     5.8 Charter and Bylaws. Schedule 5.8 to Acquired Corporation’s Disclosure Supplement contains true and correct copies of the certificate of incorporation or articles of incorporation and bylaws of each Acquired Corporation Company, including all amendments thereto, as currently in effect. There will be no changes in such articles of incorporation or bylaws prior to the Effective Date without the prior written consent of Buyer which will not be unreasonably withheld.

     5.9 Litigation; Compliance with Laws. Except as described in Schedule 5.9 of the Acquired Corporation’s Disclosure Supplement, there is no Litigation (whether or not purportedly on behalf of Acquired Corporation) pending or, to the Knowledge of Acquired Corporation, threatened against or affecting any Acquired Corporation Company (nor does Acquired Corporation have Knowledge of any facts which are reasonably likely to give rise to any such Litigation) at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or before any arbitrator of any kind, which is reasonably likely to result in any judgment or Liability not fully covered by insurance in excess of a reasonable deductible amount or which may have a Material Adverse Effect on the Acquired Corporation Companies as a whole, and no Acquired Corporation Company is in Default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental department, commission, board, bureau, agency or instrumentality, which Default would have a Material Adverse Effect on the Acquired Corporation Companies as a whole. Except as disclosed in Schedule 5.9 to Acquired Corporation’s Disclosure Supplement, to the Knowledge of Acquired Corporation, each Acquired Corporation Company has complied in all material respects with all material applicable Laws and Regulations including without limitation those imposing Taxes and those related to consumer finance, commercial banking, and the sale of non-deposit investment and insurance products, of any applicable jurisdiction and of all states, municipalities, other political subdivisions and Agencies, in respect of the ownership of its Assets and the conduct of its business, except where such noncompliance would not have a Material Adverse Effect on the Acquired Corporation Companies as a whole.
     5.10 Material Contract Defaults. Except as disclosed on Schedule 5.10 to Acquired Corporation’s Disclosure Supplement, no Acquired Corporation Company is in Default in any material respect under the terms of any material Contract which default has or is reasonably likely to have a Material Adverse Effect on the Acquired Corporation Companies as a whole and, to the Knowledge of Acquired Corporation, there is no event which, with notice or lapse of time, or both, which is reasonably likely to or will become an event of Default under any such material Contract that is reasonably likely to have such a Material Adverse Effect in respect of which adequate steps have not been taken to prevent such a Default from occurring.
     5.11 No Conflict with Other Instrument. Upon the receipt of all required Consents, the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of or constitute a Default under any material Contract indenture, mortgage, deed of trust, lease identified on Schedule 5.6(b) to Acquired Corporation’s Disclosure Supplement or other material agreement or instrument to which any Acquired Corporation Company is a party and will not conflict with any provision of the charter or bylaws of any Acquired Corporation Company.
     5.12 Governmental Authorization. Each Acquired Corporation Company has all Permits that are required to enable any Acquired Corporation Company to conduct its business in all material respects as now conducted by each Acquired Corporation Company.

     5.13 Absence of Regulatory Communications. Except as provided in Schedule 5.13 to Acquired Corporation’s Disclosure Supplement, no Acquired Corporation Company is subject to, nor has any Acquired Corporation Company received during the past three years, any written communication directed specifically to it from any Agency to which it is or has been subject or pursuant to which such Agency has imposed or has indicated it is reasonably likely to impose any material restrictions on the operations of it or the business conducted by it or taken any other action with respect to any Acquired Corporation Company which has had or is reasonably likely to have a Material Adverse Effect upon the Acquired Corporation Companies taken as a whole.
     5.14 Absence of Material Adverse Change. Except as disclosed in Schedule 5.14 to Acquired Corporation’s Disclosure Supplement, since September 30, 2006, there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Acquired Corporation Companies taken as a whole. For purposes of this Section 5.14, Material Adverse Effect shall exclude any changes in results of operations, cash flows, stockholders’ equity or financial condition resulting from items excluded from the definition of Net Worth.
     5.15 Insurance. Each Acquired Corporation Company has in effect insurance coverage and bonds with reputable insurers, which, in respect to amounts, types and risks insured, management of Acquired Corporation reasonably believes to be adequate for the type of business conducted by such company, and all of which are identified on Schedule 5.15 to Acquired Corporation’s Disclosure Supplement. No Acquired Corporation Company is liable for any material retroactive premium adjustment. All insurance policies and bonds are valid, enforceable and in full force and effect, and no Acquired Corporation Company has received any notice of any material premium increase or cancellation with respect to any of its insurance policies or bonds. Within the last three years, no Acquired Corporation Company has been refused any insurance coverage which it has sought or applied for. All policies of insurance presently held or policies containing substantially equivalent coverage, to the extent available generally in the market without material increase in cost or change in coverage, will be outstanding and in full force with respect to each Acquired Corporation Company at all times from the date hereof to the Effective Date.
     5.16 Pension and Employee Benefit Plans; Employees.
     (a) Schedule 5.16(a) to Acquired Corporation’s Disclosure Supplement sets forth a true, complete and correct list of all “employee benefit plans” as defined by Section 3(3) of ERISA (whether or not such plans are subject to ERISA), and all bonus, incentive compensation, deferred compensation, profit sharing, stock option, restricted stock, stock appreciation right, stock bonus, stock purchase, supplemental retirement, life insurance, or any other employee benefit plans, programs or arrangements (whether written or oral, qualified or nonqualified), and all employment, consulting, retention, termination, severance or other contracts or arrangements, whether legally enforceable or not, and any trust, escrow or other agreement related thereto, to which any Acquired Corporation Company or any ERISA Affiliate thereof is a party which (i) is now or was for the last six (6) years maintained or contributed to by any Acquired Corporation Company or an ERISA Affiliate thereof (as hereinafter defined), or (ii) with respect to which any

Acquired Corporation Company or any ERISA Affiliate thereof has any obligations to any current or former officer, employee, consultant or independent contractor, leased employee or the dependents of any thereof, regardless of whether funded, or (iii) which could result in the imposition of any liability or obligation of any kind or nature, and whether or not now due or to become due to any Acquired Corporation Company or any ERISA Affiliate thereof (all of the above shall be collectively referred to as the “Employee Plans”).
     (b) For each Employee Plan, Acquired Corporation has heretofore provided or made available to Buyer true and correct copies of each of the following documents, as applicable: (i) the Employee Plan document and where such Employee Plan is unwritten, a written description of the material terms thereof, (ii) the actuarial report or financial statements, if any, for such Employee Plan for each of the last three (3) years, (iii) the most recent determination letter from the Internal Revenue Service (the “IRS”) for such Employee Plan, (iv) the IRS Form 5500 annual reports for such Employee Plan for the 2004 and 2005 plan years and Acquired Corporation will provide Buyer with any 2006 plan year IRS Form 5500 annual reports filed with respect to such Employee Plan as soon as administratively practicable following the filing of such annual report with the appropriate Agency, (v) all personnel, payroll and employment manuals, handbooks and policies, and (iv) the most recent summary plan description and related summaries of material modifications.
     (c) Except as set forth in Schedule 5.16(c) to the Acquired Corporation’s Disclosure Supplement, neither the Acquired Corporation, any Acquired Corporation Company nor any ERISA Affiliate has been liable at any time for contributions to (i) a plan or program that is, or has been at any time, subject to Section 412 of the Code, Section 302 of ERISA and/or Title IV of ERISA or (ii) a “multiemployer plan” (as defined in Section 3(39) of ERISA). Schedule 5.16(c) to Acquired Corporation’s Disclosure Supplement also indicates whether (i) any Employee Plan has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA, (ii) Acquired Corporation, any Acquired Corporation Company or any ERISA Affiliate has an outstanding funding waiver, (iii) Acquired Corporation, any Acquired Corporation Company or any ERISA Affiliate is required to provide security for any Employee Plan pursuant to Section 401(a)(29) of the Code or (iv) if, and to the extent, any unfunded liabilities (past, present or future) exist with respect to any Employee Plan.
     (d) Except as set forth in Schedule 5.16(d) to the Acquired Corporation’s Disclosure Supplement, the form and operation of all Employee Plans are in all material respects in compliance with the applicable provisions of ERISA, the Code, and any other applicable laws, including the Americans with Disabilities Act of 1990, the Family Medical Leave Act of 1993 and the Health Insurance Portability and Accountability Act of 1996, and such Employee Plans have been operated in all material respects in compliance with such laws and the written Employee Plan documents. To the Knowledge of Acquired Corporation, no Acquired Corporation Company or any fiduciary of an Employee Plan has violated the requirements of Section 404 of ERISA with respect to any Employee Plan. All required reports (including IRS Form 5500 annual reports and summary annual reports) have been (when required) timely filed with the IRS and the United States Department of Labor (the “DOL”). To the Knowledge of Acquired Corporation, all summary plan descriptions and summaries of material modifications and other notices required by ERISA or the Code with respect to the Employee Plans have been timely distributed as required to all participants, alternate payees and beneficiaries, and all such summary plan descriptions, summaries of material modifications and other notices have complied and currently comply with applicable Law and are consistent with the terms and provisions of the corresponding written Employee Plan documents. To the Knowledge of Acquired Corporation, there have been no prohibited transactions with respect to the Employee Plans that will or could reasonably likely result in a Material Adverse Effect on any Acquired Corporation Company. Any contributions, including salary deferrals, required to be made under the terms of any of the Employee Plans by Acquired Corporation as of the Effective Date of the Merger have been timely made.
     (e) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, and Acquired Corporation is not aware of any circumstances that will or could reasonably result in revocation of any such favorable determination letter. Each trust created under any Employee Plan has been determined to be exempt from taxation under Section 501(a) of the Code, and to the Knowledge of Acquired Corporation there are no circumstances that will or could reasonably result in a revocation of such exemption. Each Employee Plan that is an employee welfare benefit plan (as defined in Section 3(1) of ERISA) that utilizes a funding vehicle described in Section 501(c)(9) of the Code or is subject to the provisions of Section 505 of the Code has been the subject of a notification by the IRS that such funding vehicle qualifies for tax-exempt status under Section 501(c)(9) of the Code or that the Employee Plan complies with Section 505 of the Code, unless the IRS does not, as a matter of policy, issue such notification with respect to the particular type of funding vehicle. With respect to each Employee Plan, to the Knowledge of Acquired Corporation no event has occurred or condition exists that will or could give rise to a loss of any intended tax consequence or to any tax under Section 511 of the Code.
     (f) Except as disclosed on Schedule 5.16(f) of Acquired Corporation’s Disclosure Supplement, there are no pending claims, lawsuits or actions relating to any Employee Plan (other than ordinary course claims for benefits) and, to the best knowledge of Acquired Corporation, none are threatened.
     (g) No written or oral representations have been made, and no Employee Plans provide, for the continuation of medical, dental, life or disability insurance coverage for any period of time beyond the earlier of (i) the end of the current plan year, or (ii) the termination of employment (except to the extent of coverage required under COBRA), except as provided in any Contracts disclosed in the Acquired Corporation Disclosure Supplement.
     (h) Except as disclosed on Schedule 5.16(h) of Acquired Corporation’s Disclosure Supplement and except for the possibility of full vesting of plan account balances which may be necessitated by Section 411(d)(3) of the Code in order for tax- qualified status to be retained, the consummation of the transactions contemplated by this Agreement will not accelerate the time of vesting, of payment, or increase the amount, of compensation to any employee, officer, former employee or former officer of any Acquired Corporation Company or any ERISA Affiliate. Except as disclosed in Schedule 5.16(h) to Acquired Corporation’s Disclosure Supplement, no wages, salaries, compensation, bonus, pension or other payments to any employee, affiliate, officer, director or broker of any Acquired Corporation Company or any ERISA Affiliate will be triggered by or result from the consummation of the transactions contemplated by this Agreement. Except as disclosed in the Acquired Corporation Disclosure Supplement, no Employee Plan or other Contracts, including those contemplated in this Agreement, provide for payments or other benefits that would be triggered by the consummation of the transactions contemplated by this Agreement that would subject any person to excise tax under Section 4999 of the Code (i.e., “golden parachute” taxes), and no action otherwise has been taken to accelerate payments or vesting and no agreement entered into by Acquired Corporation, any Acquired Corporation Company or ERISA Affiliate within the prior 12 months that would be treated as a parachute payment as defined in Section 280G of the Code. All compensation amounts that have been paid or are payable are or will become deductible by Acquired Corporation or Buyer pursuant to Section 162(m) of the Code.
     (i) Acquired Corporation, any Acquired Corporation Company and any ERISA Affiliate thereof have at all times complied and currently comply in all material respects with the applicable continuation requirements for their group health plans, including (1) Section 4980B of the Code and Sections 601 through 608, inclusive, of ERISA, which provisions are referred to collectively as “COBRA” and (2) any applicable state statutes mandating health insurance continuation coverage for employees. Schedule 5.16(i) to Acquired Corporation’s Disclosure Supplement lists all of the former employees of Acquired Corporation, any Acquired Corporation Company or any ERISA Affiliate thereof and their beneficiaries who have elected or are eligible to elect COBRA continuation of health insurance coverage under any Employee Plan offering group health insurance benefits.
     (j) Except as disclosed in Schedule 5.16(j) to Acquired Corporation’s Disclosure Supplement, neither Acquired Corporation, any Acquired Corporation Company nor any ERISA Affiliate has incurred any liability to the DOL, the Pension Benefit Guaranty Corporation (the “PBGC”) or the IRS in connection with any of the Employee Plans, and, to the Knowledge of Acquired Corporation, except as disclosed in Schedule 5.16(j) to Acquired Corporation’s Disclosure Supplement, no condition exists that presents a risk to Acquired Corporation, any Acquired Corporation Company or any ERISA Affiliate of incurring any liability to the DOL, the PBGC or the IRS.
     (k) For the purpose of this Section 5.16, the term “ERISA Affiliate” shall mean (i) any related company or trade or business that is required to be aggregated with Acquired Corporation or any Acquired Corporation Company under Code Sections 414(b), (c), (m) or (o); (ii) any other company, entity or trade or business that has adopted or has ever participated in any Employee Plan; and (iii) any predecessor or successor company or trade or business of Acquired Corporation or any entity described in this Section 5.16(k).
     (l) Acquired Corporation, each Acquired Corporation Company and any ERISA Affiliate have properly classified individuals providing services to such entities as independent contractors or employees, as the case may be for purposes of eligibility to participate in the Employee Plans and such classifications have not been challenged by the IRS.
     (m) Except as disclosed in Schedule 5.16(m) to the Acquired Corporation Disclosure Supplement, no lien, security interests or other encumbrances exist with respect to any of the assets of Acquired Corporation, any Acquired Corporation Company or any ERISA Affiliate that were imposed pursuant to the terms of the Code or ERISA and, to the Knowledge of Acquired Corporation, no condition exists or could occur that would result in the imposition of such liens, security interests or encumbrances arising from or relating to the Employee Plans.
     (n) Schedule 5.16(n) to Acquired Corporation’s Disclosure Supplement contains a list of all of the employees of Acquired Corporation, any Acquired Corporation Company and any ERISA Affiliate, their current salary or wage rates, bonus and other compensation, including stock options and stock grants, benefit arrangements, accrued sick days, vacation days and holidays, period of service, department and a job title or other summary of the responsibilities of such employees. Schedule 5.16(n) also indicates whether such employees are part-time, full-time or on a leave of absence and the type of leave. All employees are employees at-will, unless otherwise specified in Schedule 5.16(n). Except as disclosed on Schedule 5.16(n) to the Acquired Corporation Disclosure Supplement, Acquired Corporation, any Acquired Corporation Company and any ERISA Affiliate, is not a party to any oral (express or implied) or written (i) employment agreement, (ii) consulting agreement, or (iii) independent contractor agreement with any individual or entity.
     (o) To the Knowledge of Acquired Corporation, no Acquired Corporation Company is delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it or any other amounts required to be reimbursed to such employees (including accrued paid time off, accrued vacation, accrued sick leave and other benefits) or in the payment to the appropriate governmental authority of all required taxes, insurance, social security and withholding thereon; and as of the Effective Date of the Merger, no Acquired Corporation Company will have an obligation or liability to any of its employees or to any governmental authority for any such matters.

     5.17 Buy-Sell Agreement. To the Knowledge of Acquired Corporation, there are no agreements among any of its stockholders granting to any person or persons a right of first refusal in respect of the sale, transfer, or other disposition of shares of outstanding securities by any stockholder of Acquired Corporation, any similar agreement or any voting agreement or voting trust in respect of any such shares.
     5.18 Brokers. Except for services provided by Hovde Financial, which has been retained by Acquired Corporation and the arrangements with which, including fees, have been disclosed to Buyer prior to the date hereof, all negotiations relative to this Agreement and the transactions contemplated by this Agreement have been carried on by Acquired Corporation directly with Buyer and without the intervention of any other person, either as a result of any act of Acquired Corporation, or otherwise, in such manner as to give rise to any valid claim against Acquired Corporation for a finder’s fee, brokerage commission or other like payment.
     5.19 Approval of Agreements. The board of directors of Acquired Corporation has approved this Agreement and the transactions contemplated by this Agreement, and has authorized the execution and delivery by Acquired Corporation of this Agreement. As of the date of this Agreement, Acquired Corporation’s Board of Directors has by the majority vote of the members of Acquired Corporation’s Board of Directors determined (a) that this Agreement and the transactions contemplated hereby, including the Merger, are advisable to and in the best interests of Acquired Corporation and its stockholders, (b) to submit this Agreement for approval and adoption by the stockholders of Acquired Corporation and to declare the advisability of this Agreement, and (c) to recommend that the stockholders of Acquired Corporation adopt and approve this Agreement and the transactions contemplated hereby, including the Merger (collectively, the “Acquired Corporation’s Board of Directors Recommendation”).
     5.20 Disclosure. No representation or warranty, nor any written statement or certificate furnished or to be furnished to Buyer by Acquired Corporation, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained in this Agreement or in any such statement or certificate not misleading.
     5.21 Registration Statement. (a) Acquired Corporation shall furnish all information to Buyer with respect to any Acquired Corporation Company including financial statements of Acquired Corporation as Buyer may reasonably request for inclusion in the Registration Statement, and the Buyer’s application for listing on NASDAQ of Buyer’s Common Stock to be registered by the Registration Statement, and such information and financial statements shall satisfy the requirements of SEC Form S-4 and SEC Regulation S-X under the 1933 Act, as applicable.
     (b) None of the information supplied or to be supplied by Acquired Corporation for inclusion in the Registration Statement to be filed by Buyer with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied by Acquired Corporation or to be supplied to Buyer’s or Acquired Corporation’s stockholders in the proxy statement/prospectus used in connection with the

Stockholders Meeting, and any other documents to be filed by Acquired Corporation with the SEC, or any other Agency in connection with the transactions contemplated hereby will, at the respective time such documents are filed and with respect to the Acquired Corporation Proxy Statement, when first mailed to the stockholders of Acquired Corporation be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, not misleading, or in the case of the Acquired Corporation Proxy Statement or any amendment thereof or supplement thereto, at the time of the Acquired Corporation Stockholders Meetings, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders Meeting.
     5.22 Loans; Allowance for Possible Loan Losses. Except as disclosed in Schedule 5.22 to Acquired Corporation’s Disclosure Supplement, the allowance for possible loan, securities or credit losses (the “Allowance”) shown on the consolidated balance sheets of Acquired Corporation in financial statements referred to in Section 5.4 was as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) in all material respects. Acquired Corporation has no Knowledge of any fact which is likely to require a future material increase in the provision for loan losses or a material decrease in the loan loss reserve reflected in the most recent financial statements referred to in Section 5.4.
     Each loan reflected as an Asset on the financial statements of Acquired Corporation is the legal, valid and binding obligation of the obligor of each loan, enforceable in accordance with its terms subject to the effect of bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors’ rights generally and to general equitable principles and the absence of indemnity and contribution and complies with all Laws to which it is subject. Acquired Corporation does not have in its portfolio any loan exceeding its legal lending limit, and except as disclosed on Schedule 5.22 to Acquired Corporation’s Disclosure Supplement, to the Knowledge of Acquired Corporation, it has no material loans that are delinquent in payment for more than 30 days, substandard, doubtful, loss, or nonperforming.

     5.23 Environmental Matters. Except as provided in Schedule 5.23 to Acquired Corporation’s Disclosure Supplement, to the Knowledge of Acquired Corporation, each Acquired Corporation Company is in material compliance with all Laws and other governmental requirements relating to the generation, management, handling, transportation, treatment, disposal, storage, delivery, discharge, release or emission of any waste, pollution, or toxic or hazardous substance (the “Environmental Laws”), and Acquired Corporation has no Knowledge that any Acquired Corporation Company has not complied in all material respects with all regulations and requirements promulgated by the Occupational Safety and Health Administration that are applicable to any Acquired Corporation Company, except, in each case, where such noncompliance has not had or is not reasonably likely to have a Material Adverse Effect on the Acquired Corporation Companies taken as a whole. To the Knowledge of Acquired Corporation, there is no Litigation pending or threatened with respect to any violation or alleged violation of the Environmental Laws. To the Knowledge of Acquired Corporation, with respect to Assets of any Acquired Corporation Company, including any Loan Property of any material loan, (a) there has been no spillage, leakage, contamination or release of any substances for which the appropriate remedial action has not been completed; (b) no owned or leased property is contaminated with or contains any hazardous substance or waste; and (c) there are no underground storage tanks on any premises owned or leased by any Acquired Corporation Company, where, in the case of each of clause (a) and (b) any such condition or occurrence has had or is reasonably likely to have a Material Adverse Effect on the Acquired Corporation Companies taken as a whole.
     5.24 Taxes. All Tax returns required to be filed by or on behalf of Acquired Corporation have been timely filed (or requests for extensions therefor have been timely filed and granted and have not expired), and all returns filed are complete and accurate in all material respects, or appropriate reserves established, except as may be disclosed in the Acquired Corporation Disclosure Supplement. All Taxes shown on these returns to be due and all additional assessments received have been paid or will be paid before the date on which they would be delinquent. Except as disclosed in the Acquired Corporation Disclosure Supplement, the amounts recorded for Taxes on the Acquired Corporation’s most recent financial statements referred to in Section 5.4 are, to the Knowledge of Acquired Corporation, sufficient in all material respects for the payment of all unpaid federal, state, county, local, foreign and other Taxes (including any interest or penalties) of Acquired Corporation accrued for or applicable to the period ended on the dates thereof, and all years and periods prior thereto and for which Acquired Corporation may at such dates have been liable in its own right or as a transferee of the Assets of, or as successor to, any other corporation or other party. No audit, examination or investigation is presently being conducted or, to the Knowledge of Acquired Corporation, threatened by any taxing authority which is likely to result in a material Tax Liability, no material unpaid Tax deficiencies or additional liability of any sort has been proposed by any governmental representative and no agreements for extension of time for the assessment of any material amount of Tax have been entered into by or on behalf of Acquired Corporation. Acquired Corporation has not executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect. To the Knowledge of Acquired Corporation, each Acquired Corporation Company has withheld from its employees (and timely paid to the appropriate governmental entity) proper and accurate amounts for all periods in material compliance with all Tax withholding provisions of applicable federal, state, foreign and local Laws (including without limitation, income, Social Security and employment Tax withholdings).
     5.25 Collective Bargaining. There are no labor contracts, collective bargaining agreements, letters of undertakings or other arrangements, formal or informal, between any Acquired Corporation Company and any union or labor organization covering any Acquired Corporation Company’s employees and none of said employees are represented by any union or labor organization.
     5.26 Labor Disputes. To the Knowledge of Acquired Corporation, each Acquired Corporation Company is in material compliance with all federal and state laws respecting employment and employment practices, terms and conditions of employment, wages and hours. No Acquired Corporation Company is or has been engaged in any unfair labor practice, and, to the Knowledge of Acquired Corporation, no unfair labor practice complaint against any Acquired Corporation Company is pending before the National Labor Relations Board. Relations between management of each Acquired Corporation Company and the employees are amicable and there have not been, nor to the Knowledge of Acquired Corporation, are there presently, any attempts to organize employees, nor to the Knowledge of Acquired Corporation, are there plans for any such attempts.
     5.27 Derivative Contracts. Except as disclosed in Section 5.27 of the Acquired Corporation Disclosure Supplement or as entered into in the ordinary course of business after the date hereof, no Acquired Corporation Company is a party to or has agreed to enter into a swap, forward, future, option, cap, floor or collar financial contract, or any other interest rate or foreign currency protection contract or derivative security (“Derivative Contract”) not included in Acquired Corporation’s most recent financial statements referred to in Section 5.4 (including various combinations thereof). With respect to all agreements currently outstanding pursuant to which any Acquired Corporation Company has purchased securities subject to an agreement to resell, such Acquired Corporation Company has a security interest in the securities or other collateral securing such agreement, and the value of such collateral at the date such agreement was entered into equals or exceeds the amount of the debt secured thereby. No Acquired Corporation Company has pledged collateral in excess of the amount required under any interest rate swap, repurchase agreement, Derivative Contract or other similar agreement currently outstanding.
     5.28 Accounting, Tax and Regulatory Matters. No Acquired Corporation Company has taken any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions provided for herein, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Code, or (ii) materially impede or delay receipt of any Consents of Agencies referred to in subsection 8.2 of this Agreement. Acquired Corporation has no knowledge of any plan or intention on the part of Acquired Corporation shareholders to sell or otherwise dispose of any of the Buyer’s common stock to be received by them in the Merger that would reduce such shareholders’ ownership to a number of shares having, in the aggregate, a fair market value of less than fifty (50%) percent of the total fair market value of Acquired Corporation common stock outstanding immediately before the Merger.

     5.29 Offices. The headquarters of Acquired Corporation and each other office, branch or facility maintained and operated by each Acquired Corporation Company (including without limitation representative and loan production offices and operations centers) and the locations thereof are listed on Schedule 5.29 to Acquired Corporation’s Disclosure Supplement. None of the Acquired Corporation Companies maintains any other office or branch or conducts business at any other location, or has applied for or received permission to open any additional office or branch or to operate at any other location.
     5.30 Data Processing Systems. Except to the extent indicated on Schedule 5.30 of Acquired Corporation’s Disclosure Supplement, no action will be necessary as a result of the transactions contemplated by this Agreement to enable use by Buyer and its Subsidiaries of the electronic data processing, information, record keeping, communications, telecommunications, hardware, third party software, networks, peripherals, and computer systems, including any outsourced systems and processes, that are used by the Acquired Corporation Companies to the same extent and in the same manner that it has been used by the Acquired Corporation Companies.
     5.31 Intellectual Property. Each of the Acquired Corporation Companies owns or possesses licenses or other rights to use all material patents, copyrights, trade secrets, trade names, service marks, trademarks, computer software and other intellectual property used in its business; and none of the Acquired Corporation Companies has received any notice of any Litigation that is pending or threatened, which challenge the right of any Acquired Corporation Company to the ownership or use of such. Schedule 5.31 to Acquired Corporation’s Disclosure Supplement lists all of the trademarks, trade names, licenses and other intellectual property used to conduct the businesses of the Acquired Corporation Companies. Each of the Acquired Corporation Companies has taken reasonable precautions to safeguard its trade secrets from disclosure to third-parties.
     5.32. No Trust Powers. The Bank does not possess and does not exercise trust powers.
     5.33 Regulatory Approvals. Acquired Corporation has no Knowledge of any reason with respect to the Acquired Corporation Companies why all requisite regulatory approvals regarding the Merger should not or cannot be obtained.
     5.34 Opinion of Counsel. Acquired Corporation has no Knowledge of any facts that would preclude issuance of the opinion of counsel referred to in Section 10.4.
     5.35 Anti-takeover Provisions. Except for state and/or federal bank Laws, no provisions of an anti-takeover nature contained in their respective organizational documents or the provisions of any federal or state “anti-takeover,” “fair price,” “control share acquisition” or similar Laws apply to Acquired Corporation, this Agreement or the Merger. The provisions of Section 607.0901 and Section 607.0902 of the FBCA do not apply to Acquired Corporation.
     5.36 Transactions with Management. Except for (a) deposits, all of which are on terms and conditions comparable in all material respects to those made available to other nonaffiliated similarly situated customers of the Bank at the time such deposits were entered into, (b) the loans listed on Schedule 5.36 to Acquired Corporation’s Disclosure Supplement, (c) the

agreements designated on Schedule 5.36 to Acquired Corporation’s Disclosure Supplement, (d) obligations under employee benefit plans of the Acquired Corporation Companies set forth in Schedule 5.16 to Acquired Corporation’s Disclosure Supplement, and (e) any other items described on Schedule 5.36 to Acquired Corporation’s Disclosure Supplement, there are no contracts with or commitments to present or former stockholders who own or owned more than 5% of the Acquired Corporation Stock, directors, officers or employees (or their Related Interests) involving the expenditure of more than $1,000 as to any one individual (including any business directly or indirectly controlled by any such person), or more than $5,000 for all such contracts or commitments in the aggregate for all such individuals.
     5.37 Deposits. Except as set forth on Schedule 5.37 to Acquired Corporation’s Disclosure Supplement, none of the deposits of the Bank are subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, set off rights, limitations applicable to public deposits, escrow limitation, arrangements for “sweeps” of business deposit accounts and similar actions taken in the ordinary course of business), and other than deposits of Acquired Corporation, no portion of deposits of the Bank represents a deposit of any other Acquired Corporation Company.
     5.38 Accounting Controls. Each of the Acquired Corporation Companies has devised and maintained systems of internal accounting control sufficient to provide reasonable assurances that: (i) all material transactions are executed in accordance with general or specific authorization of the Board of Directors and the duly authorized executive officers of the applicable Acquired Corporation Company; (ii) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP with respect to the applicable Acquired Corporation Company or any other criteria applicable to such financial statements, and to maintain proper accountability for items therein; (iii) access to the material Assets of each of the Acquired Corporation Companies is permitted only in accordance with general or specific authorization of the Board of Directors and the duly authorized executive officers; and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate actions taken with respect to any differences.
     5.39 Deposit Insurance. The deposit accounts of the Bank are insured by the FDIC in accordance with the provisions of the FDIC Act. The Bank has paid all regular premiums and special assessments and filed all reports required under the FDIC Act.
     5.40 Registration Obligations. Neither of Acquired Corporation or the Bank is under any obligation, contingent or otherwise, which will survive the Merger to register its securities under the 1933 Act or any state securities laws.
ARTICLE 6
ADDITIONAL COVENANTS
     6.1 Additional Covenants of Buyer. Buyer covenants to and with Acquired Corporation as follows:
     (a) Operations. Buyer will conduct its business and the business of each of its Subsidiaries in the ordinary course of business and will use commercially reasonable efforts subject to the terms of this Agreement to maintain its relationships with its depositors, customers and employees. Buyer will not make any material change in its accounting or tax policies or methods of operation, except as required by GAAP or by Law. Buyer will take no action which would (i) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction, or (ii) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement; provided, that the foregoing shall not prevent Buyer from acquiring any Assets or other businesses or from discontinuing or disposing of any of its Assets or business if such action is, in the reasonable judgment of Buyer, desirable in the conduct of the business of Buyer and its Subsidiaries, provided further that such actions shall not materially delay the receipt of any regulatory or governmental or third party approvals or Consents or the Effective Date or materially hinder or delay consummation of the Merger. Buyer will use its reasonable efforts to cause the Merger to be effected at the earliest practicable date, and to take no action or omit to take any action which would cause the Merger not, to qualify as a “reorganization” within the meaning of Section 368(a) of the Code for federal income tax purposes.
     (b) Regulatory Approvals and Stockholders Meeting. Acquired Corporation will cooperate with Buyer in the preparation of any regulatory filings and the Registration Statement. Buyer will file all regulatory applications seeking all necessary regulatory approvals of the transactions contemplated hereby as soon as possible and shall file the Registration Statement as soon as possible and shall actively seek the necessary regulatory approvals and effectiveness of the Registration Statement and will keep informed and copy the Acquired Corporation and its counsel on all filings and correspondence with respect to the regulatory applications and the Registration Statement.
     (c) Reports. Buyer shall furnish to Acquired Corporation:
          (i) As soon as practicable, copies of all such financial statements and loan reports as it shall provide the members of its board of directors or to its executive management and of such regular and periodic reports as Buyer may file with the SEC or any other Agency; and
          (ii) With reasonable promptness, such additional financial or operating data as Acquired Corporation may reasonably request.
     (d) No Control of Acquired Corporation by Buyer. Notwithstanding any other provision hereof, until the Effective Date, the authority to establish and implement the business policies of Acquired Corporation shall continue to reside solely in Acquired Corporation’s officers and board of directors.
     (e) Listing. Prior to the Effective Date, Buyer shall cause the listing of the shares of Buyer’s Common Stock to be issued in the Merger on the NASDAQ or other quotations system on which such shares are primarily traded.
     (f) Employee Benefit Matters. (i) Upon and following the Effective Date, Buyer shall provide generally to officers and employees of the Acquired Corporation Companies employee benefits under employee benefit and welfare plans (other than stock option or other plans involving the potential issuance of Buyer Common Stock), on terms and conditions which when taken as a whole are substantially similar to those currently provided by Buyer and its Subsidiaries to their similarly situated officers and employees.
     (ii) With respect to each Buyer employee benefit plan that is an “employee benefit plan,” as defined in Section 3(3) of ERISA, for purposes of determining eligibility to participate and vesting, including for severance benefits and vacation entitlement, service with Acquired Corporation or any Acquired Corporation Company shall be treated as service with Buyer; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication or increase of any benefits. Service with Acquired Corporation or any Acquired Corporation Company also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any preexisting condition limitations with respect to any Buyer employee benefit plan that is a group health plan. Each Buyer employee benefit plan that is a group health plan shall waive, or cause its insurance carrier to waive, pre-existing condition limitations to the same extent waived under the applicable Acquired Corporation employee benefit plan. Acquired Corporation Employees shall be given credit for amounts paid under a corresponding group health plan during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Buyer group health plan.
     (iii) If requested by Buyer, prior to the Effective Date, Acquired Corporation shall freeze, amend or take other action with respect to any Employee Plan (including terminating such plans immediately prior to the Effective Date) that Buyer, in its sole discretion, deems advisable and not inconsistent with this Agreement, and provide all required notices to participants and appropriate governmental agencies.
     (g) Indemnification. (i) Subject to the conditions set forth in subsection (ii) hereof, for a period of four years from and after the Effective Time, Buyer shall indemnify and hold harmless each present and former director and/or officer of any Acquired Corporation Company (the “Indemnified Parties”) against any costs or expenses (including reasonable attorney’s fees), judgments, fines losses, claims, damages, settlements or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal administrative or investigative (each, a “Claim”), arising out of or pertaining to matters existing or occurring at or prior to the Effective Date, whether asserted or claimed prior to, at or after the Effective Date, to the fullest extent that any Acquired Corporation Company would have been permitted to indemnify such person under applicable law, the articles of incorporation, certificate of incorporation or bylaws of any such Acquired Corporation Company in effect on the date hereof.
     (ii) Any Indemnified Party wishing to claim indemnification under this Section 6.1(g) shall notify Buyer within 45 days after the Indemnified Party’s receipt of a notice of any Claim, but the failure to so notify shall not relieve Buyer of any Liability it may have to such Indemnified Party, unless such failure materially prejudices Buyer in the defense of the Claim or otherwise. In the event of any claim (whether arising before or after the Effective Date), (A) Buyer shall have the right to assume the defense thereof, and Buyer shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Buyer elects not to assume such defense, or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Buyer and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Buyer shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties promptly after statements therefor are received; provided, however, that Buyer shall be obligated pursuant to this Section 6.1(g)(ii)(A) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction, unless the interests of any Indemnified Party conflict with the interests of another Indemnified Party, then, in such event, Buyer shall pay for the counsel for each Indemnified Party having a conflicting interest, (B) the Indemnified Parties will cooperate in the defense of any such matter and (C) Buyer shall not be liable for any settlement effected without its prior written consent which shall not be unreasonably withheld; and provided further that Buyer shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law.
     6.2 Additional Covenants of Acquired Corporation. Acquired Corporation covenants to and with Buyer as follows:
     (a) Operations. Acquired Corporation will conduct its business and the business of each Acquired Corporation Company in the ordinary course of business and will use commercially reasonable efforts subject to the terms of this Agreement to maintain its relationships with its depositors, customers and employees. Acquired Corporation will not make any material change in its accounting or tax policies or methods of operation, except as disclosed in the Acquired Corporation Disclosure Supplement. Acquired Corporation will take no action that would prevent or impede the Merger from qualifying as a tax-free reorganization within the meaning of Section 368 of the Code.
     (b) Stockholders Meeting; Consents. Acquired Corporation will cooperate with Buyer in the preparation of the Registration Statement and any regulatory filings and will cause the Stockholders Meeting to be held for the purpose of approving the Merger as soon as practicable after the effective date of the Registration Statement. Acquired Corporation will take no action which would (i) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction, or (ii) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement, provided, that the foregoing shall not prevent Acquired Corporation from acquiring any Assets or other businesses or from discontinuing or disposing of any of its Assets or business if such action is, in the reasonable judgment of Acquired Corporation, desirable in the conduct of the business of the Acquired Corporation Companies, provided further that such actions shall not materially delay the receipt of any regulatory or governmental or third party approvals or Consents or the Effective Date or materially hinder or delay consummation of the Merger. Acquired Corporation will use its reasonable efforts to cause the Merger to be effected at the earliest practicable date, and to take no action or omit to take any action which would cause the Merger not, to qualify as a “reorganization” within the meaning of Section 368(a) of the Code for federal income tax purposes
     (c) Withdrawal of Board Recommendation; Other Offers.

          (i) Except as provided below, (A) Acquired Corporation’s Board of Directors shall recommend that Acquired Corporation’s stockholders vote in favor of and adopt and approve this Agreement and the Merger at Acquired Corporation’s Stockholders Meeting; (B) the Acquired Corporation Proxy Statement shall include a statement of the Acquired Corporation’s Board of Directors Recommendation (as defined in Section 5.19 hereof); and (C) neither the Board of Directors of Acquired Corporation nor any committee thereof shall (x) except as expressly permitted by this Section 6.2(c)(i), withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Buyer, the approval or recommendation of such Board of Directors or such committee of the Merger or this Agreement, (y) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, or (z) cause Acquired Corporation to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal. Notwithstanding the foregoing, in the event that, prior to the adoption of this Agreement by the holders of Acquired Corporation Stock, the Board of Directors of Acquired Corporation determines in good faith, after it has received a Superior Proposal and after receipt of advice from outside counsel, that the failure to do so would result in a reasonable possibility that the Board of Directors of Acquired Corporation would breach its fiduciary duties to Acquired Corporation stockholders under applicable Law, the Board of Directors of Acquired Corporation may (subject to this and the following sentences) inform Acquired Corporation stockholders that it no longer believes that the Merger is advisable and no longer recommends approval and may (subject to this Section 6.2(c)(i)) approve or recommend a Superior Proposal (and in connection therewith withdraw or modify its approval or recommendation of this Agreement and the Merger (a “Subsequent Determination”), but only at a time that is after the fifth business day following Buyer’s receipt of written notice advising Buyer that the Board of Directors of Acquired Corporation has received a Superior Proposal specifying the material terms and conditions of such Superior Proposal (and including a copy thereof with all accompanying documentation, if in writing), identifying the person making such Superior Proposal and stating that it intends to make a Subsequent Determination. After providing such notice, Acquired Corporation shall provide a reasonable opportunity to Buyer to make such adjustments in the terms and conditions of this Agreement as would enable Acquired Corporation to proceed with its recommendation to its stockholders without a Subsequent Determination; provided, however, that any such adjustment shall be at the discretion of the Parties at the time. Notwithstanding any other provision of this Agreement, Acquired Corporation shall submit this Agreement to its stockholders at its Stockholders Meeting even if the Board of Directors of Acquired Corporation determines at any time after the date hereof that it is no longer advisable or recommends that Acquired Corporation stockholders reject it, provided, however, that Acquired Corporation shall not be required to submit this Agreement to its stockholders at its Stockholders Meeting if this Agreement has been terminated and Buyer has been paid the fee specified in Section 13.4 hereof.
     (ii) Other Offers. No Acquired Corporation Company shall, nor shall it authorize or permit any of its Representatives to, directly or indirectly (A) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal, (B) participate in any discussions or negotiations regarding, or furnish to any Person or “Group” (as such term is defined in Section 13(d) under the 1934 Act) any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (C) subject to Section 6.2(c)(i), approve, endorse or recommend any Acquisition Proposal, or (D) enter into any Contract contemplating or otherwise relating to any Acquisition Transaction; provided however, that this Section 6.2(c)(ii) shall not prohibit an Acquired Corporation Company from furnishing nonpublic information regarding any Acquired Corporation Company to, or entering into a confidentiality agreement or discussions or negotiations with, any Person or Group in response to a bona fide unsolicited written Acquisition Proposal submitted by such Person or Group (and not withdrawn) if (I) no Acquired Corporation Company or Representative thereof shall have violated any of the restrictions set forth in this Section 6.2(c)(ii), (II) the Board of Directors of Acquired Corporation determines in its good faith judgment (based on, among other things, the advice of Acquired Corporation’s financial advisors that such Acquisition Proposal constitutes a Superior Proposal, (III) the Board of Directors of Acquired Corporation concludes in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties, as such duties would exist in the absence of this Section 6.2(c)(ii), to the stockholders of Acquired Corporation under applicable Law, (IV) (x) at least five business days prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, such Person or Group, Acquired Corporation gives Buyer written notice of the identity of such Person or Group and of Acquired Corporation’s intention to furnish nonpublic information to, or enter into discussions or negotiations with, such Person or Group, and (y) Acquired Corporation receives from such Person or Group an executed confidentiality agreement containing terms no less favorable to the disclosing Party than the terms of the confidentiality agreement between Acquired Corporation and Buyer and (V) contemporaneously with furnishing any such nonpublic information to such Person or Group, Acquired Corporation furnishes such nonpublic information to Buyer (to the extent such nonpublic information has not been previously furnished by Acquired Corporation to Buyer). In addition to the foregoing, Acquired Corporation shall provide Buyer with at least five business days’ prior written notice of a meeting of the Board of Directors of Acquired Corporation at which meeting the Board of Directors of Acquired Corporation is reasonably expected to resolve to recommend a Superior Proposal to its stockholders and together with such notice a copy of the most recently proposed documentation relating to such Superior Proposal; provided further that Acquired Corporation hereby agrees promptly to provide to Buyer any revised documentation and any Contract entered into in connection with such Superior Proposal.
          (iii) Requests for Nonpublic Information on Acquired Corporation. In addition to the obligations of Acquired Corporation set forth in Section 6.2(c)(ii), as promptly as practicable, after any of the executive officers of Acquired Corporation become aware thereof, Acquired Corporation shall advise Buyer of any request received by Acquired Corporation for nonpublic information which Acquired Corporation reasonably believes could lead to an Acquisition Proposal or of any Acquisition Proposal, the material terms and conditions of such request or Acquisition Proposal, and the identity of the Person or Group making any such request or Acquisition Proposal. Acquired Corporation shall keep Buyer informed promptly of material amendments or modifications to any such request or Acquisition Proposal.
          (iv) Cessation of Activities Regarding Prior Acquisition Proposals. Each Acquired Corporation Company shall immediately cease any and all existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal and will use their respective reasonable best efforts to enforce any confidentiality or similar or related agreement relating to any Acquisition Proposal.
          (v) Compliance with 1934 Act Rules. Nothing contained in this Agreement shall prevent a Party or its board of directors from complying with Rule 14d-9 and Rule 14e-2 under the 1934 Act with respect to an Acquisition Proposal, provided that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.
     (d) Loan Loss Reserve. Acquired Corporation shall maintain an allowance for possible loan, securities or credit losses, including for loans made or securities purchased after the date hereof, that is adequate within the meaning of GAAP and applicable regulatory requirements or guidelines, and its current credit policies and loan loss methodologies.
     (e) Stockholder Voting. Acquired Corporation shall as soon as practicable after the date hereof use its reasonable efforts to cause each director and executive officer of Acquired Corporation to execute a Support Agreement in substantially the form of Exhibit A hereto.
     (f) Reports. Acquired Corporation shall furnish to Buyer:
               (i) As soon as practicable, and in any event within 30 days after the end of each quarterly period, consolidated statements of operations of Acquired Corporation for such period and for the period beginning at the commencement of the fiscal year and ending at the end of such quarterly period, and a consolidated statement of financial condition of Acquired Corporation as of the end of such quarterly period, setting forth in each case in comparative form figures for the corresponding periods ending in the preceding fiscal year, subject to changes resulting from year-end adjustments;
               (ii) Promptly upon receipt thereof, copies of all audit reports submitted to Acquired Corporation by independent auditors in connection with each annual or special audit of the books of Acquired Corporation made by such accountants, including any management letters;
               (iii) As soon as practicable, copies of all such financial statements and reports as it shall send to its stockholders and of such regular and periodic reports as Acquired Corporation may file with the SEC or any other Agency; and
               (iv) With reasonable promptness, such additional financial data and information as Buyer may reasonably request.
     (h) Certain Practices. Acquired Corporation shall (i) provide Buyer with all information provided to its board of directors for each new, renewed or modified loan with an outstanding principal amount in excess of $250,000, (ii) consult with Buyer prior to making any loan which will result in an exception to its loan policy, (iii) consult with Buyer in advance on any agreement to make or to permit any amendment or termination of any Contract by or with any Acquired Corporation Company requiring capital expenditures of more than $50,000; and (iv) consult with Buyer to coordinate various business issues on a basis mutually satisfactory to Acquired Corporation and

Buyer. Acquired Corporation and the Bank shall not be required to undertake any of such activities, however, except as such activities may be in compliance with existing Law and Regulations.
     (i) Bank Owned Life Insurance. Acquired Corporation shall, and shall cause each Acquired Corporation Company to, maintain the insurance policies currently in effect insuring the lives of certain of its officers, and will not cause or allow the owner or beneficiary of such policies to be changed.
     (j) Insurance. Prior to the Effective Date, Acquired Corporation shall purchase for, and on behalf of, its current and former officers and directors, extended coverage under the current directors’ and officers’ liability insurance policy maintained by Acquired Corporation to provide for continued coverage of such insurance for a period of four years following the Effective Date with respect to matters occurring prior to the Effective Date.
     (k) Dividend. Notwithstanding anything in this Agreement to the contrary, Acquired Corporation may establish and declare its normal dividend of $0.10 per share of Acquired Corporation Stock at the earlier of ten business days prior to the anticipated Closing Date, or during May 2007.
     6.3 Additional Obligations of Buyer and Acquired Corporation Relating to Trust Preferred Securities. Buyer acknowledges that the Trust holds $4,000,000 principal amount of Fixed/Floating Rate Junior Subordinated Deferrable Interest Debentures (the “Debentures”) issued by Acquired Corporation pursuant to an Indenture (the “Indenture”) between Wilmington Trust Company, as trustee (the “Trustee”), dated as of December 15, 2005 and has issued $4,000,000 in Fixed/Floating Rate Capital Securities (the “Trust Preferred Securities”). Subject to the provisions of this Agreement, and without limiting the effects of the Merger, Buyer shall, at the Effective Date, expressly assume all of Acquired Corporation’s obligations under the Indenture (including, without limitation, being substituted for Acquired Corporation) and execute any and all documents, instruments and agreements, including any supplemental indentures, required by the Indenture, the Debentures or the Trust Preferred Securities and thereafter shall perform all of Acquired Corporation’s obligations with respect to the Debentures and the Trust Preferred Securities. Acquired Corporation shall use commercially reasonable best efforts to obtain the consent of the Trustee to any supplemental indenture or other document, instrument or agreement required to evidence such assumption by Buyer, and Buyer shall cooperate in good faith with such efforts.

ARTICLE 7
MUTUAL COVENANTS AND AGREEMENTS
     7.1 Best Efforts, Cooperation. Subject to the terms and conditions herein provided, Buyer and Acquired Corporation each agrees to use its best efforts promptly to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise, including, without limitation, promptly making required deliveries of stockholder lists and stock transfer reports and attempting to obtain all necessary Consents and waivers and regulatory approvals, including the holding of any regular or special board meetings, to consummate and make effective, as soon as practicable, the transactions contemplated by this Agreement. The officers of each Party to this Agreement shall fully cooperate with officers and employees, accountants, counsel and other representatives of the other Parties not only in fulfilling the duties hereunder of the Party of which they are officers but also in assisting, directly or through direction of employees and other persons under their supervision or control, such as stock transfer agents for the Party, the other Parties requiring information which is reasonably available from such Party. Buyer and Acquired Corporation will agree on “stay bonuses” for various key employees of the Acquired Corporation Companies in such amounts and payable on such date or dates as they may agree.
     7.2 Press Release. Each Party hereto agrees that, unless approved by the other Parties in advance, such Party will not make any public announcement, issue any press release or other publicity or confirm any statements by any person not a party to this Agreement concerning the transactions contemplated hereby. Notwithstanding the foregoing, each Party hereto reserves the right to make any disclosure if such Party, in its reasonable discretion, deems such disclosure required by Law. In that event, such Party shall provide to the other Party the text of such disclosure sufficiently in advance to enable the other Party to have a reasonable opportunity to comment thereon.
     7.3 Mutual Disclosure. Each Party hereto agrees to promptly furnish to each other Party hereto its public disclosures and filings not precluded from disclosure by Law including but not limited to call reports, Form 8-K, Form 10-Q and Form 10-K filings, Y-3 applications, reports on Form Y-6, quarterly or special reports to stockholders, Tax returns, Form S-8 registration statements and similar documents.

     7.4 Access to Properties and Records; Investigation. Each Party hereto shall afford the officers and authorized representatives of the other Party full access to the Assets, books and records of such Party during normal business hours in order to effect the Parties’ respective covenants hereunder. All such information that may be obtained by any such Party will be held in confidence by such party, will not be disclosed by such Party or any of its representatives except in accordance with this Agreement, and will not be used by such Party for any purpose other than the accomplishment of the Merger as provided herein. Each Party shall keep the other Party advised of all material developments relevant to its business and to consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of its business and properties (including that of its Subsidiaries) and of their respective financial and legal conditions as the other Party reasonably requests, provided, that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the ability of such Party to rely on the representations and warranties of the other Party. Between the date hereof and the Effective Date, Acquired Corporation shall permit Buyer’s senior officers and independent auditors to meet with the senior officers of Acquired Corporation, including officers responsible for Acquired Corporation’s financial statements, the internal controls of Acquired Corporation and the disclosure controls and procedures of Acquired Corporation, to discuss such matters as Buyer may deem reasonably necessary or appropriate for Buyer to satisfy its obligations under Sections 302 and 906 of the Sarbanes-Oxley Act.
     7.5 Notice of Adverse Changes. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.
ARTICLE 8
CONDITIONS TO OBLIGATIONS OF ALL PARTIES
     The obligations of Buyer and Acquired Corporation to cause the transactions contemplated by this Agreement to be consummated shall be subject to the satisfaction, in the sole discretion of the Party relying upon such conditions, on or before the Effective Date of all the following conditions, except as such Parties may waive such conditions in writing:
     8.1 Approval by Stockholders. At the Stockholders Meeting, this Agreement and the matters contemplated by this Agreement shall have been duly approved by the vote of the holders of not less than the requisite number of the issued and outstanding voting securities of Acquired Corporation as is required by applicable Law and Acquired Corporation’s articles of incorporation and bylaws.
     8.2 Regulatory Authority Approval; Other Consents. (a) Orders, Consents and approvals, in form and substance reasonably satisfactory to Buyer and Acquired Corporation, required for consummation of the Merger and the Subsidiary transactions contemplated by this Agreement shall have been entered by the Office of Thrift Supervision and other appropriate bank regulatory Agencies granting the authority necessary for the consummation of the transactions contemplated by this Agreement and satisfying all other requirements prescribed by Law and shall be in full force and effect, and all waiting periods required by law shall have expired. No Order, Consent or approval so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of Buyer would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable consummation of the Merger.
     (b) Each Party shall have obtained any and all other Consents required for consummation of the Merger (other than those referred to in Section 8.2(a) of this Agreement) for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party. No Consent obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of Buyer would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable consummation of the Merger.
     8.3 Legal Proceedings. No federal, state, local, foreign or other court, board, body, commission, agency, authority or instrumentality, including the Agencies, of competent jurisdiction, shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement, provided that the Buyer and the Acquired Corporation shall, and shall cause their respective Subsidiaries to use commercially reasonable efforts to seek the lifting or change of any Order or action, and to obtain an interpretation of any Law, so as to permit the completion of the transactions contemplated herein or the terms hereof.

     8.4 Registration Statement. The Registration Statement shall be effective under the 1933 Act and no stop order suspending the effectiveness of the Registration Statement shall be in effect; no proceedings for such purpose, or under the proxy rules of the SEC or any bank regulatory authority pursuant to the 1934 Act, with respect to the transactions contemplated hereby, shall be pending before or threatened by the SEC or any bank regulatory authority; and all approvals or authorizations for the offer of Buyer’s Common Stock shall have been received or obtained pursuant to any applicable state securities Laws, and no stop order or proceeding with respect to the transactions contemplated hereby shall be pending or threatened under any such state law.
     8.5 Tax Opinion. Buyer and Acquired Corporation shall have received an opinion of Haskell Slaughter Young & Rediker, LLC, addressed to each of them, in form and substance reasonably satisfactory to Acquired Corporation and Buyer to the effect that (i) the Merger will constitute a “reorganization” within the meaning of Section 368 of the Code; (ii) no gain or loss will be recognized by Buyer or Acquired Corporation; (iii) no gain or loss will be recognized by the stockholders of Acquired Corporation who receive shares of Buyer’s Common Stock except to the extent of any taxable “boot” received by such persons from Buyer, and except to the extent of any dividends received from Acquired Corporation prior to the Effective Date; (iv) the basis of the Buyer’s Common Stock received in the Merger will be equal to the sum of the basis of the shares of Acquired Corporation common stock exchanged in the Merger and the amount of gain, if any, which was recognized by the exchanging Acquired Corporation stockholder, including any portion treated as a dividend, less the value of taxable boot, if any, received by such stockholder in the Merger; (v) the holding period of the Buyer’s Common Stock will include the holding period of the shares of Acquired Corporation common stock exchanged therefor if such shares of Acquired Corporation common stock were capital assets in the hands of the exchanging Acquired Corporation stockholder; and (vi) cash received by an Acquired Corporation stockholder in lieu of a fractional share interest of Buyer’s Common Stock will be treated as having been received as a distribution in full payment in exchange for the fractional share interest of Buyer’s Common Stock which he or she would otherwise be entitled to receive and will qualify as capital gain or loss (assuming the Acquired Corporation Stock was a capital asset in his or her hands as of the Effective Date).
ARTICLE 9
CONDITIONS TO OBLIGATIONS OF ACQUIRED CORPORATION
     The obligations of Acquired Corporation to cause the transactions contemplated by this Agreement to be consummated shall be subject to the satisfaction on or before the Effective Date of all the following conditions except as Acquired Corporation may waive such conditions in writing:

     9.1 Representations, Warranties and Covenants. Notwithstanding any investigation made by or on behalf of Acquired Corporation, all representations and warranties of Buyer contained in this Agreement shall be true in all material respects on and as of the Effective Date as if such representations and warranties were made on and as of such Effective Date (and without regard to any qualifications in such representations and warranties relating to materiality), provided that any representations and warranties that are as of a specified date shall speak and be effective only as to such date, and Buyer shall have performed in all material respects all agreements and covenants required by this Agreement to be performed by it on or prior to the Effective Date.
     9.2 [Reserved]
     9.3 Closing Certificate. In addition to any other deliveries required to be delivered hereunder, Acquired Corporation shall have received a certificate from the President or a Vice President and from the Secretary or Assistant Secretary of Buyer dated as of the Closing certifying that:
     (a) the Board of Directors of Buyer has duly adopted resolutions approving the substantive terms of this Agreement and authorizing the consummation of the transactions contemplated by this Agreement and such resolutions have not been amended or modified and remain in full force and effect;
     (b) each person executing this Agreement on behalf of Buyer is an officer of Buyer holding the office or offices specified therein and the signature of each person set forth on such certificate is his or her genuine signature;
     (c) the certificate of incorporation and bylaws of Buyer referenced in Section 4.4 hereof remain in full force and effect;
     (d) such persons have no knowledge of a basis for any material claim, in any court or before any Agency or arbitration or otherwise against, by or affecting Buyer or the business, prospects, condition (financial or otherwise), or Assets of Buyer which would prevent the performance of this Agreement or the transactions contemplated by this Agreement or declare the same unlawful or cause the rescission thereof; and
     (e) the conditions set forth in Article 8 and this Article 9 have been satisfied insofar as they relate to Buyer.

     9.4 Opinion of Counsel. Acquired Corporation shall have received an opinion of Buyer’s General Counsel, dated as of the Closing, to the effect that, on the basis of the facts, representations and assumptions set forth in the opinion, (i) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to carry on the business in which it is engaged, (ii) the execution and compliance with the terms of this Agreement do not and will not violate or conflict with any provision of the Certificate of Incorporation or Bylaws, or other binding contracts, agreements, orders, instruments, etc. of the Buyer, (iii) the Agreement has been duly adopted and approved by the board of directors and stockholders of Buyer in accordance with its Certificate of Incorporation and Bylaws, (iv) the Agreement has been duly and validly executed by Buyer and is enforceable in accordance with its terms against Buyer, and (v) the amount of authorized stock of Buyer along with the number of shares of stock issued and outstanding as of December 31, 2006, that the capital stock of Buyer issued and outstanding were duly issued and fully paid and nonassessable, and that shares of capital stock issued as contemplated by this Agreement will be, upon issuance and delivery under the Agreement, duly authorized, validly issued, registered under the Securities Act of 1933, and fully paid and nonassessable and listed for quotation on NASDAQ. Such counsel may rely on representations and certificates of officers and directors of Buyer and certificates of public officials. The opinion of counsel for Buyer shall also be subject to reasonable and customary qualifications.
     9.5 Fairness Opinion. Acquired Corporation shall have received prior to the date of this Agreement from Hovde Financial a letter (acceptable in form to Acquired Corporation) confirming its opinion that the terms of this Agreement and the Merger are fair to the stockholders of Acquired Corporation from a financial point of view.
     9.6 NASDAQ Listing. The shares of Buyer’s Common Stock to be issued under this Agreement shall have been approved for listing on the NASDAQ.
     9.7 Support for Legal Opinion. There shall have been furnished to counsel for Acquired Corporation delivering the opinion under Section 10.4 certified copies of such corporate records of Buyer and copies of such other documents as such counsel may reasonably have requested for such purpose and any officers’ certificates relied upon by such counsel in rendering its opinion.
     9.8 Material Events. There shall have been no determination by the board of directors of Acquired Corporation that the transactions contemplated by this Agreement have become impractical because of any state of war, declaration of a banking moratorium in the United States or a general suspension of trading on the NASDAQ or any other exchange on which Buyer’s Common Stock may be traded.
ARTICLE 10
CONDITIONS TO OBLIGATIONS OF BUYER
     The obligations of Buyer to cause the transactions contemplated by this Agreement to be consummated shall be subject to the satisfaction on or before the Effective Date of all of the following conditions except as Buyer may waive such conditions in writing:

     10.1 Representations, Warranties and Covenants. Notwithstanding any investigation made by or on behalf of Buyer, all representations and warranties of Acquired Corporation contained in this Agreement shall be true in all material respects on and as of the Effective Date as if such representations and warranties were made on and as of the Effective Date (and without regard to any qualifications in such representations and warranties relating to materiality), provided that any representations and warranties that are as of a specified date shall speak and be effective only as to such date, and Acquired Corporation shall have performed in all material respects all agreements and covenants required by this Agreement to be performed by it on or prior to the Effective Date.
     10.2 Acquired Corporation Net Worth. Acquired Corporation shall have a Net Worth of not less than $25,959,000.
     10.3 Closing Certificate. In addition to any other deliveries required to be delivered hereunder, Buyer shall have received a certificate from Acquired Corporation executed by the President or Vice President and from the Secretary or Assistant Secretary of Acquired Corporation dated as of the Closing certifying that:
     (a) the Board of Directors of Acquired Corporation has duly adopted resolutions approving the substantive terms of this Agreement and authorizing the consummation of the transactions contemplated by this Agreement and such resolutions have not been amended or modified and remain in full force and effect;
     (b) the stockholders of Acquired Corporation have duly adopted resolutions approving the substantive terms of the Merger and the transactions contemplated thereby and such resolutions have not been amended or modified and remain in full force and effect;
     (c) each person executing this Agreement on behalf of Acquired Corporation is an officer of Acquired Corporation holding the office or offices specified therein and the signature of each person set forth on such certificate is his or her genuine signature;
     (d) the articles of incorporation and bylaws of Acquired Corporation and the Bank referenced in Section 5.8 hereof remain in full force and effect and have not been amended or modified since the date hereof; and
     (e) the conditions set forth in Article 8 and this Article 10 have been satisfied insofar as they relate to Acquired Corporation.

     10.4 Opinion of Counsel. Buyer shall have received an opinion of Igler & Dougherty, P.A., counsel to Acquired Corporation, dated as of the Closing, to the effect that, on the basis of the facts, representations and assumptions set forth in the opinion, (i) Acquired Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to carry on the business in which it is engaged and that each of the Acquired Corporation Companies is a corporation duly organized, validly existing and in good standing under the laws of its state of organization, with full corporate power and authority to carry on the business in which it is engaged (ii) the execution and compliance with the terms of this Agreement do not violate or conflict with any provision of the Certificate of Incorporation or Bylaws of Acquired Corporation, (iii) the Agreement has been duly adopted and approved by the board of directors and stockholders of Acquired Corporation in accordance with its Certificate of Incorporation and Bylaws, (iv) the Agreement has been duly and validly executed by the Acquired Corporation and is enforceable in accordance with its terms against Buyer, and (v) the amount of authorized stock of Acquired Corporation along with the number of shares of stock issued and outstanding as of December 31, 2006 that the capital stock of Acquired Corporation issued and outstanding were duly issued and fully paid and nonassessable, and that, except for the Acquired Corporation Options described in the Agreement, there are no options, subscriptions, warrants calls, or other commitments obligating the Acquired Corporation to issue or acquire any of its equity securities. Such counsel may rely on representations and certificates of officers and directors of Acquired Corporation and certificates of public officials. The opinion of counsel to Acquired Corporation shall also be subject to reasonable and customary qualifications.
     10.5 Controlling Stockholders. Acquired Corporation shall use its reasonable best efforts to cause each director, executive officer and other person who is an “affiliate” of Acquired Corporation (for purposes of Rule 145 under the 1933 Act) to deliver to Buyer as soon as practicable after the date hereof, but in no event after the date of the Acquired Corporation’s Stockholders Meeting, a written agreement, providing that such person will not sell, pledge, transfer or otherwise dispose of the shares of the shares of Buyer’s Common Stock to be received by such “affiliate” upon the Effective Date, except in compliance with the applicable provisions of the 1933 Act, SEC Rule 145(d) and other rules and regulations of the SEC as may be applicable. Acquired Corporation acknowledges that the certificates of Buyer’s Common Stock issued to all “affiliates” of Acquired Corporation will bear an appropriate legend reflecting the restrictions on resale described above, regardless of whether such affiliate has delivered such written agreement.
     10.6 Support for Legal Opinions. There shall have been furnished to counsel for Buyer delivering the opinions under Section 8.5 and Section 9.4 certified copies of such corporate records of Acquired Corporation and copies of such other documents as such counsel may reasonably have requested for such purpose.
     10.7 Dissenters. The number of shares as to which shareholders of Acquired Corporation have exercised dissenters rights of appraisal under Section 3.6 does not exceed 10% of the outstanding shares of common stock of Acquired Corporation.

     10.8 Material Events. There shall have been no determination by the board of directors of Buyer that the transactions contemplated by this Agreement have become impractical because of any state of war, declaration of a banking moratorium in the United States or general suspension of trading on the NASDAQ or any exchange on which Buyer’s Common Stock may be traded.
     10.9 Fairness Opinion. Buyer shall have received prior to the date of this Agreement from Sandler O’Neill & Partners, L.P. a letter (acceptable in form to Buyer) confirming its opinion that the terms of this Agreement and the Merger are fair to the stockholders of Buyer from a financial point of view.
     10.10 Other Matters. (a) On the Effective Date, Acquired Corporation shall have used its reasonable efforts to cause each of the executive officers and directors of the Acquired Corporation and the Bank to deliver a letter to Buyer to the effect that such person is not aware of any claims he or she might have against Buyer other than routine compensation, benefits and the like as an employee, or ordinary rights as a customer, or pursuant to Contracts with any Acquired Corporation Company.
     (b) Buyer shall not be required to make any payment to any Person in connection with the Merger which in the reasonable opinion of Buyer will be subject to the excise tax imposed on excess parachute payments by Code section 4999 and/or for which Buyer will receive no deduction by virtue of Code section 280G.
     (c) On the Effective Date Acquired Corporation shall have paid off in full and terminated, without penalty or other cost or expense to Buyer, Acquired Corporation or any Acquired Corporation Company the Line of Credit, and all Liens and other collateral for such Line of Credit, including without limitation all shares of capital stock of the Bank, shall have been released in full.
     (d) All holders of Acquired Corporation Options shall have entered into binding agreements to surrender their respective Acquired Corporation Options in return for the payment for which provision is made in Section 3.1(b) above.
ARTICLE 11
TERMINATION OF REPRESENTATIONS AND WARRANTIES
     All representations and warranties provided in Articles 4 and 5 of this Agreement or in any closing certificate pursuant to Articles 9 and 10 shall terminate and be extinguished at and shall not survive the Effective Date. All covenants, agreements and undertakings required by this Agreement to be performed by any Party hereto following the Effective Date shall survive such Effective Date and be binding upon such Party. If the Merger is not consummated, all representations, warranties, obligations, covenants, or agreements hereunder or in any certificate delivered hereunder relating to the transaction which is not consummated shall be deemed to be terminated or extinguished, except that the last sentence of Section 7.4, and Sections 13.3, 13.4, Article 11, Article 12, Article 15 and any applicable definitions of Article 14, shall survive. Items disclosed in the Schedules to a Disclosure Supplement attached hereto (including any exhibits to such Schedules) are incorporated into this Agreement and form a part of the representations, warranties, covenants or agreements to which they relate.
ARTICLE 12
NOTICES
     All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so received:
     (a) If to Acquired Corporation to: Neil D. McCurry, Chief Executive Officer, People’s Community Bancshares, Inc., 25 South Links Avenue, Sarasota, Florida 34236, facsimile (941-365-8413, with copies to A. George Igler at Igler & Dougherty, P.A., 2457 Care Drive, Second Floor, Tallahassee, Florida 32308, facsimile, (850) 878-1230, or as may otherwise be specified by Acquired Corporation in writing to Buyer.
     (b) If to Buyer, to Marvin Scott, President, 17 North 20th Street, Birmingham, AL 35203, facsimile 205-327-3611, with copies to William H. Caughran, General Counsel, 17 North 20th Street, Birmingham, AL 35203, facsimile 205-327-3611, or as may otherwise be specified in writing by Buyer to Acquired Corporation.
ARTICLE 13
AMENDMENT OR TERMINATION
     13.1 Amendment. This Agreement may be amended by the mutual consent of Buyer and Acquired Corporation before or after approval of the transactions contemplated herein by the stockholders of Acquired Corporation in any manner permitted by applicable law.
     13.2 Termination. This Agreement may be terminated at any time prior to or on the Effective Date whether before or after action thereon by the stockholders of Acquired Corporation, as follows:
     (a) by the mutual consent of the respective boards of directors of Acquired Corporation and Buyer;
     (b) by the board of directors of either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any representation or warranty contained in this Agreement (determined without regard to any qualifications regarding materiality which may be contained in such representation or warranty) which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach and which breach would provide the non-breaching Party the ability, to refuse to consummate the Merger under the standard set forth in Section 10.1 of this Agreement in the case of Buyer and Section 9.1 of this Agreement in the case of Acquired Corporation;

     (c) by the board of directors of either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach;
     (d) by the board of directors of either Party if all transactions contemplated by this Agreement shall not have been consummated on or prior to December 31, 2007, if the failure to consummate the transactions provided for in this Agreement on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 13.2(d);
     (e) by Acquired Corporation, if its board of directors so determines by a majority vote of the members of its entire board, at any time during the five business day period commencing on the Determination Date, such termination to be effective on the 30th day following such Determination Date, if both of the following conditions are satisfied:
     (i) the Buyer Stock Price on the Determination Date is less than $9.56; and
     (ii) the number obtained by dividing the Buyer Stock Price on the Determination Date by the Initial Buyer Stock Price shall be less than the quotient obtained by dividing the Final NASDAQ Bank Index Value by the Initial NASDAQ Bank Index Value minus 0.15;
     subject, however, to the next three sentences. If Acquired Corporation elects to exercise its termination right pursuant to this Section 13.2(e), it shall give prompt written notice thereof to Buyer. During the five business day period commencing with its receipt of such notice, Buyer shall have the option of paying additional consideration for the Merger in the form of Buyer’s Common Stock, cash or a combination of Buyer’s Common Stock and cash, so that the aggregate consideration paid by Buyer per share of Acquired Corporation Stock for the Merger shall be valued at the lesser of (i) the product of 0.85 and the Initial Buyer Stock Price multiplied by the Exchange Ratio or (ii) the product obtained by multiplying the Index Ratio by the Initial Buyer Stock Price multiplied by the Exchange Ratio. If within such five business day period, Buyer delivers written notice to Acquired Corporation that it intends to proceed with the Merger by paying such additional consideration, as contemplated by the previous sentence, then no termination shall have occurred pursuant to this Section 13.2(e) and this Agreement shall remain in full force and effect in accordance with its terms (except that the consideration for the Merger shall have been so modified).
     For purposes of Section 13.2(e), the following terms shall have the meanings assigned below:
     “Buyer Stock Price” shall mean the average of the daily closing sales prices of a share of Buyer’s Common Stock as reported on the NASDAQ for the ten consecutive trading days immediately preceding the Determination Date.
     “Determination Date” shall mean the first date on which all Orders, Consents and approvals (and waivers, if applicable) necessary for consummation of the Merger and the transactions contemplated by this Agreement have been received as provided in Section 8.2(a) hereof.

     “Final NASDAQ Bank Index Value” shall mean the average of the NASDAQ Bank Index (Symbol: ^IXBK, or US:BANK) values as reported on the NASDAQ for the ten consecutive trading days immediately preceding the Determination Date.
     “Initial Buyer Stock Price” shall mean $11.25, adjusted as provided in the last sentence of this Section 13.2(e).
     “Initial NASDAQ Bank Index Value” shall mean 3386.64, adjusted as provided in the last sentence of this Section 13.2(e).
     “Index Ratio” shall mean the Final NASDAQ Bank Index Value divided by the Initial NASDAQ Bank Index Value.
If Buyer or any company the stock of which is used in the NASDAQ Bank Index declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for the stock of such company shall be appropriately adjusted for purposes of applying this Section 13.2(e).
     This Section 13.2(e) shall not apply to the consideration received by holders of Acquired Corporation Options provided in Section 3.1(b) hereof.
     (f) By Buyer in the event that (i) the Board of Directors of Acquired Corporation, shall have failed to reaffirm its approval upon Buyer’s request for such reaffirmation of the Merger and the transactions contemplated by this Agreement (to the exclusion of any other Acquisition Proposal), or shall have resolved not to reaffirm the Merger, or (ii) the Board of Directors of Acquired Corporation shall have failed to include in the Acquired Corporation Proxy Statement its recommendation, without modification or qualification, that Acquired Corporation stockholders approve the Merger or shall have withdrawn, qualified or modified, or proposed publicly to withdraw, qualify or modify, in a manner adverse to Buyer, the recommendation of such Board of Directors to Acquired Corporation stockholders that they approve the Merger, or (iii) the Board of Directors of Acquired Corporation shall have affirmed, recommended or authorized entering into any Acquisition Transaction other than the Merger or, within 10 business days after commencement of any tender or exchange offer for any shares of Acquired Corporation Stock, the Board of Directors of Acquired Corporation shall have failed to recommend against acceptance of such tender or exchange offer by its stockholders or takes no position with respect to the acceptance of such tender or exchange offer by its stockholders, or (iv) the Board of Directors of Acquired Corporation negotiates or authorizes the conduct of negotiations (and five business days have elapsed without such negotiations being discontinued) with a third party (it being understood and agreed that “negotiate” shall not be deemed to include the provision of information to, or the request and receipt of information from, any Person that submits an Acquisition Proposal or discussions regarding such information for the sole purpose of ascertaining the terms of such Acquisition Proposal and determining whether the board of directors will in fact engage in, or authorize, negotiations) regarding an Acquisition Proposal other than the Merger;
     (g) By Acquired Corporation (provided that Acquired Corporation is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement), if prior to the adoption of this Agreement by the affirmative vote of the holders of the requisite number of the outstanding shares of Acquired Corporation Stock entitled to vote thereon at the Acquired Corporation Stockholders Meeting, the Board of Directors of Acquired Corporation has (i) withdrawn or modified or changed its recommendation or approval of this Agreement and the shares of Buyer Common Stock issueable hereunder in a manner adverse to Buyer in order to approve and permit Acquired Corporation to accept a Superior Proposal and (ii) determined, after consideration of the written advice of outside legal counsel to Acquired Corporation, that the failure to take such action as set forth in the preceding clause (i) would be reasonably likely to result in a breach of the Board of Directors’ fiduciary duties under applicable Law, provided, however, that (ii) at least 2 business days prior to any such termination, Acquired Corporation shall, and shall cause its advisors to, negotiate with Buyer to make such adjustments in the terms and conditions of this Agreement as would enable Acquired Corporation to proceed with the transactions contemplated herein on such adjusted terms; or
     (h) by Buyer, if the number of shares as to which stockholders of Acquired Corporation have exercised dissenters rights of appraisal under Section 3.6 hereof exceeds 10% of the outstanding shares of Acquired Corporation.
     13.3 Damages. In the event of termination pursuant to Section 13.2, this Agreement shall become void and have no effect, except as provided in Article 11, and except that Acquired Corporation and Buyer shall be liable for damages for any willful breach of warranty, representation, covenant or other agreement contained in this Agreement.
     13.4 Termination Fee. If Buyer terminates this Agreement pursuant to Section 13.2(f) hereof or if Acquired Corporation terminates this Agreement pursuant to Section 13.2(g) of this Agreement, and the transactions contemplated by a definitive Contract with respect to an Acquisition Proposal or Acquisition Transaction other than the Merger have been consummated with respect to Acquired Corporation, then Acquired Corporation shall pay to Buyer an amount equal to $ 3,250,000 (the “Termination Fee”) upon the consummation of the transactions contemplated by such Contract. Acquired Corporation hereby waives any right to set-off or counterclaim against such amount. The Termination Fee shall be paid in same-day funds at or prior to the date of closing of the transactions contemplated by of such Contract.
ARTICLE 14
DEFINITIONS
     (a) The following terms, which are capitalized in this Agreement, shall have the meanings set forth below for the purpose of this Agreement:

Acquired Corporation	People’s Community Bancshares, Inc., a Florida corporation.

Acquired Corporation Company	Acquired Corporation, the Bank, any Subsidiary of Acquired Corporation or the Bank, or any person or entity acquired as a Subsidiary of Acquired Corporation or the Bank in the future and owned by Acquired Corporation or the Bank at the Effective Date.

Acquired Corporation Options	Options respecting the issuance of a maximum of 107,201 shares of Acquired Corporation Stock pursuant to Acquired Corporation’s stock option plans or agreements.

Acquired Corporation Stock	Shares of common stock, par value $.01 per share, of Acquired Corporation.

Acquired Corporation Proxy
Statement	The proxy statement used by Acquired Corporation to solicit the approval of its stockholders of the transactions contemplated by this Agreement, which shall include the prospectus of Buyer relating to the issuance of the Buyer’s Common Stock to the stockholders of Acquired Corporation.

Acquisition Proposal	Any tender offer or exchange offer or any proposal for a merger, acquisition of all or substantially all of the stock or assets of, or other business combination involving Acquired Corporation or any other Acquired Corporation Company or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, Acquired Corporation or any other Acquired Corporation Company.

Acquisition Transaction	Any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving:
(i) any acquisition or purchase from Acquired Corporation by any Person or Group (other than Buyer or any of its Affiliates) of 25% or more in interest of the total outstanding voting securities of Acquired Corporation or any of its Subsidiaries, or any tender offer or exchange offer that if consummated would result in any Person or Group (other than Buyer or any of its affiliates) beneficially owning 25% or more in interest of the total outstanding voting securities of Acquired Corporation or any of its Subsidiaries, or any merger, consolidation, business combination or similar transaction involving Acquired Corporation pursuant to which the stockholders of Acquired Corporation immediately preceding such transaction hold less than 90% of the equity interests in the surviving or resulting entity (which includes the parent corporation of any constituent corporation to any such transaction) of such transaction; (ii) any sale or lease (other than in the ordinary course of business), or exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of 5% or more of the assets of Acquired Corporation; or (iii) any liquidation or dissolution of Acquired Corporation.

Agencies	Shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Office of Thrift Supervision, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, HUD, the VA, the FHA, the GNMA, the FNMA, the FHLMC, the NASDAQ, and the SEC.

Agreement	This Agreement and Plan of Merger (including the exhibits hereto, which are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement an any other related instrument or document without being attached hereto) and the Schedules (including the exhibits thereto) to a Disclosure Supplement delivered pursuant hereto and incorporated herein by reference.

Assets	With respect to any Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

Bank	People’s Community Bank, a Florida state bank.

Buyer	Superior Bancorp, a Delaware corporation with its principal offices in Birmingham, Alabama.

Buyer’s Common Stock	Buyer’s Common Stock authorized and defined in the certificate of incorporation of Buyer, as amended.

Buyer SEC Reports	The forms, reports and documents filed by Buyer as described in Section 4.14.

Closing	The submission of the certificates of officers, legal opinions and other actions required to be taken in order to consummate the Merger in accordance with this Agreement.

Code	The Internal Revenue Code of 1986, as amended, and the regulations thereunder.

Consent	Any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

Contract	Any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

Default	(i) Any breach or violation of or default under any Contract, Order or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract Order or Permit.

DGCL	The Delaware General Corporation Law, as amended.

Disclosure Supplement	The disclosure supplement delivered by Acquired Corporation to Buyer or by Buyer to Acquired Corporation, as the case may be, concurrently with the execution and delivery of this Agreement. Each such Disclosure Supplement is hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

Effective Date	The date and time at which the Merger becomes effective as defined in Section 2.7 hereof.

Environmental Laws	The laws, regulations and governmental requirements referred to in Section 5.23 hereof.

ERISA	The Employee Retirement Income Security Act of 1974, as amended.

Exchange Ratio	2.9036, as provided in Section 3.1(a), and subject to adjustment as provided in Section 3.1(c).

FBCA	The Florida Business Corporation Act, as amended.

FDIC Act	The Federal Deposit Insurance Act, as amended.

GAAP	Generally accepted accounting principles applicable to banks and bank holding companies consistently applied during the periods involved.

Knowledge	The actual knowledge of the Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, Chief Credit Officer or any Senior or Executive Vice President of Buyer, in the case of Knowledge of Buyer, or of such executive officers with comparable responsibility of Acquired Corporation and the Bank, in the case of knowledge of Acquired Corporation.

Law	Any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities or business, including, without limitation, those promulgated, interpreted or enforced by any Agency.

Liability	Any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including, without limitation, costs of investigation, collection and defense), deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

Lien	Any conditional sale agreement, defect of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, (iii) Liens in the form of easements and restrictive covenants on real property which do not materially adversely affect the use of such property by the current owner thereof, and (iv) Liens which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.

Line of Credit	The line of credit created by the Loan and Stock Pledge Agreement dated as of November 10, 2006 between Acquired Corporation and The Bankers Bank in the amount of $7,500,000.

Litigation	Any action, arbitration, complaint, criminal prosecution, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement; provided that such term shall not include regular, periodic examinations of depository institutions and their affiliates by any Agency).

Loan Property	Any property owned by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

Loss	Any and all direct or indirect payments, obligations, recoveries, deficiencies, fines, penalties, interest, assessments, losses, diminution in the value of Assets, damages, punitive, exemplary or consequential damages (including, but not limited to, lost income and profits and interruptions of business), liabilities, costs, expenses (including without limitation, reasonable attorneys’ fees and expenses, and consultant’s fees and other costs of defense or investigation), and interest on any amount payable to a third party as a result of the foregoing.

material	For purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

Material Adverse Effect	On a Party shall mean an event, change or occurrence which has a material adverse impact on (i) the financial position,

Assets, business, or results of operations of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that “material adverse effect” shall not be deemed to include the impact of (w) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, (x) changes in generally accepted accounting principles or regulatory accounting principles generally applicable to banks and their holding companies, (y) actions and omissions of a Party (or any of its Subsidiaries) taken with the prior written consent of the other Party in contemplation of the transactions contemplated hereby, and (z) the Merger and compliance with the provisions of this Agreement on the operating performance of the Parties.

Merger	The merger of Acquired Corporation with Buyer as contemplated in this Agreement.

NASDAQ	The National Market of the National Association of Securities Dealers Automated Quotation System.

Net Worth	For purposes of this Agreement, including Sections 3.1(c), and 10.2 hereof, the term “Net Worth” which shall be calculated and used for determining whether a “Material Adverse Effect” has occurred with respect to the results of operations, cash flows, financial condition or stockholders’ equity of the Acquired Corporation, based upon the Acquired Corporation’s stockholders’ equity. Net Worth shall not be reduced as a result of any expense incurred or losses realized as a result of this Agreement, changes in Laws or GAAP, the transactions contemplated hereby or any actions taken at the request or with the consent of Buyer. Notwithstanding the generality of the foregoing, Net Worth shall not be reduced by any of the items in the following non-exclusive list: (i) the $0.10 per share cash dividend contemplated by Section 6.2(k) of this Agreement; (ii) fees paid or costs reimbursed to Hovde Financial or the Acquired Corporation’s attorneys or accountants in connection with the transactions contemplated by this Agreement; (iii) costs of printing the Acquired Corporation’s Proxt Statement; (iv) costs of soliciting proxies for the Stockholders Meeting ; (v) the “marking to market” of any securities; or (vi) costs associated with terminating employee benefit plans.

Order	Any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Agency.

Party	Acquired Corporation or Buyer, and “Parties” shall mean both Acquired Corporation and Buyer.

Permit	Any federal, state, local, and foreign governmental approval, authorization, certificate, easement filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets or business.

Person	A natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

Registration Statement	The registration statement on Form S-4, or such other appropriate form, to be filed with the SEC by the Buyer, and which has been agreed to by Acquired Corporation, to register the shares of Buyer’s Common Stock offered to stockholders of the Acquired Corporation pursuant to this Agreement, including the Acquired Corporation Proxy Statement.

Related Interests	As applied to any Person: (i) the Person’s spouse, parent, grandparent, child, grandchild, sibling, aunt, uncle, niece or nephew (including in-laws and adoptive relationships) (“Family Member”), (ii) a partnership of which the Person or a Family Member is a general or limited partner; (iii) a corporation of which the Person or a Family Member owns one (1%) percent or more of the outstanding stock or otherwise has the power to control the corporation, or (iv) a trust of which the Person or a Family Member is a settlor, trustee or beneficiary.

Resulting Corporation	Buyer, as the surviving corporation resulting from the Merger.

SEC	United States Securities and Exchange Commission.

Stockholders Meeting	The special meeting of stockholders of Acquired Corporation called to approve the transactions contemplated by this Agreement.

Subsidiaries	All those corporations, banks, associations, or other entities of which the entity in question owns or controls 5% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 5% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, however, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

Superior Proposal	Any Acquisition Proposal (on its most recently amended or modified terms, if amended or modified) (i) involving the acquisition of the entire equity interest in, or all or substantially all of the assets and liabilities of, the Acquired Corporation Companies and (ii) with respect to which the Board of Directors of Acquired Corporation (A) determines in good faith that such Acquisition Proposal, if accepted, is reasonably likely to be consummated on a timely basis, taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal and the Person or Group making the Acquisition Proposal, and (B) determines in its good faith judgment (based on, among other things, the advice of its financial advisors to be more favorable to Acquired Corporation’s stockholders than the Merger taking into account all relevant factors (including whether, in the good faith judgment of the Board of Directors of Acquired Corporation, after obtaining the advice of Acquired Corporation’s financial advisors the Person or Group making such Acquisition Proposal is reasonably able to finance the transaction and close it timely, and any proposed changes to this Agreement that may be proposed by Buyer in response to such Acquisition Proposal.)

Tax or Taxes	Any federal, state, county, local, foreign, and other taxes, assessments, charges, fares, and impositions, including interest and penalties thereon or with respect thereto.

Trust	Peoples Community Statutory Trust I

1933 Act	The Securities Act of 1933, as amended, and the regulations thereunder.

1934 Act	The Securities Exchange Act of 1934, as amended, and the regulations thereunder.
ARTICLE 15
MISCELLANEOUS
     15.1 Expenses. (a) Except as otherwise provided in this Section 15.1, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that Buyer shall bear and pay the filing fees payable in connection with the Registration Statement and the Buyer Proxy Statement and printing costs incurred in connection with the printing of the Registration Statement and the Buyer Proxy Statement.
     (b) Nothing contained in this Section 15.1 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a Party of the terms of this Agreement or otherwise limit the rights of the nonbreaching Party.

     15.2 Benefit and Assignment. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.
     15.3 Governing Law; Venue. Except to the extent the Laws of the State of Delaware apply to the Merger, this Agreement shall be governed by, and construed in accordance with the Laws of the State of Florida without regard to any conflict of Laws. The parties agree that the exclusive venue for disputes arising out of this Agreement shall be the courts of the State of Florida located in Hillsborough County, Florida and the United States District Court for the Middle District of Florida.
     15.4 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to constitute an original. Each such counterpart shall become effective when one counterpart has been signed by each Party thereto.
     15.5 Headings. The headings of the various articles and sections of this Agreement are for convenience of reference only and shall not be deemed a part of this Agreement or considered in construing the provisions thereof.
     15.6 Severability. Any term or provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining terms and provisions thereof or affecting the validity or enforceability of such provision in any other jurisdiction, and if any term or provision of this Agreement is held by any court of competent jurisdiction to be void, voidable, invalid or unenforceable in any given circumstance or situation, then all other terms and provisions, being severable, shall remain in full force and effect in such circumstance or situation and the term or provision shall remain valid and in effect in any other circumstances or situation.
     15.7 Construction. Use of the masculine pronoun herein shall be deemed to refer to the feminine and neuter genders and the use of singular references shall be deemed to include the plural and vice versa, as appropriate. The terms “include”, “including” and derivatives thereof shall mean “including without limitation” by reason of enumeration or otherwise. No inference in favor of or against any Party shall be drawn from the fact that such Party or such Party’s counsel has drafted any portion of this Agreement.

     15.8 Confidentiality; Return of Information. Between the date of this Agreement and the Effective Date, Buyer and Acquired Company will maintain in confidence, and will cause the directors, officers, employees, agents and advisors of Buyer and Acquired Corporation Companies to maintain in confidence any written, oral or other information obtained in confidence from another Person or from an Acquired Company in connection with this Agreement or the Merger, including any such information obtained prior to the date of this Agreement, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such Party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the Merger to be consummated, or (c) the furnishing or use of such information is required by legal proceedings.
     In the event of termination of this Agreement prior to the Effective Date, each Party shall return to the other, without retaining copies thereof, all confidential or non-public documents, work papers and other materials obtained from the other Party in connection with the transactions contemplated in this Agreement and shall keep such information confidential, not disclose such information to any other person or entity, and not use such information in connection with its business.

     15.9 Equitable Remedies. The parties hereto agree that, in the event of a breach of this Agreement by either Party, the other Party may be without an adequate remedy at law owing to the unique nature of the contemplated transactions. In recognition thereof, in addition to (and not in lieu of) any remedies at law that may be available to the nonbreaching Party, the non-breaching Party shall be entitled to obtain equitable relief, including the remedies of specific performance and injunction, in the event of a breach of this Agreement by the other Party, and no attempt on the part of the non-breaching Party to obtain such equitable relief shall be deemed to constitute an election of remedies by the non-breaching Party that would preclude the non-breaching Party from obtaining any remedies at law to which it would otherwise be entitled.
     15.10 Attorneys’ Fees. If any Party hereto shall bring an action at law or in equity to enforce its rights under this Agreement (including an action based upon a misrepresentation or the breach of any warranty, covenant, agreement or obligation contained herein), the prevailing Party in such action shall be entitled to recover from the other Party its costs and expenses incurred in connection with such action (including fees, disbursements and expenses of attorneys and costs of investigation).
     15.11 No Waiver. No failure, delay or omission of or by any Party in exercising any right, power or remedy upon any breach or Default of any other Party shall impair any such rights, powers or remedies of the Party not in breach or Default, nor shall it be construed to be a wavier of any such right, power or remedy, or an acquiescence in any similar breach or Default; nor shall any waiver of any single breach or Default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any provisions of this Agreement must be in writing and be executed by the Parties to this Agreement and shall be effective only to the extent specifically set forth in such writing.
     15.12 Remedies Cumulative. All remedies provided in this Agreement, by law or otherwise, shall be cumulative and not alternative.
     15.13 Entire Contract. This Agreement and the documents and instruments referred to herein constitute the entire contract between the parties to this Agreement and supersede all other understandings with respect to the subject matter of this Agreement.
     IN WITNESS WHEREOF, Acquired Corporation and Buyer have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

PEOPLE’S COMMUNITY BANCSHARES, INC.
BY:	/s/ Neil D. McCurry
ITS: President and
Chief Executive Officer

SUPERIOR BANCORP
BY:	/s/ C. Stanley Bailey
ITS: Chairman and Chief Executive Officer

Exhibit A
Form of Support Agreement
     THIS SUPPORT AGREEMENT is made and entered into as of this the 18th day of January, 2007, by and between SUPERIOR BANCORP (“Buyer”), a Delaware corporation, and the undersigned officer or director (the “People’s Community Official”) of People’s Community Bancshares, Inc., a Florida corporation (“Acquired Corporation”), or of People’s Community Bank of the West Coast, a Florida bank (the “Bank”).
WITNESSETH
     WHEREAS, Buyer and Acquired Corporation have entered into an Agreement and Plan of Merger (the “Plan of Merger”), pursuant to which the parties thereto agree that Acquired Corporation will merge (the “Merger”) with and into Buyer, and Buyer shall be the surviving entity of the Merger;
     NOW, THEREFORE, in consideration of the expenses that Buyer will incur in connection with the transactions contemplated by the Plan of Merger, and in order to preserve the value of the franchise to be purchased by Buyer and induce Buyer to proceed to incur such expenses, the People’s Community Official makes the following agreements in favor of Buyer:
1. Undertakings of People’s Community Official
     1.1 The People’s Community Official agrees and undertakes, subject to the exercise of his fiduciary duties, to vote or cause to be voted in favor of the approval of the Plan of Merger all shares of Acquired Corporation Stock (as defined in the Plan of Merger), as to which he has voting power (other than shares held in a fiduciary capacity), which amount of shares is shown on the schedule attached hereto and made a part hereof, at any meeting or meetings (including any and all adjournments thereof) held on or before December 31, 2007. The parties hereto acknowledge and agree that nothing in this Section or this Agreement is intended to dictate or require that the People’s Community Official vote as a director in any manner.
     1.2 The People’s Community Official further agrees that he will not transfer any of the shares of Acquired Corporation Stock over which he has dispositive power, which number of shares is shown on the schedule attached hereto and made a part hereof, until the vote upon the Plan of Merger by Acquired Corporation’s stockholders has been taken or until the Plan of Merger has been terminated pursuant to the provisions thereof, except (i) for transfers by operation of law, and (ii) for transfers in connection with which Buyer has consented to the transfer and the transferee shall agree in writing with Buyer to be bound by this Agreement as fully as the undersigned.
     1.3 The People’s Community Official further agrees not to exercise any Acquired Corporation Options owned by such individual.

     1.4 This Section 1 shall terminate at such time as the Plan of Merger terminates or on the Effective Date.
2. Agreement Not to Compete.
     The People’s Community Official agrees that for a period of two years following the Effective Date (as defined in the Plan of Merger), the People’s Community Official will not serve as an officer or director, or acquire (other than by gift or inheritance) 5% or more of the outstanding voting securities, of any bank or savings and loan association or bank holding company, or federal or state chartered bank, savings bank, thrift, homestead association, savings association, savings and loan association or cooperative bank, that has a business location within any county in Florida in which the Bank has a branch or its main office as of the date hereof.
     In the event of a Change in Control of Buyer the People’s Community Official shall in no event be subject to the restrictions contained in this Section 2 longer than one year following the Change in Control. For purposes of this Agreement, a "Change in Control" is hereby defined to be:
     (a)   a merger, consolidation or other corporate reorganization of the Buyer in which the Buyer does not survive or, if it survives, the shareholders of the Buyer before such transaction do not own more than 50% of, respectively: (i) the Common Stock of the surviving entity, and (ii) the combined voting power of any other outstanding securities entitled to vote on the election of directors of the surviving entity;
     (b)   the acquisition, other than from the Buyer, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended from time to time (the "Exchange Act") or any successor provision) of beneficial ownership of 25% or more of either: (i) the then outstanding shares of Common Stock of the Buyer, or (ii) the combined voting power of the then outstanding voting securities of the Buyer entitled to vote generally in the election of directors; provided, however, that neither of the following shall constitute a Change in Control:
(A) any acquisition by the Buyer, any of its subsidiaries, or any employee benefit plan (or related trust) of the Buyer or its subsidiaries, or

(B) any acquisition by any corporation, entity, or group, if, following such acquisition, more than 50% of the then outstanding voting rights of such corporation, entity or group are owned, directly or indirectly, by all or substantially all of the persons who were the owners of the Common Stock of the Buyer immediately prior to such acquisition:
     (c)   individuals who, as of the effective date of this Agreement, constitute the Board of Directors of the Buyer (the "Incumbent Buyer Board") cease for any reason to constitute at least a majority of such Board of Directors (the "Buyer Board"), provided that any individual becoming a director subsequent to such date, whose election, or nomination for election by the Buyer’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Buyer Board, shall be considered as though such individual were a member of the Incumbent Buyer Board, but excluding, for this purpose, any individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Buyer (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act or any successor provision); or
     (d)   approval by the shareholders of the Buyer of:
(i) a complete liquidation or dissolution of the Buyer, or

(ii) the sale or other disposition of all or substantially all the assets of the Buyer, other than to a corporation, with respect to which immediately following such sale or other disposition more than 50%, respectively, of the then outstanding shares of common stock of such corporation, and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors, is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding Common Stock of the Buyer, and the outstanding voting securities of the Buyer immediately prior to such sale or other disposition, in substantially the same proportions as their ownership, immediately prior to such sale or disposition, of the outstanding Common Stock of the Buyer and outstanding securities of the Buyer, as the case may be.
3. Miscellaneous
     3.1 The provisions of this Agreement shall be enforceable through an action for damages at law or a suit for specific performance or other appropriate extraordinary relief, the Community Official acknowledging that remedies at law for breach or default might be or become inadequate.
     3.2 The People’s Community Official acknowledges and agrees that this Agreement is executed in connection with the sale of all of the business of Acquired Corporation.
     3.3 To the extent permitted under applicable law, any provision of this Agreement may be amended or modified at any time, either before or after its approval by an agreement in writing among the parties hereto.
     3.4 This Agreement may be executed in counterparts, each of which shall be deemed to constitute an original. Each such counterpart shall become effective when one counterpart has been signed by each party hereto.
     3.5 This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Florida applicable to agreements made and entirely to be performed within such State, except as federal law may be applicable.
     3.6 The People’s Community Official may not assign any of his rights or obligations under this Agreement to any other person.
     3.7 This Agreement supersedes any and all oral or written agreements and understandings heretofore made between the parties hereto relating to the subject matter hereof and contains the entire agreement of the parties relating to the subject matter hereof; provided, however, that notwithstanding the foregoing, this Agreement does not modify or amend any stock option agreement, employment agreement, option or similar employee benefit agreement between any Acquired Corporation Company and the People’s Community Official. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors, heirs and legatees.

     IN WITNESS WHEREOF, the parties have signed this Agreement effective as of the date first set forth above.

SUPERIOR BANCORP

By:

Title:

PEOPLE’S COMMUNITY OFFICIAL

SCHEDULE TO SUPPORT AGREEMENT
Number of shares of common stock, $___par value, of People’s Community Bancshares, Inc. owned by the People’s Community Official: shares.

ANNEX B

Appraisal Rights under the Florida Business Corporation Act

607.1301  Appraisal rights; definitions. —

The following definitions apply to ss.  607.1302-607.1333:

(1) “Affiliate” means a person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with another person or is a senior executive thereof. For purposes of s. 607.1302(2)(d), a person is deemed to be an affiliate of its senior executives.

(2) “Beneficial shareholder” means a person who is the beneficial owner of shares held in a voting trust or by a nominee on the beneficial owner’s behalf.

(3) “Corporation” means the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in § 607.1322-607.1333, includes the surviving entity in a merger.

(4) “Fair value” means the value of the corporation’s shares determined:

(a) Immediately before the effectuation of the corporate action to which the shareholder objects.

(b) Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable to the corporation and its remaining shareholders.

(c) For a corporation with 10 or fewer shareholders, without discounting for lack of marketability or minority status.

(5) “Interest” means interest from the effective date of the corporate action until the date of payment, at the rate of interest on judgments in this state on the effective date of the corporate action.

(6) “Preferred shares” means a class or series of shares the holders of which have preference over any other class or series with respect to distributions.

(7) “Record shareholder” means the person in whose name shares are registered in the records of the corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with the corporation.

(8) “Senior executive” means the chief executive officer, chief operating officer, chief financial officer, or anyone in charge of a principal business unit or function.

(9) “Shareholder” means both a record shareholder and a beneficial shareholder.

607.1302  Right of shareholders to appraisal. —

(1) A shareholder of a domestic corporation is entitled to appraisal rights, and to obtain payment of the fair value of that shareholder’s shares, in the event of any of the following corporate actions:

(a) Consummation of a conversion of such corporation pursuant to s. 607.1112 if shareholder approval is required for the conversion and the shareholder is entitled to vote on the conversion under § 607.1103 and 607.1112(6), or the consummation of a merger to which such corporation is a party if shareholder approval is required for the merger under s. 607.1103 and the shareholder is entitled to vote on the merger or if such corporation is a subsidiary and the merger is governed by s. 607.1104;

(b) Consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired if the shareholder is entitled to vote on the exchange, except that appraisal rights shall not be available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not exchanged;

(c) Consummation of a disposition of assets pursuant to s. 607.1202 if the shareholder is entitled to vote on the disposition, including a sale in dissolution but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within 1 year after the date of sale;

(d) An amendment of the articles of incorporation with respect to the class or series of shares which reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the corporation has the obligation or right to repurchase the fractional share so created;

(e) Any other amendment to the articles of incorporation, merger, share exchange, or disposition of assets to the extent provided by the articles of incorporation, bylaws, or a resolution of the board of directors, except that no bylaw or board resolution providing for appraisal rights may be amended or otherwise altered except by shareholder approval; or

(f) With regard to a class of shares prescribed in the articles of incorporation prior to October 1, 2003, including any shares within that class subsequently authorized by amendment, any amendment of the articles of incorporation if the shareholder is entitled to vote on the amendment and if such amendment would adversely affect such shareholder by:

1. Altering or abolishing any preemptive rights attached to any of his or her shares;

2. Altering or abolishing the voting rights pertaining to any of his or her shares, except as such rights may be affected by the voting rights of new shares then being authorized of any existing or new class or series of shares;

3. Effecting an exchange, cancellation, or reclassification of any of his or her shares, when such exchange, cancellation, or reclassification would alter or abolish the shareholder’s voting rights or alter his or her percentage of equity in the corporation, or effecting a reduction or cancellation of accrued dividends or other arrearages in respect to such shares;

4. Reducing the stated redemption price of any of the shareholder’s redeemable shares, altering or abolishing any provision relating to any sinking fund for the redemption or purchase of any of his or her shares, or making any of his or her shares subject to redemption when they are not otherwise redeemable;

5. Making noncumulative, in whole or in part, dividends of any of the shareholder’s preferred shares which had theretofore been cumulative;

6. Reducing the stated dividend preference of any of the shareholder’s preferred shares; or

7. Reducing any stated preferential amount payable on any of the shareholder’s preferred shares upon voluntary or involuntary liquidation.

(2) Notwithstanding subsection (1), the availability of appraisal rights under paragraphs (1)(a), (b), (c), and (d) shall be limited in accordance with the following provisions:

(a) Appraisal rights shall not be available for the holders of shares of any class or series of shares which is:

1. Listed on the New York Stock Exchange or the American Stock Exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

2. Not so listed or designated, but has at least 2,000 shareholders and the outstanding shares of such class or series have a market value of at least $10 million, exclusive of the value of such shares held by its subsidiaries, senior executives, directors, and beneficial shareholders owning more than 10 percent of such shares.

(b) The applicability of paragraph (a) shall be determined as of:

1. The record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action requiring appraisal rights; or

2. If there will be no meeting of shareholders, the close of business on the day on which the board of directors adopts the resolution recommending such corporate action.

(c) Paragraph (a) shall not be applicable and appraisal rights shall be available pursuant to subsection (1) for the holders of any class or series of shares who are required by the terms of the corporate action requiring appraisal rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in paragraph (a) at the time the corporate action becomes effective.

(d) Paragraph (a) shall not be applicable and appraisal rights shall be available pursuant to subsection (1) for the holders of any class or series of shares if:

1. Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange, or otherwise, pursuant to the corporate action by a person, or by an affiliate of a person, who:

a. Is, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, the beneficial owner of 20 percent or more of the voting power of the corporation, excluding any shares acquired pursuant to an offer for all shares having voting power if such offer was made within 1 year prior to the corporate action requiring appraisal rights for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action; or

b. Directly or indirectly has, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporation of the corporate action requiring appraisal rights had, the power, contractually or otherwise, to cause the appointment or election of 25 percent or more of the directors to the board of directors of the corporation; or

2. Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange, or otherwise, pursuant to such corporate action by a person, or by an affiliate of a person, who is, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, a senior executive or director of the corporation or a senior executive of any affiliate thereof, and that senior executive or director will receive, as a result of the corporate action, a financial benefit not generally available to other shareholders as such, other than:

a. Employment, consulting, retirement, or similar benefits established separately and not as part of or in contemplation of the corporate action;

b. Employment, consulting, retirement, or similar benefits established in contemplation of, or as part of, the corporate action that are not more favorable than those existing before the corporate action or, if more favorable, that have been approved on behalf of the corporation in the same manner as is provided in s. 607.0832; or

c. In the case of a director of the corporation who will, in the corporate action, become a director of the acquiring entity in the corporate action or one of its affiliates, rights and benefits as a director that are provided on the same basis as those afforded by the acquiring entity generally to other directors of such entity or such affiliate.

(e) For the purposes of paragraph (d) only, the term “beneficial owner” means any person who, directly or indirectly, through any contract, arrangement, or understanding, other than a revocable proxy, has or shares the power to vote, or to direct the voting of, shares, provided that a member of a national securities exchange shall not be deemed to be a beneficial owner of securities held directly or indirectly by it on behalf of another person solely because such member is the recordholder of such securities if the member is precluded by the rules of such exchange from voting without instruction on contested matters or matters that may affect substantially the rights or privileges of the holders of the securities to be voted. When two or more persons agree to act together for the purpose of voting their shares of the corporation, each member of the group formed thereby shall be deemed to have acquired beneficial ownership, as of the date of such agreement, of all voting shares of the corporation beneficially owned by any member of the group.

(3) Notwithstanding any other provision of this section, the articles of incorporation as originally filed or any amendment thereto may limit or eliminate appraisal rights for any class or series of preferred shares, but any such limitation or elimination contained in an amendment to the articles of incorporation that limits or eliminates appraisal rights for any of such shares that are outstanding immediately prior to the effective date of such amendment or that the corporation is or may be required to issue or sell thereafter pursuant to any conversion, exchange, or other right existing immediately before the effective date of such amendment shall not apply to any corporate action that becomes effective within 1 year of that date if such action would otherwise afford appraisal rights.

(4) A shareholder entitled to appraisal rights under this chapter may not challenge a completed corporate action for which appraisal rights are available unless such corporate action:

(a) Was not effectuated in accordance with the applicable provisions of this section or the corporation’s articles of incorporation, bylaws, or board of directors’ resolution authorizing the corporate action; or

(b) Was procured as a result of fraud or material misrepresentation.

607.1303  Assertion of rights by nominees and beneficial owners. —

(1) A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.

(2) A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:

(a) Submits to the corporation the record shareholder’s written consent to the assertion of such rights no later than the date referred to in s. 607.1322(2)(b)2.

(b) Does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

607.1320  Notice of appraisal rights. —

(1) If proposed corporate action described in s. 607.1302(1) is to be submitted to a vote at a shareholders’ meeting, the meeting notice must state that the corporation has concluded that shareholders are, are not, or may be entitled to assert appraisal rights under this chapter. If the corporation concludes that appraisal rights are or may be available, a copy of ss. 607.1301-607.1333 must accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.

(2) In a merger pursuant to s. 607.1104, the parent corporation must notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice must be sent within 10 days after the corporate action became effective and include the materials described in s. 607.1322.

(3) If the proposed corporate action described in s. 607.1302(1) is to be approved other than by a shareholders’ meeting, the notice referred to in subsection (1) must be sent to all shareholders at the time that consents are first solicited pursuant to s. 607.0704, whether or not consents are solicited from all shareholders, and include the materials described in s. 607.1322.

607.1321  Notice of intent to demand payment. —

(1) If proposed corporate action requiring appraisal rights under s. 607.1302 is submitted to a vote at a shareholders’ meeting, or is submitted to a shareholder pursuant to a consent vote under s. 607.0704, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

(a) Must deliver to the corporation before the vote is taken, or within 20 days after receiving the notice pursuant to s. 607.1320(3) if action is to be taken without a shareholder meeting, written notice of the shareholder’s intent to demand payment if the proposed action is effectuated.

(b) Must not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.

(2) A shareholder who does not satisfy the requirements of subsection (1) is not entitled to payment under this chapter.

607.1322  Appraisal notice and form. —

(1) If proposed corporate action requiring appraisal rights under s. 607.1302(1) becomes effective, the corporation must deliver a written appraisal notice and form required by paragraph (2)(a) to all shareholders who satisfied the requirements of s. 607.1321. In the case of a merger under s. 607.1104, the parent must deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

(2) The appraisal notice must be sent no earlier than the date the corporate action became effective and no later than 10 days after such date and must:

(a) Supply a form that specifies the date that the corporate action became effective and that provides for the shareholder to state:

1. The shareholder’s name and address.

2. The number, classes, and series of shares as to which the shareholder asserts appraisal rights.

3. That the shareholder did not vote for the transaction.

4. Whether the shareholder accepts the corporation’s offer as stated in subparagraph (b)4.

5. If the offer is not accepted, the shareholder’s estimated fair value of the shares and a demand for payment of the shareholder’s estimated value plus interest.

(b) State:

1. Where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date may not be earlier than the date for receiving the required form under subparagraph 2.

2. A date by which the corporation must receive the form, which date may not be fewer than 40 nor more than 60 days after the date the subsection (1) appraisal notice and form are sent, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date.

3. The corporation’s estimate of the fair value of the shares.

4. An offer to each shareholder who is entitled to appraisal rights to pay the corporation’s estimate of fair value set forth in subparagraph 3.

5. That, if requested in writing, the corporation will provide to the shareholder so requesting, within 10 days after the date specified in subparagraph 2., the number of shareholders who return the forms by the specified date and the total number of shares owned by them.

6. The date by which the notice to withdraw under s. 607.1323 must be received, which date must be within 20 days after the date specified in subparagraph 2.

(c) Be accompanied by:

1. Financial statements of the corporation that issued the shares to be appraised, consisting of a balance sheet as of the end of the fiscal year ending not more than 15 months prior to the date of the corporation’s appraisal notice, an income statement for that year, a cash flow statement for that year, and the latest available interim financial statements, if any.

2. A copy of § 607.1301-607.1333.

607.1323  Perfection of rights; right to withdraw. —

(1) A shareholder who wishes to exercise appraisal rights must execute and return the form received pursuant to s. 607.1322(1) and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to s. 607.1322(2)(b)2. Once a shareholder deposits that shareholder’s certificates or, in the case of uncertificated shares, returns the executed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to subsection (2).

(2) A shareholder who has complied with subsection (1) may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to s. 607.1322(2)(b)6. A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation’s written consent.

(3) A shareholder who does not execute and return the form and, in the case of certificated shares, deposit that shareholder’s share certificates if required, each by the date set forth in the notice described in subsection (2), shall not be entitled to payment under this chapter.

607.1324  Shareholder’s acceptance of corporation’s offer. —

(1) If the shareholder states on the form provided in s. 607.1322(1) that the shareholder accepts the offer of the corporation to pay the corporation’s estimated fair value for the shares, the corporation shall make such payment to the shareholder within 90 days after the corporation’s receipt of the form from the shareholder.

(2) Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares.

607.1326  Procedure if shareholder is dissatisfied with offer. —

(1) A shareholder who is dissatisfied with the corporation’s offer as set forth pursuant to s. 607.1322(2)(b)4. must notify the corporation on the form provided pursuant to s. 607.1322(1) of that shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus interest.

(2) A shareholder who fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus interest under subsection (1) within the timeframe set forth in s. 607.1322(2)(b)2. waives the right to demand payment under this section and shall be entitled only to the payment offered by the corporation pursuant to s. 607.1322(2)(b)4.

607.1330  Court action. —

(1) If a shareholder makes demand for payment under s. 607.1326 which remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, any shareholder who has made a demand pursuant to s. 607.1326 may commence the proceeding in the name of the corporation.

(2) The proceeding shall be commenced in the appropriate court of the county in which the corporation’s principal office, or, if none, its registered office, in this state is located. If the corporation is a foreign corporation without a registered office in this state, the proceeding shall be commenced in the county in this state in which the principal office or registered office of the domestic corporation merged with the foreign corporation was located at the time of the transaction.

(3) All shareholders, whether or not residents of this state, whose demands remain unsettled shall be made parties to the proceeding as in an action against their shares. The corporation shall serve a copy of the initial pleading in such proceeding upon each shareholder party who is a resident of this state in the manner provided by law for the service of a summons and complaint and upon each nonresident shareholder party by registered or certified mail or by publication as provided by law.

(4) The jurisdiction of the court in which the proceeding is commenced under subsection (2) is plenary and exclusive. If it so elects, the court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them or in any amendment to the order. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. There shall be no right to a jury trial.

(5) Each shareholder made a party to the proceeding is entitled to judgment for the amount of the fair value of such shareholder’s shares, plus interest, as found by the court.

(6) The corporation shall pay each such shareholder the amount found to be due within 10 days after final determination of the proceedings. Upon payment of the judgment, the shareholder shall cease to have any interest in the shares.

607.1331  Court costs and counsel fees. —

(1) The court in an appraisal proceeding shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(2) The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(a) Against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with § 607.1320 and 607.1322; or

(b) Against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(3) If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.

(4) To the extent the corporation fails to make a required payment pursuant to s. 607.1324, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all costs and expenses of the suit, including counsel fees.

607.1332  Disposition of acquired shares. —

Shares acquired by a corporation pursuant to payment of the agreed value thereof or pursuant to payment of the judgment entered therefor, as provided in this chapter, may be held and disposed of by such corporation as authorized but unissued shares of the corporation, except that, in the case of a merger or share exchange, they may be held and disposed of as the plan of merger or share exchange otherwise provides. The shares of the surviving corporation into which the shares of such shareholders demanding appraisal rights would have been converted had they assented to the merger shall have the status of authorized but unissued shares of the surviving corporation.

607.1333  Limitation on corporate payment. —

(1) No payment shall be made to a shareholder seeking appraisal rights if, at the time of payment, the corporation is unable to meet the distribution standards of s. 607.06401. In such event, the shareholder shall, at the shareholder’s option:

(a) Withdraw his or her notice of intent to assert appraisal rights, which shall in such event be deemed withdrawn with the consent of the corporation; or

(b) Retain his or her status as a claimant against the corporation and, if it is liquidated, be subordinated to the rights of creditors of the corporation, but have rights superior to the shareholders not asserting appraisal rights, and if it is not liquidated, retain his or her right to be paid for the shares, which right the corporation shall be obliged to satisfy when the restrictions of this section do not apply.

(2) The shareholder shall exercise the option under paragraph (1)(a) or paragraph (b) by written notice filed with the corporation within 30 days after the corporation has given written notice that the payment for shares cannot be made because of the restrictions of this section. If the shareholder fails to exercise the option, the shareholder shall be deemed to have withdrawn his or her notice of intent to assert appraisal rights.

ANNEX C

Opinion of Hovde Financial, Inc.

January 18, 2007

Board of Directors
People’s Community Bancshares, Inc.
25 South Links Avenue
Sarasota, FL 34236

Dear Members of the Board:

We understand that People’s Community Bancshares, Inc. (“the Company”), a Florida corporation, and Peoples Community Bank of the West Coast (the “Bank”), a Florida banking association, and Superior Bancorp (“SUPR”), a Delaware corporation and a thrift holding company with a subsidiary federal savings bank in Alabama and Florida, are about to enter into an Agreement and Plan of Merger, to-be-dated on or about January 18, 2006 (the “Agreement”), pursuant to which the Company will merge with and into SUPR (the “Merger”). This Agreement also provides for the acquisition of the Bank by Superior Bank, SUPR’s federal savings bank subsidiary (the “Bank Merger”). Capitalized terms not otherwise defined herein shall have the same meaning attributed to them in the Agreement. Subject to the potential adjustment provided for in Section 3.1(c) and 3.4 of the Agreement, on the Effective Date, each share of common stock of the Company outstanding and held of record by the Company’s stockholders, but excluding shares held by the Company or any of its Subsidiaries, other than in a fiduciary capacity or as a result of debts previously contracted, and excluding shares held by stockholders who perfect their dissenters’ rights of appraisal as provided in Section 3.6 of this Agreement (the “Company Stock”), shall be converted by operation of law and without any action by any holder thereof into and exchanged for the right to receive 2.9036 shares of SUPR’s Common Stock (the “Exchange Ratio”). Also, on the Effective Date, all outstanding Company Options shall be cancelled and each holder of such options shall be entitled to receive in exchange therefor the right to receive cash equal to the amount resulting when the number of Company Options, as the case may be, held by a holder thereof is multiplied by the Per Unit Value. As used herein, the term “Per Unit Value” shall mean (i) $32.67 less (ii) the exercise price for each share of Company Stock subject to such option.

Hovde Financial (“Hovde”), as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bidding, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company, having acted as its financial advisor in connection with, and having participated in the negotiations leading to, the Agreement.

We were retained by the Company to act as its financial advisor in connection with the Merger. We will receive compensation from the Company in connection with our services, a significant portion of which is contingent upon consummation of the Merger. The Company has agreed to indemnify us for certain liabilities arising out of our engagement.

During the course of our engagement and for the purposes of the opinion set forth herein, we have:

(i) reviewed the Agreement and all attachments thereto;

(ii) reviewed certain historical publicly available business and financial information concerning the Bank and SUPR;

(iii) reviewed certain internal financial statements and other financial and operating data concerning the Company;

(iv) analyzed certain financial projections prepared by the management of the Company and SUPR;

(v) held discussions with members of the senior management of the Company and SUPR for the purpose of reviewing the future prospects of the Company and SUPR, including financial forecasts;

(vi) reviewed historical market prices and trading volumes for SUPR Common Stock;

(vii) reviewed the terms of recent merger and acquisition transactions, to the extent publicly available, involving banks, thrifts and bank and thrift holding companies that we considered relevant;

(viii) evaluated the pro forma ownership of SUPR Common Stock by the Company’s shareholders relative to the pro forma contribution of the Company’s assets, liabilities, equity and earnings to the combined company;

(ix) performed such other analyses and considered such other factors as we have deemed appropriate.

We also took into account our assessment of general economic, market and financial conditions and our experience in other transactions as well as our knowledge of the banking industry and our general experience in securities valuations.

In rendering this opinion, we have assumed, without independent verification, the accuracy and completeness of the financial and other information and representations contained in the materials provided to us by the Company and SUPR and in the discussions with the managements of the Company and SUPR. In that regard, we have assumed that the financial forecasts, including, without limitation, the projections regarding under-performing and nonperforming assets and net charge-offs have been reasonably prepared on a basis reflecting the best currently available information and judgments and estimates of the Company and SUPR and that such forecasts will be realized in the amounts and at the times contemplated thereby. We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and have assumed that such allowances for the Company and SUPR are in the aggregate adequate to cover such losses. We were not retained to and did not conduct a physical inspection of any of the properties or facilities of the Company, SUPR or their respective subsidiaries. In addition, we have not reviewed individual credit files nor have we made an independent evaluation or appraisal of the assets and liabilities of the Company, SUPR or any of their respective subsidiaries and we were not furnished with any such evaluations or appraisals.

We have assumed that the Merger will be consummated substantially in accordance with the terms set forth in the Agreement. We have further assumed that the Merger will be accounted for as a purchase under generally accepted accounting principles. We have assumed that the Merger is, and will be, in compliance with all laws and regulations that are applicable to the Company, SUPR and its subsidiaries. In rendering this opinion, SUPR and we have assumed that there are no factors that would impede any necessary regulatory or governmental approval of the Merger and we have further assumed that, in the course of obtaining the necessary regulatory and governmental approvals, no restriction will be imposed on SUPR or the surviving corporations that would have a material adverse effect on the surviving corporation or the contemplated benefits of the Merger. We have also assumed that no change in applicable law or regulation would occur that would cause a material adverse change in the prospects or operations of SUPR or any of the surviving corporations after the Merger.

Our opinion is based solely upon the information available to us and the economic, market and other circumstances, as they exist as of the date hereof. Events occurring and information that becomes available after the date hereof could materially affect the assumptions and analyses used in preparing this opinion. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring or information that becomes available after the date hereof, except as otherwise agreed in our engagement letter.

We are not expressing any opinion herein as to the prices at which shares of SUPR Common Stock issued in the Merger may trade if and when they are issued or at any future time, nor does our opinion constitute a recommendation to any holder of a the Company common stock as to how such holder should vote with respect to the Agreement at any meeting of holders of the Company common stock.

This letter is solely for the information of the Board of Directors of the Company and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in each case in accordance with our prior written consent which shall not be unreasonably withheld; provided, however, that we hereby consent to the inclusion and reference to this letter in any registration statement, proxy statement, information statement or tender offer document to be delivered to the holders of the Company’s common stock in connection with the Merger if and only if this letter is quoted in full or attached as an exhibit to such document and this letter has not been withdrawn prior to the date of such document.

Subject to the foregoing and based on our experience as investment bankers, our activities and assumptions as described above, and other factors we have deemed relevant, we are of the opinion as of the date hereof that the consideration to be received by the holders of the Company’s common stock pursuant to the Agreement is fair, from a financial point of view, to the shareholders of the Company.

Sincerely,

/s/ Hovde Financial

HOVDE FINANCIAL

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  Indemnification of directors and officers.

Superior Bancorp

Section 102(b)(7) of Delaware General Corporation Law grants corporations the right to limit or eliminate the personal liability of their directors in certain circumstances in accordance with provisions therein set forth. Superior Bancorp’s restated certificate of incorporation contains a provision eliminating or limiting director liability to Superior Bancorp and its stockholders for monetary damages arising from acts or omissions in the director’s capacity as a director. The provision does not, however, eliminate or limit the personal liability of a director

•	for any breach of such director’s duty of loyalty to Superior Bancorp or its stockholders.

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law.

•	under the Delaware statutory provision making directors personally liable, under a negligence standard, for unlawful dividends or unlawful stock purchases or redemptions.

•	for any transaction from which the director derived an improper personal benefit. This provision offers persons who serve on the board of directors of Superior Bancorp protection against awards of monetary damages resulting from breaches of their duty of care (except as indicated above). As a result of this provision, the ability of Superior Bancorp or a stockholder thereof to successfully prosecute an action against a director for a breach of his duty of care is limited. However, the provision does not affect the availability of equitable remedies such as an injunction or rescission based upon a director’s breach of his duty of care. The SEC has taken the position that the provision will have no effect on claims arising under the federal securities laws.

Section 145 of the Delaware General Corporation Law grants corporations the right to indemnify their directors, officers, employees and agents in accordance with the provisions therein set forth. Superior Bancorp’s bylaws provide for mandatory indemnification rights, subject to limited exceptions, to any director, officer, employee, or agent of Superior Bancorp who, by reason of the fact that he or she is a director, officer, employee, or agent of Superior Bancorp, is involved in a legal proceeding of any nature. Such indemnification rights include reimbursement for expenses incurred by such director, officer, employee, or agent in advance of the final disposition of such proceeding in accordance with the applicable provisions of Delaware law.

Superior Bancorp has entered into agreements with all of its directors and its executive officers pursuant to which Superior Bancorp has agreed to indemnify such directors and executive officers against liability incurred by them by reason of their services of a director to the fullest extent allowable under applicable law.

See Item 22 of this Registration Statement on Form S-4.

Item 21.	Exhibits.

Exhibits:

(2)-1	—	Agreement and Plan of Merger between People’s Community Bancshares, Inc. and Superior Bancorp, dated January 18, 2007, filed as Exhibit 10 to Superior Bancorp’s Current Report on Form 8-K dated January 18, 2007, is hereby incorporated herein by reference.
(5)	—	Opinion of Haskell Slaughter Young & Rediker, LLC.
(8)	—	Form of Tax Opinion of Haskell Slaughter Young & Rediker, LLC.*
(10)-1	—	Agreement dated January 18, 2007 between Superior Bank and Neil McCurry, Jr.
(10)-2	—	Agreement dated January 18, 2007 between Superior Bank and Rick Halloran.
(10)-3	—	Agreement dated January 18, 2007 between Superior Bank and Dorothy S. Barth.
(10)-4	—	Agreement dated January 18, 2007 between Superior Bank and Christopher Pennewill.
(23)-1	—	Consent of Carr, Riggs & Ingram, LLC.

(23)-2	—	Consent of Hacker, Johnson & Smith, P.A.
99-(1)	—	Consent of Hovde Financial, Inc.

*	To be filed by amendment.

Item 22.	Undertakings.

(a) The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(1) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(2) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(3) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b) The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) The undersigned registrant undertakes as follows:

(1) that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(f) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(g) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(h) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Birmingham, Alabama, on May 1, 2007.

SUPERIOR BANCORP

By	/s/ C. Stanley Bailey
C. Stanley Bailey
Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints C. Stanley Bailey and Rick D. Gardner, and each of them, his attorney-in-fact with power of substitution for him in any and all capacities, to sign any amendments, supplements, subsequent registration statements relating to the offering to which this Registration relates, or other instruments he deems necessary or appropriate, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ C. Stanley Bailey C. Stanley Bailey	Chief Executive Officer (Principal Executive Officer) and Chairman of the Board	May 1, 2007

/s/ James C. Gossett James C. Gossett	Chief Accounting Officer (Principal Financial and Accounting Officer)	May 1, 2007

/s/ Roger Barker Roger Barker	Director	May 1, 2007

/s/ Glynn C. Debter Glynn C. Debter	Director	May 1, 2007

/s/ K. Earl Durden K. Earl Durden	Director	May 1, 2007

/s/ Rick D. Gardner Rick D. Gardner	Chief Operating Officer and Director	May 1, 2007

/s/ Roy B. Jackson Roy B. Jackson	Director	May 1, 2007

/s/ Thomas E. Jernigan, Jr. Thomas E. Jernigan, Jr.	Director	May 1, 2007

Signature	Title	Date

/s/ James Mailon Kent, Jr. James Mailon Kent, Jr.	Director	May 1, 2007

/s/ James M. Link James M. Link	Director	May 1, 2007

/s/ D. Dewey Mitchell D. Dewey Mitchell	Director	May 1, 2007

/s/ Barry Morton Barry Morton	Director	May 1, 2007

/s/ Robert R. Parrish, Jr. Robert R. Parrish, Jr.	Director	May 1, 2007

/s/ C. Marvin Scott C. Marvin Scott	President and Director	May 1, 2007

/s/ Michael E. Stephens Michael E. Stephens	Director	May 1, 2007

/s/ James C. White, Sr. James C. White, Sr.	Director	May 1, 2007